Exhibit 15.2

RELX Group

Televisa

Annual Reports and Financial Statements 2015

RELX Group is a world-leading provider of information and analytics for professional and business customers across industries.

We help scientists make new discoveries, lawyers win cases, doctors save lives and insurance companies offer customers lower prices. We save taxpayers and consumers money by preventing fraud and help executives forge commercial relationships with their clients.

In short, we enable our customers to make better decisions, get better results and be more productive.

RELX PLC is a London listed holding company which owns 52.9 percent of RELX Group.

RELX NV is an Amsterdam listed holding company which owns 47.1 percent of RELX Group.

Forward-looking statements

The Reports and Financial Statements 2015 contain forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. These statements are subject to a number of risks and uncertainties that could cause actual results or outcomes to differ materially from those currently being anticipated. The terms “estimate”, “project”, “plan”, “intend”, “expect”, “should be”, “will be”, “believe”, “trends” and similar expressions identify forward-looking statements. Factors which may cause future outcomes to differ from those foreseen in forward-looking statements include, but are not limited to competitive factors in the industries in which the Group operates; demand for the Group’s products and services; exchange rate fluctuations; general economic and business conditions; legislative, fiscal, tax and regulatory developments and political risks; the availability of third-party content and data; breaches of our data security systems and interruptions in our information technology systems; changes in law and legal interpretations affecting the Group’s intellectual property rights and other risks referenced from time to time in the filings of the Group with the US Securities and Exchange Commission.

Overview RELX Group	1

Contents	Overview*
	2	2015 Financial highlights
	3	Chairman’s statement
	4	Chief Executive Officer’s report

Business review*
	8	RELX Group business overview
	14	Scientific, Technical & Medical
	20	Risk & Business Analytics
	28	Legal
	34	Exhibitions
	41	Corporate Responsibility

Financial review*
	54	Chief Financial Officer’s report
	60	Principal risks

Governance
	64	Board Directors
	66	RELX Group Business Leaders
	68	Chairman’s introduction to Corporate Governance
	69	Corporate Governance
	76	Report of the Nominations Committee
	77	Directors’ Remuneration Report
	91	Report of the Audit Committees

Financial statements and other information
	94	Consolidated Financial Statements
	147	RELX PLC Annual Report and Financial Statements
	157	RELX NV Annual Report and Financial Statements
	168	Summary financial information in euros
	169	Summary financial information in US dollars
	171	Shareholder information
	175	2016 financial calendar
	176	Principal operating locations

* Comprises the Strategic Report in accordance with The (UK) Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013.

Get more information online

A pdf of the full Annual Report and further information about the Group and our businesses can be found online at our website: www.relx.com

2	RELX Group Annual reports and financial statements 2015

2015 Financial highlights

¡	Underlying revenue up 3%

¡	Underlying adjusted operating profit up 5%

¡	Adjusted EPS up 7% to 60.5p (56.3p); up 20% to €0.835 (€0.698); up 8% constant currency

¡	Reported EPS 46.4p (43.0p) for RELX PLC; €0.682 (€0.568) for RELX NV

¡	Full-year dividend up 14% to 29.7p for RELX PLC and up 5% to €0.403 for RELX NV

¡	Strong financial position and cash conversion; leverage 2.2x EBITDA, pensions and lease adjusted (1.8x unadjusted)

RELX Group

REVENUE

£m
€m
Underlying growth +3%
5,773
5,971
7,159
8,240
2014
2015
2014
2015

ADJUSTED OPERATING PROFIT

£m
€m
Underlying growth +5%
1,739
1,822
2,156
2,514
2014
2015
2014
2015

Parent companies

RELX PLC

Adjusted EPS
pence
Growth +7%
56.3
60.5
Dividend
pence
Growth +14%
26.0
29.7
2014
2015
2014
2015

RELX NV

Adjusted EPS
€
Growth +20%
0.698
0.835
Dividend
€
Growth +5%
0.383
0.403
2014
2015
2014
2015

RELX Group encompasses RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates and joint ventures. The corporate structure is set out on page 68.

RELX Group uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. Reconciliations between the reported and adjusted figures are set out on pages 56, 58, 102 and 116. Underlying growth rates are calculated at constant currencies, and exclude the results of acquisitions and disposals made in both the year and prior year and of assets held for sale. Underlying revenue growth rates also exclude the effects of exhibition cycling. Constant currency growth rates are based on 2014 full-year average and hedge exchange rates.

RELX NV comparative earnings and dividends per share have been adjusted retrospectively to reflect the bonus issue of shares effective 30 June 2015.

Overview Chairman’s statement	3

Chairman’s statement

Anthony Habgood

Chairman

RELX Group continued to execute well on its financial and strategic priorities in 2015. During the year, we simplified our corporate structure, increased transparency to shareholders and changed our name.

Growth of underlying revenues was +3%. Underlying adjusted operating profits grew +5%, with the improvement in profitability reflecting a combination of underlying revenue growth, process innovation and portfolio development. Adjusted operating profits increased +5% to £1,822m expressed in sterling, and increased +17% to €2,514m expressed in euros.

Adjusted earnings per share grew +7% to 60.5p for RELX PLC, and +20% to €0.835 for RELX NV. Reported earnings per share increased +8% to 46.4p for RELX PLC, and +20% to €0.682 for RELX NV.

Dividends

The Boards are recommending final dividends of 22.3p for RELX PLC and €0.288 for RELX NV, up respectively 17% and 1% against the prior year. This brings the total dividends for the year to 29.7p for RELX PLC, up 14% and €0.403 for RELX NV, up 5%. The differing growth rates for the two parent companies reflect movements in the sterling-euro exchange rate between dividend announcement dates and, for the final dividends, the abolition of the tax credit applicable to UK dividends as announced by the UK government and effective from April 2016. As a result, future dividends will be the same value for each RELX PLC and RELX NV share, removing the one remaining difference between the economics of the two shares.

Balance sheet

Net debt was £3.8bn/€5.1bn on 31 December 2015, compared with £3.5bn/€4.6bn last year. Net debt/EBITDA on a pensions and lease adjusted basis for 2015 was 2.2x, down from 2.3x last year; and on an unadjusted basis, it was 1.8x, up from 1.7x last year.

Adjusted cash flow conversion was 94%, down from 96% in 2014, with capital expenditure at 5.1% of revenues.

Share buybacks

During the year, we bought back shares worth £500m. In 2016, we intend to deploy a total of £700m on share buybacks. By February, £100m of this year’s total had already been completed, leaving a further £600m to be deployed during the year.

Corporate structure and corporate entity names

Following approval at the Annual General Meetings of the parent companies in April, we simplified the corporate structure and changed the names of the companies.

On 1 July, Reed Elsevier PLC and Reed Elsevier NV changed their names to RELX PLC and RELX NV respectively. At the same time, the Reed Elsevier R shares, through which Reed Elsevier PLC held a 5.8% indirect interest in Reed Elsevier NV, were cancelled. RELX PLC and RELX NV now have 52.9% and 47.1% direct equity interests in RELX Group plc respectively.

The equalisation ratio between RELX PLC and RELX NV shares was adjusted such that one ordinary share of RELX PLC now confers equivalent economic interests to one ordinary share of RELX NV. Both ADRs were adjusted as well such that one ADR represents one ordinary share in the respective parent company.

These measures simplified our structure, clarified the economic interest of parent company shareholders, and increased transparency to shareholders. They also allow us to produce consolidated accounts for the first time. The shorter, more modern name reflects the transformation of the company to a technology, content and analytics driven business while maintaining the link with its proud heritage.

Board alignment and succession

After simplifying our corporate structure, we aligned membership of the Boards by appointing Marike van Lier Lels as a Non-Executive Director of RELX PLC and RELX Group plc. Marike has served as a Non-Executive Director of RELX NV since 2010.

We continue the process of progressively refreshing the Boards. Lisa Hook and Robert Polet will retire as Non-Executive Directors after 10 and 9 years of service respectively following the AGMs in April 2016. After a search by external consultants, Carol Mills and Robert MacLeod will join the Boards in April 2016, subject to shareholder approval. Carol has nearly 30 years’ experience in technology companies. Robert is Chief Executive Officer of Johnson Matthey, the FTSE 100 speciality chemicals company and global leader in sustainable technologies. I would like to thank Lisa and Robert for their advice and help over many years and welcome Carol and Robert to RELX Group.

Corporate responsibility

Good governance is critical to our business. As the foundation for all we do, it is central to our corporate responsibility and future success. Accordingly, we set and meet relevant objectives, including in 2015, new communication campaigns to ensure that employees at RELX Group understand our compliance policies and what they mean in action. In the year ahead, aligned with our focus on data privacy and security, we will develop plans to address impending EU General Data Protection Regulations.

Anthony Habgood

Chairman

4	RELX Group Annual reports and financial statements 2015

Chief Executive Officer’s report

Erik Engstrom Chief Executive Officer

We achieved good underlying revenue growth in 2015 and continued to generate underlying operating profit growth ahead of revenue growth through continuous innovation. Our number one priority remains the organic development of increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to our customers.

Strategic direction

Our strategy is unchanged. Our objective is to deliver improved outcomes for professional and business customers across industries, to help them make better decisions, get better results and be more productive. We do this by leveraging a deep understanding of our customers to develop increasingly sophisticated information-based analytics and decision tools which combine content and data with analytics and technology in global platforms. These solutions often account for about 1% of our customers’ total cost base but can have a significant and positive impact on the economics of the remaining 99%.

We aim to build leading positions in long-term global growth markets and leverage our skills, assets and resources across RELX Group, both to build solutions for our customers and to pursue cost efficiencies.

During the year we continued to make progress in this strategic direction. We are systematically migrating all of our businesses across RELX Group towards electronic decision tools, adding broader datasets, embedding more sophisticated analytics and leveraging more powerful technology, primarily through organic development.

We are transforming our core business, building out new products and expanding into higher growth adjacencies and geographies. We are supplementing this organic development with selective acquisitions of targeted data sets and analytics, and assets in high-growth markets that support our organic growth strategies, and are natural additions to our existing businesses.

By focusing on evolving the fundamentals of our business we believe that, over time, we are improving our business profile and the quality of our earnings. This is leading to more predictable revenues through a better asset mix and geographic balance; a higher growth profile by expanding in higher growth segments, exiting from structurally challenged businesses and gradually reducing the drag from print format declines; and improved returns by focusing on organic development with strong cash generation.

Overview Chief Executive Officer’s report	5

2015 progress

In 2015 we made further strategic and operational progress, and continued to evolve our business profile. Our preferred formats, electronic and face-to-face, now generate 85% of our total revenues, growing in mid-single digits.

Our number one priority remained the organic development of increasingly sophisticated information-based analytics and decision tools.

We continued to focus our acquisitions on select, targeted data sets and analytics, and assets in high growth markets that support our organic growth strategies. We completed 19 small transactions, for a total consideration of £171m, slightly lower than the average over the past few years. We also completed the disposal of a number of small, non-strategic assets for £73m.

With a strong balance sheet and an inherently cash-generative business, the strategic priority order for using our cash is unchanged. First to invest in the organic development of our businesses to drive underlying revenue growth; second to support our organic growth strategy with targeted acquisitions; third to grow dividends predictably, broadly in line with EPS growth; fourth to maintain our leverage in a comfortable range; and finally use any remaining cash to buy back shares. As part of this we bought back shares for £500m in 2015, and announced £700m in buy-backs for 2016.

During the year we modernised and simplified our corporate structure, to increase transparency for shareholders.

Financial performance

Our positive financial performance continued throughout 2015, with underlying revenue and profit growth across all four business areas. Underlying revenue growth was 3%. Underlying operating profit growth was 5%, and earnings per share at constant currencies grew 8%.

Key business trends in our Scientific, Technical & Medical business remained positive. Primary research saw strong growth in usage and in article submissions. We saw continued good growth in databases and tools and in electronic reference across segments.

Growth at Risk & Business Analytics accelerated with strong growth across all key segments. There was good take up of new products and services and expansion into adjacent verticals.

Legal underlying revenue growth was maintained. Continued growth in online revenues was again largely offset by further print declines. Roll-out, adoption and usage of the new platform and applications continued to progress well.

Exhibitions achieved strong underlying revenue growth of 5%, albeit slightly below 2014, reflecting the macro economic environment.

6	RELX Group Annual reports and financial statements 2015

Corporate responsibility

Good management of our non-financial risks and opportunities is essential to our success. To ensure we concentrate on the most material issues, we surveyed stakeholders, including customers and peers. They said the biggest impact we can have on society is through our unique contributions, including universal sustainable access to information, promotion of the rule of law and access to justice. Accordingly, in the fifth year of the RELX Group Environmental Challenge, we provided access to the environmental content on ScienceDirect to help applicants develop proposals that address water and sanitation challenges in the developing world.

Availability and sustainable management of water and sanitation is one of the United Nations’ 17 Sustainable Development Goals (SDGs). To coincide with their launch in 2015, we produced Sustainability Science in a Global Landscape, which looks at research underpinning the SDGs to help policy makers and others address gaps. We will be creating an SDG Resource Centre in 2016 to share relevant insights from across our portfolio.

We know that a satisfied, high-performing workforce is critical to our future growth. In 2015, colleagues told us how they feel about RELX Group and I was pleased that the highest percentage in our history feel we employ strong, ethical principles in our business practices and that we treat them with respect and fairness.

We know we have more to do and in the year ahead, we will expand employee resource groups; they build inclusion, giving us strength through diversity in all its forms.

Outlook

Trends in the early part of 2016 are consistent with 2015 across our business, and we are confident that, by continuing to execute on our strategy, we will deliver another year of underlying revenue, profit and earnings growth in 2016.

Erik Engstrom

Chief Executive Officer

RELX Group RELX Group	7

Business review
In this section
8	RELX Group business overview
14	Scientific, Technical & Medical
20	Risk & Business Analytics
28	Legal
34	Exhibitions
41	Corporate Responsibility

8	RELX Group Annual reports and financial statements 2015

RELX Group business overview

RELX Group is a global provider of information and analytics for professional and business customers across industries.

Our goal is to help our customers make better decisions, get better results and be more productive. We do this by leveraging a deep understanding of our customers to create innovative solutions which combine content and data with analytics and technology in global platforms. These solutions often account for about 1% of our customers’ total cost base but can have a significant and positive impact on the economics of the remaining 99%.

The Group serves customers in more than 180 countries and has offices in about 40 countries. It employs approximately 30,000 people of whom half are in North America.

We operate in four major market segments: Scientific, Technical & Medical; Risk & Business Analytics; Legal; and Exhibitions.

RELX Group financial summary
REPORTED FIGURES	£			€			Change at
For the year ended 31 December	2015 £m	2014 £m	Change	2015 €m	2014 €m	Change	constant currencies	Change underlying
Revenue	5,971	5,773	+3%	8,240	7,159	+15%	+2%	+3%
Operating profit	1,497	1,402	+7%	2,066	1,738	+19%
Profit before tax	1,312	1,229	+7%	1,811	1,523	+19%
Net profit	1,008	955		1,391	1,184
Net margin	16.9%	16.5%		16.9%	16.5%
Net borrowings	3,782	3,550		5,144	4,579

ADJUSTED FIGURES	£			€			Change at
For the year ended 31 December	2015 £m	2014 £m	Change	2015 €m	2014 €m	Change	constant currencies	Change underlying
Operating profit	1,822	1,739	+5%	2,514	2,156	+17%	+5%	+5%
Operating margin	30.5%	30.1%		30.5%	30.1%
Profit before tax	1,669	1,592	+5%	2,303	1,974	+17%	+6%
Net profit	1,275	1,213	+5%	1,760	1,504	+17%	+6%
Net margin	21.4%	21.0%		21.4%	21.0%
Cash flow	1,712	1,662	+3%	2,363	2,061	+15%	+3%
Cash flow conversion	94%	96%		94%	96%
Return on invested capital	12.7%	12.8%		12.7%	12.8%

Parent companies
	RELX PLC			RELX NV			Change at
							constant
	2015	2014	Change	2015	2014	Change	currencies
Adjusted earnings per share	60.5p	56.3p	+7%	€0.835	€0.698	+20%	+8%
Reported earnings per share	46.4p	43.0p	+8%	€0.682	€0.568	+20%
Ordinary dividend per share	29.7p	26.0p	+14%	€0.403	€0.383	+5%

RELX PLC and RELX NV are separate, publicly held entities. RELX PLC’s ordinary shares are listed in London and New York, and RELX NV’s ordinary shares are listed in Amsterdam and New York. In New York the listings are in the form of American Depositary Shares (ADSs), evidenced by American Depositary Receipts (ADRs). RELX PLC and RELX NV jointly own RELX Group plc, which, with effect from February 2015, holds all the Group’s operating businesses and financing activities. With effect from 1 July 2015, following a bonus issue of shares in RELX NV, one RELX PLC ordinary share confers an equivalent economic interest to one RELX NV ordinary share. RELX PLC, RELX NV, RELX Group plc and its subsidiaries, joint ventures and associates are together known as “the Group”.

Business review RELX Group business overview	9

Market segments*

Segment Position

Scientific, Technical & Medical helps customers advance science and improve healthcare by providing world-class information and analytical solutions that enable them to make critical decisions, enhance productivity and improve outcomes.

Global #1

Risk & Business Analytics provides solutions and decision tools that combine public and industry-specific content with advanced technology and analytics. These solutions assist business and government customers in evaluating and predicting risk, making more informed decisions, reducing fraud and enhancing operational efficiency.

Key verticals #1

Legal is a leading provider of information and analytics to professionals in legal, corporate, government and non-profit organisations.	US #2 Outside US #1 or 2

Exhibitions organises over 500 exhibitions a year, attracting more than 7m attendees. The events, and information tools provided, help exhibitors generate billions of dollars of revenues while boosting the local economies where the events are hosted.

Global #1

* For additional information regarding revenue from our business activities and geographical markets, see market segments section starting on page 13.

Financial summary by market segment

	Revenue		Adjusted operating profit
	2015 £m	Change underlying*	2015 £m	Change underlying*
Scientific, Technical & Medical	2,070	+2%	760	+3%
Risk & Business Analytics	1,601	+7%	575	+7%
Legal	1,443	+1%	274	+7%
Exhibitions	857	+5%	217	+2%
Unallocated items			(4)
	5,971	+3%	1,822	+5%

*RELX Group uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. Reconciliations between the reported and adjusted figures are set out on pages 56, 58, 102 and 116. Underlying growth rates are calculated at constant currencies, and exclude the results of acquisitions and disposals made in both the year and prior year and of assets held for sale. Underlying revenue growth rates also exclude the effects of exhibition cycling. Constant currency growth rates are based on 2014 full-year average and hedge exchange rates.

10	RELX Group Annual reports and financial statements 2015

Harnessing the power of big data across RELX Group: HPCC Systems

The Group's open source big data technology, known as HPCC Systems (High Performance Computing Cluster), allows users to leverage structured and unstructured data, opening up huge possibilities for our customers. It powers all of the LexisNexis Risk Solutions' operations and other businesses across the company are also capitalising on its capabilities.

81%
more readers clicking on recommended articles in ScienceDirect

Librarian using the ScienceDirect platform at Leeds University

ScienceDirect Advanced Recommender

Elsevier's ScienceDirect platform hosts over 13m full-text science, technology and medical articles. When researchers view an article on ScienceDirect, the Recommender provides links to other articles that might be of interest based on the researcher's online search behaviour. The Recommender was recently made even more effective by using the power of HPCC Systems to apply a new algorithm and integrate the product with Scopus, Elsevier's citation and abstract database. The number of readers clicking on recommended articles has almost doubled as a result. By integrating these online platforms and databases, citation information can also be used on top of measuring reading behaviour to make even more accurate recommendations to the readers on ScienceDirect.

"

Ever since we changed our approach and implemented HPCC Systems, nearly twice as many readers have been clicking on the recommended articles section on the ScienceDirect article page. That, together with first-hand user feedback, makes us confident that researchers are noticing the difference and liking it.

Craig Scott
Head of Product Management Capabilities & Innovation, Elsevier

Business review RELX Group business overview	11

$500m
cost savings across
the US by using NAC
Mississippi State Capitol Building

National Accuracy Clearinghouse (NAC)

The National Accuracy Clearinghouse (NAC) shares data about federal food stamp programme enrollees to ensure that participants do not fraudulently receive benefits in two or more states. Led by Mississippi, it is a growing consortium of five states including Alabama, Florida, Georgia and Louisiana. The NAC taps into a wealth of identity data and leading analytics by leveraging HPCC Systems to compare information about applicants in one member state with data about programme recipients in the other member states, in near real-time. Using the NAC has resulted in cost savings of $500m nationwide.

“

The success of the NAC to date has been overwhelming and when implemented nationwide the NAC is estimated to save millions.

Joel T. Savell
NAC Project Director, Mississippi Department of Human Services

Business review RELX Group	13

Market segments

14	RELX Group Annual reports and financial statements 2015

Scientific, Technical & Medical

In Scientific, Technical & Medical markets, we provide information, analytics and tools to help customers make decisions that improve scientific and healthcare outcomes.

¡	We enhance the quality of research output by organising the review, editing and dissemination of 16% of the world’s scientific articles

¡	ScienceDirect, the world’s largest database of peer-reviewed primary scientific and medical research, has 12m monthly users

¡	Scopus is the most extensive abstract and citation database of research literature in the world, with over 60m information records from 5,000 publishers

¡	SciVal offers insights into the research performance of 6,000 research institutions and 220 countries worldwide

¡	ClinicalKey, the flagship clinical reference platform, is accessed by more than 3,500 institutions

Elsevier is the world’s leading provider of scientific, technical and medical information serving scientists, health professionals and students worldwide. Its objective is to help its customers advance science and improve healthcare by providing world-class content, analytics and decision tools that enable them to make critical decisions, enhance productivity and improve outcomes.

Revenues for the year ended 31 December 2015 were £2,070m, compared to £2,048m in 2014 and £2,126m in 2013. Elsevier is a global business with principal operations in Amsterdam, Beijing, Boston, Chennai, Delhi, London, Madrid, Munich, New York, Oxford, Paris, Philadelphia, Rio de Janeiro, St Louis, San Diego, Singapore and Tokyo. It has 7,200 employees.

Elsevier serves customers in over 170 countries. In 2015, 41% of revenue by destination was derived from North America, 27% from Europe and the remaining 32% from the rest of the world. Subscription sales generated 69% of revenue, transactional sales 29% and advertising 2%.

Elsevier serves the needs of scientific, technical and medical markets by organising the review, editing and disseminating of primary research, reference and education content, as well as by providing a range of database and decision tools. Elsevier’s customers are scientists, academic institutions, educators, research leaders and administrators, medical researchers, doctors, nurses, allied health professionals and students, as well as hospitals, research institutions, health insurers, managed healthcare organisations, research-intensive corporations and governments. All of these customers rely on Elsevier to provide high-quality content and critical information for making scientific and medical decisions; review, edit, disseminate and preserve research findings; and create innovative tools to help focus research strategies, increase research effectiveness, improve medical outcomes, and enhance the efficiency of healthcare and healthcare education.

In the primary research market during 2015, over 1.3m research papers were submitted to Elsevier. Over 17,000 editors managed the peer review and selection of these papers, resulting in the publication of 400,000 articles in approximately 2,500 journals, many of which are the foremost publications in their field and a primary point of reference for new research. This content was accessed by around 12m people, with close to 900m full-text article downloads last year. Elsevier’s journals are primarily produced and delivered through the ScienceDirect platform, the world’s largest database of scientific and medical research, hosting over 13m pieces of content, and 30,000 e-books. Flagship journals include Cell and The Lancet families of titles.

In 2015, Elsevier launched 73 new subscription and author-pays journals, including a new open access cross-discipline title, Heliyon, and expanded the Cell Press collection, adding titles such as Trends in Cancer and Cell Systems.

Elsevier is also a global leader in scientific, technical and medical reference markets, providing authoritative and current professional reference content. While reference has traditionally been provided in print, Elsevier has been a leader in driving the shift from print to electronic. Flagship titles include works such as Gray’s Anatomy, Nelson’s Pediatrics and Netter’s Atlas of Human Anatomy.

Business review Scientific, Technical & Medical	15

Elsevier’s flagship clinical reference platform, ClinicalKey, provides physicians with access to leading Elsevier and third-party reference and evidence-based medical content in a single, fully integrated site. ClinicalKey is growing strongly, and is currently accessed by more than 3,500 institutions.

In medical education, Elsevier serves students of medicine, nursing and allied health professions through print and electronic books, as well as electronic solutions. For example, HESI, an online testing and remediation solution designed to help students of nursing and allied health professions, conducted over 750,000 tests in 2015.

Elsevier’s products provide a range of tools and solutions for professionals in the scientific, technical and medical fields. Customers include academic and corporate researchers, research administrators and healthcare professionals.

For academic and corporate researchers, significant products include Scopus, Reaxys and Knovel. Scopus, the largest abstract and citation database of peer-reviewed literature with over 60m records from more than 21,000 journals and 5,000 international publishers, allows researchers to track, analyse and visualise the world’s research output. Reaxys supports the early stages of drug development in the pharmaceutical industry, exploratory chemistry research in academia, and product development in industries such as chemicals and oil & gas. Knovel is a decision support tool for engineers that helps them to select the right materials, a mission-critical use case in product development across chemicals, oil & gas and other engineering-focused industries.

Elsevier serves academic and government research administrators through its Elsevier Research Intelligence suite of products. Leveraging bibliometric data from Scopus and other data types, SciVal is a decision tool that helps institutions to establish, execute and evaluate research strategies. Pure is a comprehensive research information management system which enables evidence-based research management decisions, promotes collaboration, simplifies administration and optimises impact. Our Analytical Services team provides accurate, unbiased analysis on research performance by combining high-quality data sources with technical and research metrics expertise. SciVal Funding assists researchers and institutions in identifying grants that are most relevant in their research areas.

For healthcare professionals, Elsevier develops products to deliver patient-specific solutions at the point of care to improve patient outcomes. Its clinical solutions include ExitCare which provides patient education and discharge information and CPM Resource Center, which provides a data-driven framework to support nurses in undertaking procedures.

Market opportunities

Scientific, technical and medical information markets have good long-term growth characteristics. The importance of research and development to economic performance and competitive positioning is well understood by governments, academic institutions and corporations. This is reflected in the long-term growth in research and development spend and in the number of researchers worldwide. Growth in health markets is driven by ageing populations in developed markets, rising prosperity in developing markets and the increasing focus on improving medical outcomes and efficiency. Given that a significant proportion of scientific research and healthcare is funded directly or indirectly by governments, spending is influenced by governmental budgetary considerations. The commitment to research and health provision does, however, remain high, even in more difficult budgetary environments.

16	RELX Group Annual reports and financial statements 2015

Strategic priorities

Elsevier’s strategic goal is to lead the way in providing information solutions that advance science, technology and health. To achieve this, Elsevier creates solutions that reflect deep insight into the way its users work and the outcomes they are seeking to achieve; strives for excellence in content, service and execution; constantly adapts and revitalises its products, business models and technology; and leverages its institutional skills, assets and resources to promote innovation and efficiency.

Elsevier’s strategic priorities are to continue to increase content volume and quality; expand content coverage, building out integrated solutions and decision tools combining Elsevier, third-party and customer data; increase content utility, using “Smart Content” to enable new e-solutions; combine content with analytics and technology, focused on measurably improving productivity and outcomes for customers; and continue to drive operational efficiency and effectiveness.

In the primary research market, Elsevier aims to grow volume through new journal launches, expansion of author-pays journals and growth from emerging markets; enhance quality by building on our premium brands; and add value to core platforms by implementing new capabilities such as advanced recommendations on ScienceDirect and social collaboration through Mendeley.

In clinical reference markets, priorities are to expand content coverage and ensure consistent and seamless linking of content assets across products.

Business model, distribution channels and competition

Science and medical research is principally disseminated on a paid subscription basis to the research facilities of academic institutions, governments and corporations, and, in the case of medical and healthcare journals, to individual practitioners and medical society members. For the past decade content has been provided free or at very low cost in over 100 countries and territories in the developing world through Research4Life, a United Nations partnership initiative. For a number of journals, advertising and promotional income represents a small proportion of revenues, predominantly from pharmaceutical companies in healthcare titles.

Over the past 15 years alternative payment models for the dissemination of research such as author-pays or author’s- funder-pays have emerged. While it is expected that paid subscription will remain the primary distribution model, Elsevier has long invested in alternative business models to address the needs of customers and researchers. Over 1,700 of Elsevier’s journals now offer the option of funding publication and distribution via a sponsored article fee. In addition, Elsevier now produces around 170 stand-alone author-pays open access journals.

Electronic products, such as ScienceDirect, Scopus and ClinicalKey, are generally sold direct to customers through a dedicated sales force that has offices around the world. Subscription agents sometimes facilitate the sales and administrative process for remaining print sales. Reference and educational content is sold directly to institutions and individuals and accessed on Elsevier platforms. Sometimes it is still sold in printed book form through retailers, wholesalers or directly to end users.

Competition within science and medical reference content is generally on a title-by-title and product-by-product basis. Competition in research and reference products is typically with learned societies and professional information providers, such as Springer Nature, Thomson Reuters and Wolters Kluwer. Decision tools face similar competition, as well as from software companies and internal solutions developed by customers.

Business review Scientific, Technical & Medical	17

2015 financial performance

	2015 £m	2014 £m	Underlying growth	Acquisitions/ disposals	Currency effects	Total growth
Revenue	2,070	2,048	+2%	0%	-1%	+1%
Adjusted operating profit	760	762	+3%	+1%	-4%	0%

Key business trends remained positive in 2015, with underlying profit growth slightly exceeding underlying revenue growth.

Underlying revenue growth was +2%. The difference between the reported and underlying growth rates primarily reflects the impact of exchange rate movements. Underlying operating costs grew 1%.

Underlying adjusted operating profit growth of +3% was slightly ahead of revenue growth, driving margin expansion before currency effects. The reported margin was slightly lower, reflecting the adverse effects of exchange rate movements in the period.

In primary research, strong growth in usage and article submissions to subscription journals continued. In 2015 we launched a total of 73 new journals, bringing our total journal count to approximately 2,500, of which around 170 are stand-alone author-pays open access journals.

We saw continued good growth in databases & tools, as well as in electronic reference and education products.

Print book declines continued in line with the prior year. Print pharma promotion revenue stabilised during the year.

2016 outlook

Our customer environment remains largely unchanged. Overall we expect another year of modest underlying revenue growth, with underlying operating profit growth continuing to exceed underlying revenue growth.

18	RELX Group Annual reports and financial statements 2015

Elsevier:
changing the communication and use of science

Dr Bradford Hesse is a leader at the National Institutes of Health's National Cancer Institute in the US, and one of the world's leading experts on oncology informatics. He has authored or co-authored more than 170 publications and has worked with Elsevier for the past 10 years.

Dr Hesse saw a need for a publication about how large-scale information systems could be used to support clinical applications of cancer research. The e-book would have to address multidisciplinary audiences – technologists as well as clinicians.

He chose to collaborate with Elsevier because he knew that its editors had a deep understanding of both communities, as well as the technological expertise to help him achieve his objectives. Elsevier also offered practical support through the use of advanced technology tools to enhance and ease the editing process, as well as measure the impact of the research. His e-book, called Oncology Informatics: Using Health Information Technology to Improve Processes and Outcomes in Cancer, will be issued by Elsevier in 2016.

“

Elsevier's cutting edge expertise and undaunted commitment have been invaluable as we prepare to publish my work. It knows how to reach a multidisciplinary audience and has provided me with both the technology and personal support I needed every step of the way.

Dr. Bradford Hesse
Chief, Health Communication and Informatics Research Branch at the National Cancer Institute, one of the institutes within the National Institutes of Health (NIH)

Dr Bradford Hesse, Chief, Health Communication and Informatics Research Branch

Business review Scientific, Technical & Medical	19

About Elsevier e-books

Unlike traditional paper books or early PDF versions of print, Elsevier e-books are technology-laden, with features such as the ability to search and download individual chapters. Users can also download individual figures, tables and datasets as well as entire e-books for use on mobile devices. Readers can also link out to other web content and articles.

NATIONAL CANCER INSTITUTE
9609

National Cancer Institute building, Maryland

at the National Cancer Institute (one of the institutes within the National Institutes of Health)

20	RELX Group Annual reports and financial statements 2015

Risk & Business Analytics

In Risk & Business Analytics we provide information-based analytics and decision tools that enable customers to evaluate and manage risk.

¡	70% of car owners in the US have lower premiums thanks to Risk Solutions products.

¡	Accuity helps banks and financial institutions by providing Anti-Money Laundering solutions.

¡	Tax Refund Investigative Solution (TRIS) has saved taxpayers in 8 US states over $500m.

¡	eCrash cuts the average time it takes to file a traffic accident report from 60 minutes to 19, reducing the threat to life for police officers at the scene.

¡	More than 800,000 unique visitors per month rely on Flightglobal to deliver the latest news and most reliable data on the aviation industry.

Risk & Business Analytics is a leading provider of solutions that combine public and industry-specific information with analytics and decision tools. These solutions assist customers in evaluating and predicting risk, making more informed decisions, and enhancing operational efficiency. It serves customers in over 170 countries.

Revenues for the year ended 31 December 2015 were £1,601m, compared with £1,439m in 2014 and £1,480m in 2013. Risk & Business Analytics has principal operations in Georgia, Florida, Illinois and Ohio in the US and London, Amsterdam and Shanghai. It has 7,600 employees.

In 2015, 76% of revenue came from North America, 19% from Europe and the remaining 5% from the rest of the world. In 2015, 35% of revenues were derived from subscription sales, 62% from transactional sales and 3% from advertising. Electronic sales accounted for 89% of Risk & Business Analytics’ revenue.

Risk & Business Analytics is organised around market-facing industry/sector groups: Insurance Solutions, Business Services, Government Solutions, Health Care Solutions, as well as Major Data Services (including banking, energy and chemicals, human resources) and Other Brands and Services.

Insurance Solutions, the largest segment, provides comprehensive data, analytics and decision tools for personal, commercial and life insurance carriers in the US to improve critical aspects of their business, from customer acquisition and underwriting to claims handling. Information solutions, including the most comprehensive US personal loss history database, C.L.U.E., help insurers assess risks and provide important inputs to pricing and underwriting insurance policies. Additional key products include LexisNexis Data Prefill, which provides information on potential and existing customers directly into the insurance workstream including mobile platforms, and LexisNexis Current Carrier, which identifies current or previous insurance coverage details as well as any lapses in coverage.

In the US, Insurance Solutions remains focused on delivering innovative decision tools to insurers. We have continued expansion of driving behaviour products to include two new states in 2015. These products aggregate state-specific court data to provide insurers with vital traffic violation information for use in underwriting. We are advancing our strategy to drive more consistency and efficiency in the claims workstream through our innovative solution suite, Claims Compass. In addition, we have launched our Risk Classifier solution, which uses public and motor vehicle records and predictive modelling to allow life insurers to better understand risk and improve underwriting efficiency.

Insurance Solutions also continues to make progress in international markets. In the UK, the contributory No Claims Discount (NCD) module, which automates verification of consumers’ claims history, has achieved data contribution from over 80% of the UK auto insurance sector. In China, the Genilex joint venture is delivering key vehicle data to auto insurers and is exploring opportunities to add more analytics solutions.

Business Services provides financial institutions with risk management, identity management, fraud detection and prevention, credit risk decisioning and compliance solutions. These include Know Your Customer (KYC) and Anti-Money Laundering products. The business also provides risk and identity management solutions for corporate customers in

Business review Risk & Business Analytics	21

retail, telecommunications and utilities sectors. Receivables management solutions help debt recovery professionals in the segmentation, management and collection of consumer and business debt.

In 2015, Business Services was approved by the Small Business Financial Exchange, Inc. to be an SBFE Certified Vendor, which will allow for predictive capabilities combining our extensive US business and consumer data with SBFE’s business payment-performance data. Recent partnerships will broaden the use of alternative data to identify creditworthy individuals who would otherwise be unlikely to obtain traditional credit. Business Services also continues to advance its international strategy with the expansion of its international sales force, upgrades of Bridger Insight XG, a Bank Secrecy Act and Anti-Money Laundering solution, the WorldCompliance heightened risk individuals database, and the launch of a global version of identity verification solution, Instant Verify.

Government Solutions provides data and analytics to US federal, state and local law enforcement and government agencies to help solve criminal and intelligence cases and to identify fraud, waste and abuse in government programmes. In 2015, the group partnered with five states to launch the National Accuracy Clearinghouse (NAC), a cross-state contributory database of benefits information to identify food assistance fraud in real-time. During the year, Government Solutions also enhanced its investigative offering for law enforcement through the acquisition of Bair Analytics, a provider of crime intelligence analytics.

Health Care Solutions utilises consumer, provider and medical claims data to deliver leading identity, fraud and clinical analytics solutions across key stages of the healthcare workflow to enable intelligent decision-making for payers, providers, life sciences organisations and pharmacies. Key developments in 2015 include successfully launching a health insurance fraud detection consortium in Ohio and quantifying the socio-economic determinants of health to help inform the population health programmes of healthcare organisations.

Major Data Services include Accuity, a provider of services and solutions to the banking and corporate sectors focused on payment efficiency, Know Your Customer, Anti-Money Laundering and compliance; ICIS, an information and data service in chemicals, energy and fertilisers; XpertHR, an online service providing regulatory guidance, best practices and tools for HR professionals; and Nextens, a provider of tools and services to allow tax professionals to work efficiently and give advice to their customers. During 2014, Accuity completed the acquisition of FircoSoft, a leading provider of watch list filtering solutions for financial institutions and corporates and a focus in 2015 has been to leverage the combination to strengthen customer propositions.

Other Brands and Services include Flightglobal, Proagrica and Estates Gazette and deliver a mix of high-quality data, decision tools and high-value news, information and opinion to business professionals across many industry sectors while also providing an effective marketing channel for customers. During the year Adaptris Group, a provider of supply chain integration and data solutions for the global agriculture industry, was acquired.

Risk & Business Analytics also provides risk-related solutions to the legal industry through LexisNexis Legal & Professional.

The risk and identity management solutions described above utilise a comprehensive database of public records and proprietary information with more than two petabytes of unique data, which makes it the largest database of its kind in the US market today. Our market-leading HPCC Systems technology enables Risk & Business Analytics to provide its customers with highly relevant decision-making insights and to create new, low-cost solutions quickly and efficiently. It is also increasingly used across other Group market segments, including Scientific, Technical & Medical, Legal and Exhibitions.

In 2015, Risk & Business Analytics continued to reshape its portfolio, exiting areas not core to its strategy. The divestitures of Cordell in Australia and the remaining stake in RCD completed the exit from construction data markets. A number of magazine titles in the UK and Netherlands were also divested.

22	RELX Group Annual reports and financial statements 2015

Market opportunities

Risk & Business Analytics operates in markets with strong long-term growth in demand for high-quality analytics based on industry information and insight including: insurance underwriting transactions; insurance, healthcare, tax and entitlement fraud; credit defaults and financial fraud; regulatory compliance and due diligence requirements surrounding customer enrolment; security and privacy considerations; and data and analytics for the banking, energy and chemicals, human resources and aviation sectors.

In the insurance segment, growth is supported by increasing transactional activity in the auto, property and life insurance markets and the increasing adoption by insurance carriers of more sophisticated data and analytics in the prospecting, underwriting and claims evaluation processes, to assess underwriting risk, increase competitiveness and improve operating cost efficiency. Transactional activity is driven by growth in insurance quoting and policy switching, as consumers seek better policy terms. This activity is stimulated by competition among insurance companies, high levels of carrier advertising, and rising levels of internet quoting and policy binding.

A number of factors support growth in banking and financial services markets, including cross-border payments and trade finance levels, new credit originations, continued high fraud losses, stringent regulatory compliance requirements and increasing anti-money laundering fines. In receivables management, demand is driven mainly by levels of consumer debt and the prospect of recovering that debt, which is impacted by employment conditions in the US. In corporate markets, demand is supported by growth in online retail sales and continued high levels of credit card fraud. Growth in government markets is driven by the increasing use of data and analytics to combat criminal activity, fraud and tax evasion, and to address security issues. The level and timing of demand in this market is influenced by government funding and revenue considerations. In healthcare, there are numerous growth drivers for identity, fraud and clinical analytics solutions including the expansion of insurance coverage under the Affordable Care Act and the focus on value-based care and better patient outcomes.

Growth in the global energy and chemicals markets is driven by increasing trade and demand for more sophisticated information solutions. Risk & Business Analytics’ aviation information markets are being driven by increases in air traffic and in the number of aircraft transactions.

Strategic priorities

Risk & Business Analytics’ strategic goal is to help businesses and governments achieve better outcomes with information and decision support in its individual markets through better understanding of the risks and opportunities associated with individuals, other businesses, transactions and regulations. By providing the highest quality industry data and decision tools, we assist customers in understanding their markets and managing risks efficiently and cost-effectively. To achieve this, Risk & Business Analytics is focused on: delivering innovative new products; expanding the range of risk management solutions across adjacent markets; addressing international opportunities in selected markets to meet local needs; further growing its data services businesses and continuing to strengthen its content, technology and analytical capabilities.

Business review Risk & Business Analytics	23

Business model, distribution channels and competition

Risk & Business Analytics’ products are for the most part sold directly, typically on a subscription or transactional basis. Pricing is predominantly on a transactional basis for insurance carriers and corporations, and primarily on a subscription basis for government entities.

In the insurance sector, Verisk sells data and analytics solutions to insurance carriers but largely addresses different activities. Principal competitors in business services and government segments include Thomson Reuters and major credit bureaus, which in many cases address different activities in these segments as well.

Major Data Services and Other Brands and Services compete with a number of information providers on a service and title-by-title basis including: Platts, Thomson Reuters and IHS as well as many niche and privately owned competitors.

Across Risk & Business Analytics, transactional and subscription revenues now account for 97% of the total business with the remaining 3% derived from advertising.

2015 financial performance

	2015 £m	2014 £m	Underlying growth	Acquisitions/ disposals	Currency effects	Total growth
Revenue	1,601	1,439	+7%	-1%	+5%	+11%
Adjusted operating profit	575	506	+7%	0%	+7%	+14%

Underlying revenue growth accelerated in 2015, with strong growth across all key segments. Underlying profit growth matched underlying revenue growth.

Underlying revenue growth was +7%. The difference between the reported and underlying growth rates reflects the impact of exchange rate movements and a minor effect from portfolio changes. Underlying operating costs grew 7%, in line with revenue.

Underlying adjusted operating profit growth was +7%. The reported margin expansion reflected a small underlying improvement together with a benefit from currency effects.

The insurance segment continued to see strong growth, driven by volume growth in the US auto underwriting business, strong take-up of new products and services across the insurance workflow, and expansion in adjacent verticals including life and home insurance. The international initiatives continued to progress well, with strong growth in the UK, albeit from a small base.

In Business Services, growth was driven by demand for identity authentication and fraud detection solutions across the financial services and corporate sectors.

The state and local and federal government segments achieved strong growth, and expansion in healthcare is progressing well.

Major Data Services saw strong underlying revenue growth, and Other Brands and Services remained stable.

2016 outlook

The fundamental growth drivers of Risk & Business Analytics remain strong. We expect underlying revenue and operating profit growth trends to continue.

24	RELX Group Annual reports and financial statements 2015

LexisNexis Risk Solutions: helping provide affordable loans

In 1940, employees of the Hughes Aircraft Company were spending too much of their lunchtime driving to downtown Los Angeles to handle their finances, so they started a credit union at the plant. 75 years later, Kinecta Federal credit union is now one of the leading credit unions in the US, with more than $3.8bn in assets and serving over 270,000 member-owners nationwide. Kinecta acquired Nix Check Cashing in 2007 and changed the name to Nix Neighborhood Lending in 2014 to reflect the wider array of consumer financial products and services offered by Kinecta to underserved communities in Los Angeles.

Kinecta, along with its wholly owned subsidiary Nix Neighborhood Lending (Nix), sought to disrupt the US $46bn, short-term lending industry by giving low-income borrowers an alternative to relying on high, and in some cases triple-digit, interest rate loans to pay everyday expenses. Kinecta innovated the "Payday Payoff" loan that eliminates a consumer's costly short-term loans and replaces that debt with a much more affordable installment loan that fully amortises in six to 24 months. Short-term loan borrowers are vulnerable to small swings in their income and often do not have traditional credit files; therefore creating a reliable underwriting system for these borrowers is challenging. LexisNexis Risk Solutions and Kinecta worked together to develop a model to qualify applicants and manage default risk using LexisNexis Risk Solutions RiskView Score. Since June 2014, Nix has issued over 9,500 loans that have helped thousands of low-income families get out of high-cost debt and build their credit history.

A Nix branch in the greater Los Angeles area

"

As a credit union, our fundamental objective is to serve our members. We saw a great need in the community to offer a smart and responsible alternative to payday loans, which snared people into a cycle of 'never getting ahead.' LexisNexis Risk Solutions is a critical partner for us as we utilise RiskView to better society at large by having an expanded view into a borrower's creditworthiness, beyond just a traditional credit-bureau score. With RiskView and the Payday Payoff loan, we can treat people with respect as they navigate often confusing financial waters.

Luis Peralta
President of Nix Neighborhood Lending

Business review Risk & Business Analytics	25

NIX
CHECK
CASHING
ATM
NIX
DRIVE THRU
9,500
loans issued to help
low-income families

NIX

A Nix teller assisting a customer with a check cashing

About LexisNexis Risk Solutions RiskView

LexisNexis Risk Solutions RiskView is a suite of FCRA-regulated credit risk scores and attributes based on alternative data that leverages hundreds of data sources, including property records, court records, professional licences and other public record data. It is recognised as a tool that enables financial services companies to expand their addressable market to include more people in the financial system while not adding in additional risk to the financial system.

26	RELX Group Annual reports and financial statements 2015

Flightglobal: innovation for key players in aviation

Bombardier is one of the world's leading innovators and manufacturers of transportation and mobility solutions. The 70-year-old Montreal-based company employs 74,000 people with 80 production and engineering sites in 28 countries. It generated $20.1bn in revenue in 2014.

Bombardier is a leading provider of aviation solutions with an award-winning aircraft portfolio. An effective way to enhance this position is to use the most up-to-date intelligence, analytics and datasets to make better business decisions. Choosing a data provider is an important decision that can influence the efficiency and overall effectiveness of Bombardier's aerospace professionals.

Bombardier relies on Flightglobal's Fleets Analyzer. Marketing, business development, technical and customer service professionals use the product to gain a complete understanding of the global aircraft fleet. The quality of the data and market-leading analysis helps them identify new business opportunities, understand the event history of individual aircraft and forecast strategic growth within critical market segments.

CS300
C-FFDK
The new Bombardier CS300 aircraft displaying at the 2015 Paris air show

About Fleets Analyzer
Fleets Analyzer gives today's aviation professionals access to the industry's most trusted, reliable and timely aircraft data. The new platform helps professionals gain a complete understanding of the global fleet with access to the most comprehensive aerospace database in the world, refreshed daily, on one simplified platform.

Business review Risk & Business Analytics	27

CS300
BOMBARDIER
CSERIES
350,000
aircraft in
Fleets Analyzer
database

“

Fleets Analyzer has brought a significant amount of ease and efficiency to my colleagues at Bombardier. We always relied upon Flightglobal for the most respected, accurate fleet data, and now with online access we're able to move quickly with a clear understanding of where the real opportunities are. We have definitely noticed the difference and have experienced positive change since migrating our employees to the new platform.

Nicolas Daigle
Manager, Technical Services & Customer Analytics
Bombardier Commercial Aircraft

Nicolas Daigle working with Fleets Analyzer

28	RELX Group Annual reports and financial statements 2015

Legal

In Legal markets, we are a leading global provider of information and analytical tools to professionals in legal, corporate, government and non-profit organisations.

¡	MedMal Navigator identifies the ideal experts and locates full text journal articles for medical malpractice lawyers.

¡	LexisNexis publishes many of the world’s primary laws. Almost 4bn people around the world live outside the protection of the rule of law. We continue our collaboration with the United Nations to develop the Global Rule of Law Business Principles.

¡	More than 4bn connections within the LexisNexis database are continually explored and updated to deliver the latest legal information via computer, tablet or smartphone.

¡	TolleyGuidance offers online access to the most up-to-date UK tax information, combining expert commentary with practical advice.

Serving customers in more than 130 countries, LexisNexis Legal & Professional provides resources and services that inform decisions, increase productivity and drive new business.

Revenues for the year ended 31 December 2015 were £1,443m, compared to £1,396m in 2014 and £1,567m in 2013. LexisNexis Legal & Professional is headquartered in New York and has principal operations in the New York area, Ohio and North Carolina in the US, Toronto in Canada, London and Paris in Europe, and cities in several other countries in Africa and Asia Pacific. It has 10,500 employees worldwide.

By destination, 68% of revenue in 2015 was derived from North America, 21% from Europe and the remaining 11% from the rest of the world. In 2015, 79% of the revenue came from subscription sales and 21% from transactional sales.

LexisNexis Legal & Professional is organised in market-facing groups. These are supported by global shared services organisations providing platform and product development, operational and distribution services, and other support functions.

In North America, electronic information solutions and innovative tools from Research Solutions help legal and business professionals make better informed decisions in the practice of law and in managing their businesses. Flagship products for legal research are Lexis.com and Lexis Advance, which provide federal and state statutes and case law, together with analysis and expert commentaries from sources such as Matthew Bender and Michie and the leading citation service Shepard’s, which advises on the continuing relevance of case law precedents. Research solutions also include news and business information, ranging from daily news to company filings, as well as public records information and analytics. LexisNexis also partners with law schools to provide services to students as part of their training.

In 2015, LexisNexis continued to release new versions of Lexis Advance, an innovative web application designed to transform how legal professionals conduct research. Built on the New Lexis advanced technology platform, Lexis Advance allows primary researchers within legal and professional organisations to find relevant information more easily and efficiently, helping to drive better outcomes. Future releases will continue to expand content and outreach and add new innovative tools. LexisNexis employs lawyers and trained editors with professional legal backgrounds who review, annotate and update the legal content to help ensure each document in the collection is current and comprehensive. This domain expertise combined with the application of the Group’s big data HPCC Systems technology means LexisNexis is able to update its entire legal collection faster and more efficiently, while also identifying and linking content, enabling customers to identify previously undiscovered relationships between documents.

New analytical tools and content sets are regularly introduced on Lexis Advance. For example, in 2015 LexisNexis launched new LexisNexis Practice Pages, which bring together solutions, authoritative legal and news sources, analysis and insights that are most relevant to specific practice areas or jurisdictions. LexisNexis also continued to enhance its web-based practical guidance product Lexis Practice Advisor, a tailored solution for attorneys who handle transactional matters. In addition, LexisNexis released Lexis Advance Quicklaw in the Canadian market in 2015.

Business review Legal	29

LexisNexis Business & Litigation Software Solutions provides law firms with practice management solutions, including time and billing systems, case management, cost recovery and document management services. Its litigation software provides lawyers with a suite of tools covering case preparation to processing and review to trial preparation. During 2015, LexisNexis released multiple enhancements for its existing portfolio of products including CounselLink, PCLaw, Sanction and Firm Manager.

In international markets outside the US, LexisNexis serves legal, corporate, government, accounting and academic markets in Europe, Canada, Africa and Asia Pacific with local and international legal, regulatory and business information. The most significant businesses are in the UK, France, Australia, Canada and South Africa.

LexisNexis focuses on providing customers with leading collections of content and innovative online solutions to help legaland business professionals make better decisions more efficiently. Adoption of online information services has grown strongly and electronic solutions now account for 67% of revenue outside the US.

In the UK, LexisNexis is a leading legal information provider offering an unrivalled collection of primary and secondary legislation, case law, expert commentary, and forms and precedents. Its extensive portfolio includes a number of leading brands: Halsbury’s, Tolleys and Butterworths. The content is delivered through multiple formats – from print to online to mobile apps and embedded in customers’ work practices.

In 2015, LexisNexis launched a new Public Law module for the UK LexisPSL product suite which provides lawyers with a single destination for their practical legal information needs with direct links to the relevant cases, legislation, precedents, forms, practical guidance and expert commentary.

In France, LexisNexis is a leading online provider of information to lawyers, notaries and courts. JurisClasseur and other leading authoritative content is provided through multiple formats – lexisnexis.fr, mobile and in print. These content sources are, as in the UK, being combined with new content and innovative decision tools to develop practical guidance and practice management solutions. In 2015, LexisNexis France launched new versions and additional packages to enhance Lexis 360, the first online semantic search tool combining legal information, practical content and results from the web by providing tailored solutions for the public sector and the accounting markets.

Additional practical guidance solutions were launched in Canada, South Africa and Australia. Following the continued success of Lexis Advance in the US, LexisNexis successfully released its commercial offer of Lexis Advance in Australia in February 2015.

In 2015, LexisNexis Legal & Professional strengthened its positions in Asia by introducing products created specifically for legal professionals and practitioners, corporate counsels, legal researchers and government institutions in markets including India, China and Japan. New practical guidance modules were added to offerings in China, Hong Kong and Japan. LexisNexis also continued investing to broaden offerings in India, Singapore and other countries in the region.

Market opportunities

Longer-term growth in legal and regulatory markets worldwide is driven by increasing levels of legislation, regulation, regulatory complexity and litigation, and an increasing number of lawyers. Additional market opportunities are presented by the increasing demand for online information solutions, legal analytics and other solutions as well as practice management tools that improve the quality and productivity of research, deliver better legal outcomes and improve business performance. Notwithstanding this, legal activity and legal information markets are also influenced by economic conditions and corporate activity, as has been seen with the subdued environment in North America and Europe in the aftermath of the global recession.

30	RELX Group Annual reports and financial statements 2015

Strategic priorities

LexisNexis Legal & Professional’s strategic goal is to enable better legal outcomes and be the leading provider of productivity-enhancing information, analytics and information-based decision tools in its market. To achieve this, LexisNexis is focused on introducing next generation products and solutions on the global New Lexis platform and infrastructure; leveraging New Lexis globally to continue to drive print-to-electronic migration and long-term international growth; and upgrading operational infrastructure, improving process efficiency and gradually improving margins.

In the US, LexisNexis’ focus is on the continuing development of next generation legal research and practice solutions. It is also conducting a major upgrade in operations infrastructure and customer service and support platforms. This will provide customers with an integrated and superior experience across multiple products and solutions. Over the next few years, progressive product introductions, often based on the New Lexis platform, leveraging big data HPCC Systems technology, will combine advanced technology with enriched content, sophisticated analytics and applications to enable LexisNexis’ customers to make better legal decisions and drive better outcomes for their organisations and clients.

Outside the US, LexisNexis is focused on growing online services and developing further high-quality actionable content and decision tools, including the continuous development of practical guidance and practice management applications. In 2016, LexisNexis will continue to expand the New Lexis platform globally. Additionally, LexisNexis is focusing on the expansion of its activities in emerging markets.

Business model, distribution channels and competition

LexisNexis Legal & Professional products and services are generally sold directly to law firms and to corporate, government, accounting and academic customers on a paid subscription basis, with subscriptions with law firms often under multi-year contracts.

Principal competitors for LexisNexis in US legal markets are Westlaw (Thomson Reuters), CCH (Wolters Kluwer) and Bloomberg. In news and business information they are Bloomberg and Factiva (News Corporation). Competitors in litigation solutions also include software companies. Significant international competitors include Thomson Reuters, Wolters Kluwer and Factiva.

Business review Legal	31

2015 financial performance

	2015 £m	2014 £m	Underlying growth	Acquisitions/ disposals	Currency effects	Total growth
Revenue	1,443	1,396	+1%	0%	+2%	+3%
Adjusted operating profit	274	260	+7%	-2%	0%	+5%

Key trends were unchanged in 2015. Underlying revenue growth remained modest, with efficiency gains driving strong underlying operating profit growth and improved margins.

Underlying revenue growth was +1%. The difference between the reported and underlying growth rates reflects the impact of exchange rate movements and minor portfolio changes.

Underlying adjusted operating profit growth was +7%, and underlying costs reduced by 1%. The margin increase of 40 basis points reflects organic process improvement, and the ongoing decommissioning of systems, partially offset by small portfolio effects and currency movements.

Electronic revenues, which now account for 79% of the total, saw continued growth, partially offset by print declines.

US and European markets remained stable but subdued. In other international markets we continued to see good growth.

The roll-out of new platform releases in the US and international markets continued, and adoption and usage rates progressed well.

In 2015 we continued to support underlying growth through a number of small acquisitions and disposal of some minor assets.

2016 outlook

Trends in our major customer markets are unchanged, continuing to limit the scope for underlying revenue growth. We expect underlying profit growth to remain strong.

32	RELX Group Annual reports and financial statements 2015

Lexis *for* Microsoft Office: working faster and better

Nick Critelli of CritelliLaw

“

Lexis *for* Microsoft Office has reduced the amount of time it takes me to assemble legal documents by about 50%. It helps me to make order out of chaos by giving me speed, accuracy and integration. This technology allows me to work faster and better.

Nick Critelli
Founder and Managing Partner, CritelliLaw, PC

CritelliLaw, PC is a specialist law firm of American trial lawyers who have also qualified at the English Bar as barristers. With offices in Iowa and London, the firm offers a bespoke service helping other lawyers prepare and argue international cases for trial, mediation or arbitration. Founder Nick Critelli is the first practising American lawyer since 1919 to be designated a Master of the Bench at the Middle Temple, one of the Inns of Court in London.

As recently as five years ago, CritelliLaw was using a large number of individual products to draft legal documents. The information was assembled in a piecemeal fashion that was time-consuming and inefficient. Since selecting Lexis *for* Microsoft Office as its integrated legal drafting tool, the firm has seen exceptional results in productivity and cost-effectiveness as the seamless process brings disparate content together in one place. A legal memorandum, skeleton argument or brief can be drafted at the same time that it's being researched. Tasks which used to take several days are now accomplished in a few hours or less. The ability for Lexis *for* Microsoft Office to integrate legal research and analysis tools while checking citations and preparing appropriate tables of authorities has also proven critical to the overall quality of work produced by the firm.

Middle Temple is one of the Inns of Court in London

Business review Legal	33

About Lexis *for* Microsoft Office

Lexis *for* Microsoft Office is a drafting and review tool that helps professionals reduce the time they spend on drafting or responding to legal documents by running the tool within Word documents and Outlook emails. It is combined with content from Lexis Advance to increase accuracy when accessing forms, researching, checking citations and quotes and building tables of authorities as well as easily converting PDFs to Word documents.

50%
less time taken to assemble legal documents

Iowa State Law Library, Des Moines

34	RELX Group Annual reports and financial statements 2015

Exhibitions

We operate the world’s leading exhibitions business, with over 500 events in more than 30 countries.

¡	Reed Exhibitions’ portfolio of exhibitions and conferences serves 43 industry sectors across the globe.

¡	In 2015, Reed Exhibitions brought together over 7m event participants, generating billions of dollars of business.

¡	Reed Exhibitions facilitates entry into new markets for customers and boosts local economies where our events are hosted.

¡	We proactively connect participants at our events. Our digital services enable participants to make new contacts and meet face-to-face to do business.

Reed Exhibitions’ portfolio of events serves 43 industry sectors across the globe. In 2015, Reed Exhibitions brought together over 7m event participants from around the world, generating billions of dollars of business, facilitating entry into new markets for its customers and boosting the local economies where the events are hosted.

Revenues for the year ended 31 December 2015 were £857m compared to £890m in 2014 and £862m in 2013. Reed Exhibitions is a global business headquartered in London and has principal offices in Paris, Vienna, Norwalk (Connecticut), São Paulo, Mexico City, Abu Dhabi, Moscow, Beijing, Tokyo and Sydney. Reed Exhibitions has 3,800 employees worldwide.

In 2015, 20% of Reed Exhibitions’ revenue came from North America, 42% from Europe and the remaining 38% from the rest of the world on an event location basis.

Reed Exhibitions organises market-leading events which are relevant to industry needs, where participants from around the world meet face-to-face to do business, to network and to learn. Its events encompass a wide range of sectors. They include construction, cosmetics, electronics, energy and alternative energy, engineering, entertainment, gifts and jewellery, healthcare, hospitality, interior design, logistics, manufacturing, pharmaceuticals, real estate, recreation, security and safety, transport and travel.

Market opportunities

Growth in the exhibitions market is influenced both by business-to-business marketing spend and by business investment. Historically, these have been driven by levels of corporate profitability, which in turn has followed overall growth in GDP. Emerging markets and higher growth sectors provide additional opportunities. Reed Exhibitions’ broad geographical footprint allows it to effectively and efficiently capture growth opportunities globally as they emerge.

As some events are held other than annually, growth in any one year is affected by the cycle of non-annual exhibitions.

Business review Exhibitions	35

Strategic priorities

Reed Exhibitions’ strategic goal is to understand and to respond to its customers’ evolving needs and objectives better than its competition through deep knowledge of its customers and the markets they serve.

Reed Exhibitions delivers a platform for industry communities to conduct business, to network and to learn through a range of market-leading events in all major geographic markets and higher growth sectors, enabling exhibitors to target and reach new customers quickly and cost-effectively.

Organic growth will be achieved by continuing to generate greater customer value through the intelligent application of customer knowledge and data, by developing new events, and by building out technology platforms to ensure the rapid deployment of innovation and best practices across the organisation. Reed Exhibitions is also shaping its portfolio through a combination of strategic partnerships and acquisitions in high-growth sectors and geographies, as well as by withdrawing from markets and industries with lower growth prospects over the longer-term.

Reed Exhibitions is committed to improving customer solutions and experience continuously by developing global technology platforms based on industry databases, digital tools and analytics. By providing a variety of services, including its integrated web platform, the company continues to drive up customer satisfaction. Increasingly, digital and multichannel services such as active matchmaking are becoming part of the customer expectation and product offering, enhancing the value delivered through attendance at the event. Using customer insights, Reed Exhibitions has developed an innovative product offering which underpins the value proposition for exhibitors by broadening their options in terms of the type and location of stand they take and the channels through which they can address potential buyers.

In 2015 Reed Exhibitions launched 44 new events. These included many events which delivered on the strategy of taking sector expertise, customer relationships and leading brands from one market and extending them into new geographies using local operational capability.

One of Reed Exhibitions’ best-known brands, Mipim, which serves the global real estate industry, built on the successful launch of a London edition in 2014 with Mipim Japan in Tokyo in 2015. Another brand, Maison&Objet, continued its geographic expansion strategy with the launch of Maison&Objet Americas in Miami.

With the opening of the new mega-venue in Shanghai, three existing brands were combined and re-launched as The Health Industry Summit, serving the complete value chain of the rapidly growing healthcare market in China.

Reed Exhibitions Japan also continued its successful launch programme, with the highlight being Medical Japan in Osaka which is positioned to cover the entire healthcare industry.

The business-to-consumer Pop Culture portfolio added again to its number of events with the launch of PAX South in Texas.

A number of targeted acquisitions and investments were completed during 2015. These included C-Touch in China (touchscreen technology and manufacturing), Bar Convent Berlin (hospitality), ThinkGP in Australia (online medical education), Jewelers International Showcase (US jewellery industry), CNP in the US (security industry) and Legend in the UK (retail industry). Thebe Reed invested in Africa Automation (industrial automation in South Africa).

36	RELX Group Annual reports and financial statements 2015

Business model, distribution channels and competition

Over 70% of Exhibitions’ revenue is derived from exhibitor fees, with the balance primarily consisting of admission charges, conference fees, sponsorship fees and online and offline advertising. Exhibition space is sold directly or through local agents where applicable. Reed Exhibitions often works in collaboration with trade associations, which use the events to promote access for members to domestic and export markets, and with governments, for whom events can provide important support to stimulate foreign investment and promote regional and national enterprise. Increasingly, Reed Exhibitions is offering visitors and exhibitors the opportunity to interact before and after the show through the use of digital tools such as online directories and matchmaking and mobile apps.

Reed Exhibitions is the global market leader in a fragmented industry, holding less than a 10% global market share. Other international exhibition organisers include UBM, Informa IIR and some of the larger German Messen, including Messe Frankfurt, Messe Düsseldorf and Messe Munich. Competition also comes from industry trade associations and convention centre and exhibition hall owners.

Business review Exhibitions	37

2015 financial performance

	2015 £m	2014 £m	Underlying growth	Acquisitions/ disposals	Currency effects	Total growth
Revenue	857	890	+5%	+1%	-5%	-4%
Adjusted operating profit	217	217	+2%	+3%	-5%	0%

Exhibitions achieved strong underlying revenue growth in 2015, albeit slightly below the prior year, reflecting the macro economic environment.

Underlying revenue growth was +5%. After portfolio changes and five percentage points of cycling out effects, constant currency revenue growth was +1%. The difference between the reported and constant currency growth rates reflects the impact of exchange rate movements.

Underlying costs were 1% lower than prior year. Underlying adjusted operating profit growth was +2%. Margins were higher year on year, as total profit growth was slightly ahead of total revenue growth.

Growth in the US was strong, albeit slightly below prior year, and growth in Europe was moderate, marginally ahead of prior year. Growth in Japan remained strong, driven by new launches and strong demand across our events.

China continued to see differentiated growth rates by industry sector. Revenues in Brazil reflected the general weakness of the wider economy. Most other markets continued to grow strongly.

We continued to pursue growth opportunities and launched 44 new events and completed 10 small acquisitions, primarily in high growth geographies and sectors.

2016 outlook

We expect the 2015 underlying growth trends to continue. In 2016 we expect cycling in effects to increase the reported revenue growth rate by around 3 percentage points.

38	RELX Group Annual reports and financial statements 2015

MIPTV and MIPCOM: international markets powering extraordinary content

Izzet Pinto, CEO Global Agency, participating in a panel discussion

“

From day one, the MIP markets have really helped us to grow our business. We started out with just one project, and have become the world's leading 'independent' distributor with over 130 selected projects.

Izzet Pinto
CEO, Global Agency

Istanbul-based Global Agency is the world's leading 'independent' distributor of cutting-edge TV series, formats and films for global markets, exporting programmes to more than 100 countries. The company is committed to acquiring the highest quality, most original new content through its partnerships with leading broadcasters and production companies in all the major territories. Forging successful partnerships at international events has been critical to the company's success – and much of its growth over the past nine years has been driven by MIPCOM and MIPTV.

Global Agency launched at MIPCOM 2006 with one project, two employees and a 10 sq m stand. Today the company has 130 projects, 25 employees and a major presence at both MIPCOM and MIPTV. Networking and brand exposure are the lifeblood of TV distribution. Global Agency recognises the unique power of MIPTV and MIPCOM to deliver the global industry's movers and shakers, and takes full advantage. At MIPCOM 2015, it secured over 700 face-to-face meetings with key buyers and secured exclusive sponsorships to promote the Global Agency brand and content, and support Turkey's presence as MIPCOM 2015 Country of Honour.

Business review Exhibitions	39

About MIPTV and MIPCOM

Organised by Reed MIDEM, MIPTV and MIPCOM are the world's leading markets for TV and digital content. Every March and October, the industry's major players converge on Cannes to discover the hottest companies and content from around the globe, connect with the TV industry's key decision makers and content creators, stay at the cutting edge of the latest entertainment trends and sell and acquire the latest and best TV and online content in every genre.

7,600
participants attended MIPCOM 2015
Televisa
UNSTOPPABLE CONTENT
STAND : R9.A2
Televisa
FORMATS
Callmero

MIPCOM 2015, Palais des Festivals, Cannes

RELX Group Corporate responsibility	41

Corporate responsibility

The Corporate Responsibility Report is an integral part of our Annual Reports and Financial Statements. This section highlights progress on our 2015 corporate responsibility objectives. You can read the full 2015 Corporate Responsibility Report at www.relx.com/go/CRReport

42	RELX Group Annual reports and financial statements 2015

Corporate responsibility

Corporate responsibility (CR) ensures good management of risks and opportunities, helps us attract and retain the best people and strengthens our corporate reputation. It means performing to the highest commercial and ethical standards and channelling our knowledge and strengths, as global leaders in our industries, to make a difference to society.

Consistent engagement with stakeholders, including shareholders, employees, governments and communities where we operate, helps us identify our material corporate responsibility issues. In addition, in 2015, we retained Carnstone to conduct an assessment by stakeholders of our key CR issues to ensure continued alignment with our non-financial objectives. The Boards of Directors, senior management and the Corporate Responsibility Forum oversee corresponding objectives and monitor performance against them.

We concentrate on the contributions we make as a business and on good management of the material areas that affect all companies:

1.   Our unique contributions

2.   Governance

3.   People

4.   Customers

5.   Community

6.   Supply chain

7.   Environment

1. Our unique contributions

We make a positive impact on society through our unique knowledge, resources and skills, including universal sustainable access to information, the advance of science and health, protection of society, promotion of the rule of law and justice, and fostering communities.

Scientific, Technical & Medical

Elsevier, the world’s leading provider of scientific, technical and medical information, plays an important role in advancing human welfare and economic progress through its science and health information, which spurs innovation and enables critical decision making. To broaden access to its content, Elsevier supports programmes where resources are often scarce. Among them is Research4Life, a partnership with UN agencies and approximately 200 publishers; we provide core and cutting-edge scientific information to researchers in more than 100 developing countries. As a founding partner and the leading contributor, Elsevier provides over a quarter of the material available in Research4Life, encompassing approximately 2,500 Elsevier journals and 18,900 e-books. In 2015, there were more than 5m Research4Life article downloads from ScienceDirect, an increase of 28% from 2014. The Elsevier Foundation continued to support scientific publishing in developing countries through Publishers without Borders, which allows Elsevier content specialists to spend a month working with researchers in Tanzania to increase their capabilities. During 2015, four more colleagues took part in this initiative. In the year, Elsevier produced Sustainability Science in a Global Landscape to coincide with the launch of the UN Sustainable Development Goals (SDGs) during the 70th UN General Assembly in September. It provides critical insights into global research underpinning the SDGs, including research output, citation impact, research collaboration and interdisciplinary research, catalysing a more informed dialogue between academics, civil society and policy makers on the best ways forward. A key finding is that while sustainability science is expanding at an annual growth rate of nearly 8% and attracts 30% more citations than other research fields on average, it comprises only 3% of global research output. It also identified opportunities for north–south collaboration as 76% of research is produced by high-income countries, while only 2% comes from low-income countries.

Risk & Business Analytics

Risk & Business Analytics tools and resources help protect society. Its employees created the Automated Delivery of Alerts on Missing Children (ADAM) programme, which assists in the safe recovery of missing children. Since launching in 2000, 155 children have been located, including 13 in 2015. In the year, LexisNexis Risk Solutions was selected as the Washington DC Police Foundation Public Safety Business Partner of the Year for helping to keep the capital region safe through its data analytics, data fusion and linking capabilities, which enhance crime investigation and prevention. LexisNexis Risk Solutions saved five US states an estimated $500m since June 2014 through fraud prevention services using its contributory database solutions to stop participation in more than one state’s Supplemental Nutrition Assistance (food stamps) programmes. Its Tax Refund Investigative Solution has averted approximately $500m in fraudulant tax refunds in 10 US states since its 2012 inception.

RELX Group Corporate responsibility	43

ADAM Program: bringing home missing children

A quick response time and a photo are the most critical elements in the search for missing children. Over the last 15 years, LexisNexis Risk Solutions has addressed this need through the ADAM programme, which stands for Automated Delivery of Alerts on Missing Children and is named in memory of six-year-old Adam Walsh, who was kidnapped and murdered in 1981.

“

The support NCMEC has received from LexisNexis over the last 15 years has been invaluable; thanks to their expertise and technology, there have been nearly 750 success stories, of which 155 children were recovered as a direct result of the ADAM programme alone.

John F. Clark
President and CEO, National Center for Missing & Exploited Children

ADAM alerts circulate missing child posters in minutes – more than 1.6m in 2015 – to police, news media, schools, businesses, medical centres and other recipients within a specific geographic search area. Since launching in 2000, 155 children have been located, including 13 in 2015. ADAM is designated for use by the National Center for Missing & Exploited Children (NCMEC) in the US. Some 120,000 missing child posters are distributed each month, supporting searches across the US. More than 2.6m people, including police departments, news media, hospitals, schools, social services and private companies, participate in the program. The colleagues who support ADAM exemplify the RELX Group values of innovation, boundarylessness and valuing people.

ADAM
Automated Delivery of Alerts on Missing Children
155
children safely located since 2000

Using our technology, missing child posters are distributed quickly

44	RELX Group Annual reports and financial statements 2015

During 2015, Risk & Business Analytics’ Community Care launched a knowledge and practice hub on Inform Children to help social workers tackle child neglect through detailed research. It provides in-depth information on key topics with research, advice and interactive practice tools, addressing the need for greater resources amid cuts in social care spending.

Legal

LexisNexis Legal & Professional promotes the rule of law and access to justice through its products and services. In the year, it continued to support legal infrastructure and access to justice in Myanmar. It also collaborated with the Attorney General’s Office in the Maldives to consolidate, translate and publish the laws of the Maldives and make them available in both printed and online formats to citizens and the international community. During the year, LexisNexis Legal & Professional and the International Justice Center for Postgraduate Development at Touro Law Center partnered on a new programme to help graduate attorneys support social justice. Participants in postgraduate programmes gain free one-year access to LexisNexis legal research services, allowing them to commence pro bono activities while establishing their first practice. LexisNexis Legal & Professional also contributed to the UN Global Compact’s (UNGC) Guide for General Counsel on Corporate Sustainability, which provides practical guidance to in-house counsel advancing corporate sustainability issues within their respective organisations, while also reinforcing the UNGC’s 10 Principles focused on human rights, labour, environment and anti-corruption.

Exhibitions

Reed Exhibitions’ events help strengthen communities and support our corporate responsibility focus areas. New York Comic Con, which attracted 167,000 attendees in 2015, supports the Comic Book Legal Defense Fund, a non-profit organisation protecting the rights of comics artists, publishers, retailers, librarians and fans. The show featured sessions on fighting censorship. Each year, World Travel Market, Reed Exhibitions’ flagship show for the travel and tourism industry, holds World Responsible Tourism Day. In 2015, the focus was on climate change in the lead-up to the UN COP21 climate talks in Paris. In addition to expert speakers, including Professor of Energy and Climate Change at the University of Manchester, Kevin Anderson, the day featured a senior industry debate on the travel industry’s role in limiting carbon emissions. Reed Exhibitions helped launch the new Promotional Product Service Institute (PSI) Sustainability Awards during the year to evaluate PSI members’ in-house initiatives, products and campaigns for their positive economic, environmental and social impacts.

Across RELX Group

In 2015, we supported the launch of Business for the Rule of Law, a global initiative led by the UNGC, which highlights the essential relationship between the rule of law and sustainable development, hosting 11 consultations, including in Australia, Canada, India, Malaysia, Myanmar, South Africa, Uganda, the UK and the US. The new framework provides a guide to businesses around the world in taking proactive, voluntary actions to support the rule of law in their everyday operations and relationships. It encourages businesses to go beyond compliance with legal minimum requirements. LexisNexis Legal & Professional, along with the Atlantic Council, provided the seeds of the initiative, which was introduced in September 2013 by UN Secretary-General Ban Ki-moon.

2015 marked the fifth year of the RELX Group Environmental Challenge and, in addition to awarding two new prizes, past winners were invited to develop collaboration projects. Among them CAWST, which was a 2012 winner for its project removing arsenic from drinking water in Nepal, will be partnering with Text to Change, which received funding in 2013 to allow citizens in Uganda to use their mobile phones to notify water utilities of faulty water points. They will collaborate on a year-long SMS campaign to disseminate useful information from CAWST’s water and sanitation training centre in Zambia to community health workers throughout the region.

Missing People is a UK charity focused on bringing missing children and adults back together with their families. The organisation uses Risk & Business Analytics tools, including Tracesmart, to help in the search. In the year, we joined the UK National Crime Agency’s Child Rescue Alert Development Board – supported by partners such as Missing People and Amber Alert Europe, which works across 14 European countries to protect endangered missing children – to help spread awareness of a new mobile text service that notifies police forces and members of the public when a child goes missing in a certain location. We have been exploring with Missing People and Amber Alert Europe how our big data expertise can further their work, including by adapting the poster alert service used in the US-based ADAM programme.

2015 OBJECTIVES	Progress
Support the development and release of Business for the Rule of Law framework	¡	Launched at United Nations Global Compact in June 2015
	¡	Led 11 global consultations, including in South Africa, Uganda, the UK and the US
	¡	Co-ordinated World Bank briefing on
the framework
Power of Research: five-year Environmental Challenge collaboration project	¡	Two new projects under way between past winners: SMS campaign for community health workers in Zambia and an app for tracking use of Ecofiltro water filters in Guatemala
Big Data for Good: explore project to find missing children in Europe	¡	Scoping work with Missing People and Amber Alert Europe
	¡	Joined UK National Crime Agency’s Child Rescue Alert Development Board to promote missing child text alert service for citizens and law enforcement agencies

Business review Corporate responsibility	45

2016 OBJECTIVES

¡	Universal, sustainable access to information: Establish process to ensure relief and other agencies gain access to relevant information during disasters and emergencies

¡	Advance of science and health: Launch of Innovations in Health Information programme

¡	Protection of society: Assist UNGC in promoting awareness and support for Business for the Rule of Law

¡	Promotion of the rule of law and access to justice: New tools and support in the search for missing children with key partners NCMEC, Missing People and Amber Alert Europe

¡	Fostering communities: Expand reach of World Travel Market’s World Responsible Tourism Day
OUR FIVE-YEAR VISION

Use our products and expertise to advance the Sustainable Development Goals (SDGs), including:

¡	SDG3: Good health and well-being

¡	SDG4: Quality education

¡	SDG10: Reduced inequalities

¡	SDG13: Climate action

Create an SDG Resource Centre

2. Governance

Our Code of Ethics and Business Conduct (the Code) is disseminated to every employee and sets the standards for our corporate and individual conduct. In 2015, we revised the Code to describe our social media policy, include learning aids, increase interactivity and streamline wording. Among other topics, the Code continues to address fair competition, anti-bribery, conflicts of interest, employment practices, data protection and appropriate use of company property and information. It also encourages reporting of violations – with an anonymous reporting option – and prohibits retaliation. The Code incorporates the principles of the UNGC, particularly stressing our commitment to human rights. In accordance with the UN’s Guiding Principles on Business and Human Rights, we have considered where and how we operate and have concluded that there is low human rights risk in our direct employment activities (for more information on human rights see “Supply chain” on page 49).

All employees were given required training on the 2015 Code. This training is part of the compliance curriculum mandated for new hires and is reissued at regular intervals to ensure full understanding and acknowledgement of the Code and associated policies. Mandatory periodic training covers topics on anti-bribery, competition laws, protecting data and preventing workplace harassment, suplemented by in-person training for higher-risk roles.

Key elements of the Code and policies are reinforced throughout the year through general employee materials and messages targeted to special audiences such as managers and employees in high-risk roles or locations. In 2015, with a dedicated compliance communication director, weekly emails and regular articles have increased readership of compliance and governance materials, including a popular third series of security awareness videos.

Reports of violations of the Code or related policies are promptly investigated, with careful tracking and monitoring of violations and related mitigation and remediation efforts by our Compliance

Group. We train investigators to conduct employee relations, data security, financial misconduct and other relevant matters.

In 2015, we remained diligent in our ongoing efforts to ensure compliance with applicable bribery and sanctions laws. We also released a RELX Group-wide global Electronic Workplace Policy, expanding on the Code and replacing separate business policies in order to establish a common approach to the development and management of corporate policies. To that end, we also broadened intranet posting of policies for easier access to translated versions.

As a signatory to the UNGC and its principles, encompassing labour, environment, anti-corruption and human rights, we demonstrated leadership in 2015 by serving on the UNGC Advisory Group for the UK, the UNGC Supply Chain Advisory Group and the Caring for Climate Steering Group. We were also on the board of the Alliance for Water Stewardship on behalf of the UNGC CEO Water Mandate. We played a leadership role in the UNGC’s launch of Business for the Rule of Law and the Guide for General Counsel on Corporate Sustainability, and took part in the UNGC’s 15th anniversary events and the COP21 Caring for Climate Business Forum. UNGC peers judged our 2015 Communication on Progress, required of signatories each year, to have attained Advanced Level. In the year, we also served on the UN Secretary-General’s legal taskforce helping to consider the post-2015 Sustainable Development Goals.

We operate in accordance with our Tax Principles, which can be found at www.relx.com/go/taxprinciples. In 2015, the RELX Group global business paid £343m in corporate taxes. We are a responsible corporate taxpayer and conduct our tax affairs to ensure compliance with all laws and relevant regulations in the countries in which we operate. The Statement of Investment Principles for the Reed Elsevier Pension Scheme indicates that the extent to which social, environmental or ethical issues may have a financial impact on the portfolio, or may have a detrimental effect on the strength of the employer covenant, is taken into account when making investment decisions. CR issues are relevant to other investment decisions we make. Among our sustainable investments is Healthline, which helps more than 35m consumers every month to find, understand and manage healthcare information, with access to over 1bn web pages.

46	RELX Group Annual reports and financial statements 2015

2015 OBJECTIVES	Progress
Establish common approach to development and management of corporate policies	¡	Established standard approach for development and issuance of compliance and data privacy policies
	¡	Improved intranet posting of compliance policies for easier access to all translated versions
New communication campaigns to supplement formal compliance training	¡	New weekly emails and regular articles have increased readership of compliance and governance materials
	¡	Issued third series of entertaining security awareness videos, Restricted Intelligence
Continue to enhance trade sanctions and export controls compliance procedures and tools	¡	Issued global policy and various related compliance tools and communications to increase employee awareness and simplify compliance efforts

2016 OBJECTIVES

¡	Develop compliance plan for impending EU General Data Protection Regulations

¡	Implement enhanced email retention policy for improved consistency and efficiency

¡	Expand network of global compliance investigators
OUR FIVE-YEAR VISION

Undertake consistent actions that reinforce excellence in corporate governance and compliance with all applicable legislation and our principles and policies

3. People

Our approximately 30,000 people are our strength. Our workforce is 52% female and 48% male, with an average length of service of eight years. There were 44% female and 56% male managers, and 31% female and 69% male senior operational managers.

		Female		Male
Board of Directors	3	30%	7	70%
Senior operational managers*	137	31%	304	69%
All employees**	15,600	52%	14,400	48%

* Senior operational managers are defined as those managers up to and including three reporting lines from the CEO

** Full-time equivalent

At year end 2015, women made up 30% of the members of the RELX Boards. The two Executive Directors on the Boards are male. The Nominations Committee considers the knowledge, experience and background of individual Board directors.

The Group’s Diversity and Inclusion (D&I) Statement (www.relx.com/go/Diversity) articulates our commitment to a diverse workforce and environment that respects individuals and their contributions, regardless of gender, race or other characteristics. Our D&I Strategy is focused on translating the Statement into practical action. Among its commitments is maintaining a D&I Advisory Group composed of a senior business and HR leader from each business unit, supported by a broader D&I Working Group. We encourage affinity groups, such as women’s forums and pride groups, which facilitate support, mentoring and community involvement.

During 2015, we continued to take steps to embed inclusive leadership as a core management competency, engaging our heads of talent on a common definition and reviewing our competency frameworks across the company. We have also sought advice from outside experts, including at Columbia Business School.

CEO Erik Engstrom signed the Women’s Empowerment Principles (WEPs), a UNGC and UN Women initiative designed to help companies empower women and promote gender equality. In the year, we mapped our existing practices relative to the WEPs. Accordingly, Elsevier has begun working towards EDGE gender equality certification, which has involved employee surveys across eight countries and an external review of policies and procedures.

In 2015, we undertook our triennial global employee opinion survey. Globally, 85% of all employees shared their views, the highest response rate we have achieved to date. Combined results across the Group showed progress since the last survey in 2012 with increases in employee engagement, net promoter score (indicating an increased likelihood employees would recommend working for the company), confidence in the quality of our products and services, and innovation. Where results showed areas for improvement, they will be addressed by department, team and location.

Our employees have the right to a healthy and safe workplace as outlined in the Group’s Global Health and Safety Policy. We concentrate on areas of greatest risk – for example, warehouses, events and exhibitions. However, as a primarily office-based company, our key impact areas are manual handling, slips, trips and falls. To reduce our severity rate (lost days per 200,000 hours worked), we conduct risk assessments and work with a third party in the US to assign a nurse case manager to each complex or severe claim. There were 26 lost time reportable cases in the year (vs 25 in 2014).

In the US, where we have the largest concentration of employees, the CareConnect and REACH programmes promote workplace well-being through health screenings, online assessments, stress awareness training and smoking cessation courses, with financial incentives for participation. In 2015, several thousand calls were fielded by CareConnect and nearly 3,000 employees enrolled in personal health support programmes for assistance with concerns such as weight loss or diabetes prevention.

Our annual Fit2Win global wellbeing competition encourages employees to establish fitness teams to compete for cash prizes for charities of their choice. Across the Group, 95 teams took part and ran, walked, cycled and swam a total of 111,711 miles/179,781 km, a 25% increase in the total distance and 20% increase in the number of teams over 2014.

In November 2015, we held a global, week-long diabetes campaign featuring screenings, webinars, posters and special events. A total of 70 offices took part, covering 22,000 employees.

RELX Group Corporate responsibility	47

Advancing human rights: the eyeWitness to Atrocities app

> The eyeWitness to Atrocities app will be a transformational tool in the fight for human rights, providing a solution to the evidentiary challenges surrounding mobile phone footage.
>
> **Mark Ellis**
> International Bar Association Executive Director

130+
countries accessed eyeWitness in 2015

The eyeWitness app is available on all Android-enabled phones

Social media is increasingly a forum for highlighting human rights abuses, but without attribution and other necessary information the content cannot be used in prosecutions.

Working with the International Bar Association, LexisNexis Legal & Professional helped launch eyeWitness to Atrocities in 2015, a mobile phone app that allows citizens to securely and verifiably report human rights atrocities so that the information can serve as evidence in law courts. Now, anyone with an Android smartphone – from journalists and investigators to affected citizens – can download the free app and contribute to bringing perpetrators to account for crimes against humanity, including torture and war crimes. The app's design is based on rules of evidence in international, regional and national courts and tribunals. It incorporates features to guarantee authenticity, facilitate verification and protect confidentiality by allowing the user to choose whether they wish to submit their report anonymously. eyeWitness utilises the same technology LexisNexis Legal & Professional deploys to safeguard sensitive and confidential material for its clients. It is a tangible example of RELX Group's commitment to advancing the rule of law around the world.

48	RELX Group Annual reports and financial statements 2015

2015 OBJECTIVES	Progress
Map internal practice against the UN Women’s Empowerment Principles	¡	Cross-business review; pursuit of EDGE gender certification programme
	¡	Shared out mapping tool with WEPs leadership at the UNGC
Embed inclusive leadership as a core management competency	¡	Cross-business input into inclusive leadership definition
	¡	Engagement of talent managers on inclusion in competency frameworks and business leadership programmes

	¡	Insight from experts, including Columbia Business School
Targeted wellness campaign focused on avoiding/managing diabetes	¡	Focus on prevention of type 2 diabetes, primarily at locations where risk is higher
	¡	Campaign focused on small lifestyle changes with big impact
	¡	Global activities on World Diabetes Day in November

2016 OBJECTIVES

¡	Expand diversity and inclusion employee resource groups

¡	Develop pilot mentoring programme

¡	Increase awareness of mental health at work
OUR FIVE-YEAR VISION

Focus on talent development, diversity and inclusion, and well-being, to ensure a high-performing and satisfied workforce

4. Customers

In 2015, we surveyed more than 475,000 customers through Net Promoter Score (measuring customer advocacy) and business dashboard programmes. This allows us to deepen our understanding of their needs and further drives forward a customer-centric culture across the Group. Results were reviewed by the CEO and senior operational managers and communicated to staff. To aid colleagues who work with customers, during the year we widened our CR as a Sales Tool Working Group and continued to incorporate CR into customer-facing staff training with outreach to key sales and marketing teams. In addition, we shared our CR focus with key customer groups including law school students and firms.

Our cross-business Editorial Policy Working Group updated the Editorial Policy in 2015 for clarity and applicability across the company. We also added in reference to our commitment to universal, sustainable access to information. It will be translated into key languages and rolled out with a message from the Chief Legal Officer and Company Secretary in 2016.

We advanced our Quality First Principles (QFP) in the year, completing 23 QFP risk assessments, and identified senior quality champions for our business units. We consulted externally on the Principles and the risk assessment methodology that will inform our thinking as we review them next year in anticipation of the first QFP internal audits.

We are committed to improving access to our products and services for all users, regardless of physical ability. Our Accessibility Policy was developed in 2013 to lead the industry in providing accessibility solutions to customers with products that are operable, understandable and robust. In 2015, members of the Accessibility Working Group logged 120 accessibility projects and Elsevier’s Global Books Digital Archive fulfilled more than 4,000 disability requests, 65% of them through AccessText.org, a service it helped establish. Developments in the year include a new online accessibility course for the benefit of all employees and a new intranet site dedicated to accessibility. We also launched a new baseline tool, the tiered model for accessibility, to prioritise accessibility features in our products in conjunction with the chief technology officers across the business. And we developed new compliance templates, including for the WCAG 2.0 global accessibility guidelines.

Our 2015 CR Forum Stakeholder Session involved over 125 attendees online and in person. It focused on data privacy and security, and featured a mix of internal and external contributors. Content was made available on our intranet and viewed by staff globally.

2015 OBJECTIVES	Progress
Customer engagement: sharing our CR expertise webinar series	¡	CR as a Sales Tool Working Group widened
	¡	Presentations for customers including legal students and law firms
Conduct 10 Quality First Principles (QFP) risk assessments	¡	23 QFP risk assessments completed
	¡	Reviewed Principles and assessment criteria
	¡	Network of QFP business unit contacts named
Develop baseline tool to determine accessibility requirements for new and existing sites	¡	Tiered product model for accessibility rolled out and championed by chief technology officers
	¡	Developed several new compliance templates, including for WCAG 2.0

2016 OBJECTIVES

¡	Expand QFPs beyond content and data to other areas such as customer support

¡	New CR as a Sales Tool offerings, including video content

¡	Hold 15 accessibility feedback sessions to engage people with disabilities
OUR FIVE-YEAR VISION

Increase our customer base across our four business units through active listening and engagement, and a focus on editorial and quality standards, and accessibility

Business review Corporate responsibility	49

5. Community

RE Cares, our global community programme, supports employee and corporate engagement that makes a positive impact on society through volunteerism and giving. In addition to local initiatives of importance to employees, the programme’s core focus is on education for disadvantaged young people that advances one or more of our unique contributions as a business. Staff have up to two days’ paid leave per year for their own community work. We donated £3.1m in cash (including through matching gifts) and the equivalent of £13.7m in products, services and staff time in 2015. 37% of employees were engaged in volunteering through RE Cares and we reached more than 35,000 disadvantaged young people through time, in-kind and cash donations. In 2015, we developed an impact measurement tool adapted from LBG, a community investment network we have been a member of for 10 years, to record and assess the impact on beneficiaries and employees of our central initiatives.

A network of 212 RE Cares Champions (22 new Champions in 2015) ensures the vibrancy of our community engagement around the world. Each September, they hold RE Cares Month to celebrate our community focus and, in 2015, 80% of locations took part. Among them, Elsevier Operations organised a Global Day of Caring over 24 hours across seven time zones, while their colleagues in Rio de Janeiro created a library, with books donated by employees, in a favela only accessible by gondola lift. During RE Cares Month, we held our annual global book drive, yielding over 6,000 books for local and developing world readers, and announced the winners of the fifth Recognising Those Who Care Awards to highlight the exceptional contributions to RE Cares of 11 individuals and four RE Cares teams. Individual winners from across the business travelled to the Philippines with the Kapatid Kita Mahal Kita Foundation, a charity partner of our Philippines office over the last four years, which provides underprivileged children from the Payatas dumpsite community with scholarships and other educational support. The trip was led for the fifth time by Youngsuk “YS” Chi, Director of Corporate Affairs. Among the teams winning for exceptional community engagement were Risk & Business Analytics in Skokie, Illinois, which organised 41 volunteer programmes, collection drives and fundraising efforts over one year.

2015 OBJECTIVES	Progress
60% of locations taking part in RE Cares Month	¡	80% of locations took part
Develop RE Cares impact measurement tool	¡	Adapted LBG project assessment template to track impact criteria

	¡	Consultations with RE Cares Champions and community partners

2016 OBJECTIVES

¡ 60% of RE Cares Champions supporting new global fundraising partnership

¡ Deploy project assessment template with feedback on key central initiatives
OUR FIVE-YEAR VISION

Use our unique contributions to advance education for disadvantaged young people; track the impact of community investment activities

6. Supply chain

We require our suppliers to meet the high standards we set for ourselves. Our Supplier Code of Conduct stipulates adherence to all laws and best practice in areas such as human rights, labour and the environment. Through our Socially Responsible Supplier (SRS) database, in 2015 we tracked 399 key suppliers and those we deem high risk according to the Carnstone Supplier Risk Tool. Developed for the Group, the tool incorporates eight indicators, including human trafficking information from the US State Department and Environmental Performance Index results produced by Yale and Columbia universities. The tracking list changes year on year based on the number of suppliers we do business with who meet the required criteria. We started 2015 with 57% of suppliers on the SRS tracking list as signatories to the Supplier Code and reached 88% by year end (11% of the total are suppliers who have provided internal codes in lieu, which we believe to be as stringent as our own). We have embedded signing the Supplier Code into our e-sourcing tool as a criterion for doing business with us, and have an additional 2,843 suppliers who have signed the Supplier Code.

Specialist supply chain auditors, Intertek, undertook 86 external audits of high-risk suppliers as part of their comprehensive Workplace Conditions Assessment and Corrective and Preventative Actions programme. Any incidence of non-compliance identified in the audit process triggers a corrective action plan agreed with the supplier, with remediation required on all issues.

The roll-out of our US Supplier Diversity programme continued in 2015 with efforts to increase the number of diverse suppliers invited to bid on relevant sourcing projects. The process has resulted in a $23.6m increase in spend with diverse suppliers. Feedback is provided to diverse suppliers after the competitive bidding process to improve their opportunities for development.

2015 OBJECTIVES	Progress
Increase core suppliers as signatories to the Code	¡	95% of core suppliers as Code signatories
Enhance external Workplace Conditions Assessment tool with external review of Corrective Action Plan fulfilment	¡	86 audits completed
Advance US Supplier Diversity and Inclusion programme	¡	$23.6m increase in spend with diverse suppliers

2016 OBJECTIVES

¡	Increase core suppliers as signatories to the Supplier Code

¡	Use Corrective and Preventative Actions tool to ensure continuous improvement in audit results

¡	Continue to advance US Supplier Diversity programme
OUR FIVE-YEAR VISION

Reduce risk by ensuring adherence to our Supplier Code of Conduct through training, auditing and remediation; strengthening supplier relationships through partnerships

50	RELX Group Annual reports and financial statements 2015

7. Environment

Our environmental targets reflect our performance and focus areas and can be found, along with full details, in the 2015 Corporate Responsibility Report at www.relx.com/go/CRReport.

In 2015, we purchased 50% of our electricity from renewable energy and Renewable Energy Certificates. We scored 98 (B) in the CDP Climate Change programme.

Our Environmental Champions network, employee-led Green Teams and engagement through networks such as the Publishers’ database for Responsible Environmental Paper Sourcing inform how we address our environmental impacts. Our Environmental Standards programme sets benchmark performance levels and inspires green competition between offices. In 2015, 90 sites (78% of key locations) achieved five or more standards and attained green status. The Chief Financial Officer wrote to all staff recognising their achievements on World Environment Day and also identified Green Heroes across the Group, nominated by their peers for their environmental efforts. The winner of the individual category chose to join a wildlife research expedition with Earthwatch in Arizona and Utah. Green Teams submitted environmental project ideas to engage staff and winners received funding to carry out their plans.

We are introducing new environmental targets for 2016-2020 – see the 2015 Corporate Responsibility Report. To align with them, we are updating our Environmental Standards. The Enhanced Environmental Standards, effective in 2016, set more difficult performance levels to support achievement of the global targets. We expect the number of locations achieving five or more standards to decrease substantially as each site implements plans to achieve the more challenging goals.

We have a positive environmental impact through our environmental products and services, which spread good practice, encourage debate and aid researchers and decision makers. The most recent results from the independent Market Analysis System show that our share of citations in environmental science represented 39% of the total market, and 74% in energy and fuels. Elsevier colleagues launched the Green and Sustainable Chemistry Challenge in 2015 to encourage the development of novel and sustainable chemistry processes, products and resources suitable for use in developing countries; the first-prize winner will be awarded €50,000, and the second-prize winner will receive €25,000. Priority is given to projects that are scalable and practical and to those that reduce hazardous substances and promote more sustainable use of resources. Winners will be chosen in 2016 by a panel of expert judges.

In the year we conducted a multi-stakeholder consultation on our new global environmental targets, using a science-based approach to calculate our required carbon reductions. The new targets include a commitment to certify 50% of the business against the ISO 14001 environmental management system standard.

2015 OBJECTIVES	Progress
Consultation on new environmental targets with key stakeholders	¡	Online survey to gather feedback from employees, suppliers, government, investors and NGOs
	¡	In-depth interviews with key stakeholders
50% of electricity from renewable energy or Renewable Energy Certificates	¡	Achieved through purchase of European green tariff and US Green-e certified Renewable Energy Certificates
75% of key locations to achieve five or more Group Environmental Standards	¡	78% of key locations achieved five or more Environmental Standards

2016 OBJECTIVES

¡	Embed new environmental targets with key stakeholders

¡	Purchase renewable electricity equal to 60% of global consumption

¡	25% of locations to achieve five or more new Environmental Standards
OUR FIVE-YEAR VISION

Meet our five-year environmental targets that will contribute to keeping global average climate warming to below two degrees Celsius; help others do so through our environmental content and services

Business review Corporate responsibility	51

2015 ENVIRONMENTAL PERFORMANCE

	Absolute performance			Intensity ratio (Absolute/revenue £m)
	2015	variance	2014	2015	variance	2014
Scope 1 (direct emissions) tCO2e	7,446	-17%	8,932	1.25	-19%	1.55
Scope 2 (gross electricity and heat) tCO2e	95,947	-12%	109,129	16.07	-15%	18.90
Total energy (MWh)	207,093	-7%	222,658	34.68	-10%	38.57
Office energy (MWh)	101,228	-11%	113,232	16.95	-14%	19.61
Water (m3)	337,645	-2%	343,661	56.55	-5%	59.53
Waste diverted from landfill (%)*	75%	5%pts	70%	0.95	-20%	1.19
Production paper (t)	51,285	-2%	52,163	8.59	-5%	9.04

TARGETS

Focus area	Key performance indicators	Target 2010/15	Achievement to date
Climate change	Scope 1 intensity (direct emissions)	-20%	-42% Achieved
	Scope 2 intensity (gross electricity and heat)	-10%	-34% Achieved
Energy	Office energy use intensity	-20%	-36% Achieved
	Percentage of electricity from renewables or Renewable Energy Certificates	50%	50% Achieved
	Average data centre Power Usage Effectiveness (PUE)	1.69	1.65 Achieved
Water	Percentage of key locations achieving 10 m3 of water per person per year	100%	96% One location not achieved
Waste	Waste diverted from landfill	75%	75% Achieved

* Intensity metric shows tonnes of waste diverted from landfill/£m revenue

We have reported on all emission sources required under the Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013. We have included emissions from all operating companies within the Group.

We have used the GHG Protocol Corporate Accounting and Reporting Standard (revised edition) and the data has been assured by an independent third party, EY. Details on methodology and the assurance statement can be viewed in the 2015 Corporate Responsibility Report at www.relx.com/go/CRReport.

THE FULL 2015 CORPORATE RESPONSIBILITY REPORT IS AVAILABLE AT WWW.RELX.COM/GO/CRREPORT

RELX Group Financial review	53

Financial review
IN THIS SECTION
54	Chief Financial Officer’s report
60	Principal risks

54	RELX Group Annual reports and financial statements 2015

Chief Financial Officer’s report

Nick Luff

Chief Financial Officer

Capital discipline and financial stewardship are important to the Group for the benefit of shareholders. In 2015, we maintained the trends in financial performance that have been delivered in recent years. At constant currencies, adjusted earnings per share grew by 8%. Cash generation was robust and our balance sheet remains strong, with Return on Invested Capital of 12.7%.

Revenue

Growth of underlying revenue was 3%, with all four market segments contributing to underlying growth. The underlying growth rate reflects good growth in electronic and face-to-face revenues, partially offset by continued print revenue declines.

SOURCES OF 2015 REVENUE GROWTH

YEAR TO 31 DECEMBER	£m	Change
2014 revenue	5,773
Underlying growth	166	+3%
Exhibition cycling	(38)	-1%
Acquisitions	101	+2%
Disposals	(95)	-2%
Currency effects	64	+1%
2015 revenue	5,971	+3%

Underlying revenue growth rates are calculated at constant currencies. They exclude revenues from biennial and other cycling shows in exhibitions, and revenues from businesses acquired and disposed of in both the year and prior year, and revenues from assets held for sale.

Exhibition cycling effects reduced the Group’s revenue growth by 1%. Acquisitions contributed 2% to revenue growth, offset by disposals which reduced revenue growth by 2%. The impact of currency movements was to increase revenue by 1%, principally due to the strengthening of the US dollar, on average, against sterling during 2015, partly offset by the decline in the value of the euro. Reported revenue, including the effects of exhibition cycling, portfolio changes and currency movements, was £5,971m (2014: £5,773m), up 3%.

Profit

Underlying adjusted operating profit grew ahead of revenue at 5%, reflecting the benefit of tight cost control across the Group.

SOURCES OF 2015 PROFIT GROWTH

YEAR TO 31 DECEMBER	£m	Change
2014 adjusted operating profit	1,739
Underlying growth	90	+5%
Acquisitions	14	+1%
Disposals	(14)	-1%
Currency effects	(7)	-
2015 adjusted operating profit	1,822	+5%

Underlying operating profit growth rates are calculated at constant currencies. They exclude operating results from businesses acquired and disposed of in both the year and prior year, and operating results from assets held for sale.

Acquisitions and disposals had no net impact on adjusted operating profit. Currency effects reduced adjusted operating profit by less than 1%. Total adjusted operating profit, including the impact of acquisitions and disposals and currency effects, was £1,822m (2014: £1,739m), up 5%.

Financial review Chief Financial Officer’s report	55

Profit continued

	2015 £m	2014 £m	Change	Change at constant currencies	Change underlying
Adjusted figures
Revenue	5,971	5,773	+3%	+2%	+3%
Operating profit	1,822	1,739	+5%	+5%	+5%
Operating margin	30.5%	30.1%
Profit before tax	1,669	1,592	+5%	+6%
Net profit	1,275	1,213	+5%	+6%
Net margin	21.4%	21.0%
Cash flow	1,712	1,662	+1%	+3%
Cash flow conversion	94%	96%
Return on invested capital	12.7%	12.8%
Adjusted earnings per share	60.5p	56.3p	+7%	+8%
Adjusted earnings per share (euro)	€0.835	€0.698	+20%	+8%

RELX Group uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. Reconciliations between the reported and adjusted figures are set out on pages 56, 58, 102 and 116. Underlying growth rates are calculated at constant currencies, and exclude the results of acquisitions and disposals made in both the year and prior year and of assets held for sale. Underlying revenue growth rates also exclude the effects of exhibition cycling. Constant currency growth rates are based on 2014 full-year average and hedge exchange rates.

Underlying operating costs were up 1%, reflecting investment in global technology platforms and the launch of new products and services, partly offset by continued process innovation. Actions were taken across our businesses to improve cost-efficiency. Total operating costs, including the impact of acquisitions, disposals and currency effects increased by 3%.

In November 2015, the Netherlands pension scheme, together with all associated assets and liabilities, was transferred into an industry-wide collective scheme. This collective scheme is a defined contribution pension plan, with no deficit or surplus recognised on the balance sheet. The transfer of the scheme, and other smaller changes to the terms of the UK defined benefit pension plan, resulted in settlement and past service credits of £61m recognised within adjusted operating profit. This gain was largely offset by a one-off sales tax charge in the US and other costs relating to business reorganisation.

The overall adjusted operating margin of 30.5% was 0.4 percentage points higher than in the prior year. On an underlying basis, the margin improved by 0.9 percentage points, offset by a 0.5 percentage point decrease from currency effects. Portfolio effects had no net impact on the operating margin.

Interest expense, excluding the net pension financing charge, was £153m (2014: £147m). The increase primarily reflects higher net borrowings and currency translation effects partly offset by a lower average interest rate.

Adjusted profit before tax was £1,669m (2014: £1,592m), up 5%.

The adjusted effective tax rate on adjusted profit before tax was 23.2%, slightly lower than the prior year rate of 23.5%. The adjusted effective tax rate excludes movements in deferred taxation assets and liabilities related to goodwill and acquired intangible assets, but includes the benefit of tax amortisation where available on those items. The adjusted effective tax rate has been relatively stable over the past five years and is expected to remain around the 2015 rate. Adjusted operating profits and taxation are grossed up for the equity share of taxes in joint ventures. The application of tax law and practice is subject to some uncertainty and amounts are provided in respect of this. Discussions with tax authorities relating to cross-border transactions and other matters are ongoing. Although the outcome of open items cannot be predicted, no significant impact on profitability is expected.

The adjusted net profit attributable to shareholders of £1,275m (2014: £1,213m) was up 5%. Adjusted earnings per share were up 7% at 60.5p (2014: 56.3p) when expressed in sterling and 20% at €0.835 (2014: €0.698) when expressed in euros. At constant rates of exchange, adjusted earnings per share increased by 8%.

56	RELX Group Annual reports and financial statements 2015

Cash flows

Adjusted cash flow was £1,712m (2014: £1,662m), up 3% compared with the prior year and at constant currencies. The rate of conversion of adjusted operating profit to adjusted cash flow was 94% (2014: 96%).

CONVERSION OF ADJUSTED OPERATING PROFIT INTO CASH

YEAR TO 31 DECEMBER	2015 £m	2014 £m
Adjusted operating profit	1,822	1,739
Capital expenditure	(307)	(270)
Depreciation and amortisation of internally developed intangible assets	228	237
Working capital and other items	(31)	(44)
Adjusted cash flow	1,712	1,662
Cash flow conversion	94%	96%

Capital expenditure was £307m (2014: £270m), including £242m (2014: £203m) in respect of capitalised development costs. This reflects sustained investment in new products and related infrastructure, particularly in Legal and in Scientific, Technical & Medical. Depreciation and the amortisation of internally developed intangible assets was £228m (2014: £237m). Capital expenditure was 5.1% of revenue (2014: 4.7%). Depreciation and amortisation was 3.8% of revenue (2014: 4.1%).

Tax paid, excluding tax relief on acquisition-related costs and on disposals, of £364m (2014: £363m) was in line with the prior year. Interest paid was £132m (2014: £126m).

Payments made in respect of acquisition-related costs amounted to £45m (2014: £27m).

Free cash flow before dividends was £1,186m (2014: £1,156m). Ordinary dividends paid to shareholders in the year, being the 2014 final and 2015 interim dividends, amounted to £583m (2014: £565m). Free cash flow after dividends was £603m (2014: £591m).

RECONCILIATION OF CASH GENERATED FROM OPERATIONS TO ADJUSTED CASH FLOW

YEAR TO 31 DECEMBER	2015 £m	2014 £m
Cash generated from operations	1,882	1,851
Dividends received from joint ventures	57	44
Purchases of property, plant and equipment	(65)	(67)
Expenditure on internally developed intangible assets	(242)	(203)
Payments in relation to acquisition-related costs/other	79	27
Proceeds from disposals of property, plant and equipment	1	10
Adjusted cash flow	1,712	1,662

FREE CASH FLOW

YEAR TO 31 DECEMBER	2015 £m	2014 £m
Adjusted cash flow	1,712	1,662
Interest paid	(132)	(126)
Tax paid	(364)	(363)
Acquisition-related costs*	(30)	(17)
Free cash flow before dividends	1,186	1,156
Ordinary dividends	(583)	(565)
Free cash flow post dividends	603	591

* Including cash tax relief.

Total consideration on acquisitions completed in the year was £171m (2014: £385m). Cash spent on acquisitions was £207m (2014: £437m), including deferred consideration of £25m (2014: £34m) on past acquisitions and spend on venture capital investments of £16m (2014: £6m) . No cash was spent on the acquisition of non-controlling interests during the year (2014: £15m), and there were no borrowings in acquired businesses (2014: £20m).

Total consideration for the disposal of non-strategic assets in 2015 was £73m (2014: £74m), including £1m (2014: £10m) in respect of freehold properties. Net cash received after timing differences and separation and transaction costs was £34m (2014: £53m). Net tax recovered in respect of disposals was £6m (2014: £5m).

Share repurchases by the parent companies in 2015 were £500m (2014: £600m), with a further £100m repurchased in 2016 as at 24 February. In addition, the Employee Benefit Trust purchased shares of the parent companies to meet future obligations in respect of share based remuneration totalling £23m (2014: £39m). Proceeds from the exercise of share options were £24m (2014: £45m).

RECONCILIATION OF NET DEBT YEAR-ON-YEAR

YEAR TO 31 DECEMBER	2015 £m	2014 £m
Net debt at 1 January	(3,550)	(3,072)
Free cash flow post dividends	603	591
Net disposal proceeds	34	53
Acquisition cash spend	(207)	(437)
Share repurchases	(500)	(600)
Purchase of shares by the Employee Benefit Trust	(23)	(39)
Other*	(20)	33
Currency translation	(119)	(79)
Movement in net debt	(232)	(478)
Net debt at 31 December	(3,782)	(3,550)

* Cash tax relief on disposals, distributions to non-controlling interests, pension deficit payments, finance leases, and share option exercise proceeds.

Funding

Debt

Net borrowings at 31 December 2015 were £3,782m, an increase of £232m since 31 December 2014. The majority of borrowings are denominated in US dollars and the weakening of sterling against the dollar during 2015 resulted in higher net borrowings when

Financial review Chief Financial Officer’s report	57

translated into sterling. Excluding currency translation effects, net borrowings increased by £113m. Expressed in US dollars, net borrowings at 31 December 2015 were $5,573m, an increase of $41m.

Gross borrowings at 31 December 2015 amounted to £3,902m (2014: £3,825m). The fair value of related derivative liabilities was £2m (2014: £1m). Cash and cash equivalents totalled £122m (2014: £276m). In aggregate, these give the net borrowings figure of £3,782m (2014: £3,550m).

The effective interest rate on gross borrowings was 3.8% in 2015, down from 4.2% in the prior year. As at 31 December 2015, gross borrowings had a weighted average life remaining of 4.7 years and a total of 50% of them were at fixed rates, after taking into account interest rate derivatives.

The ratio of net debt to 12-month trailing EBITDA (adjusted earnings before interest, tax, depreciation and amortisation) was 1.8x (2014: 1.7x). Incorporating the capitalisation of operating leases and the net pension deficit, in line with the approach taken by the credit rating agencies, the ratio was 2.2x (2014: 2.3x).

Liquidity

In June 2015, the second and final one-year extension option was exercised on the $2.0bn committed bank facility, taking the maturity to July 2020. This back-up facility provides security of funding for short-term debt. At 31 December 2015, this facility was undrawn.

In May 2015, €600m of euro denominated fixed rate term debt with a coupon of 1.30% and a maturity of ten years was issued and swapped into $669m of floating rate US dollar debt on issue.

The Group has ample liquidity and access to debt capital markets, providing the ability to repay or refinance borrowings as they mature and to fund ongoing requirements.

Invested capital and returns

Net capital employed was £7,236m at 31 December 2015 (2014: £6,851m), an increase of £385m. The carrying value of goodwill and acquired intangible assets increased by £144m, reflecting the strengthening of the dollar against sterling and acquisitions in 2015, partly offset by the annual amortisation charge and divestments. An amount of £111m was capitalised in the year in respect of acquired intangible assets and £100m was recorded as goodwill.

SUMMARY BALANCE SHEET

AS AT 31 DECEMBER	2015 £m	2014 £m
Goodwill and acquired intangible assets*	7,509	7,365
Internally developed intangible assets*	878	780
Property, plant and equipment* and investments	471	464
Net assets/(liabilities) held for sale	6	(2)
Net pension obligations	(384)	(632)
Working capital	(1,244)	(1,124)
Net capital employed	7,236	6,851

* Net of accumulated depreciation and amortisation.

Development costs of £242m (2014: £203m) were capitalised within internally developed intangible assets, most notably investment in new products and related infrastructure in the Legal and Scientific, Technical & Medical businesses.

Net pension obligations, i.e. pension obligations less pension assets, decreased to £384m (2014: £632m). There was a deficit of £189m (2014: £439m) in respect of funded schemes, which were on average 95% funded at the end of the year on an IFRS basis. The lower deficit reflects the transfer of the scheme in the Netherlands to an industry-wide collective scheme and actuarial gains in the UK reflecting scheme experience.

The post-tax return on average invested capital in the year was 12.7% (2014: 12.8%). As a signficiant proportion of our goodwill and intangible assets are held in US dollars, the strengthening of the dollar compared to the prior year has reduced the return on average invested capital. Excluding currency effects, return on invested capital would have increased to 13.4%.

RETURN ON INVESTED CAPITAL

AS AT 31 DECEMBER	2015 £m	2014 £m
Adjusted operating profit	1,822	1,739
Tax at effective rate	(424)	(409)
Effective tax rate	23.2%	23.5%
Adjusted operating profit after tax	1,398	1,330
Average invested capital*	10,995	10,393
Return on invested capital	12.7%	12.8%

* Average of invested capital at the beginning and the end of the year, retranslated at 2015 average exchange rates. Invested capital is calculated as net capital employed, adjusted to add back accumulated amortisation, impairment of acquired intangible assets and goodwill and to exclude the gross up to goodwill in respect of deferred tax.

58	RELX Group Annual reports and financial statements 2015

Reported figures

	2015 £m	2014 £m	Change
Reported figures
Revenue	5,971	5,773	+3%
Operating profit	1,497	1,402	+7%
Profit before tax	1,312	1,229	+7%
Net profit	1,008	955	+6%
Net margin	16.9%	16.5%
Net borrowings	3,782	3,550

Reported operating profit, after amortisation of acquired intangible assets and acquisition-related costs, was £1,497m (2014: £1,402m).

The amortisation charge in respect of acquired intangible assets, including the share of amortisation in joint ventures, increased to £296m (2014: £286m), primarily reflecting currency effects, partially offset by certain assets becoming fully amortised. Acquisition-related costs were £35m (2014: £30m).

Reported net finance costs of £174m (2014: £162m) include a charge of £21m (2014: £15m) in respect of the defined benefit pension schemes. Net pre-tax disposal losses were £11m (2014: £11m) arising largely from the sale of certain Legal and Risk & Business Analytics businesses. These losses are offset by an associated tax credit of £13m (2014: £3m charge).

The reported profit before tax was £1,312m (2014: £1,229m).

RECONCILIATION OF ADJUSTED AND REPORTED PROFIT BEFORE TAX

YEAR TO 31 DECEMBER	2015 £m	2014 £m
Adjusted profit before tax	1,669	1,592
Amortisation of acquired intangible assets	(296)	(286)
Acquisition-related costs	(35)	(30)
Reclassification of tax in joint ventures	6	(21)
Net pension financing charge	(21)	(15)
Disposals and other non-operating items	(11)	(11)
Reported profit before tax	1,312	1,229

The reported tax charge was £298m (2014: £269m). The reported net profit attributable to the parent companies’ shareholders was £1,008m (2014: £955m ).

RECONCILIATION OF ADJUSTED AND REPORTED TAX CHARGE

YEAR TO 31 DECEMBER	2015 £m	2014 £m
Adjusted tax charge	(388)	(374)
Tax on disposals and other non-operating items	13	(3)
Deferred tax credits from intangible assets	70	74
Other items	7	34
Reported tax charge	(298)	(269)

Reported earnings per share and dividends

RELX PLC	2015 £m	2014 £m	Change
Reported earnings per share	46.4p	43.0p	+8%
Ordinary dividend per share	29.7p	26.0p	+14%

RELX NV	€m	€m
Reported earnings per share	€0.682	€0.568	+20%
Ordinary dividend per share	€0.403	€0.383	+5%

The reported earnings per share for RELX PLC was up 8% at 46.4p (2014: 43.0p) and for RELX NV was up 20% at €0.682 (2014: €0.568).

The final dividends proposed by the respective Boards are 22.3p per share for RELX PLC and €0.288 per share for RELX NV, 17% and 1% higher respectively compared with the prior year final dividends. This gives total dividends for the year of 29.7p (2014: 26.0p) and €0.403 (2014: €0.383). The difference in growth rates in the final dividends, and the in earlier interim dividends, reflects changes in the euro:sterling exchange rate since the respective prior year dividend announcement dates. The final dividend has also been impacted by changes in UK tax legislation, as outlined below.

Until the end of 2015 the equalisation of dividends between RELX PLC and RELX NV took into account the prevailing tax credit that was available to certain UK taxpayers at that time. The tax credit was also taken into account in the determination of reported earnings per share. The UK government has announced that dividend tax credits will be abolished with effect from 6 April 2016, impacting dividends paid after this date. As a result of the abolition of this tax credit, from 2016 reported earnings per share will have the same value for each RELX PLC and RELX NV share.

Dividend cover, based on adjusted earnings per share and the total interim and proposed final dividends for the year, is 2.0 times (2014: 2.2x) for RELX PLC and 2.1 times (2014: 1.8x) for RELX NV. The dividend policy of the parent companies is, subject to currency considerations, to grow dividends broadly in line with adjusted earnings per share while maintaining dividend cover (being the number of times the annual dividend is covered by the adjusted earnings per share) of at least two times over the longer-term.

During 2015, a total of 45.8m RELX PLC and RELX NV shares, adjusted to reflect the bonus issue of RELX NV shares declared on 30 June 2015, were repurchased. Total consideration for these repurchases was £500m. A further 0.9m RELX PLC shares and 0.8m RELX NV shares were purchased by the Employee Benefit Trust. During 2015, 31.5m RELX PLC shares held in treasury were cancelled. As at 31 December 2015, total shares in issue for RELX Group, net of shares held in treasury and shares held by the Employee Benefit Trust, amounted to 2,091.9m; represented by 1,106.6m RELX PLC shares and 985.3m RELX NV shares. A further 4.6m RELX PLC shares and 4.1m RELX NV shares have been repurchased in 2016 as at 24 February.

Financial review Chief Financial Officer’s report	59

Distributable reserves

As at 31 December 2015, the parent companies RELX PLC and RELX NV each had distributable reserves of over £1.4bn (€1.9bn). In line with respective legislation in the UK and the Netherlands, distributable reserves are derived from the non-consolidated parent company balance sheets. The move from UK GAAP to FRS 101 has not impacted the reserves of either company. The consolidated Group reserves reflect adjustments such as the amortisation of acquired intangible assets that are not taken into account when calculating distributable reserves.

Further information on the distributable reserves of RELX PLC and RELX NV can be found in the parent company financial statements on pages 153 and 162 respectively.

Accounting policies

The consolidated financial statements are prepared in accordance with International Financial Reporting Standards as adopted by the European Union and as issued by the International Accounting Standards Board following the accounting policies shown in the notes to the financial statements on pages 101 to 140. The accounting policies and estimates which require the most significant judgement relate to the valuation of goodwill and intangible assets, the capitalisation of development costs, taxation and accounting for defined benefit pension schemes. Further detail is provided in the accounting policies on pages 99 to 100 and in the relevant notes to the accounts.

Tax principles

Taxation is an important issue for us and our stakeholders, including our shareholders, governments, customers, suppliers, employees and the broader, global communities in which we operate. For this reason, we operate in accordance with our Tax Principles, which can be found on our website at www.relx.com/go/taxprinciples.

In summary, we maintain an open dialogue with tax authorities, and are vigilant in ensuring that we comply with current tax legislation. We have clear and consistent tax policies and tax matters are dealt with by a professional tax function, supported by external advisers. We proactively seek to agree arms-length pricing with tax authorities to mitigate tax risks of significant cross-border operations where this is available. We actively engage with policy makers, tax administrators, industry bodies and international institutions to provide informed input on proposed tax measures, so that we and they can understand how those proposals would affect our businesses. In addition, we participate in consultations with the Organisation for Economic Co-operation and Development (“OECD”), European bodies and the United Nations.

Treasury policies

The main treasury risks faced by the Group are liquidity risk, interest rate risk, foreign currency risk and credit risk.

The Boards of RELX PLC, RELX NV and RELX Group plc agree overall policy guidelines for managing each of these risks. A summary of these policies is provided in note 19 to the financial statements on pages 125 to 129. Financial instruments are used to finance the RELX Group businesses and to hedge transactions. The Group’s businesses do not enter into speculative transactions.

Capital and liquidity management

The capital structure is managed to support the Group’s objective of maximising long-term shareholder value through appropriate security of funding, ready access to debt and capital markets, cost-effective borrowing and flexibility to fund business and acquisition opportunities while maintaining appropriate leverage to ensure an efficient capital structure.

Over the long-term, the Group seeks to maintain cash flow conversion of 90% or higher and credit metrics that are consistent with a solid investment grade credit rating. The typical credit metrics are net debt to EBITDA, on a pensions and lease adjusted and on an unadjusted basis, and free cash flow as percentage of net debt.

The Group’s uses of free cash flow over the longer-term balance the dividend policy, selective acquisitions and share repurchases, while retaining the balance sheet strength to maintain access to cost-effective sources of borrowing. Further detail on the Group’s capital and liquidity management is provided on page 125.

Corporate responsibility

We attach equal importance to assessing our non-financial performance as we do in reviewing the other aspects of our business activity. The social and environmental metrics that appear in this report, and in the companion 2015 Corporate Responsibility Report, have been calculated using robust methodologies aligned with best practice. Environmental and health and safety data has been assured by EY.

Nick Luff

Chief Financial Officer

60	RELX Group Annual reports and financial statements 2015

Principal risks

The Group has established risk management practices that are embedded into the operations of the businesses, based on the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organisations of the Treadway Commission (COSO). The principal risks facing the business, which have been considered by the Audit Committees and Boards, are described below. While our process is robust and includes consideration of risks that would threaten the Group’s business models and its solvency, it is not possible to identify every risk that could affect our businesses, and the actions taken to mitigate the risks described below cannot provide absolute assurance that a risk will not materialise and/or adversely affect our business or financial performance. Our risk management and internal control processes are described in the Corporate Governance section. A description of the business and a discussion of factors affecting performance is set out in the Chief Executive Officer’s report and Business Review. Financial risks are discussed in the Chief Financial Officer’s report and in note 19 to the consolidated financial statements. Our approach to managing environmental and other non-financial risks is set out in the Business Review and the separate Corporate Responsibility Report.

EXTERNAL RISKS

Risk	Description and impact	Mitigation

Economy and market conditions	Demand for our products and services may be impacted by factors such as the economic environment in the US, Europe and other major economies, and levels of government funding.	Our businesses are focused on professional markets which have generally been more resilient in periods of economic downturn. We deliver information solutions and analytics, mostly on a subscription basis, which are important to our customers’ effectiveness and efficiency. We have extended our position in long-term global growth markets through organic new launches supported by selective acquisitions. We continue to dispose of businesses that no longer fit our strategy.

Intellectual property rights	Our products and services include and utilise intellectual property. We rely on trademark, copyright, patent and other intellectual property laws to establish and protect our proprietary rights in this intellectual property. There is a risk that our proprietary rights could be challenged, limited, invalidated or circumvented which may impact demand for and pricing of our products and services.	We actively engage in developing and promoting the legal protection of intellectual property rights. Our subscription contracts with customers contain provisions regarding the use of intellectual property. We are vigilant as to the use of our products and services and, as appropriate, take legal action to challenge illegal distribution sources.

Data resources	A number of our businesses rely extensively upon content and data from external sources. Data is obtained from public records, governmental authorities, customers and other information companies, including competitors. The disruption or loss of data sources, either because of changes in the law or because data suppliers decide not to supply them, could adversely affect our products and services.	We seek as far as possible to have proprietary content and data. Where data is supplied to us by third parties, we aim to have contracts which provide mutual commercial benefit. We also maintain an active dialogue with regulatory authorities on privacy and other data-related issues, and promote, with others, the responsible use of data.

Paid subscriptions	Our Scientific, Technical & Medical (STM) primary research content, like that of most of our competitors, is sold largely on a paid subscription basis. There is continued debate in government, academic and library communities, which are the principal customers for our STM content, regarding to what extent such content should be funded instead through fees charged to authors or authors’ funders and/or made freely available in some form after a period following publication. Some of these methods, if widely adopted, could adversely affect our revenue from paid subscriptions.	We engage extensively with stakeholders in the STM community to better understand their needs and deliver value to them. We are open to serve and are currently serving the STM community under a broad range of payment models that can sustainably provide researchers with the critical information tools that they need. We focus on the integrity and quality of research through the editorial and peer review process; we invest in efficient editorial and distribution platforms and in innovation in platforms and tools to make content and data more accessible and actionable; and we ensure vigilance on plagiarism and the long-term preservation of research findings.

Financial review Principal risks	61

STRATEGIC RISKS

Risk	Description and impact	Mitigation

Customer acceptance of products	Our businesses are dependent on the continued acceptance by our customers of our products and services and the value placed on them. Failure to meet evolving customer needs could impact demand for our products and consequently adversely affect our revenue.	We are focused on the needs and economics of our customers and employ user-centred design and customer analytics to provide innovative solutions that help them achieve better outcomes and enhance productivity.

Competition	Our businesses operate in highly competitive markets, which continue to evolve in response to technological innovations, legislative and regulatory changes, the entrance of new competitors and other factors. Failure to anticipate market trends could impact the competitiveness of our products and services and consequently adversely affect our revenue.	We gain insights into our markets, evolving customers’ needs, the potential application of new technologies and business models, and the actions of competitors. These insights inform our market strategies and operational priorities. We continuously invest significant resources in our products and services, and the infrastructure to support them.

Acquisitions	We regularly make small acquisitions to strengthen our portfolio. If we are unable to generate the anticipated benefits such as revenue growth and/or cost savings associated with these acquisitions, this could adversely affect return on invested capital and financial condition.	Acquisitions are made within the framework of our overall strategy, which emphasises organic development. We have a well-formulated process for reviewing and executing acquisitions and for managing the post-acquisition integration. This process is underpinned with clear strategic, financial and ethical criteria. We closely monitor the integration and performance of acquisitions.

OPERATIONAL RISKS Risk	Description and impact	Mitigation

Technology failure	Our businesses are dependent on electronic platforms and networks, primarily the internet, for delivery of products and services. These could be adversely affected if our electronic delivery platforms or networks experience a significant failure, interruption, or security breach.	We have established procedures for the protection of our technology assets. These include the development of business continuity plans, including IT disaster recovery plans and back-up delivery systems, to reduce business disruption in the event of a major technology failure.

Data security	Our businesses maintain databases and information that are accessed online, including personal information. Breaches of our data security or failure to comply with applicable legislation or regulatory or contractual requirements could damage our reputation and expose us to risk of loss, litigation and increased regulation.	We have established data privacy and security programs and evolve our programs in line with emerging threats. We test and re-evaluate our procedures and controls with the aim of ensuring that personal data is protected and that we comply with relevant legislative, regulatory and contractual requirements.

Supply chain dependencies	Our organisational and operational structures are dependent on outsourced and offshored functions. Poor performance or failure of third parties to whom we have outsourced activities could adversely affect our business performance, reputation and financial condition.	We select our vendors with care and establish contractual service levels that we closely monitor, including through key performance indicators and targeted supplier audits. We have developed business continuity plans to reduce disruption in the event of a major failure by a vendor.

Talent	The implementation and execution of our strategies and business plans depend on our ability to recruit, motivate and retain high-quality people. We compete globally and across business sectors for talented management and skilled individuals, particularly those with technology and data analytics capabilities. An inability to recruit, motivate or retain such people could adversely affect our business performance.	We have well established management development and talent review programmes. We monitor capability needs and remuneration schemes are tailored to attract and motivate the best talent available at an appropriate level of cost. We actively seek feedback from employees, which feeds into plans to enhance employee engagement and motivation.

62	RELX Group Annual reports and financial statements 2015

FINANCIAL RISKS

Risk	Description and impact	Mitigation

Pensions	We operate a number of pension schemes around the world, including local versions of the defined benefit type in the UK and the US. The assets and obligations associated with those pension schemes are sensitive to changes in the market values of assets and the market-related assumptions used to value scheme liabilities. Adverse changes to, inter alia, asset values, discount rates or inflation could increase future pension costs and funding requirements.	We have professional management of our pension schemes and we focus on maintaining appropriate asset allocation and plan designs. We review our funding requirements on a regular basis with the assistance of independent actuaries and ensure that the funding plans are appropriate. We seek to manage pension liabilities by reviewing pension benefits provided to staff as well as the structure of scheme arrangements.

Tax	Our businesses operate globally and our profits are subject to taxation in many differing jurisdictions and at differing tax rates. In October 2015, the Organisation for Economic Co-operation and Development (OECD) issued its reports on Base Erosion and Profit Shifting, which suggest a range of new approaches that national governments might adopt when taxing the activities of multinational enterprises. As a result of the OECD project and other international initiatives, tax laws that currently apply to our businesses may be amended by the relevant authorities or interpreted differently by them, and this could adversely affect our reported results.	We maintain an open dialogue with tax authorities, and are vigilant in ensuring that we comply with current tax legislation. We have clear and consistent tax policies and tax matters are dealt with by a professional tax function, supported by external advisers. As outlined in the CFO report on page 59 we engage with tax authorities and international organisations. The principles we adopt in our approach to tax matters can be found on our website at www.relx.com/go/taxprinciples.

Treasury	The RELX Group consolidated financial statements are expressed in sterling and are subject to movements in exchange rates on the translation of the financial information of businesses whose operational currencies are other than sterling. The US is our most important market and, accordingly, significant fluctuations in the US dollar exchange rate could significantly affect our reported results. We also earn revenues in a range of other currencies including the euro and the yen which could be affected by fluctuations in these exchange rates. Macroeconomic, political and market conditions may also adversely affect the availability of short and long-term funding, volatility of interest rates, currency exchange rates and inflation. Our borrowing costs and access to capital may be adversely affected if the credit ratings assigned to our debt are downgraded.	Our approach to funding and the management of financial risks, including interest rate and foreign currency exposures, is described in note 19 to the consolidated financial statements.

REPUTATIONAL RISKS Risk	Description and impact	Mitigation

Ethics	As a world-leading provider of professional information solutions to the STM, risk & business analytics, legal and exhibitions markets, we are expected to adhere to high standards of independence and ethical conduct. A breach of generally accepted ethical business standards could adversely affect our business performance, reputation and financial condition.	Our Code of Ethics and Business Conduct is provided to every employee and is supported by training. It encompasses such topics as fair competition, anti-bribery and human rights and encourages open and principled behaviour. We have well-established processes for reporting and investigating instances of unethical conduct. Our major suppliers are required to adopt our Supplier Code of Conduct.

Environmental	Our businesses have an impact on the environment, principally through the use of energy and water, waste generation and, in our supply chain, through paper use and print and production technologies. Failure to manage our environmental impact could adversely affect our reputation.

We are committed to reducing these environmental impacts by limiting resource use and efficiently employing sustainable materials and technologies. We require our major suppliers and contractors to meet the same objectives. We seek to ensure that all our businesses are compliant with relevant environmental regulation.

The Strategic Report, as set out on pages 2 to 62, has been approved by the Board of RELX PLC in accordance with local UK requirements.

By order of the Board	Registered Office
Henry Udow	1–3 Strand
Company Secretary	London
24 February 2016	WC2N 5JR

RELX Group Governance	63

Governance
In this section
64	Board Directors
66	RELX Group Business Leaders
68	Chairman’s introduction to Corporate Governance
69	Corporate Governance
76	Report of the Nominations Committee
77	Directors’ Remuneration Report
91	Report of the Audit Committees

64	RELX Group Annual reports and financial statements 2015

Board Directors

Executive Directors	Non-Executive Directors

Erik Engstrom (52) Chief Executive Officer	Anthony Habgood (69) Chairman	Wolfhart Hauser (66) Non-Executive Director
Chairman of the Remuneration Committee

Appointed: Chief Executive Officer of RELX Group since November 2009. Joined the Group as Chief Executive Officer of Elsevier in 2004.

Other appointments: Non-Executive Director of Smith & Nephew plc.

Past appointments: Prior to joining the Group was a partner at General Atlantic Partners. Before that was President and Chief Operating Officer of Random House Inc and President and Chief Executive Officer of Bantam Doubleday Dell, North America. Began his career as a consultant with McKinsey. Served as a Non-Executive Director of Eniro AB and Svenska Cellulosa Aktiebolaget SCA.

Education: Holds a BSc from Stockholm School of Economics, an MSc from the Royal Institute of Technology in Stockholm, and gained an MBA from Harvard Business School as a Fulbright Scholar.

Nationality: Swedish

Appointed: June 2009

Other appointments: Chairman of: Court of the Bank of England, Preqin Holding Limited and Norwich Research Partners LLP.

Past appointments: Previously was Chairman of Whitbread plc, Bunzl plc and Mölnlycke Health Care Limited and served as Chief Executive of Bunzl plc, Chief Executive of Tootal Group plc and a Director of The Boston Consulting Group. Formerly Non-Executive Director of Geest plc, Marks and Spencer plc, National Westminster Bank plc, Powergen plc, SVG Capital plc, and Norfolk and Norwich University Hospitals Trust.

Education: Holds an MA in Economics from Cambridge University and an MS in Industrial Administration from Carnegie Mellon University. He is a visiting Fellow at Oxford University.

Nationality: British

Appointed: April 2013

Other appointments: Chairman of FirstGroup plc and a Non-Executive Director of Associated British Foods plc.

Past appointments: Chief Executive Officer of Intertek Group plc from 2005 until May 2015. Prior to that he was Chief Executive Officer of TÜV Sud AG between 1998 and 2002 and Chief Executive Officer of TÜV Product Service GmbH for 10 years. Formerly a Non-Executive Director of Logica plc.

Nationality: German

Nick Luff (48) Chief Financial Officer	Marike van Lier Lels (56) Non-Executive Director	Robert Polet (60) Non-Executive Director

Appointed: September 2014

Other appointments: Non-Executive Director of Lloyds Banking Group plc.

Past appointments: Prior to joining the Group was Group Finance Director of Centrica plc from 2007. Before that was Chief Financial Officer at The Peninsular & Oriental Steam Navigation Company (P&O) and its affiliated companies, having previously held a number of senior finance roles at P&O. Began his career as an accountant with KPMG. Formerly a Non-Executive Director of QinetiQ Group plc.

Education: Has a degree in Mathematics from Oxford University and is a qualified UK Chartered Accountant.

Nationality: British

Appointed: Non-Executive Director of RELX NV since January 2010. Appointed as a Non-Executive Director of RELX PLC and RELX Group plc on 21 July 2015.

Other appointments: Member of the

Supervisory Boards of TKH Group NV, Eneco Holding NV and NS (Dutch Railways), and a member of the Executive Committee of Aegon Association. A member of various Dutch governmental advisory boards.

Past appointments: Member of the Supervisory Boards of Royal Imtech NV, Maersk BV, KPN NV and USG People NV, and Executive Vice President and Chief Operating Officer of the Schiphol Group. Prior to joining Schiphol Group, was a member of the Executive Board of Deutsche Post Euro Express and held various senior positions with Nedlloyd.

Nationality: Dutch

Appointed: April 2007

Other appointments: Chairman of Safilo Group SpA, Chairman of the Supervisory Board of Rituals Cosmetics BV, Chairman of NSG Apparel BV, and a Non-Executive Director of Philip Morris International Inc and William Grant & Sons Limited.

Past appointments: President and Chief Executive Officer of Gucci Group from 2004 to 2011, having previously spent 26 years at Unilever working in a variety of positions including President of Unilever’s Worldwide Ice Cream and Frozen Foods division. Formerly a member of the Supervisory Board of Nyenrode Foundation and a Non-Executive Director of Wilderness Holdings Limited, Scotch & Soda BV and Crown Topco Limited.

Nationality: Dutch

Governance Board directors	65

Adrian Hennah (58) Non-Executive Director	Lisa Hook (57) Non-Executive Director Senior Independent Director

Appointed: April 2011

Other appointments: Chief Financial Officer of Reckitt Benckiser Group plc and Non-Executive Director of Indivior PLC.

Past appointments: Chief Financial Officer of Smith & Nephew plc from 2006 to 2012. Before that was Chief Financial Officer of Invensys plc, having previously held various senior finance and management positions with GlaxoSmithKline for 18 years.

Nationality: British

Appointed: April 2006

Other appointments: President and Chief Executive Officer of Neustar, Inc and a Director of Vantiv, Inc and Island Press. Serves on the US President’s National Security Telecommunications Advisory Committee (NSTAC), and as a member of the Advisory Board of the Peggy Guggenheim Collection.

Past appointments: President and Chief Executive Officer at Sun Rocket, Inc. Before that was President of AOL Broadband, Premium and Developer Services. Prior to joining AOL, was a founding partner at Brera Capital Partners LLC. Previously Chief Operating Officer of Time Warner Telecommunications and has served as Senior Advisor to the Federal Communications Commission Chairman and a Senior Counsel to Viacom Cable. Formerly a Director of Covad Communications, Inc, TW Telecom, Inc and The Ocean Foundation.

Nationality: American

Linda Sanford (63) Non-Executive Director	Ben van der Veer (64) Non-Executive Director

Board Committee membership key

Audit Committees

Remuneration Committee

Nominations Committee

Corporate Governance Committee

Committee Chairman

All of the Directors are directors of RELX Group plc, RELX PLC and RELX NV.

Chairman of the Audit Committees

Appointed: December 2012

Other appointments: An independent Director of Consolidated Edison, Inc and Pitney Bowes, Inc, and a consultant to The Carlyle Group. Serves on the boards of trustees of Rensselaer Polytechnic Institute and the New York Hall of Science.

Past appointments: Senior Vice President, Enterprise Transformation, IBM Corporation until 2014, having joined the company in 1975. Formerly a Non-Executive Director of ITT Corporation, served on the boards of directors of The Business Council of New York State and the Partnership for New York City, and on the boards of trustees of the State University of New York and St John’s University.

Nationality: American

Appointed: September 2009

Other appointments: Member of the Supervisory Boards of Aegon NV, TomTom NV and Koninklijke FrieslandCampina NV.

Past appointments: Chairman of the Executive Board of KPMG in the Netherlands and a member of the Management Committee of the KPMG International board until his retirement in 2008, having joined KPMG in 1976. Formerly a member of the Supervisory Boards of Royal Imtech NV and Siemens Nederland NV.

Nationality: Dutch

66	RELX Group Annual reports and financial statements 2015

RELX Group Business Leaders

Senior Business Executives

Mike Walsh	Mark Kelsey	Mike Rusbridge	Chet Burchett	Ron Mobed
Chief Executive Officer Legal	Chief Executive Officer Risk & Business Analytics	Chairman Exhibitions	Chief Executive Officer Exhibitions	Chief Executive Officer Scientific, Technical & Medical

Joined in 2003. Appointed to current position in 2011.

Previously CEO of LexisNexis US Legal Markets and Director of Strategic Business Development Home Depot. Prior to that was a practising attorney at Weil, Gotshal and Manges in Washington DC and served as a consultant with The Boston Consulting Group. Holds a Juris Doctor degree from Harvard Law School and is a graduate of Yale University.

Joined in 1989. Appointed CEO Business Information in 2010 and CEO Risk Solutions in 2012.

Has held a number of senior positions across the Group over the past 30 years. Studied at Liverpool University and received his MBA from Bradford University.

Joined in 1994. Appointed as Chairman in 1996. Retired in December 2015.

Previously President of Reed Exhibitions Europe and Asia and President Reed Exhibitions North America. Prior to that worked with leading US exhibition organiser, Clapp and Poliak. Studied at Manchester University and Harvard Business School.

Joined in 2004. Appointed to current position in 2015.

Previously President of the Americas for Reed Exhibitions. Prior to that was President and Chief Executive Officer, USA, for Burson-Marsteller, a leading global public relations agency. Holds a degree from Baylor University.

Joined in 2011. Appointed to current position in 2012.

Previously President of Cengage Learning’s Academic & Professional Group and Co-President and Co-Chief Operating Officer with information services company, IHS. Holds a degree from Trinity College, Cambridge, and a master’s degree from Imperial College, London.

Governance Business Leaders	67

Corporate Executives

Youngsuk “YS” Chi	Ian Fraser	Kumsal Bayazit	Henry Udow
Director of Corporate Affairs and Chairman Elsevier	Human Resources Director	Chief Strategy Officer	Chief Legal Officer and Company Secretary

Joined in 2005. Appointed to current position in 2011. Previously was President and Chief Operating Officer of Random House, founding Chairman of Random House Asia and Chief Operating Officer for Ingram Book Group. Holds an MBA from Columbia University and is a Graduate of Princeton University.

Joined in 2005. Appointed to current position at that time. Previously Global HR Director at BHP Billiton (1998 to 2005). Holds an MBA in Finance and International Business from London’s City University and an MA from Edinburgh University. Ian is also a Chartered Psychologist.

Joined in 2004. Appointed to current position in 2012. Previously Executive Vice President of Global Strategy and Business Development for LexisNexis Legal & Professional. Prior to that worked with Bain & Company in New York, Los Angeles, Johannesburg and Sydney. Holds an MBA from Harvard Business School and is a Graduate of the University of California at Berkeley.

Joined in 2011. Appointed to current position at that time. Previously Chief Legal Officer and Company Secretary of Cadbury plc having spent 23 years working with the company. Prior to that worked at Shearman & Sterling in New York and London. Holds a Juris Doctor degree from the University of Michigan Law School and a bachelor’s degree from the University of Rochester.

68	RELX Group Annual reports and financial statements 2015

Chairman’s introduction to Corporate Governance

“We have further enhanced the Group’s corporate governance by simplifying the corporate structure and fully aligning membership of the Boards.”

Introduction to Corporate Governance

The Boards of RELX PLC, RELX NV and RELX Group plc are committed to high standards of corporate governance and believe that such standards are integral to the success of the Group. The Boards have put in place policies and procedures that promote corporate responsibility, accountability and probity, and include the Group’s Code of Ethics and Business Conduct which sets the standard for our corporate and individual behaviour. The Code of Ethics and Business Conduct applies to all Directors and employees of the Group and more information on its application can be found in the Corporate Responsibility section on page 45.

The Group is listed in the UK, the US and the Netherlands (RELX PLC’s shares are listed in London and New York, and RELX NV’s shares are listed in Amsterdam and New York) and therefore it is subject to corporate governance requirements in those jurisdictions. This Corporate Governance Report describes the Group’s governance arrangements and the work of the Boards and their Committees. It is intended to provide shareholders with a clear view of how the Group has complied with the applicable corporate governance codes during the year.

Corporate structure

RELX PLC is a publicly-listed holding company with its shares traded on the London and New York stock exchanges. Its principal asset is the shares it owns in RELX Group plc, which represent 52.9% of the outstanding shares of RELX Group plc.

RELX NV is a publicly-listed holding company with its shares traded on the Euronext Amsterdam and New York stock exchanges. Its principal asset is the shares it owns in RELX Group plc, which represent 47.1% of the outstanding shares of RELX Group plc.

RELX Group plc holds all of the operating businesses, subsidiaries and financing activities of the Group.

The corporate structure is shown below.

* RELX PLC and RELX NV each have equal voting rights in RELX Group plc.

RELX PLC, RELX NV and RELX Group plc (and its subsidiaries, associates and joint ventures) are together known as RELX Group.

Simplification and name changes in 2015

During 2015, we implemented the simplification of the Group’s corporate structure previously reported in detail in the 2014 Annual Report.

Following approval from shareholders at the Annual General Meetings of the parent companies in April 2015, effective 1 July 2015, Reed Elsevier PLC and Reed Elsevier NV formally changed their names to RELX PLC and RELX NV, respectively.

Equalisation arrangements

To further simplify the corporate structure, the equalisation ratio of RELX PLC to RELX NV shares was changed from a ratio of 1.538 to 1 to a ratio of 1 to 1 from 1 July 2015. The change of ratio was implemented by way of a bonus issue of 0.538 new RELX NV shares for each existing RELX NV share held. As a result, one ordinary share of RELX NV confers equivalent economic interests to one ordinary share of RELX PLC.

RELX PLC and RELX NV ADRs listed on the New York Stock Exchange were also adjusted so that they each now represent one RELX PLC or one RELX NV ordinary share (from their previous 4:1 and 2:1 ratios) respectively.

Board changes and succession

Following the implementation of our simplified corporate structure, we fully aligned membership of the Boards with the appointment of Marike van Lier Lels as a Non-Executive Director of RELX PLC and RELX Group plc. Marike has served as a Non-Executive Director of RELX NV and as a member of the Corporate Governance Committee since 2010. The Boards are now comprised of the same directors. The biographical details of each of the Directors are set out on pages 64 and 65.

Looking ahead, two of our long-serving Non-Executive Directors, Lisa Hook and Robert Polet, will retire from the Boards after our Annual General Meetings in April 2016. In February, we announced that Carol Mills and Robert MacLeod will join the Boards as Non-Executive Directors, subject to shareholder approval. Carol has more than 30 years in the enterprise technology and software sectors, including extensive US board experience, and Robert has considerable international experience in executive and non-executive roles in the engineering and chemicals sectors, most recently as Chief Executive Officer of a FTSE 100 company. With their strong strategic, financial and technology skills, they will be valuable additions to our Boards. We also announced that Dr Wolfhart Hauser, who has served as a Non-Executive Director since 2013, will succeed Lisa as the Senior Independent Director.

Board evaluation

In accordance with the UK and Dutch Corporate Governance Codes, we conducted evaluations of the Boards, their Committees and the performance of individual Directors. Details of the review, which confirmed that the Boards and their Committees continue to function effectively, are set out on page 71.

Taking into account the outcome of the evaluation, I believe that the Boards and the Committees operate effectively and have an appropriate balance of skills, experience, independence, knowledge of the Group and diversity to ensure that they continue to do so. Additionally, all of our Directors continue to contribute effectively and are committed to their roles. Therefore, on the recommendation of the Nominations Committee, all Directors (other than those retiring in 2016) will stand for re-election at the Annual General Meetings in April 2016.

Anthony Habgood

Chairman

24 February 2016

Governance Corporate Governance	69

Corporate Governance

Corporate governance compliance

The Boards of RELX PLC and RELX NV have implemented standards of corporate governance and disclosure policies applicable to companies listed on the London, Amsterdam and New York stock exchanges. The effect of this is that a standard applying to one will, where not in conflict, also be observed by the other.

The Boards of RELX PLC and RELX NV support the principles and provisions of corporate governance contained in the UK Corporate Governance Code 2014 (the UK Code) and the Dutch Corporate Governance Code 2008 (the Dutch Code). This report and the compliance statement set out below are made in relation to the UK Code. The principles and provisions set out in the UK Code and the Dutch Code have applied throughout the financial year ended 31 December 2015.

RELX PLC, which has its primary listing on the London Stock Exchange, has complied throughout the year with the UK Code. RELX NV, which has its primary listing on the Euronext Amsterdam Stock Exchange, has also complied throughout the year with the UK Code and, subject to limited exceptions, has applied the best practice provisions of the Dutch Code.

The ways in which RELX PLC and RELX NV have applied the main principles of the UK Code are described below. For further information on the application of the Dutch Code by RELX NV, see the Corporate Governance Statement of RELX NV which is available on our website,
www.relx.com

The Boards

Board composition and roles

The Boards of RELX PLC, RELX NV and RELX Group plc (the Boards) are unitary boards and are comprised of the same Directors. The names of each Director, their roles on the Boards and their biographical details at the date of this report appear on pages 64 and 65.

The Boards currently comprise the Chairman, two Executive Directors and seven independent Non-Executive Directors, who bring a wide range of skills and experience to their roles. The charts on page 72 illustrate in more detail the composition of the Boards.

A profile which identifies the skills and experience of the Non-Executive Directors is set out on page 71 and is available on our website, www.relx.com

There is a schedule of matters reserved to the Boards and approved delegated authorities to the Chief Executive Officer and other senior executives. There is a clear separation of the roles of the Chairman and the Chief Executive Officer which are set out in writing. The adjacent table illustrates the key responsibilities of the Directors.

Roles of the Directors

Chairman

¡	Leads the Boards, ensuring they function efficiently

¡	Promotes high standards of corporate governance

¡	Sets the agenda and chairs meetings of the Boards

¡	Chairs the Nominations and Corporate Governance Committees

¡	Ensures effective dialogue with shareholders

¡	Facilitates effective communication among Directors

¡	Ensures the performance of the Boards is assessed annually

¡	Ensures effective induction and development of Directors

Chief Executive Officer

¡	Day-to-day management of the Group

¡	Develops the Group’s strategy and commercial objectives

¡	Ensures that the strategy and decisions of the Boards are implemented

¡	Promotes high standards of corporate governance

¡	Informs and advises the Chairman and Nominations Committee on executive succession planning

¡	Leads communication with shareholders

Chief Financial Officer

¡	Supports the Chief Executive Officer in developing and implementing strategy in relation to the financial and operational performance of the Group

Senior Independent Director

¡	Leads the annual assessment of the performance of the Chairman

¡	Available to meet with shareholders on matters where usual channels are deemed inappropriate

¡	Deputises for the Chairman, as necessary

¡	Acts as an intermediary between the other Directors

Non-Executive Directors

¡	Constructively challenge and provide advice to the Executive Directors

¡	Effectively contribute to the development of strategy

¡	Scrutinise the performance of management in meeting agreed goals and monitor the delivery of Group strategy

¡	Serve as members of Board Committees

The Boards have established a number of Committees, to which certain powers have been delegated. The roles of the Board Committees are summarised on page 72.

70	RELX Group Annual reports and financial statements 2015

Key activities of the Boards

In 2015, the Boards considered the following:

¡	reports from the Chief Executive Officer and Chief Financial Officer on the Group’s operational and financial performance

¡	strategic and business presentations, including two full-day strategy reviews

¡	annual and interim results, and dividend declarations

¡	the Group’s corporate structure simplification project

¡	budgets and annual strategy plan 2015-2018

¡	risk management reviews and ongoing risk monitoring

¡	Board succession and executive talent management

¡	appointments to the Boards and Board Committees

¡	information security update

¡	the Group’s revised Code of Ethics and Business Conduct

¡	investor relations activities

¡	litigation update

¡	updates on major acquisitions, investments and disposals

¡	reports from the Committee Chairmen on the key activities of the Board Committees

Independence of the Non-Executive Directors

The Boards review the independence of the Non-Executive Directors every year, based on the criteria for independence set out in the UK Code. The UK Code does not consider the Chairman to be independent due to the unique role he has in corporate governance. Notwithstanding this, Anthony Habgood met the independence criteria contained in the UK Code when he was appointed Chairman in 2009. The Boards consider all Non-Executive Directors (other than the Chairman) to be independent of management and free from any business or other relationship which could materially interfere with their ability to exercise independent judgement.

Terms of appointment

RELX PLC and RELX NV shareholders maintain their rights to appoint individuals to the respective Boards in accordance with the provisions of the articles of association of these companies. Subject to this, no individual may be appointed to the Boards unless recommended by the joint Nominations Committee. Members of the Committee abstain when their own re-appointment is being considered.

As a general rule, Non-Executive Directors’ letters of appointment provide that individuals will serve for an initial term of three years, and are typically expected to serve two three-year terms, although the Boards may invite an individual to serve for an additional period of three years. The notice period applicable to Non-Executive Directors is one month.

The notice period applicable to the service contracts of the Executive Directors is 12 months.

In compliance with the UK Code, all Directors seek re-election by shareholders annually, except for those Directors retiring immediately after the respective Annual General Meetings.

Board changes

Changes during the year in the composition of the Boards and Board Committees are set out in the table on page 73.

In 2015, membership of the Boards was fully aligned by the appointment of Marike van Lier Lels as a Non-Executive Director of RELX PLC and RELX Group plc. Ms van Lier Lels has served as a Non-Executive Director of RELX NV since 2010.

As announced in February 2016, the changes set out below will be made to the composition of the Boards following the conclusion of the RELX NV and RELX PLC Annual General Meetings in April 2016:

¡	Lisa Hook will retire from the Boards. Ms Hook has served as a Non-Executive Director since April 2006 and is a member of the Remuneration, Nominations and Corporate Governance Committees. She has served as the Senior Independent Director since 2013.

¡	Robert Polet will retire from the Boards. Mr Polet has served as a Non-Executive Director since April 2007 and is a member of the Remuneration and Corporate Governance Committees.

¡	Dr Wolfhart Hauser, who joined the Boards in 2013, will be appointed as Senior Independent Director.

¡	Carol Mills will join the Boards as a Non-Executive Director, subject to election by shareholders. Ms Mills is a US citizen with a strong background in the enterprise software and technology sectors. She currently chairs the board of Xactly Corporation, and also serves on the boards of Ingram Micro and WhiteHat Security. She previously served on the boards of Adobe Systems, Alaska Communications, Tekelec Corporation and Blue Coat Systems. Prior to that, Ms Mills spent more than 25 years in executive leadership positions with companies such as Juniper Networks and Hewlett-Packard.

¡	Robert MacLeod will join the Boards as a Non-Executive Director, subject to election by shareholders. Mr MacLeod is a British citizen with considerable international experience in the engineering and chemicals sectors. He is currently chief executive of Johnson Matthey Plc, the FTSE 100 speciality chemicals company and global leader in sustainable technologies, and a non-executive director at Aggreko plc. Until 2009, Mr MacLeod was group finance director at WS Atkins plc, and prior to that held a variety of senior finance and M&A roles with Enterprise Oil plc in the UK and US.

In accordance with the articles of association of RELX PLC, Directors are normally subject to election by shareholders at the first Annual General Meeting following their appointment by the Board. Accordingly, Ms van Lier Lels will stand for election at the RELX PLC 2016 Annual General Meeting.

In accordance with the UK Code, all Directors will retire from the Boards of RELX NV and RELX PLC at the respective Annual General Meetings and, other than those retiring in 2016, will offer themselves for re-election. Based on the review of performance and effectiveness made by the Corporate Governance Committee of each individual seeking re-election, the Boards have accepted a recommendation from the Nominations Committee that each of these Directors be proposed for re-election at the 2016 Annual General Meeting of the respective company. Details of the annual evaluation of the Boards, Committees and Directors are set out on page 71.

Board induction and development

Following appointment and as required, Directors receive training appropriate to their level of experience and knowledge. This includes the provision of a comprehensive briefing pack and a tailored induction programme so as to provide newly appointed Directors with information about the Group’s businesses and other relevant information to assist them in performing their duties. Non-Executive Directors are encouraged to visit the Group’s businesses to meet management and senior staff.

Governance Corporate Governance	71

On joining the Boards of RELX PLC and RELX Group plc as a Non-Executive Director in July 2015, Marike van Lier Lels received a briefing on the obligations and responsibilities of directors of UK-listed companies, to complement her considerable knowledge and experience of serving on the boards of Dutch companies. On joining the Audit Committees, Ms van Lier Lels undertook a comprehensive audit committee induction programme, designed to ensure familiarisation with the Committees’ oversight responsibilities in relation to the Group’s financial reporting, internal control and audit processes. This programme included internal briefings from senior management and external meetings with corporate advisers.

In addition to scheduled Board and Board Committee meetings held during the year, the Directors attend other meetings and site visits to support their continuing development.

Board information and support

All Directors have full and timely access to the information required to discharge their responsibilities fully and efficiently. They have access to the services of the respective Company Secretaries, other members of the Group’s management and staff, and external advisers. Directors may take independent professional advice in the furtherance of their duties, at the relevant company’s expense.

Where a Director is unable to attend a Board or Board Committee meeting, he or she is provided with all relevant papers and information relating to that meeting and is able to discuss issues arising with the respective chairman and other Board and Committee members.

Board evaluation

Each year the Boards undertake an annual evaluation of their own effectiveness and performance, and that of their Committees and individual Directors. In 2014, the review was facilitated externally. In 2015, the Boards undertook an internal evaluation, overseen by the Corporate Governance Committee and supported by the Company Secretaries.

Using questionnaires completed by all Directors, the Committee explored key areas including: the performance of the Boards; Board composition and succession planning; talent management and executive leadership succession; risk management, corporate governance and compliance; agenda planning and quality of information provided by management, and Board Committee effectiveness. The Chairman conducted interviews with each of the Directors.

The review of the performance of the Chairman of the Boards was led by the Senior Independent Director. The Chairman was not present during a discussion by the Non-Executive Directors as it related to him.

The conclusions of the review were subsequently considered at a meeting of the Boards.

Conclusions of the 2015 review

The review confirmed that overall, the Directors believed that the Boards remain highly engaged and committed, and contribute strongly to the development of the Group’s strategy. All Directors commended the Chairman on his effective leadership of the Boards, noting that he continues to foster a supportive culture that facilitates the valuable contribution of each member. The Non-Executive Directors also demonstrated unanimous support and respect for executive management. An area of continued focus for the Boards in 2016 is non-executive succession, to ensure an appropriate level of experience and knowledge of the Group is maintained as Board membership evolves.

Based on the findings of the review, the Corporate Governance Committee believes that the Boards and their Committees function effectively and collaboratively and with an appropriate level of engagement with management. The Committee also believes that the performance of each Director continues to be effective and that they demonstrate commitment to their respective roles.

Progress made during 2015 in response to 2014 review recommendations The review confirmed that good progress is being made in response to the prior year’s recommendations, to:

¡	further refine the Boards’ time allocation

¡	continue its engagement with individual business areas and their strategies through senior management dialogue

¡	increase its involvement in talent management

72	RELX Group Annual reports and financial statements 2015

Board Committees

The Boards have established a number of Committees, to which they have delegated certain powers. The structure of these Committees, and a summary of their key responsibilities, is set out below. All the Committees have written terms of reference, which are available on our website: **www.relx.com** Membership of each Committee and attendance during the year is set out on page 73.

The Boards

Audit Committees

Responsible for the oversight of financial reporting, risk management and internal control policies, and the effectiveness of the internal and external audit processes. The Committees comprise only independent Non-Executive Directors.

Report of the Audit Committees **page 91**

Remuneration Committee

Responsible for considering the remuneration of the Group's Executive Directors and the Chairman, and advising on remuneration of senior executives below Board level. The Committee comprises only Non-Executive Directors.

Directors' Remuneration Report **page 77**

Nominations Committee

Responsible for keeping under review the composition of the Boards and the Board Committees, and the recruitment of new Directors. The Committee comprises only Non-Executive Directors.

Report of the Nominations Committee **page 76**

Corporate Governance Committee

Responsible for reviewing ongoing developments and best practice in corporate governance, assessing the performance of the Directors, and monitoring the structure, operation and membership of the Board Committees. The Committee comprises only Non-Executive Directors.

BALANCE OF EXECUTIVE/NON-EXECUTIVE DIRECTORS

Executive: 2
Chairman: 1
Non-Executive: 7

GENDER DIVERSITY

Female: 3
Male: 7

LENGTH OF TENURE OF NON-EXECUTIVE DIRECTORS

Over nine years: 1
One to three years: 2
Seven to nine years: 1
Four to six years: 3

NATIONALITY OF DIRECTORS

Swedish: 1
German: 1
British: 3
American: 2
Dutch: 3

Governance Corporate Governance	73

Attendance at meetings of the Boards and Board Committees

The table below shows the attendance of Directors at meetings of the Boards and the Board Committees during the year. Attendance is expressed as the number of meetings attended out of the number eligible to be attended.

Director	Committee appointments	Boards(1)	Audit	Remuneration	Nominations	Corporate Governance
Anthony Habgood (Chairman)		6/6	–	2/2	4/4	4/4
Erik Engstrom	–	6/6	–	–	–	–
Nick Luff	–	6/6	–	–	–	–	Board Committee membership key Audit Remuneration Nominations Corporate Governance Committee Chairman
Wolfhart Hauser (2)		6/6	–	2/2	1/1	4/4
Adrian Hennah		6/6	7/7	–	–	4/4
Lisa Hook (3)		5/6	–	1/2	4/4	3/4
Marike van Lier Lels (4)		6/6	2/2	–	–	4/4
Robert Polet		6/6	–	2/2	–	4/4
Linda Sanford		6/6	7/7	–	–	4/4
Ben van der Veer		6/6	7/7	–	4/4	4/4

(1)	The Boards of RELX PLC, RELX NV and RELX Group plc. In addition to the six scheduled meetings above, in 2015 all Directors attended an additional RELX Group plc Board meeting and two full-day strategy and business review meetings
(2)	Dr Hauser was appointed as a member of the Nominations Committee on 21 July 2015
(3)	Ms Hook was unable to attend the July Boards and Corporate Governance Committee meetings, and the December Remuneration Committee meeting, due to long-standing diary conflicts
(4)	Ms van Lier Lels was appointed as a Non-Executive Director of RELX PLC and RELX Group plc, and as a member of the Audit Committees, on 21 July 2015. She has served as a Non-Executive Director of RELX NV since 2010

Shareholder engagement

RELX PLC and RELX NV participate in regular dialogue with institutional shareholders. Presentations on the Group’s businesses are made by the Chairman, Chief Executive Officer and Chief Financial Officer following the announcement of the interim and full-year results and these are simultaneously webcast. A conference call with investors was also held following the third quarter trading update for 2015. In addition, two teach-ins were held for analysts and investors during the year and were also made available on our website, www.relx.com The first presentation focused on developments in primary research in the Scientific, Technical & Medical business, and the second focused on the application of technology across RELX Group.

The Chief Executive Officer, the Chief Financial Officer and the investor relations team meet institutional shareholders on a regular basis and the Chairman also makes himself available to major institutions as appropriate. Trading updates are provided ahead of the Annual General Meetings of the two companies and towards the end of the financial year. The interim and annual results announcements and presentations, together with the trading updates, other important announcements and corporate governance documents concerning the Group, are available on our website. In accordance with the provisions of the Dutch Code, RELX NV has adopted a bilateral shareholder contact policy, which is also available on our website.

The Boards of RELX PLC and RELX NV commission periodic reports on the attitudes and views of the companies’ institutional shareholders and the results are presented to the respective Boards.

Annual General Meetings

The Annual General Meetings provide an opportunity for the Boards to communicate with individual shareholders. The Chairman, the Chief Executive Officer, the Chief Financial Officer, the chairmen of the Board Committees, other Directors and a representative of the external auditors are available to answer questions from shareholders. Both RELX PLC and RELX NV offer electronic voting facilities in relation to proxy voting at shareholder meetings.

Business model

Pages 2 to 62 describe the business and the progress made in 2015 against the Group’s long-term business priorities, aimed at delivering better outcomes for our customers and creating value for the Group and shareholders.

Internal control and risk management

RELX Group has established internal controls and risk management practices that are embedded into the operations of the businesses, based on the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organisations of the Treadway Commission (COSO). Details of the principal risks facing the Group and how these are mitigated are set out on pages 60 to 62.

Additionally, in order to provide reasonable assurance against material inaccuracies or loss, and on the effectiveness of the systems of internal control and risk management, the Group has adopted the three lines of defence assurance model shown overleaf.

Parent companies

The Boards of RELX PLC and RELX NV have each adopted a schedule of matters which are required to be brought to them for decision. During 2015, the Boards of RELX PLC and RELX NV exercised independent supervisory roles over the activities and systems of internal control of RELX Group plc.The Boards of RELX PLC and RELX NV also approved the strategy and the annual budgets of RELX Group plc, and received regular reports on its operations, including the treasury and risk management activities. Major transactions proposed by the Board of RELX Group plc required the approval of the Boards of both RELX PLC and RELX NV.

The RELX PLC and RELX NV Audit Committees met on a regular basis to review the systems of internal control and risk management of RELX Group plc.

As reported in the 2014 Annual Report, RELX PLC and RELX NV transferred their direct ownership interests in Elsevier Reed Finance BV to RELX Group plc in February 2015. As a consequence, the Audit Committee of RELX Group plc has assumed

74	RELX Group Annual reports and financial statements 2015

responsibility for reviewing the systems of internal control and risk management of Elsevier Reed Finance BV.

RELX Group plc

The Board of RELX Group plc is responsible for the system of risk management and internal control of the Group and has implemented an ongoing process for identifying, assessing, monitoring and managing the principal risks faced by its businesses. This process was in place throughout the year ended 31 December 2015 and up to the date of the approvals of the Annual Reports and Financial Statements 2015. The Board monitors these systems of internal control and risk management and annually carries out a review of their effectiveness.

RELX Group plc has an established framework of procedures and internal control, with which the management of each business is required to comply. The Board has adopted a schedule of matters that are required to be brought to it for decision.

RELX Group plc has a Code of Ethics and Business Conduct that provides a guide for achieving its business goals and requires officers and employees to behave in an open, honest, ethical and principled manner. The Code also outlines confidential procedures enabling employees to report any concerns about compliance, or about the Group’s financial reporting practice. The Code is available on our website, www.relx.com

Each business area has identified and evaluated its principal risks, the controls in place to manage those risks and the levels of residual risk accepted. Risk management and control procedures are embedded into the operations of the business and include the monitoring of progress in areas for improvement that come to management and board attention.

The principal risks facing RELX Group businesses are regularly reported to and assessed by the Board and Audit Committee.

With the close involvement of business management and central functions, the risk management and control procedures ensure that the Group is managing its business risks effectively and in a co-ordinated manner across the businesses with clarity on the respective responsibilities and interdependencies. Litigation and other legal regulatory matters are managed by legal directors in the business.

The RELX Group plc Audit Committee receives regular reports on the identification and management of material risks and reviews these reports. The Audit Committee also receives regular reports from both internal and external auditors on internal control and risk management matters. In addition, each business area is required, at the end of the financial year, to review the effectiveness of internal controls and risk management and report its findings on a detailed basis to the management of RELX Group plc. These reports are summarised and, as part of the annual review of effectiveness, submitted to the Audit Committee. The Chairman of the Audit Committee reports to the Board on any significant internal control matters arising.

Annual review

As part of the year-end procedures, the Audit Committees and Boards reviewed the effectiveness of the systems of internal control and risk management, including the Group’s willingness to take on risk, during the last financial year. The objective of these systems is to manage, rather than eliminate, the risk of failure to achieve business objectives. Accordingly, they can only provide reasonable, but not absolute, assurance against material misstatement or loss. The Boards have confirmed, subject to the above, that as regards financial reporting risks, the respective risk management and control systems provide reasonable assurance against material inaccuracies or loss and have functioned properly during the year.

Responsibilities in respect of the financial statements

The Directors of RELX PLC, RELX NV and RELX Group plc are required to prepare financial statements as at the end of each financial period, in accordance with applicable law and regulations, which give a true and fair view of the state of affairs, and of the profit or loss, of the respective companies and their subsidiaries, joint ventures and associates. They are responsible for maintaining proper accounting records, for safeguarding assets, and for taking reasonable steps to prevent and detect fraud and other irregularities. The Directors are also responsible for selecting suitable accounting policies and applying them on a consistent basis, and making judgements and estimates that are prudent and reasonable.

Applicable accounting standards have been followed and the RELX Group consolidated financial statements, which are the responsibility of the Directors of RELX PLC and RELX NV, are prepared using accounting policies which comply with International Financial Reporting Standards.

Having taken into account all the matters considered by the Boards and brought to the attention of the Boards, the Directors are satisfied that the Annual Report and Accounts, taken as a whole, is fair, balanced and understandable, and provides the information necessary for shareholders to assess the Group’s performance, business model and strategy.

Governance Corporate Governance	75

Going concern

The Directors of RELX PLC and RELX NV, having made appropriate enquiries, consider that adequate resources exist for the Group to continue in operational existence for the foreseeable future and that, therefore, it is appropriate to adopt the going concern basis in preparing the 2015 financial statements. In reaching this conclusion, the Directors of RELX PLC and RELX NV have had due regard to the Group’s financial position as at 31 December 2015, the strong free cash flow of the Group, the Group’s ability to access capital markets and the principal risks facing the Group.

A commentary on the Group’s cash flows, financial position and liquidity for the year ended 31 December 2015 is set out in the Chief Financial Officer’s report on pages 54 to 59. This shows that after taking account of available cash resources and committed bank facilities that back up short-term borrowings, all of the Group’s borrowings that mature within the next two years can be covered. The Group’s policies on liquidity, capital management and management of risks relating to interest rate, foreign exchange and credit exposures are set out on pages 125 to 129. The principal risks facing the Group are set out on pages 60 to 62.

 Viability statement

In compliance with the UK Corporate Governance Code, the Directors confirm that they have a reasonable expectation that the Group will continue to operate and meet its liabilities, as they fall due, for the next three years. The assessment period aligns with the Group’s annual strategy plan which covers a period of three years from the current year.

In support of their assessment, the Directors receive regular updates from management on treasury, tax, acquisitions and divestments and periodic briefings on significant risk areas including information security, technology and legal and regulatory matters. In addition, Directors periodically receive updates from business area management on their operations, prospects and risks over the three year strategic planning period.

Directors also bi-annually review the Group’s principal risks as set out on pages 60 to 62 and assess the likelihood and impact of each risk together with the effectiveness of mitigating controls. In reviewing these risks, the Directors stress test the Group’s annual strategy plan by assessing each risk’s quantitative impact on the Group’s revenue and profit and the effect of multiple risks occurring simultaneously, combined with the inability to access the capital markets to refinance scheduled liabilities as they become due.

The Directors’ assessment has been made with reference to the Group’s recent performance, current financial position, prospects and principal risks.

US certificates

As required by Section 302 of the US Sarbanes-Oxley Act 2002 and by related rules issued by the US Securities and Exchange Commission, the Chief Executive Officer and Chief Financial Officer of RELX PLC and RELX NV certify in the respective Annual Reports 2015 on Form 20-F to be filed with the Commission that they are responsible for establishing and maintaining disclosure controls and procedures and that they have:

¡	designed such disclosure controls and procedures to ensure that material information relating to the Group is made known to them

¡	evaluated the effectiveness of the Group’s disclosure controls and procedures

¡	based on their evaluation, disclosed to the Audit Committees and the external auditors all significant deficiencies in the design or operation of disclosure controls and procedures and any frauds, whether or not material, that involve management or other employees who have a significant role in the Group’s internal controls

¡	presented in the RELX Group Annual Report 2015 on Form 20-F their conclusions about the effectiveness of the disclosure controls and procedures

A Disclosure Committee, comprising the company secretaries of RELX PLC and RELX NV and other senior managers of the Group, provides assurance to the
Chief Executive Officer and Chief Financial Officer regarding their Section 302 certifications.

Section 404 of the US Sarbanes-Oxley Act 2002 requires the Chief Executive Officer and Chief Financial Officer of RELX PLC and RELX NV to certify in the respective Annual Reports 2015 on Form 20-F that they are responsible for maintaining adequate internal control structures and procedures for financial reporting and to conduct an assessment of their effectiveness. The conclusions of the assessment of internal control structures and financial reporting procedures, which are unqualified, are presented in the RELX Group Annual Report 2015 on Form 20-F.

76	RELX Group Annual reports and financial statements 2015

Report of the Nominations Committee

This report has been prepared by the joint Nominations Committee of RELX PLC and RELX NV and has been approved by the respective Boards.

Committee membership

The Committee comprises only Non-Executive Directors. During 2015, the Committee met four times.

¡	Anthony Habgood (Committee Chairman)

¡	Lisa Hook

¡	Ben van der Veer

¡	Wolfhart Hauser (from 21 July 2015)

Role of the Committee

The principal role of the Committee is to provide assistance to the Boards by identifying individuals qualified to become directors and recommending to the Boards the appointment of such individuals. The responsibilities of the Committee are set out in written terms of reference (available at www.relx.com ) and include:

¡	to keep under review the size and composition of the Boards

¡	to develop and agree the specification for the recruitment of new directors

¡	to procure the recruitment of new directors

¡	to recommend to the Boards the appointment of candidates subject, where appropriate, to the approval of shareholders of RELX PLC and RELX NV

¡	to recommend Directors to serve on the Committees of the Boards, having regard to the criteria for service on each committee as set out in the terms of reference for such committees, and to recommend members to serve as the Chair of those Committees

¡	to make recommendations to the Boards in relation to the election or re-election of Directors at the Annual General Meetings of RELX PLC and RELX NV

¡	to review and make recommendations to the Boards in relation to any Directors’ actual or potential conflicts of interest

Composition of the Boards and their Committees

During the year, the main areas of focus for the Committee were:

¡	the appointment of Marike van Lier Lels as a Non-Executive Director of RELX PLC and RELX Group plc (Ms van Lier Lels having served as a Non-Executive Director of RELX NV since 2010)

¡	succession planning in relation to the forthcoming retirement of two long-serving Non-Executive Directors from the Boards, Lisa Hook and Robert Polet, both of whom are retiring from the Boards in April 2016, including the appointment in 2016 of a successor Senior Independent Director

¡	reviewing the composition of the Board Committees in light of the retirement of the two long-serving Board members.

The Committee seeks to ensure that the Boards and their Committees comprise an appropriate balance of skills, experience, independence, knowledge of RELX Group’s businesses, and diversity, including gender. The Committee has established a formal, rigorous and transparent procedure for the recruitment of candidates to the Boards and recommendations by the Committee are made on the basis of a candidate’s merit, against objective criteria and with due regard for the benefits of diversity.

The Committee retained Kingsley Gate Partners LLP and The Zygos Partnership, independent recruitment consultancies specialising in non-executive appointments with no other connection to RELX Group, to carry out a search for new Non-Executive Directors. The Committee worked closely with the consultants and, following a rigorous process of assessment and interviews, recommended to the Boards, in February 2016, that Carol Mills and Robert MacLeod be proposed for election as Non-Executive Directors at the Annual General Meetings in April 2016.

In light of the forthcoming retirement of Ms Hook and Mr Polet, the Committee also undertook, in consultation with the Corporate Governance Committee, a comprehensive review of the composition of the Board Committees. This was to ensure that, as the Boards and their Committees are refreshed during 2016, an appropriate level of experience and knowledge of the Group is maintained and to allow for an orderly transition of responsibilities.

Conflicts of interest

During the year, the Committee monitored Directors’ conflicts of interest in respect of their outside appointments, and undertook an annual review of these. No actual conflicts were identified. However, situations were identified which could potentially give rise to a conflict of interest, and the Boards authorised those situations and put in place appropriate procedures to manage any potential conflicts at the recommendation of the Committee. More information on conflicts of interest can be found in the RELX PLC Directors’ Report on page 150.

Director re-elections

The Committee also recommended to the Boards the re-election of the Directors and in doing so took into account the outcome of the Board evaluation. Details of the 2015 Board evaluation can be found on page 71.

Diversity

Following the appointment of Ms van Lier Lels as a Non-Executive Director of RELX PLC and RELX Group plc, membership of the RELX Boards was fully aligned during 2015 and the Boards are currently comprised of 30% women. The charts on page 72 illustrate in more detail the composition of the Boards. Details of the Group’s approach to diversity and inclusion in its workforce can be found in the Corporate Responsibility Report on page 46.

Governance Directors’ Remuneration Report	77

Directors’ Remuneration Report

The Directors’ Remuneration Report (the Report) describes how the Group applies the principles of good governance relating to Directors’ remuneration. This Report has been prepared by the Remuneration Committee of RELX Group plc (the Committee) in accordance with the UK Corporate Governance Code, the UK Listing Rules, the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013 (the UK Regulations) and the Dutch Corporate Governance Code (the Dutch Code).

The Report was approved by the Boards of RELX PLC, RELX NV and RELX Group plc. The Remuneration Policy was approved by shareholders at the 2014 Annual General Meeting of RELX PLC for three years. The policy can be found at www.relx.com/go/remunerationpolicy or on pages 79 to 85 of the 2013 Remuneration Report.

RELX PLC shareholders will be invited to vote on our 2015 Annual Remuneration Report (by way of a non-binding advisory vote) at the 2016 Annual General Meeting of RELX PLC.

The audited sections of the Report are clearly marked.

Introduction from the Remuneration Committee Chairman

As you will read elsewhere in this Annual Report, 2015 was another year of good progress for the company in which management continued to transform the business into a modern global provider of information and analytics for professional and business customers across industries. This is achieved by leveraging a deep understanding of the business’s customers to create innovative solutions which combine content and data with analytics and technology in global platforms. Management continues to build leading positions in long-term global growth markets, primarily through organic investment supplemented by selective acquisitions where the business is the natural owner and can accelerate the strategy with good returns. It continues to divest assets that do not have the potential for significant future value creation for the business.

By consistently following this strategy, management is improving the business profile of the Group and the quality of our earnings, i.e. more predictable revenues, a higher growth profile and improving returns. The results of this strategy and management effort have been reflected in the strong financial results of the Group over the past five years, with consistent revenue, profit and earnings per share (EPS) growth. This has resulted in good achievements against targets under the multi-year incentives.

Return on invested capital (ROIC) was introduced as a metric into the multi-year incentives in 2010 emphasising the focus on capital discipline. For the five years since, ROIC targets for multi-year incentive purposes were increased for each subsequent grant cycle building on the progress made and demonstrating our ongoing commitment to improving returns. Over this period, ROIC has increased from 10.4% to 12.7%.

The 2015 annual incentive payments to the Executive Directors were marginally above target, resulting in payouts of around 70% of the maximum opportunity, a level relatively consistent over the past five years.

ROIC and EPS performance in respect of the 2013-15 cycle of the BIP (Bonus Investment Plan) and the ESOS (Executive Share Option Scheme) resulted in respective outcomes close to and at the full amount of the awards granted. The 2013-15 cycle of the LTIP (Long Term Incentive Plan) vested on 26 February 2016 at 93% with ROIC and total shareholder return (TSR) targets having been fully achieved and EPS above the middle of the target range.

The PSP award with a performance period ended 31 December 2015 granted to Nick Luff as compensation for forfeited entitlements from previous employment, which had the same targets as the LTIP, vested at the same level as the 2013-15 cycle of LTIP.

During 2015, fees were reviewed for Non-Executive Directors and the Chairman in the context of market data and practice of FTSE 30 companies, with some reference to AEX and US-listed companies. As a result, several adjustments were made which are set out on page 81. The changes include an increase to the Chairman fee and the Non-Executive Director base fee (both of which had last been reviewed during 2011). The changes took effect on 1 January 2016 and fall within the policy previously approved by shareholders.

In line with increases for the wider employee population, the Remuneration Committee has approved 2016 salary increases for the Executive Directors of 2.5%.

As we are not proposing any changes to the Remuneration Policy which was approved by shareholders in April 2014, it will continue to apply unchanged until the April 2017 Annual General Meetings of shareholders (AGMs). We will be reviewing our policy during 2016 with a view to presenting an updated remuneration policy for approval at the 2017 AGMs. In line with past practice, we will be consulting with major shareholders and shareholder representative bodies on this matter in advance.

This year’s Report has been prepared in a manner which balances the specific local requirements of the UK Regulations and the Dutch Code with the desire to provide additional information which may be helpful to our broader investor base.

Wolfhart Hauser

Chairman, Remuneration Committee

78	RELX Group Annual reports and financial statements 2015

Annual Remuneration Report

Single Total Figure of Remuneration – Executive Directors (audited)

		(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
		Short-term employee benefits			Pension		Share based awards		Total
£’000		Salary	Benefits (4)	Annual Incentive	UK statutory basis(1)	Dutch Civil Code basis(2)	UK statutory basis (1,3)	Dutch Civil Code basis (2)	UK statutory basis (1)	Dutch Civil Code basis (2)
Erik	2015	1,131	73	1,189	766	766	7,710	3,253	10,869	6,412

Engstrom	2014	1,104	60	1,170	692	562	14,421	3,943	17,447	6,839

Nick Luff	2015	666	19	700	200	200	1,464	1,928	3,049	3,513

	2014	217	5	685	65	65	1,486	1,341	2,458	2,313

(1)	UK statutory basis (columns (d), (f) and (h)): These figures are calculated in accordance with the methodology set out in the UK Regulations. The figures for pensions reflect (i) for defined benefit schemes the calculation method set out in the UK Regulations less Directors’ contributions and participation fee; and (ii) for defined contribution schemes, payments made to the scheme or to the Executive Director in lieu of pension. The figure for performance-related share based awards includes share price appreciation since the date the award was granted. In the case of Erik Engstrom’s figures, the amount included that relates to share price appreciation is £8.8m for 2014 and £3.9m for 2015. For Nick Luff, the amount included that relates to share price appreciation is £0.2m for 2014 and £0.3m for 2015.

The figure for 2014 in column (f) disclosed in last year’s Report was, as required by the UK regulations, based on an estimate using prescribed average share prices and exchange rates and has been restated in this Report to reflect the actual amount vested and the actual share prices and exchange rates on the vesting dates of the 2012-14 cycle of BIP and ESOS and the final tranche of the discontinued Reed Elsevier Growth Plan (REGP). The vesting percentages under these plans were determined on 27 February 2015 and were in line with those disclosed on page 78 in the 2014 Remuneration Report. Using the share prices and exchange rates on the vesting dates increased the 2014 disclosed figure by £1,239,960 for Erik Engstrom and by £115,304 for Nick Luff.

The 2015 figures reflect the vesting of the 2013-15 cycle of BIP and ESOS and the first cycle of the new LTIP approved by shareholders in 2013. As the BIP, LTIP and ESOS vest after the approval date of this Report, the average share prices and foreign exchange rates for the last quarter of 2015 have been used to arrive at an estimated figure under the UK statutory basis in respect of these awards. The proportion of the value of Erik Engstrom’s share based awards under the UK statutory basis that relates to share price appreciation between the dates of grant and vesting is 61% (or £8.8m) for 2014 (reported on an estimated basis in the 2014 Remuneration Report as being £7.6m) and 53% (or £3.9m) for 2015 using, as required, the average share prices for the last quarter of 2015.

(2)	Dutch Civil Code basis (columns (e), (g) and (i)): These figures comply with the requirements of the Dutch Civil Code. In respect of pensions, as of 2015, the calculations basis for the Dutch Civil Code disclosure equals the UK statutory basis. The 2014 pension figure for the CEO was calculated on a basis consistent with prior disclosure. The figures for share based awards comprise the multi-year incentive charges in accordance with IFRS2 – Share based Payment. These IFRS2 charges do not reflect the actual value received on vesting.

(3)	Exchange rates used for share based awards: The exchange rates used to convert share based awards to pounds sterling are (i) for the UK statutory basis, those that applied at the vesting dates or, if vesting has not occurred at the time of sign off of this Report, the average exchange rates for the last quarter of 2015, (ii) for dividend equivalents, the exchange rates at the time of payment and (iii) for estimated dividend equivalents in respect of awards for which vesting has not occurred at the time of sign off of this Report and which are yet to be paid, the average exchange rates for the last quarter of 2015.

(4)	Benefits: Each Executive Director receives a car allowance, private medical/dental insurance and the company meets the cost of tax return preparation. The single figure disclosures for 2014 above have been restated in respect of (b), (h) and (i) as a result of a recent HMRC assessment of the imputed benefit of tax preparation services provided to Mr Engstrom which increased the deemed amount of the benefit including tax thereon by £31,635. The HMRC assessment basis has been used for determining the deemed amount of tax preparation services provided to Mr Engstrom in 2015. The actual level of tax return support Erik Engstrom receives is unchanged from prior years and falls within the previously approved policy.

(5)	Total remuneration for Directors: This is set out in note 28 to the consolidated financial statements on page 136.

Governance Directors’ Remuneration Report	79

2015 Annual Incentive

Set out below is a summary of performance against each financial measure and the resulting annual incentive payments for 2015 (payable in March 2016):

Performance measure	Relative weighting	Achievement vs target	Payout as % of salary Erik Engstrom	Payout as % of salary Nick Luff
Revenue	30%	Underlying revenue growth of 3% was at target, reflecting good growth in electronic and face-to-face revenues in a mixed macroeconomic environment.	Close to 30%	Close to 30%
Adjusted profit after tax	30%	Total adjusted profit after tax grew by 6% in constant currency, just above target, reflecting a combination of underlying revenue growth and continued process innovation.	Just above 30%	Just above 30%
Cash flow conversion rate	10%

Cash flow conversion of 94% was at target, reflecting strong profits and the cash flow impact from continued capital expenditure to enable continued investment in technology and new products and services.

			Close to 10%	Close to 10%
Key Performance Objectives (KPOs) Erik Engstrom (six KPOs)	30%

The first KPO, related to business profile evolution through organic development and integration of targeted acquisitions, was achieved.

The second KPO, related to further portfolio reshaping and disposals, was achieved.

The third KPO, related to the implementation of a simplified corporate structure, was achieved.

The fourth KPO, related to technology-driven initiatives that extend across the business areas, was achieved.

The fifth KPO, related to specific product development priorities and market segment milestones within each business area, was almost fully achieved.

The sixth KPO, related to meeting the quantified targets and completing the actions listed as 2015 objectives in the prior year’s Corporate Responsibility Report, was almost fully achieved.

			Close to 30%
Key Performance Objectives (KPOs) Nick Luff (six KPOs)	30%

The first KPO, related to 2015 business performance and financial results, was achieved.

The second KPO, related to achieving specific deliverables on balance sheet priorities, was achieved.

The third KPO, related to the management of the audit process, was achieved.

The fourth KPO, related to specific deliverables for the finance function, was almost fully achieved.

The fifth KPO, related to the implementation of the corporate structure changes, was achieved.

The sixth KPO, related to meeting the quantified targets and completing the actions listed as 2015 objectives in the prior year’s Corporate Responsibility Report, was almost fully achieved.

				Close to 30%
			105.1%*	105.1%*
Total payment			£1,189,110	£700,230

* The maximum annual incentive opportunity is 150% of base salary.

The Board believes that disclosing details beyond the level of specificity that is included above would be commercially sensitive and would give competitors an unfair insight into our strategic direction and annual execution plans.

Multi-year incentives

Multi-year incentives with a performance period ended 31 December 2015 were for Erik Engstrom 2013 BIP, LTIP and ESOS and for Nick Luff a performance share award granted as part compensation for forfeited entitlements from previous employment.

The Committee assessed the performance measures for these awards and made an overall assessment of underlying business performance and other relevant factors. The vesting outcome resulting from this review is summarised overleaf.

80	RELX Group Annual reports and financial statements 2015

LTIP: 2013-15 cycle performance outcome

Performance measure	Weighting	Performance range and vesting levels set at grant (1)		Achievement against the performance range	Resulting vesting percentage
TSR over the three-year performance period	1/3rd	below median	0%	In upper quartile	100%
		median	30%	of all three
		upper quartile	100%	comparator groups

Average growth in adjusted EPS over the	1/3rd	below 5% p.a.	0%
three-year performance period(2)		5% p.a.	33%
		6% p.a.	52.5%
		7% p.a.	65%
		8% p.a.	75%	8.5% p.a.	80%
		9% p.a.	85%
		10% p.a.	92.5%
		11% p.a. and above	100%

ROIC in the third year of the performance period(2)	1/3rd	below 11.2%	0%
		11.2%	33%
		11.45%	52.5%
		11.7%	65%
		11.95%	75%	above 12.7%	100%
		12.2%	85%
		12.45%	92.5%
		12.7% and above	100%

Total vesting percentage:					93.3%

(1)	Calculated on a straight-line basis for performance between the points.
(2)	The calculation methodology for EPS and ROIC is set out in the 2013 Notices of Annual General Meetings, which can be found on the company’s website.

Nick Luff: PSP award to compensate for forfeited entitlements from previous employment with performance period ended 31 December 2015	93.3%

The metrics, targets, vesting scale and weighting applicable to this award were the same as those applicable to the 2013-2015 cycle of LTIP set out above. Consequently, the individual vesting percentages by element and the total vesting percentage applicable to this award mirror those above.

BIP: 2013-15 cycle performance outcome

Performance measure	Weighting	Performance range and vesting levels set at grant (1)		Achievement against the performance range	Resulting vesting percentage
Average growth in adjusted EPS over the	50%	below 4% p.a.	0%
three-year performance period(2)		4% p.a.	50%
		6.5% p.a.	75%	8.5% p.a.	95.0%
		9% p.a. or above	100%

ROIC in the third year of the performance period(2)	50%	below 11.2%	0%
		11.2%	50%
		11.7%	75%
		12.2% or above	100%	above 12.2%	100%

Total vesting percentage:					97.5%

(1)	Calculated on a straight-line basis for performance between the points.
(2)	The calculation methodology for EPS and ROIC is set out in the 2010 Notices of Annual General Meetings, which can be found on the company’s website.

ESOS: 2013-15 cycle performance outcome

Performance measure	Weighting	Performance range and vesting levels set at grant(1)		Achievement against the performance range	Resulting vesting percentage
Average growth in adjusted EPS over the three-year	100%	below 4% p.a.	0%
performance period(2)		4% p.a.	33%	above 8% p.a.	100%
		6% p.a.	80%
		8% p.a. or above	100%

(1)	Calculated on a straight-line basis for performance between the stated average adjusted EPS growth percentages.
(2)	The calculation methodology for EPS is set out in the 2013 Notices of Annual General Meetings, which can be found on the company’s website.

Governance Directors’ Remuneration Report	81

Single Total Figure of Remuneration – Non-Executive Directors (audited)
	Total fee		Benefits(1)		Total
	2015	2014	2015	2014	2015	2014
Anthony Habgood	£550,000	£550,000	£2,242	£2,150	£552,242	£552,150
Wolfhart Hauser	£94,010	£90,000	£780	£720	£94,790	£90,720
Adrian Hennah	£77,500	£77,500	£780	£720	£78,280	£78,220
Lisa Hook	£110,000	£110,000	£1,620	£1,230	£111,620	£111,230
Marike van Lier Lels(2)	€86,038	€70,272	–	–	€86,038	€70,272
Robert Polet	£77,500	£77,500	£1,620	£1,230	£79,120	£78,730
Linda Sanford	£77,500	£77,500	£1,620	£1,230	£79,120	£78,730
Ben van der Veer(2)	€119,000	€119,000	€1,159	€632	€120,159	€119,632

(1)	Benefits comprise the notional benefit of tax filing support provided to Non-Executive Directors for filings outside their home country resulting from their directorships with the Group. The incremental assessable benefit charge per tax return for 2015 was £840 (£510 in 2014) for a UK tax return and £780 (£720 for 2014) for a Netherlands tax return. Anthony Habgood’s benefits also include £1,462 (£1,430 in 2014) in respect of private medical insurance. Further, the company meets all reasonable travel, subsistence, accommodation and other expenses, including any tax where such expenses are deemed taxable, incurred by the Non-Executive Directors and the Chairman in the course of performing their duties.
(2)	The pounds sterling equivalent of the total fees and benefits for Marike van Lier Lels and Ben van der Veer (converted at the average exchange rate applicable to the years of reporting) were £62,347 (£56,671 in 2014) and £87,072 (£96,478 in 2014) respectively for 2015. Marike van Liers Lels joined the Boards of RELX PLC and RELX Group on 1 July 2015 and the increase in fees relates to her membership of these Boards. For the purposes of reporting the total fees and benefits, the pounds sterling benefit for Ben van der Veer has been converted into euros at the average exchange rate for the relevant year.
(3)	The total remuneration for Directors is set out in note 28 to the consolidated financial statements on page 136.

Non-Executive Directors’ fees

The fees in the Single Total Figure table for Non-Executive Directors reflect the following fees in 2015:

	Annual fee 2016	Annual fee 2015 and 2014
Chairman	£625,000	£550,000
Non-Executive Directors*	£75,000/€95,000	£65,000/€80,000
Senior Independent Director	£30,000	£25,000
Chairman of:
– Audit Committee	€35,000	€30,000
– Remuneration Committee	£25,000	£25,000
Committee membership fee:
– Audit Committee	£15,000/€20,000	£12,500/€15,000
– Remuneration Committee	£15,000/€20,000	£12,500/€15,000
– Nominations Committee	£10,000/€12,500	£7,500/€9,000

*	Prior to joining the RELX PLC and RELX Group Boards on 21 July 2015, an annual fee of €65,000 was payable to Marike van Lier Lels in respect of her membership of the RELX NV Board, reflecting her time commitment to that company. Further, until the corporate structure change in July 2015, she chaired the Supervisory Board of Elsevier Reed Finance BV for which an annual fee of €10,000 was payable.

Fees may be reviewed annually, although in practice they have changed on a less frequent basis. During 2015, fees were reviewed in the context of market data and practice of the FTSE 30 companies, with some reference to AEX and US-listed companies. As a result, adjustments were made to Mr Habgood’s fee, the non-executive director base fee and the Audit Committee Chairman fee (all of which had last been reviewed during 2011 and increased with effect from 1 January 2012). Further, adjustments were also made to the Senior Independent Director fee (last reviewed during 2013 and increased with effect from 1 January 2014) and committee membership fees (introduced with effect from 1 January 2014). The changes which took effect on 1 January 2016 are set out in the table above and fall within the policy previously approved by shareholders at the 2014 Annual General Meetings.

82	RELX Group Annual reports and financial statements 2015

Total pension entitlements (audited)

Erik Engstrom is a member of the Group’s UK defined benefit pension arrangements. Further details are provided in the Policy Report on page 79 of the 2013 Remuneration Report and below.

Pension – Standard information

Age at	Normal	Director’s	Participation	Total of director’s
December	retirement	contributions	fee	contributions &
2015	age			participation fee
52	60	£13,001	£44,217	£57,218

The CEO pays a participation fee on the amount of his base salary which exceeds the UK earnings cap. This fee was 3% until 31 March 2015, increased to 5% on 1 April 2015 and will be 7% from 1 April 2016.

Pension – UK statutory basis

Accrued annual	Accrued annual	Single figure
pension at	pension at	pensions value
31 December 2014	31 December 2015
£266,868	£308,013	£765,703 (1)

(1)	Net of Director’s contribution and participation fee.

Scheme interests awarded during the financial year (audited)
CURRENT MULTI-YEAR INCENTIVE PLANS
	Basis on which	Face value	Value of awards if	Percentage of maximum that	End of
	award is made	of award at	vest in line with	would be received if threshold	performance
		grant(1)	expectations(2)	performance achieved(3)	period
BIP – matching share awards
Erik Engstrom	Opportunity to	£1,103,780	£739,532	If one measure pays out at threshold,	31 December
	invest cash and/or			the overall payout is 25%. If both	2017
	shares up to value			measures pay out at threshold,
	of annual incentive			the overall payout is 50%.
	target opportunity and receive up to
Nick Luff	1 for 1 matching	£649,986	£435,491
	award
LTIP – performance share awards
Erik Engstrom	250% of salary	£2,759,526	£1,379,763	If the measure with the lowest payout	31 December
Nick Luff	200% of salary	£1,299,989	£649,995	at threshold pays out at threshold,	2017
				the overall payout is 3%. If each
				measure pays out at threshold,
				the overall payout is 32%.
ESOS – market value options
Erik Engstrom	250% of salary	£2,759,526	£441,524	33%	31 December
Nick Luff	200% of salary	£1,299,989	£207,998		2017

(1)	The face value of the LTIP and ESOS awards is calculated using (i) the middle market quotation of a PLC ordinary share (£11.520); (ii) the closing price of a NV ordinary share (€23.075); and (3) the exchange rate on the day before grant (1 April 2015). These share prices are used to determine the number of awards granted, as well as to set option exercise prices. The face value of the ESOS options shown in this column has not been reduced to reflect the fact that the aggregate option price is payable on exercise. The face value of the BIP awards is calculated using the average price of participants’ investment shares purchased by the trustee on 2 April 2015. For the matching award to Erik Engstrom, who invested in NV ADRs, the price per NV ADR was $50.136 and for the matching award to Nick Luff, who invested in PLC and NV ordinary shares, the price per PLC ordinary share was £11.530 and the price per NV ordinary share was €23.060. The 2015 grants were made in April and therefore the share prices above reflect the position prior to the change in the equalisation ratio and bonus share issue that took effect from 1 July 2015. The face values for BIP and LTIP do not take into account the dividend equivalents relating to those awards.
(2)	For BIP, LTIP and ESOS, vesting in line with expectations is as per the performance scenario chart disclosed on page 83 of the 2013 Remuneration Report, i.e. 67% for BIP, 50% for LTIP and 80% for ESOS. For options vesting in line with expectations, a valuation factor of 20% of the face value of the award at grant has been applied.
(3)	Threshold payout levels for each measure have been included. Where there are multiple measures, it is possible to achieve threshold, and hence payout, in respect of just one of the measures (or, for TSR, in respect of one of the three TSR comparator groups). The performance measures and targets for awards granted in 2015 under each of the plans are set out on page 83.

Governance Directors’ Remuneration Report	83

The following targets and vesting scales apply to awards granted in 2015:

BIP: 2015-17 cycle

Match earned on personal investment	Average growth in adjusted EPS over the three-year performance period*	ROIC in the third year of the performance period*
0%	below 4% p.a.	below 12.3%
50%	4% p.a.	12.3%
75%	6.5% p.a.	12.8%
100%	9% p.a. or above	13.3% or above

* EPS and ROIC have equal weighting and straight-line vesting applies to performance between the points.

LTIP: 2015-17 cycle

Vesting is dependent on three separate performance measures of equal weighting: a TSR measure comprising three comparator groups, an EPS measure and a ROIC measure.(1)

Vesting percentage of each third of the TSR tranche(2)	TSR ranking within the relevant TSR comparator group
0%	Below median
30%	Median
100%	Upper quartile

(1)	The calculation methodology for TSR, EPS and ROIC is set out in the 2013 Notices of Annual General Meetings, which can be found on the company’s website.
(2)	Vesting is on a straight-line basis for performance between the minimum and maximum levels.

The three TSR comparator groups (Sterling, Euro and US Dollar) reflect the fact that the Group accesses equity capital markets through three exchanges – London, Amsterdam and New York – in three currency zones. The Group’s TSR performance is measured separately against each comparator group and each ranking achieved will produce a payout, if any, in respect of one-third of the TSR measure. The proportion of the TSR measure that vests will be the sum of the three payouts.

Each comparator group comprises approximately 40 companies. The companies for the 2015-17 LTIP cycle were selected on the following basis (unchanged from prior year):

(a)	they were in a relevant market index or are the largest listed companies on the relevant exchanges at the end of the year before the start of the performance period: the FTSE 100 for the Sterling group; AEX, Euronext and the Frankfurt Stock Exchange for the Euro group; and the S&P 500 for the US Dollar group;

(b)	certain companies were then excluded:

¡	those with mainly domestic revenues (as they do not reflect the global nature of the Group’s customer base);

¡	those engaged in extractive industries (as they are exposed to commodity cycles); and

¡	financial services companies (as they have a different risk/ reward profile).

(c)	the remaining companies were then ranked by market capitalisation and, for each comparator group, the 20 companies above and below the Group were taken; and

(d)	relevant listed global peers operating in businesses similar to those of the Group but not otherwise included were added.

Vesting percentage of EPS and ROIC tranches*	Average growth in adjusted EPS over the three-year performance period	ROIC in the third year of the performance period
0%	below 5% p.a.	below 12.3%
33%	5% p.a.	12.3%
52.5%	6% p.a.	12.55%
65%	7% p.a.	12.8%
75%	8% p.a.	13.05%
85%	9% p.a.	13.3%
92.5%	10% p.a.	13.55%
100%	11% p.a. or above	13.8% or above

* Vesting is on a straight-line basis for performance between the stated average adjusted EPS growth/ROIC percentages.

ESOS: 2015-2017 cycle

Proportion of the award vesting	Average growth in adjusted EPS over the three-year performance period*
0%	below 4% p.a.
33%	4% p.a.
80%	6% p.a.
100%	8% p.a. or above

* Vesting is on a straight-line basis for performance between the stated average adjusted EPS growth percentages.

84	RELX Group Annual reports and financial statements 2015

External appointments

The Committee believes that the experience gained by allowing Executive Directors to serve as Non-Executive Directors on the boards of other organisations is of benefit to the Group. Accordingly, Executive Directors may, subject to the approval of the Chairman and the CEO (or the Chairman only in the case of the CEO), serve as Non-Executive Directors on the boards of up to two non-associated companies (of which only one may be a major company) and they may retain remuneration arising from such appointments.

Erik Engstrom is a Non-Executive Director of Smith & Nephew plc and received fees of £69,650 for 2015 (appointed 1 January 2015).

Nick Luff is a Non-Executive Director of Lloyds Banking Group plc and received fees of £135,000 for 2015 (£45,000 in 2014 for the period since his appointment as a Director of the Group).

Payments to past Directors and payments for loss of office (audited)

In respect of Duncan Palmer, tax return preparation fees including tax thereon of £65,993 relating to the filing of his tax returns for the year in which he ceased to be a director were met by the company. As a result of the recent HMRC assessment of the imputed benefit of tax preparation services provided to directors (see footnote (4) on page 78), the deemed additional benefit provision including tax thereon has been estimated by HRMC to be £61,083 for 2014 and £35,355 for 2013 in relation to Mr Palmer. There have been no payments for loss of office in 2015.

Statement of Directors’ shareholdings and other share interests (audited)

Shareholding requirement

The Committee believes that a closer alignment of interests can be created between senior management and shareholders if executives build and maintain a significant personal stake in the Group. The shareholding requirements applicable to the Executive Directors are set out in the table below. Shares that count for this purpose are any type of RELX PLC or RELX NV security owned outright by the individual and their spouse, civil partner or dependent child.

Meeting the shareholding requirement is both a vesting condition for awards granted and a requirement to maintain eligibility for future awards. Shareholding requirements fall away on leaving the company.

On 31 December 2015, the Executive Directors’ shareholdings were as follows (valued using the middle market closing prices of the relevant securities):

	Shareholding requirement (% of 31 December 2015 annual base salary)	Actual shareholding as at 31 December 2015 (% of 31 December 2015 annual base salary)
Erik Engstrom	300%	923%

Nick Luff	200%	245%

Share interests (number of shares held)

	RELX PLC ordinary shares		RELX NV ordinary shares		TOTAL RELX ordinary shares
	1 January 2015	31 December 2015	1 January 2015*	31 December 2015**	1 January 2015*	31 December 2015**
Erik Engstrom	118,552	127,040	794,784	802,151	913,336	929,191
Anthony Habgood	50,000	50,000	38,450	38,450	88,450	88,450
Wolfhart Hauser	4,107	4,107	3,091	3,091	7,198	7,198
Adrian Hennah	10,508	10,508			10,508	10,508
Lisa Hook			7,382	7,382	7,382	7,382
Marike van Lier Lels				3,000		3,000
Nick Luff	17,187	67,534	18,619	73,233	35,806	140,767
Robert Polet	1,000	1,000			1,000	1,000
Linda Sanford	6,700	6,700		3,000	6,700	9,700
Ben van der Veer			10,766	10,766	10,766	10,766

* For ease of comparison with the position at year end which reflects the bonus share issue, the opening balance has been restated.

** Reflects impact of the bonus share issue effective from 1 July 2015 of 0.538 NV ordinary shares for each NV ordinary share held.

There have been no changes in these share interests at the date of this Report.

Governance Directors’ Remuneration Report	85

Multi-year incentive interests (audited)

The tables below and on page 86 set out vested but unexercised and unvested options and unvested share awards held by the Executive Directors including details of options and awards granted and options exercised and awards vested during the year of reporting.

All outstanding unvested options and share awards are subject to performance conditions. For disclosure purposes, any PLC and

NV ADRs awarded under the multi-year plans are included as ordinary shares. The balance of NV ordinary shares held as at 31 December 2015 reflects the impact of the bonus share issue of 0.538 NV ordinary shares for every NV ordinary share held which took effect from 1 July 2015. Between 31 December 2015 and the date of this Report, there have been no changes in the options or share awards held by the Executive Directors.

Erik Engstrom

OPTIONS	Year of grant		Type of security	No. of options held on 1 Jan 2015	No. of options granted during 2015	Option price on date of grant	No. of options exercised during 2015	Market price per share at exercise	Restated option price(1)	Restated no. of options held on 31 Dec 2015(2)	Unvested options vesting on	Options exercisable until
ESOS	2011		PLC ord	139,146		£5.390	139,146	£11.520
			NV ord	92,953		€8.969	92,953	€23.010
	2012	(3)	PLC ord	198,836		£5.155			£5.155	198,836		02 May 22
			NV ord	139,742		€9.030			€5.871	214,923		02 May 22
	2013		PLC ord	178,799		£7.345			£7.345	178,799	09 May 16	09 May 23
			NV ord	124,337		€12.530			€8.147	191,230	09 May 16	09 May 23
	2014		PLC ord	145,604		£9.245			£9.245	145,604	07 Apr 17	07 Apr 24
			NV ord	102,839		€15.820			€10.286	158,166	07 Apr 17	07 Apr 24
	2015		PLC ord		119,771	£11.520			£11.520	119,771	02 Apr 18	02 Apr 25
			NV ord		82,158	€23.075			€15.003	126,358	02 Apr 18	02 Apr 25
Total PLC ords				662,385	119,771		139,146			643,010
Total NV ords				459,871	82,158		92,953			690,677

(1)	The exercise prices for options over NV ordinary shares reflect the change in the equalisation ratio and bonus share issue that took effect from 1 July 2015. This change did not impact the economic interests of the Executive Directors.
(2)	The NV ordinary share positions reflect the impact of the bonus share issue. This change did not impact the economic interests of the Executive Directors.
(3)	The performance outcome for the ESOS 2012 was disclosed on page 78 of the 2014 Remuneration Report.

SHARES	Year of grant		Type of security	No. of unvested shares held on 1 Jan 2015	No. of shares awarded during 2015	Market price per share at award	No. of shares vested/ performance tested during 2015	Market price per share at vesting/ performance testing	Restated market price per share at award(1)	Restated no. of unvested/non- performance tested shares held on 31 Dec 2015(2)	End of performance period	Date of release
BIP	2012	(3)	NV ord	136,950		€9.030	132,608	€22.089
	2013		NV ord	96,830		€12.530			€8.147	148,924	Dec 2015	H1 2016
	2014		NV ord	81,388		€15.820			€10.286	125,174	Dec 2016	H1 2017
	2015		NV ord		63,464	€23.075			€15.003	97,607	Dec 2017	H1 2018
LTIP	2013		PLC ord	178,799		£7.345			£7.345	178,799	Dec 2015	H1 2016
			NV ord	124,337		€12.530			€8.147	191,230	Dec 2015	H1 2016
	2014		PLC ord	145,604		£9.245			£9.245	145,604	Dec 2016	H1 2017
			NV ord	102,839		€15.820			€10.286	158,166	Dec 2016	H1 2017
	2015		PLC ord		119,771	£11.520			£11.520	119,771	Dec 2017	H1 2018
			NV ord		82,158	€23.075			€15.003	126,359	Dec 2017	H1 2018
REGP(4)	2013		PLC ord	321,895		£7.760	262,114	£11.154
			NV ord	450,494		€13.150	344,722	€22.089
Total PLC ords				646,298	119,771		262,114			444,174
Total NV ords				992,838	145,622		477,330			847,460

(1)	The market prices on grant for awards over NV ordinary shares have been restated to reflect the change in the equalisation ratio and bonus share issue that took effect from 1 July 2015. This change did not impact the economic interests of the Executive Directors.
(2)	The NV ordinary share positions reflect the impact of the bonus share issue. This change did not impact the economic interests of the Executive Directors.
(3)	The performance outcome for the BIP 2012 was disclosed on page 78 of the 2014 Remuneration Report.
(4)	The performance outcome for the second and final tranche of the REGP is set out on page 78 of the 2014 Remuneration Report.

86	RELX Group Annual reports and financial statements 2015

Nick Luff

OPTIONS	Year of grant	Type of security	No. of options held on 1 Jan 2015	No. of options granted during 2015	Option price on date of grant	No. of options exercised during 2015	Market price per share at exercise	Restated option price(1)	Restated no. of options held on 31 Dec 2015(2)	Unvested options vesting on	Options exercisable until
ESOS	2014	PLC ord	65,656		£9.900			£9.900	65,656	02 Sep 17	02 Sep 24
		NV ord	46,963		€17.50			€11.378	72,228	02 Sep 17	02 Sep 24
	2015	PLC ord		56,423	£11.520			£11.520	56,423	02 Apr 18	02 Apr 25
		NV ord		38,704	€23.075			€15.003	59,526	02 Apr 18	02 Apr 25
Total PLC ords			65,656	56,423					122,079
Total NV ords			46,963	38,704					131,754

(1)	The exercise prices for options over NV ordinary shares reflect the change in the equalisation ratio and bonus share issue that took effect from 1 July 2015. This change did not impact the economic interests of the Executive Directors.
(2)	The NV ordinary share positions reflect the impact of the bonus share issue. This change did not impact the economic interests of the Executive Directors.

SHARES	Year of grant		Type of security	No. of unvested shares held on 1 Jan 2015	No. of shares awarded during 2015	Market price per share at award	No. of shares vested/ performance tested during 2015	Market price per share at vesting/ performance testing	Restated market price per share at award(1)	Restated no. of unvested/non- performance tested shares held on 31 Dec 2015(2)	End of performance period	Date of release
BIP	2014		PLC ord	32,630		£9.900			£9.900	32,630	Dec 2016	H1 2017
			NV ord	22,870		€17.500			€11.378	35,174	Dec 2016	H1 2017
	2015		PLC ord		28,187	£11.520			£11.520	28,187	Dec 2017	H1 2018
			NV ord		19,194	€23.075			€15.003	29,520	Dec 2017	H1 2018
LTIP	2014		PLC ord	65,656		£9.900			£9.900	65,656	Dec 2016	H1 2017
			NV ord	46,963		€17.500			€11.378	72,229	Dec 2016	H1 2017
	2015		PLC ord		56,423	£11.520			£11.520	56,423	Dec 2017	H1 2018
			NV ord		38,704	€23.075			€15.003	59,526	Dec 2017	H1 2018
PSP	2014	(3)	PLC ord	65,656		£9.900	65,656	£11.154
			NV ord	46,963		€17.500	46,963	€22.089
	2014		PLC ord	65,656		£9.900			£9.900	65,656	Dec 2015	H1 2016
			NV ord	46,963		€17.500			€11.378	72,229	Dec 2015	H1 2016
Total PLC ords				229,598	84,610		65,656			248,552
Total NV ords				163,759	57,898		46,963			268,678

(1)	The market prices on grant for awards over NV ordinary shares have been restated to reflect the change in the equalisation ratio and bonus share issue that took effect from 1 July 2015. This change did not impact the economic interests of the Executive Directors.
(2)	The NV ordinary share positions reflect the impact of the bonus share issue. This change did not impact the economic interests of the Executive Directors.
(3)	The performance outcome for this PSP award is set out on page 78 of the 2014 Remuneration Report.

Governance Directors’ Remuneration Report	87

Performance graphs

The graphs below show total shareholder returns for RELX PLC and RELX NV, calculated on the basis of the average share price in the 30 trading days before the respective year end and assuming dividends were reinvested. RELX PLC’s performance is compared with the FTSE 100 and RELX NV with the AEX Index (to reflect their respective memberships of those indices). The three-year charts cover the performance period of the 2013-15 cycle of the LTIP.

UK regulations require disclosure of the relative share performance for the seven calendar years ended 31 December 2015, of RELX PLC. During that period the total return for the FTSE 100 was +84% while TSR for RELX PLC was +211%, an outperformance of 127 percentage points.

88	RELX Group Annual reports and financial statements 2015

CEO historical pay table

The table below shows the historical CEO pay over an eight-year period. The year 2008 has been included to show the pre-2009 position, as 2009 was a transition year with three CEO incumbents.

£‘000	2008		2009(3)		2010	2011	2012		2013		2014		2015
CEO	Sir Crispin Davis	Sir Crispin Davis	Ian Smith	Erik Engstrom	Erik Engstrom	Erik Engstrom	Erik Engstrom		Erik Engstrom		Erik Engstrom		Erik Engstrom
Annualised base salary	1,181	1,181	900	1,000	1,000	1,025	1,051		1,077		1,104		1,131

Annual incentive payout as a % of maximum	61%	30%	37%	71%	67%	66%	73%		70%		71%		70%

Multi-year incentive vesting as a % of maximum	100%	0%	0%	0%	0%	0%	70%	(4)	96%	(4)	90%	(4)	97%	(4)

CEO total (UK statutory basis)(1)	7,193	706	1,033	426	3,140	2,738	11,145	(5)	5,463	(6)	17,447	(6,7)	10,869	(8)

CEO total (Dutch Civil Code basis)(2)	6,631	(514)	1,033	431	2,675	5,045	5,443		6,100	(6)	6,839	(6)	6,412

(1)	UK statutory basis: This is described in footnote (1) to the Single Total Figure of Remuneration table on page 78.
(2)	Dutch Civil Code basis: This is described in footnote (2) to the Single Total Figure of Remuneration table on page 78.
(3)	Sir Crispin Davis was CEO from 1 January to 31 March, Ian Smith was CEO from 1 April to 10 November and Erik Engstrom was CEO from 11 November to 31 December.
(4)	The 2015 percentage reflects BIP, LTIP and ESOS. The 2014 percentage reflects the final tranche of the discontinued REGP, BIP and ESOS. The 2013 percentage reflects BIP and ESOS only and the 2012 figure reflects the first tranche of the discontinued REGP and BIP.
(5)	The 2012 figure reflects the vesting of the first tranche of the discontinued REGP and includes the entire amount that was performance tested over the 2010-12 period, including the 50% of shares deferred until 2015 in accordance with the plan rules including £3m attributed to share price appreciation.
(6)	Restated to reflect the recent HMRC assessment of the imputed benefit of tax preparation services including tax thereon provided to the Executive Directors (see footnote (4) on page 78). For 2013 this increases the benefit figure by £33,457.
(7)	The 2014 figure includes the vesting of the second and final tranche of the discontinued REGP and includes £8.8m attributed to share price appreciation. The UK statutory basis has been restated for actual share prices and foreign exchange rates applicable on the dates of vesting (see page 78 for further detail).
(8)	The 2015 figure includes £3.9m attributed to share price appreciation.

Governance Directors’ Remuneration Report	89

Comparison of change in CEO pay with change in employee pay

The table below shows the percentage change in remuneration (salary, benefits and annual incentive) from 2014 to 2015 for the CEO compared with the average employee.

	% change from 2014 to 2015
	CEO	Average employee(1)
Salary	2.5%	2.5%

Benefits	21%(2)	2.5%

Annual incentive	1.7%	2.3%

(1)	This reflects a substantial proportion of our global employee population.
(2)	The increase in Mr Engstrom’s 2015 benefit reflects an HMRC assessment of the imputed benefit of tax preparation services provided to Mr Engstrom and an increase in medical insurance premiums. The level of tax return support and medical benefit Mr Engstrom receives is unchanged from prior years and falls within the previously approved policy.

Relative importance of spend on pay

The following table sets out the total employee costs for all employees, as well as the amounts paid in dividends and share repurchases.

	2015 (£m)	2014 (£m)	% change
Employee costs*	1,751	1,709	+2.5%

Dividends	583	565	+3%

Share repurchases	500	600	-17%

* Employee costs include wages and salaries, social security costs, pensions and share based and related remuneration. After adjusting for fluctuations in the Group’s principal trading currencies, employee costs rose 3% in constant currency.

Implementation of Remuneration Policy in 2016

Salary: The Committee has awarded a salary increase of 2.5% to the Executive Directors, which means that, from 1 January 2016, Erik Engstrom’s salary rose to £1,159,693 and Nick Luff’s salary to £682,906. This is in line with the guidelines agreed for employees in the Group’s most significant locations globally for 2016.

AIP: The operation of the AIP in 2016 remains the same as in 2015. Details of annual financial targets and KPOs are not disclosed as the Board believes that these are commercially sensitive and that disclosing them would give competitors an unfair insight into our strategic direction and annual execution plans. The targets are designed to be challenging relative to the 2016 execution plan.

Multi-year incentives: The award levels (% of salary) for 2016 are:

	CEO	CFO
BIP opportunity	100%	100%

LTIP	250%	200%

ESOS	250%	200%

The targets and vesting scales for the multi-year incentive awards to be granted in 2016 are as follows:

BIP: 2016-18 cycle

Match earned on personal investment	Average growth in adjusted EPS over the three-year performance period*	ROIC in the third year of the performance period*
0%	below 4% p.a.	below 12.3%
50%	4% p.a.	12.3%
75%	6.5% p.a.	12.8%
100%	9% p.a. or above	13.3% or above

* EPS and ROIC have equal weighting and straight-line vesting applies to performance between the points.

LTIP: 2016-18 cycle

Vesting is dependent on three separate performance measures of equal weighting: a TSR measure (comprising three comparator groups), an EPS measure and a ROIC measure.(1)

Vesting percentage of each third of the TSR tranche(2)	TSR ranking within the relevant TSR comparator group
0%	Below median
30%	Median
100%	Upper quartile

(1)	The calculation methodology for TSR, EPS and ROIC is set out in the 2013 Notices of Annual General Meetings, which can be found on the company’s website. The methodology for selecting the TSR comparator group companies is unchanged from 2013 (see page 89 of the 2013 Remuneration Report). Each comparator group comprises approximately 40 companies. The companies for the 2016-18 LTIP cycle were selected on the same basis as the comparator groups for prior cycles under this plan.
(2)	Vesting is on a straight-line basis for performance between the minimum and maximum levels.

Vesting percentage of EPS and ROIC tranches*	Average growth in adjusted EPS over the three-year performance period	ROIC in the third year of the performance period
0%	below 5% p.a.	below 12.3%
33%	5% p.a.	12.3%
52.5%	6% p.a.	12.55%
65%	7% p.a.	12.8%
75%	8% p.a.	13.05%
85%	9% p.a.	13.3%
92.5%	10% p.a.	13.55%
100%	11% p.a. or above	13.8% or above

* Vesting is on a straight-line basis for performance between the stated average adjusted EPS growth/ROIC percentages.

ESOS: 2016-2018 cycle

Proportion of the award vesting	Average growth in adjusted EPS over the three-year performance period*
0%	below 4% p.a.
33%	4% p.a.
80%	6% p.a.
100%	8% p.a. or above

* Vesting is on a straight-line basis for performance between the stated average adjusted EPS growth percentages.

90	RELX Group Annual reports and financial statements 2015

Remuneration Committee advice

The Committee consists of independent Non-Executive Directors and the Chairman of RELX Group plc. Details of members and their attendance are contained in the Corporate Governance section on page 73. The Chief Legal Officer & Company Secretary attends meetings as secretary to the Committee. At the invitation of the Chairman of the Committee, the CEO of RELX Group plc attends appropriate parts of the meetings. The CEO of RELX Group plc is not in attendance during discussions about his remuneration.

The Human Resources Director advised the Committee during the year.

Willis Towers Watson is the external adviser, appointed by the Committee through a competitive process. Willis Towers Watson also provided actuarial and other human resources consultancy services to some Group companies during the year. The Committee is satisfied that the firm’s advice continues to be objective and independent, and that no conflict of interest exists. The individual consultants who work with the Committee do not provide advice to the Executive Directors, or act on their behalf. Willis Towers Watson is a member of the Remuneration Consultants’ Group and conducts its work in line with the UK Code of Conduct for executive remuneration consulting. During 2015, Willis Towers Watson received fees of £8,460 for advice given to the Committee, charged on a time and expense basis.

Shareholder vote at 2015 Annual General Meetings

At the Annual General Meeting of RELX PLC, on 23 April 2015, votes cast by proxy and at the meeting in respect of the Directors’ remuneration were as follows:

Resolution	Votes For	% For	Votes Against	% Against	Total votes cast	Votes Withheld
Remuneration Report (advisory)	813,060,077	92.44%	66,463,293	7.56%	879,523,370	33,677,704

Wolfhart Hauser

Chairman, Remuneration Committee

24 February 2016

Governance Report of the Audit Committees	91

Report of the Audit Committees

This report has been prepared by the Audit Committees of RELX PLC and RELX NV in conjunction with the Audit Committee of RELX Group plc (the Committees) and has been approved by the respective Boards. It provides an overview of the membership, responsibilities and activities of the Committees. The RELX PLC and RELX NV Audit Committees fulfil their roles from the perspective of the parent companies and both Committees have access to the reports to and the work of the RELX Group plc Audit Committee in this respect.

Membership

The Committees comprise at least three independent Non-Executive Directors. The members of each of the Committees who served during the year were:

¡     Ben van der Veer (Chairman of the Committees)

¡     Adrian Hennah

¡      Linda Sanford

¡     Marike van Lier Lels (from 21 July 2015).

Adrian Hennah, a UK chartered accountant, and Ben van der Veer, a registered accountant in the Netherlands, are considered to have significant, recent and relevant financial experience.

Responsibilities

The main role and responsibilities of the Committees are to assist the respective Boards in fulfilling their oversight responsibilities regarding:

¡      the integrity of the Group’s interim and full year
  financial statements and financial reporting
  processes;

¡      risk management and internal controls, and the
  effectiveness of the internal auditors; and

¡      the performance of the external auditors and the
  effectiveness of the external audit process, including
  monitoring the independence and objectivity of
  Deloitte.

The Committees report to the respective Boards on their activities, identifying any matters in respect of which they consider that action or improvement is needed and making recommendations as to the steps to be taken.

The terms of reference of each Audit Committee are reviewed annually and a copy of each is published on the Group’s website, www.relx.com

Committee meetings

The Committees met seven times during 2015, with two meetings focused on the audit tender and subsequent preparation for transition of audit firm. The Audit Committee meetings are typically attended by the RELX Chief Executive Officer, the RELX Chief Financial Officer, the RELX Group Financial Controller, the RELX Chief Legal Officer, the RELX Head of Audit and Risk, and audit partners from the external auditors.

Financial reporting

In discharging their responsibilities in respect of the 2015 interim and full year financial statements, the Committees have:

¡	reviewed and discussed areas of significant judgement in the preparation of the financial statements, including in particular:

i.	the carrying values of goodwill and intangible assets – the significant judgements in respect of asset carrying values relate to the assumptions underlying the value in use calculations including discount rates and long-term growth assumptions. The Committees received and discussed reports from the RELX Group Financial Controller on the methodology and the basis of the assumptions used;

ii.	capitalisation of internally generated intangible assets – the capitalisation of costs related to the development of new products and business infrastructure, together with the useful economic lives applied to the resulting assets, requires the exercise of judgement. The Committees received reports from the RELX Group Financial Controller on the amounts capitalised and asset lives selected for major projects;

iii.	uncertain tax positions – assessing potential liabilities across numerous jurisdictions is complex and requires judgement in making tax determinations. The Committees received and discussed reports from the RELX Head of Group Taxation on the potential liabilities identified and judgements applied;

iv.	reviewed the recognition of certain pension scheme liabilities which are subject to judgement. The Committees received and discussed reports from the RELX Group Financial Controller on the methodology and the basis of the assumptions used.

¡	reviewed the critical accounting policies and compliance with applicable accounting standards and other disclosure requirements and received regular update reports on accounting and regulatory developments; and

¡	considered whether the Annual Report taken as a whole was fair, balanced and understandable.

The Committees also received detailed written and verbal reports from the external auditors on these matters. The Committees were satisfied with the explanations provided and conclusions reached.

Risk management and internal controls

With respect to their oversight of risk management and internal controls, the Committees have:

¡	received and discussed regular reports summarising the status of the Group’s risk management activities, including actions to mitigate risks, and the findings from internal audit reviews and the actions agreed with management. Areas of focus in 2015 included: management of investment programmes; post acquisition integration; regulatory compliance and review of information security including the management of data privacy; business continuity planning; and continued compliance with the requirements of Section 404 of the US Sarbanes-Oxley Act relating to the documentation and testing of internal controls over financial reporting;

¡	reviewed and approved the internal audit plan for 2015 and monitored execution, including progress in respect of recommendations made;

¡	reviewed the resources, terms of reference and effectiveness of the RELX Group plc risk management and internal audit functions;

¡	received presentations from: the RELX Chief Compliance Officer on the compliance programmes, including the operation of the Group’s codes of conduct, training programmes and whistleblowing arrangements and the RELX Chief Legal Officer on legal issues and claims;

92	RELX Group Annual reports and financial statements 2015

¡	received reports from the RELX Chief Strategy Officer and Chief Legal Officer on information security and other technology- related risks;

¡	received updates from the RELX Group Treasurer on pension arrangements and funding, treasury policies and risk management and compliance with treasury policies;

¡	received presentations from the RELX Head of Group Taxation on tax policies and related matters;

¡	received regular updates from the RELX Chief Financial Officer on developments within the finance function; and

¡	received presentations from chief financial officers of major businesses.

External audit effectiveness

The Group has a well-established policy on audit effectiveness and independence of auditors that sets out inter alia: the responsibilities of each Audit Committee in the selection of auditors to be proposed for appointment or re-appointment and for agreement on the terms of their engagement, scope and remuneration; the auditor independence requirements and the policy on the provision of non-audit services; the rotation of audit partners and staff; and the conduct of meetings between the auditors and the Audit Committees. The policy is available on the website,
www.relx.com

The auditors are precluded from engaging in non-audit services that would compromise their independence or violate any professional requirements or regulations affecting their appointment as auditors. The auditors may, however, provide non-audit services which do not conflict with their independence, and where their skills and experience make them a logical supplier, subject to pre-approval by the Audit Committees.

Non-audit services performed in the Netherlands are limited to audit assurance activities. The Committees will continue to review the policy on the provision of non-audit services in the light of ongoing regulatory developments.

The Committees have, each quarter, reviewed and agreed the non-audit services provided in 2015, together with the associated fees which are set out in note 4 to the consolidated financial statements. The non-audit services provided were in the areas of audit-related activities such as royalty assurance, tax advice and compliance, due diligence and other transaction-related services.

The external auditors have confirmed their independence and compliance with the Group policy on auditor independence to the Audit Committees.

Deloitte LLP and Deloitte Accountants BV or their predecessor firms were first appointed auditors of the parent companies for the financial year ended 31 December 1994. The auditors are required to rotate the lead audit partners responsible for the audit engagements every five years. The lead engagement partners for RELX PLC and RELX NV have both completed two years.

The Committees have conducted their review of the performance of the external auditors and the effectiveness of the external audit process for the year ended 31 December 2015. The review was based on a survey of key stakeholders across the Group, consideration of public reports by regulatory authorities on key Deloitte member firms and the quality of the auditors’ reporting to and interaction with the Audit Committees. Based on this review, the Audit Committees were satisfied with the performance of the auditors and the effectiveness of the audit process.

Audit Tender

As reported in the 2014 Annual Reports and Financial Statements, the Committees decided to hold a competitive audit tender process for rotation of the audit firm in respect of the 2016 financial year. The Committees had responsibility for the tender process and at the conclusion of the process the Committees made the proposal to the Boards.

Given the geographic spread and the complexity of the Group, three major firms of accountants were invited to take part in the tender. During the tender each firm was given equal access to management and to information about the Group. The tender process was thorough and was designed to assess each firm’s audit proposal against a set of predetermined criteria that had been agreed by the Committees. Each firm was invited to an extensive series of interviews with members of the Audit Committees, members of the Board and a number of the Group’s senior management team. These interviews formed part of a formal assessment process whereby each firm was assessed against these criteria, including matters such as the strength and experience of senior team members and their firm’s ability to serve effectively the Group’s operations.

Each firm was asked to provide a written document containing detailed information on certain matters in support of their audit proposal which were key to the Audit Committees’ assessment of each bid, including the firm’s evaluation of the Group’s risks, the proposed audit plan and the use of technology. All three of the firms were invited to present their audit proposition to a meeting of the Audit Committees. The Committees subsequently considered each firm’s audit proposals against the criteria that had previously been agreed by the Committees. The Committees’ evaluation also took into account the outcome of recent internal or external reviews to assess the quality of each firm’s audits, details of each firm’s audit methodology and areas of audit focus with regard to the Group.

Throughout the process the Committees were mindful of the need to maintain the independence of the external auditor. As part of the tender each firm was required to disclose all existing relationships with the Group and explain how the firm would meet RELX’s policy on audit effectiveness and independence.

Following the conclusion of the audit tender process, the Committees recommended to the respective Boards that resolutions for the appointment of Ernst & Young LLP and Ernst & Young Accountants LLP as external auditors for the 2016 financial year be proposed at the forthcoming Annual General Meetings of RELX PLC and RELX NV.

The audit of the 2015 Annual Reports and Accounts will therefore be the last external audit to be conducted by Deloitte LLP and Deloitte Accountants BV. The Committees would like to record their thanks to the Deloitte member firms and their partners and staff for their many years of service to the shareholders of RELX PLC and RELX NV.

The effectiveness of the Audit Committees was reviewed as part of the 2015 evaluation of the Boards which confirmed that the Committees continue to function effectively. Details of the evaluation are set out on page 68.

Ben van der Veer

Chairman of the Audit Committees

24 February 2016

RELX Group Financial statements and other information	93

Financial statements and other information
In this section
94	Consolidated financial statements
99	Notes to the Consolidated financial statements
141	Independent auditors’ report
145	5 year summary
147	RELX PLC Annual Report and Financial Statements
157	RELX NV Annual Report and Financial Statements
167	Other financial information

94	RELX Group Annual reports and financial statements 2015

Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	Note	2015 £m	2014 £m	2013 £m
Revenue	2	5,971	5,773	6,035
Cost of sales		(2,129)	(2,006)	(2,118)
Gross profit		3,842	3,767	3,917
Selling and distribution costs		(965)	(934)	(1,005)
Administration and other expenses		(1,444)	(1,467)	(1,565)
Share of results of joint ventures		64	36	29
Operating profit	3	1,497	1,402	1,376
Finance income	8	3	7	10
Finance costs	8	(177)	(169)	(206)
Net finance costs		(174)	(162)	(196)
Disposals and other non-operating items	9	(11)	(11)	16
Profit before tax		1,312	1,229	1,196
Current tax		(370)	(357)	(352)
Deferred tax		72	88	271
Tax expense	10	(298)	(269)	(81)
Net profit for the year		1,014	960	1,115

Attributable to:
Parent companies’ shareholders		1,008	955	1,110
Non-controlling interests		6	5	5
Net profit for the year		1,014	960	1,115

Earnings per share
FOR THE YEAR ENDED 31 DECEMBER		2015	2014	2013
Basic earnings per share
RELX PLC	11	46.4p	43.0p	49.0p
RELX NV	11	49.4p	45.8p	51.6p

Diluted earnings per share
RELX PLC	11	46.0p	42.5p	48.3p
RELX NV	11	48.9p	45.3p	51.0p

Financial statements and other information Consolidated financial statements	95

Consolidated statement of comprehensive income

FOR THE YEAR ENDED 31 DECEMBER	Note	2015 £m	2014 £m	2013 £m
Net profit for the year		1,014	960	1,115

Items that will not be reclassified to profit or loss:
Actuarial gains/(losses) on defined benefit pension schemes	6	157	(266)	40
Tax on items that will not be reclassified to profit or loss	10	(34)	63	(24)
Total items that will not be reclassified to profit or loss		123	(203)	16

Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations		99	137	(88)
Fair value movements on cash flow hedges	19	(104)	(81)	65
Transfer to net profit from cash flow hedge reserve	19	29	19	(3)
Tax on items that may be reclassified to profit or loss	10	18	13	(14)
Total items that may be reclassified to profit or loss		42	88	(40)
Other comprehensive income/(loss) for the year		165	(115)	(24)
Total comprehensive income for the year		1,179	845	1,091

Attributable to:
Parent companies’ shareholders		1,173	840	1,086
Non-controlling interests		6	5	5
Total comprehensive income for the year		1,179	845	1,091

96	RELX Group Annual reports and financial statements 2015

Consolidated statement of cash flows

FOR THE YEAR ENDED 31 DECEMBER	Note	2015 £m	2014 £m	2013 £m
Cash flows from operating activities
Cash generated from operations	12	1,882	1,851	1,943
Interest paid		(140)	(139)	(200)
Interest received		8	13	5
Tax paid (net)		(343)	(348)	(362)
Net cash from operating activities		1,407	1,377	1,386

Cash flows from investing activities
Acquisitions	12	(191)	(396)	(221)
Purchases of property, plant and equipment		(65)	(67)	(57)
Expenditure on internally developed intangible assets		(242)	(203)	(251)
Purchase of investments		(16)	(6)	(10)
Proceeds from disposals of property, plant and equipment		1	10	6
Gross proceeds from business disposals		75	78	311
Payments on business disposals		(41)	(25)	(116)
Dividends received from joint ventures		57	44	22
Net cash used in investing activities		(422)	(565)	(316)

Cash flows from financing activities
Dividends paid to shareholders of the parent companies		(583)	(565)	(549)
Distributions to non-controlling interests		(8)	(7)	(6)
(Decrease)/increase in short-term bank loans, overdrafts and commercial paper	12	(339)	232	169
Issuance of term debt	12	500	589	184
Repayment of term debt		(186)	(300)	(915)
Repayment of finance leases		(9)	(10)	(10)
Acquisition of non-controlling interest		–	(15)	–
Repurchase of ordinary shares	26	(500)	(600)	(600)
Purchase of shares by employee benefit trust	26	(23)	(39)	–
Proceeds on issue of ordinary shares		24	45	125
Net cash used in financing activities		(1,124)	(670)	(1,602)

(Decrease)/increase in cash and cash equivalents	12	(139)	142	(532)

Movement in cash and cash equivalents
At start of year		276	132	641
(Decrease)/increase in cash and cash equivalents		(139)	142	(532)
Exchange translation differences		(15)	2	23
At end of year		122	276	132

Financial statements and other information Consolidated financial statements	97

Consolidated statement of financial position

AS AT 31 DECEMBER	Note	2015 £m	2014 £m
Non-current assets
Goodwill	15	5,231	4,981
Intangible assets	16	3,156	3,164
Investments in joint ventures	17	101	125
Other investments	17	141	112
Property, plant and equipment	18	229	227
Deferred tax assets	10	349	464
Derivative financial instruments	19	51	78
		9,258	9,151
Current assets
Inventories and pre-publication costs	20	158	142
Trade and other receivables	21	1,601	1,487
Derivative financial instruments	19	31	31
Cash and cash equivalents	12	122	276
		1,912	1,936
Assets held for sale		15	–
Total assets		11,185	11,087

Current liabilities
Trade and other payables	22	2,901	2,636
Derivative financial instruments	19	49	23
Borrowings	23	624	676
Taxation		581	582
Provisions	25	21	19
		4,176	3,936
Non-current liabilities
Derivative financial instruments	19	60	71
Borrowings	23	3,278	3,149
Deferred tax liabilities	10	1,000	1,056
Net pension obligations	6	384	632
Provisions	25	100	104
		4,822	5,012
Liabilities associated with assets held for sale		9	2
Total liabilities		9,007	8,950
Net assets		2,178	2,137

Capital and reserves
Share capital	26	224	212
Share premium	26	2,748	2,820
Shares held in treasury	26	(1,393)	(1,107)
Translation reserve		224	74
Other reserves	27	341	107
Shareholders’ equity		2,144	2,106
Non-controlling interests		34	31
Total equity		2,178	2,137

The consolidated financial statements were approved by the Board of Directors and authorised for issue on 24 February 2016. They were signed on its behalf by:

A J Habgood	N L Luff
Chairman	Chief Financial Officer

98	RELX Group Annual reports and financial statements 2015

Consolidated statement of changes in equity

	Note	Share capital £m	Share premium £m	Shares held in treasury £m	Translation reserve £m	Other reserves £m	Shareholders’ equity £m	Non- controlling interests £m	Total equity £m
Balance at 1 January 2013		223	2,727	(899)	(23)	252	2,280	34	2,314
Total comprehensive income for the year		–	–	–	(88)	1,174	1,086	5	1,091
Dividends paid	14	–	–	–	–	(549)	(549)	(6)	(555)
Issue of ordinary shares, net of expenses		1	124	–	–	–	125	–	125
Repurchase of ordinary shares		–	–	(600)	–	–	(600)	–	(600)
Increase in share based remuneration reserve (net of tax)		–	–	–	–	48	48	–	48
Settlement of share awards		–	–	40	–	(40)	–	–	–
Exchange differences on translation of capital and reserves		–	36	(5)	(26)	(5)	–	–	–
Balance at 1 January 2014		224	2,887	(1,464)	(137)	880	2,390	33	2,423
Total comprehensive income for the year		–	–	–	137	703	840	5	845
Dividends paid	14	–	–	–	–	(565)	(565)	(7)	(572)
Issue of ordinary shares, net of expenses		2	43	–	–	–	45	–	45
Repurchase of ordinary shares		–	–	(639)	–	–	(639)	–	(639)
Cancellation of shares		(11)	–	930	–	(919)	–	–	–
Increase in share based remuneration reserve (net of tax)		–	–	–	–	48	48	–	48
Settlement of share awards		–	–	27	–	(27)	–	–	–
Acquisitions		–	–	–	–	–	–	1	1
Acquisition of non-controlling interest		–	–	–	–	(13)	(13)	(2)	(15)
Exchange differences on translation of capital and reserves		(3)	(110)	39	74	–	–	1	1
Balance at 1 January 2015		212	2,820	(1,107)	74	107	2,106	31	2,137
Total comprehensive income for the year		–	–	–	99	1,074	1,173	6	1,179
Dividends paid	14	–	–	–	–	(583)	(583)	(8)	(591)
Issue of ordinary shares, net of expenses		–	24	–	–	–	24	–	24
Repurchase of ordinary shares		–	–	(623)	–	–	(623)	–	(623)
Cancellation of shares		(4)	–	269	–	(265)	–	–	–
Bonus issue of ordinary shares	26	18	(18)	–	–	–	–	–	–
Increase in share based remuneration reserve (net of tax)		–	–	–	–	47	47	–	47
Settlement of share awards		–	–	49	–	(49)	–	–	–
Acquisitions		–	–	–	–	–	–	4	4
Exchange differences on translation of capital and reserves		(2)	(78)	19	51	10	–	1	1
Balance at 31 December 2015		224	2,748	(1,393)	224	341	2,144	34	2,178

Financial statements and other information Notes to the consolidated financial statements	99

Notes to the consolidated financial statements

for the year ended 31 December 2015

1 Basis of preparation and accounting policies

Basis of preparation

RELX PLC and RELX NV are separate, publicly held entities. RELX PLC’s ordinary shares are listed in London and New York, and RELX NV’s ordinary shares are listed in Amsterdam and New York. RELX PLC and RELX NV jointly own RELX Group plc, which, with effect from February 2015, holds all the Group’s operating businesses and financing activities. RELX PLC, RELX NV, RELX Group plc and its subsidiaries, joint ventures and associates are together known as “the Group”.

The Governing Agreement determines the equalisation ratio between RELX PLC and RELX NV shares. With effect from 30 June 2015, following a bonus issue of RELX NV ordinary shares, one RELX PLC ordinary share confers an equivalent economic interest to one RELX NV ordinary share.

As a result of these arrangements, all shareholders can be regarded as having interests in a single economic entity. Consequently, the Directors have concluded that the Group forms a single reporting entity for the presentation of consolidated financial statements. Accordingly, the Group consolidated financial information represents the interests of both sets of shareholders and is presented by both RELX PLC and RELX NV as their respective consolidated financial statements. The Group consolidated financial statements for the years ended 31 December 2014 and 31 December 2013 are unchanged from the combined financial statements previously reported, except for changes to the calculation of earnings per share as set out in note 11 on page 115.

The Directors of RELX PLC and RELX NV, having made appropriate enquiries, consider that adequate resources exist for the Group to continue in operational existence for the foreseeable future and that, therefore, it is appropriate to adopt the going concern basis in preparing the consolidated financial statements for the year ended 31 December 2015.

In preparing the consolidated financial statements, subsidiaries of the Group are accounted for under the acquisition method and investments in associates and joint ventures are accounted for under the equity method. All intra-group transactions and balances are eliminated.

On acquisition of a subsidiary, or interest in an associate or joint venture, fair values, reflecting conditions at the date of acquisition, are attributed to the net assets, including identifiable intangible assets acquired. This includes those adjustments made to bring accounting policies into line with those of the Group. The results of subsidiaries sold or acquired are included in the consolidated financial statements up to or from the date that control passes from or to the Group.

Non-controlling interests in the net assets of the Group are identified separately from shareholders’ equity. Non-controlling interests consist of the amount of those interests at the date of the original acquisition and the non-controlling share of changes in equity since the date of acquisition.

These financial statements form part of the statutory information to be provided by RELX PLC and RELX NV, but are not for a legal entity and do not include all the information required to be disclosed by a company in its financial statements under the UK Companies Act 2006 or the Dutch Civil Code.

Accounting policies

The Group’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union and as issued by the International Accounting Standards Board (IASB). The accounting policies applied in preparing the consolidated financial statements are unchanged from the accounting policies applied in preparing the combined financial statements in the 2014 and 2013 RELX Group Annual Reports and Financial Statements, with the exception of changes to the calculation of earnings per share which is set out in note 11 on page 115.

The accounting policies under IFRS are included in the relevant notes to the consolidated financial statements. The accounting policies below are applied throughout the financial statements.

Foreign exchange translation

The consolidated financial statements are presented in sterling.

Transactions in foreign currencies are recorded at the rate of exchange prevailing on the date of the transaction. At each statement of financial position date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rate prevailing on the statement of financial position date. Exchange differences arising are recorded in the income statement other than where hedge accounting applies as set out on pages 125 to 129.

Assets and liabilities of foreign operations are translated at exchange rates prevailing on the statement of financial position date. Income and expense items and cash flows of foreign operations are translated at the average exchange rate for the period. Significant individual items of income and expense and cash flows in foreign operations are translated at the rate prevailing on the date of transaction. Exchange differences arising are classified as equity and transferred to the translation reserve. When foreign operations are disposed of, the related cumulative translation differences are recognised within the income statement in the period.

The Group uses derivative financial instruments, primarily forward contracts, to hedge its exposure to certain foreign exchange risks. Details of the Group’s accounting policies in respect of derivative financial instruments are set out on page 125.

100	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

1 Basis of preparation and accounting policies continued

Critical judgements and key sources of estimation uncertainty

The most significant accounting policies in determining the financial condition and results of the Group, and those requiring the most subjective or complex judgement, relate to and are included in the following notes:

¡	valuation of goodwill and intangible assets – notes 15 and 16

¡	capitalisation of development spend – note 16

¡	taxation – note 10

¡	accounting for defined benefit pension schemes – note 6.

Other significant accounting policies

The accounting policy in respect of revenue recognition is also significant in determining the financial condition and results of the Group, although the application of this policy is more straightforward. This policy is included in note 2.

Standards and amendments effective for the year

The interpretations and amendments to IFRS effective for 2015 have not had a significant impact on the Group’s accounting policies or reporting.

Standards, amendments and interpretations not yet effective

New accounting standards and amendments and their expected impact on the future accounting policies and reporting of the Group are set out below.

IFRS9 – Financial Instruments (effective for the 2018 financial year). The standard replaces the existing classification and measurement requirements in IAS39 - Financial Instruments: Recognition and Measurement for financial assets by requiring entities to classify them as being measured either at amortised cost or fair value depending on the business model and contractual cash flow characteristics of the asset. For financial liabilities, IFRS9 requires an entity choosing to measure a liability at fair value to present the portion of the change in its fair value due to changes in the entity’s own credit risk in the other comprehensive income rather than the income statement. Adoption of the standard is not expected to have a significant impact on the measurement, presentation or disclosure of financial assets and liabilities in the consolidated financial statements.

IFRS15 – Revenue from Contracts with Customers (effective for the 2018 financial year). The new standard provides a single point of reference for revenue recognition, replacing a range of different revenue accounting standards, interpretations and guidance. Management is in the process of assessing the impact of this new standard.

IFRS16 – Leases (effective for the 2019 financial year). The standard replaces the existing leasing standard, IAS17 – Leases. The new standard eliminates the distinction between operating and finance leases and requires lessees to recognise all leases, with a remaining term of greater than 12 months, in the statement of financial position. Management is in the process of assessing the impact of this new standard.

Additionally, a number of amendments and interpretations have been issued which are not expected to have any significant impact on the accounting policies and reporting.

Financial statements and other information Notes to the consolidated financial statements	101

2 Segment analysis

Accounting policy

The Group’s reported segments are based on the internal reporting structure and financial information provided to the Boards.

Adjusted operating profit is the key segmental profit measure used by the Group in assessing performance. Adjusted operating profit is reconciled to operating profit on page 102.

Revenue represents the value of sales less anticipated returns on transactions completed by performance, excluding customer sales taxes.

Revenues are recognised for the various categories as follows: subscriptions – on periodic despatch of subscribed product or rateably over the period of the subscription where performance is not measurable by despatch; transactional – on despatch or occurrence of the transaction; and advertising – on publication or over the period of online display.

Revenue recognition policies, while an area of management focus, are generally straightforward in application as the timing of product or service delivery and customer acceptance for the various revenue types can be readily determined. Allowances for product returns are deducted from revenues based on historical return rates. Where sales consist of two or more components that operate independently, revenue is recognised as each component is completed by performance, based on attribution of relative value.

RELX Group is a global provider of information and analytics for professional and business customers across industries. We operate in four major market segments: Scientific, Technical & Medical, providing information and analytical solutions to help customers advance science and improve healthcare outcomes; Risk & Business Analytics, providing solutions and decision tools that enable customers to evaluate and manage risk and develop market intelligence; Legal, providing information and analytics to professionals in legal, corporate, government and non-profit organisations; and Exhibitions, organising exhibitions and conferences.

ANALYSIS BY BUSINESS SEGMENT	Revenue			Adjusted operating profit
	2015 £m	2014 £m	2013 £m	2015 £m	2014 £m	2013 £m
Scientific, Technical & Medical	2,070	2,048	2,126	760	762	787
Risk & Business Analytics	1,601	1,439	1,480	575	506	507
Legal	1,443	1,396	1,567	274	260	250
Exhibitions	857	890	862	217	217	210
Sub-total	5,971	5,773	6,035	1,826	1,745	1,754
Unallocated items	–	–	–	(4)	(6)	(5)
Total	5,971	5,773	6,035	1,822	1,739	1,749

The share of post-tax results of joint ventures of £64m (2014: £36m; 2013: £29m) included in adjusted operating profit comprised £37m (2014: £16m; 2013: £6m) relating to Legal, £28m (2014: £20m; 2013: £23m) relating to Exhibitions and £1m loss (2014: nil; 2013: nil) relating to Risk & Business Analytics.

ANALYSIS OF REVENUE BY GEOGRAPHICAL ORIGIN	2015 £m	2014 £m	2013 £m
North America	3,166	2,884	3,103
United Kingdom	996	1,013	985
The Netherlands	649	636	656
Rest of Europe	614	686	698
Rest of world	546	554	593
Total	5,971	5,773	6,035

ANALYSIS OF REVENUE BY GEOGRAPHICAL MARKET	2015 £m	2014 £m	2013 £m
North America	3,215	2,878	3,082
United Kingdom	461	455	443
The Netherlands	117	153	166
Rest of Europe	958	1,053	1,074
Rest of world	1,220	1,234	1,270
Total	5,971	5,773	6,035

102	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

2 Segment analysis continued

ANALYSIS OF REVENUE BY FORMAT	2015 £m	2014 £m	2013 £m
Electronic	4,179	3,839	3,971
Print	906	1,012	1,168
Face-to-face	886	922	896
Total	5,971	5,773	6,035

ANALYSIS OF REVENUE BY TYPE	2015 £m	2014 £m	2013 £m
Subscriptions	3,123	2,966	3,112
Transactional	2,736	2,672	2,683
Advertising	112	135	240
Total	5,971	5,773	6,035

ANALYSIS BY BUSINESS SEGMENT	Expenditure on acquired goodwill and intangible assets			Capital expenditure additions			Amortisation of acquired intangible assets			Depreciation and other amortisation
	2015 £m	2014 £m	2013 £m	2015 £m	2014 £m	2013 £m	2015 £m	2014 £m	2013 £m	2015 £m	2014 £m	2013 £m
Scientific, Technical & Medical	7	25	50	74	56	93	77	79	86	86	94	100
Risk & Business Analytics	41	330	169	56	53	43	131	116	128	33	34	33
Legal	96	48	15	161	145	170	56	57	64	95	94	101
Exhibitions	67	23	56	27	27	15	32	34	40	14	15	15
Total	211	426	290	318	281	321	296	286	318	228	237	249

Capital expenditure comprises additions to property, plant and equipment and internally developed intangible assets. Amortisation of acquired intangible assets includes amounts in respect of joint ventures of £3m (2014: £3m; 2013: nil) in Legal and £1m (2014: £1m; 2013: £1m) in Exhibitions.

ANALYSIS OF NON-CURRENT ASSETS BY GEOGRAPHICAL LOCATION	2015 £m	2014 £m	2013 £m
North America	6,824	6,569	6,291
United Kingdom	787	701	584
The Netherlands	125	109	125
Rest of Europe	723	816	753
Rest of world	399	414	401
Total	8,858	8,609	8,154
Non-current assets by geographical location exclude amounts relating to deferred tax and derivative financial instruments. Operating profit is reconciled to adjusted operating profit as follows:
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED OPERATING PROFIT	2015 £m	2014 £m	2013 £m
Operating profit	1,497	1,402	1,376
Adjustments:
Amortisation of acquired intangible assets	296	286	318
Acquisition-related costs	35	30	43
Reclassification of tax in joint ventures	(6)	21	12
Adjusted operating profit	1,822	1,739	1,749

Financial statements and other information Notes to the consolidated financial statements	103

3 Operating profit

Operating profit is stated after charging/(crediting) the following:

	Note	2015 £m	2014 £m	2013 £m
Staff costs
Wages and salaries		1,490	1,415	1,508
Social security costs		169	167	175
Pensions	6	58	95	61
Share based remuneration	7	34	32	31
Total staff costs		1,751	1,709	1,775
Depreciation and amortisation
Amortisation of acquired intangible assets	16	292	282	317
Share of joint ventures’ amortisation of acquired intangible assets		4	4	1
Amortisation of internally developed intangible assets	16	157	158	160
Depreciation of property, plant and equipment	18	71	79	89
Total depreciation and amortisation		524	523	567
Other expenses and income
Cost of sales including pre-publication costs and inventory expenses		2,129	2,006	2,118
Operating lease rentals expense		90	91	108
Operating lease rentals income		(5)	(8)	(10)

The amortisation of acquired intangible assets is included within administration and other expenses. 4 Auditors’ remuneration
		2015 £m	2014 £m	2013 £m
Auditors’ remuneration
Payable to the auditors of the parent companies		0.8	0.6	0.6
Payable to the auditors of the Group’s subsidiaries		4.2	4.2	4.3
Audit services		5.0	4.8	4.9
Audit-related assurance services		0.8	0.5	0.4
Tax services		0.9	1.0	1.8
Other services: Consulting		0.2	–	–
Other services: Due diligence and other transaction-related services		0.3	0.3	–
Non-audit services		2.2	1.8	2.2
Total auditors’ remuneration		7.2	6.6	7.1

Amounts payable to the auditors of the Group’s subsidiaries include amounts for the audit of internal controls over financial reporting in accordance with the US Sarbanes-Oxley Act. Non-audit services performed in the Netherlands or by Deloitte Accountants BV are limited to audit-related assurance services.

5 Personnel

NUMBER OF PEOPLE EMPLOYED: FULL-TIME EQUIVALENTS	At 31 December			Average during the year
	2015	2014	2013	2015	2014	2013
Business segment
Scientific, Technical & Medical	7,200	7,000	6,700	7,200	6,900	6,900
Risk & Business Analytics	7,600	7,400	7,200	7,500	7,300	7,700
Legal	10,500	9,500	10,000	10,000	9,600	10,400
Exhibitions	3,800	3,700	3,400	3,700	3,500	3,300
Sub-total	29,100	27,600	27,300	28,400	27,300	28,300
Corporate/shared functions	900	900	900	900	900	900
Total	30,000	28,500	28,200	29,300	28,200	29,200
Geographical location
North America	13,400	13,300	13,900	13,400	13,400	14,800
United Kingdom	4,700	4,300	4,100	4,500	4,200	4,100
The Netherlands	1,500	1,600	1,600	1,500	1,600	1,600
Rest of Europe	2,800	2,800	2,800	2,800	2,800	3,100
Rest of world	7,600	6,500	5,800	7,100	6,200	5,600
Total	30,000	28,500	28,200	29,300	28,200	29,200

104	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

6 Pension schemes

Accounting policy

The expense of defined benefit pension schemes and other post-retirement employee benefits is determined using the projected unit credit method and charged in the income statement as an operating expense, based on actuarial assumptions reflecting market conditions at the beginning of the financial year. Actuarial gains and losses are recognised in full in the statement of comprehensive income in the period in which they occur.

Past service costs and credits are recognised immediately at the earlier of when plan amendments or curtailments occur and when related restructuring costs or termination benefits are recognised. Settlements are recognised when they occur.

Net pension obligations in respect of defined benefit schemes are included in the statement of financial position at the present value of scheme liabilities, less the fair value of scheme assets. Where schemes are in surplus, i.e. assets exceed liabilities, the net pension assets are separately included in the statement of financial position. Any net pension asset is limited to the extent that the asset is recoverable through reductions in future contributions.

The expense of defined contribution pension schemes and other employee benefits is charged in the income statement as incurred.

Critical judgement and key source of estimation uncertainty

At 31 December 2015, the Group operates defined benefit pension schemes in the UK and the US. These schemes require management to exercise judgement in estimating the ultimate cost of providing post-employment benefits, especially given the length of each scheme’s liabilities. Accounting for defined benefit pension schemes involves judgement about uncertain events, including the life expectancy of the members, salary and pension increases, inflation, the future operation of each scheme and the rate at which the future pension payments are discounted. Estimates for these factors are used in determining the pension cost and liabilities reported in the financial statements. The estimates made around future developments of each of the critical assumptions are made in conjunction with independent actuaries. Each scheme is subject to a periodic review by independent actuaries. Information regarding some of the assumptions used for valuation is provided below, together with a sensitivity analysis.

A number of pension schemes are operated around the world. Historically, the largest schemes have been local versions of the defined benefit type with assets held in separate trustee administered funds. The largest defined benefit schemes as at 31 December 2015 are in the UK and the US. The Netherlands scheme was transferred to a collective industry-wide scheme in November 2015, as described below.

Major defined benefit schemes in place at 31 December 2015

The UK scheme is a final salary scheme and is closed to new hires. Members accrue a portion of their final pensionable earnings based on the number of years of service. The US scheme is a cash balance scheme and is closed to new hires. Members earn pay credits dependent on age and years of service up to certain limits which are added to an account balance that accrues interest at specified minimum rates.

Each of the major defined benefit schemes is administered by a separate fund that is legally separated from the Group. The trustees of the pension funds in the UK and plan fiduciaries of the US scheme are required by law to act in the interest of the funds’ beneficiaries. In the UK, the trustees of the pension fund are responsible for the investment policy with regard to the assets of the fund. The board of trustees consists of an equal number of company-appointed and member nominated Directors. In the US, the fiduciary duties for the scheme are allocated between committees which are staffed by senior employees of the Group; the investment committee has the primary responsibility for the investment and management of plan assets.

The funding of the Group’s major schemes reflects the different rules within each jurisdiction.

In the UK the level of funding is determined by statutory triennial actuarial valuations in accordance with pensions legislation. The 2015 valuation process has not been finalised. Where the scheme falls below 100% funded status, the Group and the scheme trustees must agree on how the deficit is to be remedied. The UK Pensions Regulator has significant powers and sets out in codes and guidance the parameters for scheme funding.

The US scheme has an annual statutory valuation which forms the basis for establishing the employer contribution each year (subject to ERISA and IRS minimums). Should the statutory funded status fall to below 100%, the US Pensions Protection Act requires the deficit to be rectified with additional contributions over a seven-year period.

Total regular employer contributions to defined benefit pension schemes, in respect of 2016 are expected to be approximately £62m. A pension deficit funding contribution of £20m is also expected to be made in 2016, relating to the UK scheme recovery plan.

Changes to the Netherlands scheme

In November 2015, the Netherlands defined benefit pension scheme together with all associated assets and liabilities, was transferred into an industry-wide collective defined contribution scheme. This scheme is now accounted for as a defined contribution pension plan, with no deficit or surplus recognised on the balance sheet. The transfer of the scheme resulted in settlement and past service credits of £60m being recognised within operating profit. The Group paid cash of £22m to align the funding level to that of the industry-wide collective pension scheme, in addition to other payments made in relation to the scheme settlement.

Prior to this, the scheme was a career average salary scheme and was open to new hires.

Financial statements and other information Notes to the consolidated financial statements	105

6 Pension schemes continued

The pension expense, including amounts in relation to the UK, US and NL defined benefit schemes, recognised within operating profit consists of:

	2015 £m	2014 £m	2013 £m
Defined benefit pension expense (net of settlement and past service credits)	6	48	14
Defined contribution pension expense	52	47	47
Total	58	95	61

The amounts recognised in the income statement in respect of defined benefit pension schemes during the year are presented by major scheme as follows:

	2015				2014				2013
	UK £m	US £m	NL £m	Total £m	UK £m	US £m	NL £m	Total £m	UK £m	US £m	NL £m	Total £m
Service cost	34	18	15	67	31	18	14	63	29	29	15	73
Settlement and past service credits	(1)	–	(60)	(61)	–	–	(15)	(15)	–	(51)	(8)	(59)
Defined benefit pension expense	33	18	(45)	6	31	18	(1)	48	29	(22)	7	14
Net interest on net defined benefit obligation	14	5	2	21	8	4	3	15	6	9	4	19
Net defined benefit pension expense	47	23	(43)	27	39	22	2	63	35	(13)	11	33

Net interest on net defined benefit pension scheme liabilities is presented within net finance costs in the income statement. Service cost, including settlements and past service credits is presented within operating profit.

Settlements and past service credits in 2015 primarily relate to the transfer of the Netherlands scheme to a collective industry-wide scheme. Settlements and past service credits in 2014 relate to plan design changes and a reduction in accrued benefits in respect of the scheme in the Netherlands. Settlements and past service credits in 2013 principally relate to plan design changes and the transfer out of certain deferred members in the US scheme and a reduction in accrued benefits in respect of the scheme in the Netherlands.

The significant valuation assumptions, determined for each major scheme in conjunction with the respective independent actuaries are presented below. The net defined benefit pension expense for each year is based on the assumptions and scheme valuations set at 31 December of the prior year.

	2015		2014			2013
As at 31 December	UK	US	UK	US	NL	UK	US	NL
Discount rate	3.85%	4.45%	3.75%	4.25%	2.30%	4.60%	5.05%	3.60%
Inflation	3.05%	2.50%	2.90%	2.50%	2.00%	3.25%	3.00%	2.00%

Discount rates are set by reference to high-quality corporate bond yields.

Mortality assumptions make allowance for future improvements in longevity and have been determined by reference to applicable mortality statistics. The average life expectancy assumptions are set out below:

	Male average life expectancy		Female average life expectancy
As at 31 December 2015	UK	US	UK	US
Member currently aged 60 years	86	86	89	89
Member currently aged 45 years	88	87	91	89

106	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

6 Pension schemes continued

The amount recognised in the statement of financial position in respect of defined benefit pension schemes at the start and end of the year and the movements during the year were as follows:

	2015				2014
	UK £m	US £m	NL £m	Total £m	UK £m	US £m	NL £m	Total £m
Defined benefit obligation
At start of year	(3,267)	(932)	(778)	(4,977)	(2,882)	(762)	(716)	(4,360)
Service cost	(34)	(18)	(15)	(67)	(31)	(18)	(14)	(63)
Past service credits	1	–	31	32	–	–	15	15
Interest on pension scheme liabilities	(121)	(40)	(16)	(177)	(130)	(39)	(25)	(194)
Actuarial gain/(loss) on financial assumptions	57	40	12	109	(339)	(107)	(120)	(566)
Actuarial gain/(loss) arising from experience assumptions*	179	(1)	4	182	26	(3)	5	28
Contributions by employees	(7)	–	(4)	(11)	(7)	–	(5)	(12)
Benefits paid	103	50	15	168	96	52	27	175
Liabilities transferred on settlement**	–	–	699	699	–	–	–	–
Exchange translation differences	–	(54)	52	(2)	–	(55)	55	–
At end of year	(3,089)	(955)	–	(4,044)	(3,267)	(932)	(778)	(4,977)

Fair value of scheme assets
At start of year	2,870	810	665	4,345	2,691	676	614	3,981
Interest income on plan assets	107	35	14	156	122	35	22	179
Return on assets excluding amounts included in interest income	(77)	(55)	(2)	(134)	110	72	90	272
Contributions by employer	34	36	48	118	36	31	9	76
Contributions by employees	7	–	4	11	7	–	5	12
Benefits paid	(103)	(50)	(15)	(168)	(96)	(52)	(27)	(175)
Assets transferred on settlement**	–	–	(670)	(670)	–	–	–	–
Exchange translation differences	–	46	(44)	2	–	48	(48)	–
At end of year	2,838	822	–	3,660	2,870	810	665	4,345

Opening net deficit	(397)	(122)	(113)	(632)	(191)	(86)	(102)	(379)
Service cost	(34)	(18)	(15)	(67)	(31)	(18)	(14)	(63)
Net interest on net defined benefit obligation	(14)	(5)	(2)	(21)	(8)	(4)	(3)	(15)
Settlement and past service credits	1	–	60	61	–	–	15	15
Contributions by employer	34	36	48	118	36	31	9	76
Actuarial gains/(losses)	159	(16)	14	157	(203)	(38)	(25)	(266)
Exchange translation differences	–	(8)	8	–	–	(7)	7	–
Net defined benefit obligation	(251)	(133)	–	(384)	(397)	(122)	(113)	(632)

*Principally a scheme experience gain arising as a result of the ongoing UK 2015 triennial valuation.

** The difference in assets and liabilities transferred results in a settlement credit of £29m (2014: nil). In addition to the settlement credit, past service credits of £31m were recognised on transfer of the Netherlands pension scheme, resulting in a settlement and past service credit of £60m in total.

As at 31 December 2015, the defined benefit obligations comprised £3,849m (2014: £4,784m) in relation to funded schemes and £195m (2014: £193m) in relation to unfunded schemes.

The weighted average duration of defined benefit scheme liabilities is 20 years in the UK (2014: 19 years) and 14 years in the US (2014: 15 years). Deferred tax assets of £103m (2014: £161m) are recognised in respect of the pension scheme deficits.

Financial statements and other information Notes to the consolidated financial statements	107

6 Pension schemes continued

Amounts recognised in the statement of comprehensive income are set out below:

	2015 £m	2014 £m	2013 £m
Gains and losses arising during the year:
Experience gains/(losses) on scheme liabilities	182	28	(5)
Experience (losses)/gains on scheme assets	(134)	272	114
Actuarial gains/(losses) on the present value of scheme liabilities due to changes in:
– discount rates	96	(773)	78
– inflation	(64)	159	(171)
– other actuarial assumptions	77	48	24
	157	(266)	40
Net cumulative losses at start of year	(741)	(475)	(515)
Net cumulative losses at end of year	(584)	(741)	(475)

The major categories and fair values of scheme assets at the end of the reporting period are as follows:

FAIR VALUE OF SCHEME ASSETS	2015				2014
	UK £m	US £m	NL £m	Total £m	UK £m	US £m	NL £m	Total £m
Equities	1,216	285	–	1,501	1,260	263	226	1,749
Government bonds	1,196	70	–	1,266	1,249	70	261	1,580
Corporate bonds	–	417	–	417	–	455	143	598
Property funds	374	–	–	374	270	–	30	300
Cash	29	35	–	64	74	2	5	81
Other	23	15	–	38	17	20	–	37
Total	2,838	822	–	3,660	2,870	810	665	4,345

The actual return on scheme assets for the year ended 31 December 2015 was £22m (2014: £451m).

Assets and obligations associated with the schemes are sensitive to changes in the market values of assets and the market-related assumptions used to value scheme liabilities. In particular, adverse changes to asset values, discount rates or inflation could increase future pension costs and funding requirements.

Typically the Group’s schemes are exposed to: investment risks, whereby actual rates of return on plan assets may be below those rates used to determine the defined benefit obligations and interest rate risks, whereby scheme deficits may increase if bond yields in the UK and the US decline and are not offset by returns in government and corporate bond portfolios. The schemes are also exposed to other risks, such as unanticipated future increases in: member longevity patterns, inflation, and future salaries, all potentially leading to an increase in scheme liabilities.

Investment policies of each scheme are intended to ensure continuous payment of defined benefit pensions in the short-term and long-term. Efforts are made to limit risks on marketable securities by adopting investment policies that diversify assets across geographies and among equities, government and corporate bonds, property funds and cash. Asset allocations are dependent on a variety of factors including the duration of scheme liabilities and the statutory funded status of the plan.

All equities and government and corporate bonds have quoted prices in active markets.

Sensitivity analysis

The valuation of the Group’s pension scheme liabilities involves significant actuarial assumptions, being the life expectancy of the members, inflation and the rate at which the future pension payments are discounted. Differences arising from actual experience or future changes in assumptions may materially affect future pension charges. In particular, changes in assumptions for discount rates, inflation and life expectancies that are reasonably possible would have the following approximate effects on the defined benefit pension obligations:

£m
Increase/decrease of 0.25% in discount rate:	180
Increase/decrease of 0.25% in the expected inflation rate:	97
Increase/decrease of one year in assumed life expectancy:	115

The above analysis has been calculated on the same basis used to determine the defined benefit obligation recognised in the statement of financial position. There has been no change in the methods used to prepare the analysis compared with prior years. This sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that changes in the above assumptions would occur in isolation of one another as some of the assumptions may be correlated.

108	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

7 Share based remuneration

Accounting policy

The fair value of share based remuneration is determined at the date of grant and recognised as an expense in the income statement on a straight line basis over the vesting period, taking account of the estimated number of shares that are expected to vest. Market based performance criteria are taken into account when determining the fair value at the date of grant. Non-market based performance criteria are taken into account when estimating the number of shares expected to vest. The fair value of share based remuneration is determined by use of a binomial or Monte Carlo simulation model as appropriate. All of the Group’s share based remuneration is equity settled.

The Group provides a number of share based remuneration schemes to Directors and employees. The principal share based remuneration schemes are the Executive Share Option Schemes (ESOS), the Long-Term Incentive Plan (LTIP), the Retention Share Plan (RSP) and the Bonus Investment Plan (BIP). The last and final tranche of awards under the Reed Elsevier Growth Plan (REGP) was made in 2013 which vested in 2015. No further awards are outstanding under this plan. Share options granted under ESOS are exercisable after three years and up to 10 years from the date of grant at a price equivalent to the market value of the respective shares at the date of grant. Conditional shares granted under LTIP, RSP and BIP are exercisable after three years for nil consideration if conditions are met. Other awards principally relate to all employee share based saving schemes in the UK and the Netherlands.

Share based remuneration awards are, other than upon retirement or in exceptional circumstances, subject to the condition that the employee remains in employment at the time of exercise.

Conditional shares granted under LTIP, REGP, RSP and BIP between 2012 and 2015 are subject to the achievement of growth targets of adjusted earnings per share measured at constant exchange rates as well as the achievement of a targeted percentage return on invested capital of the Group. LTIP grants between 2012 and 2015, REGP grants in 2013 and RSP grants in 2014 are also variable subject to the achievement of a total shareholder return performance target.

The weighted average fair value per award is based on full vesting on achievement of non-market-related performance conditions and stochastic models for market-related components. The conditional shares and option awards are recognised in the income statement over the vesting period, being between three and five years, on the basis of expected performance against the non-market-related conditions, with the fair value related to market-related components unchanging.

Comparative share based remuneration numbers have been adjusted retrospectively to reflect the RELX NV share bonus issue effective

30 June 2015.

2015 GRANTS	In respect of RELX PLC ordinary shares		In respect of RELX NV ordinary shares
	Number of shares ‘000	Weighted average fair value per award £	Number of shares ‘000	Weighted average fair value per award £
Share options
– ESOS	1,064	1.13	1,122	0.82
– Other	847	1.35	705	0.70
Total share options	1,911	1.23	1,827	0.77
Conditional shares
– ESOS	300	10.39	315	9.37
– LTIP	858	9.64	906	9.05
– BIP	683	11.46	653	10.81
Total conditional shares	1,841	10.44	1,874	9.72

Financial statements and other information Notes to the consolidated financial statements	109

7 Share based remuneration continued

2014 GRANTS	In respect of RELX PLC ordinary shares		In respect of RELX NV ordinary shares
	Number of shares ‘000	Weighted average fair value per award £	Number of shares ‘000	Weighted average fair value per award £
Share options
– ESOS	1,221	0.98	1,327	0.73
– Other	1,064	1.31	483	0.59
Total share options	2,285	1.13	1,810	0.70
Conditional shares
– ESOS	365	8.27	397	7.31
– LTIP	1,031	7.81	1,121	7.05
– RSP	131	9.90	145	9.22
– BIP	769	9.23	743	8.37
Total conditional shares	2,296	8.48	2,406	7.63

2013 GRANTS	In respect of RELX PLC ordinary shares		In respect of RELX NV ordinary shares
	Number of shares ‘000	Weighted average fair value per award £	Number of shares ‘000	Weighted average fair value per award £
Share options
– ESOS	1,521	1.12	1,627	0.99
– Other	645	1.29	395	0.72
Total share options	2,166	1.17	2,022	0.94
Conditional shares
– ESOS	524	6.51	561	6.03
– LTIP	1,338	6.14	1,430	5.79
– RSP	10	7.35	11	6.92
– REGP	322	6.49	692	6.07
– BIP	987	7.40	946	6.95
Total conditional shares	3,181	6.63	3,640	6.18

The main assumptions used to determine the fair values, which have been established with advice from and data provided by independent actuaries, are set out below:

ASSUMPTIONS FOR GRANTS MADE DURING THE YEAR	In respect of RELX PLC ordinary shares			In respect of RELX NV ordinary shares
	2015	2014	2013	2015	2014	2013
Weighted average share price at date of grant
– ESOS	£11.51	£9.28	£7.35	€15.00	€10.35	€8.15
– LTIP	£11.52	£9.29	£7.35	€14.92	€10.36	€8.15
– RSP	–	£9.90	£7.35	–	€11.38	€8.15
– BIP	£11.46	£9.23	£7.39	€14.91	€10.34	€8.15
– REGP	–	–	£7.76	–	–	€8.55
– Other	£9.50	£8.86	£7.45	€14.47	€10.16	€7.73
Expected share price volatility	19%	19%	28%	19%	19%	28%
Expected option life	4 years	4 years	4 years	4 years	4 years	4 years
Expected dividend yield	3.5%	3.8%	4.1%	4.2%	4.5%	4.7%
Risk-free interest rate	0.8%	1.5%	0.5%	0.0%	0.6%	0.4%
Expected lapse rate	2-5%	2-5%	2-5%	2-4%	2-4%	2-4%

Expected share price volatility has been estimated based on relevant historical data in respect of the RELX PLC and RELX NV ordinary share prices. Expected share option life has been estimated based on historical exercise patterns in respect of RELX PLC and RELX NV share options.

110	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

7 Share based remuneration continued

The share based remuneration awards outstanding as at 31 December 2015, in respect of both RELX PLC and RELX NV ordinary shares, are set out below:

SHARE OPTIONS	In respect of RELX PLC ordinary shares		In respect of RELX NV ordinary shares
	Number of shares under option ‘000	Weighted average exercise price (pence)	Number of shares under option ‘000	Weighted average exercise price (€)
Outstanding at 1 January 2013	19,335	529	23,966	6.91
Granted	2,166	694	2,022	8.07
Exercised	(9,102)	542	(11,732)	6.97
Forfeited	(112)	535	(257)	7.35
Expired	(560)	537	(711)	7.35
Outstanding at 1 January 2014	11,727	549	13,288	7.00
Granted	2,285	827	1,810	10.31
Exercised	(3,318)	520	(4,214)	7.24
Forfeited	(832)	514	(535)	6.68
Expired	(535)	577	(881)	6.68
Outstanding at 1 January 2015	9,327	629	9,468	7.58
Granted	1,911	978	1,827	14.80
Exercised	(2,053)	627	(1,716)	7.32
Forfeited	(254)	694	(680)	7.51
Expired	(191)	618	(438)	6.18
Outstanding at 31 December 2015	8,740	704	8,461	9.27

Exercisable at 31 December 2013	5,150	537	8,513	7.21
Exercisable at 31 December 2014	3,163	550	5,352	7.22
Exercisable at 31 December 2015	3,105	551	4,886	8.02

CONDITIONAL SHARES			In respect of RELX PLC ordinary shares	In respect of RELX NV ordinary shares
			Number of shares ‘000	Number of shares ‘000
Outstanding at 1 January 2013			11,812	10,315
Granted			3,181	3,640
Vested			(3,256)	(3,024)
Forfeited/lapsed			(1,395)	(1,420)
Outstanding at 1 January 2014			10,342	9,511
Granted			2,296	2,406
Vested			(2,772)	(2,447)
Forfeited/lapsed			(1,236)	(957)
Outstanding at 1 January 2015			8,630	8,513
Granted			1,841	1,874
Vested			(3,197)	(2,367)
Forfeited/lapsed			(779)	(1,593)
Outstanding at 31 December 2015			6,495	6,427

The weighted average share price at the date of exercise of share options and vesting of conditional shares during 2015 was 1,118p (2014: 885p; 2013: 761p) for RELX PLC ordinary shares and €14.50 (2014: €9.77; 2013: €8.55) for RELX NV ordinary shares.

Financial statements and other information Notes to the consolidated financial statements	111

7 Share based remuneration continued

RANGE OF EXERCISE PRICES FOR OUTSTANDING SHARE OPTIONS	2015		2014		2013
	Number of shares under option ‘000	Weighted average remaining period until expiry (years)	Number of shares under option ‘000	Weighted average remaining period until expiry (years)	Number of shares under option ‘000	Weighted average remaining period until expiry (years)
RELX PLC ordinary shares (pence)
401-500	582	3.2	1,285	2.9	2,933	2.8
501-600	2,368	4.2	3,760	5.1	5,979	5.4
601-700	735	1.7	788	2.8	1,338	4.0
701-800	2,121	5.3	2,301	6.3	1,462	9.4
801-900	12	7.6	12	8.6	12	9.6
901-1,000	1,891	6.3	1,181	9.3	3	8.3
1,001-1,100	4	8.8	–	–	–	–
1,101-1,200	1,027	9.3	–	–	–	–
Total	8,740	5.3	9,327	5.4	11,727	5.1
RELX NV ordinary shares (€)
4.01-5.00	5	3.0	7	4.2	18	5.1
5.01-6.00	1,919	5.4	3,104	6.5	4,525	7.3
6.01-7.00	595	3.5	838	4.4	2,082	3.6
7.01-8.00	851	2.4	1,626	2.3	3,717	2.9
8.01-9.00	1,441	6.9	1,601	7.8	1,925	8.6
9.01-10.00	530	3.1	805	4.3	1,021	3.1
10.01-11.00	1,191	8.2	1,342	9.2	–	–
11.01-12.00	142	8.5	145	9.5	–	–
12.01-13.00	82	8.0	–	–	–	–
13.01-14.00	61	9.0	–	–	–	–
14.01-15.00	387	9.0	–	–	–	–
15.01-16.00	1,238	9.2	–	–	–	–
16.01-17.00	19	9.0	–	–	–	–
Total	8,461	6.3	9,468	6.0	13,288	5.4

Share options are expected, upon exercise, to be met principally by the issue of new ordinary shares but may also be met from shares held by the Employee Benefit Trust (see note 26). Conditional shares will be met from shares held by the Employee Benefit Trust.

8 Net finance costs

	2015 £m	2014 £m	2013 £m
Interest on short-term bank loans, overdrafts and commercial paper	(11)	(13)	(11)
Interest on term debt	(141)	(134)	(168)
Interest on obligations under finance leases	–	–	(1)
Total borrowing costs	(152)	(147)	(180)
Losses on loans and derivatives not designated as hedges	(3)	(7)	(7)
Fair value losses on designated fair value hedge relationships	(1)	–	–
Net financing charge on defined benefit pension schemes	(21)	(15)	(19)
Finance costs	(177)	(169)	(206)
Interest on bank deposits	3	7	4
Gains on loans and derivatives not designated as hedges	–	–	6
Finance income	3	7	10
Net finance costs	(174)	(162)	(196)

A net loss of £48m (2014: £52m; 2013: gain of £1m) on interest rate derivatives designated as cash flow hedges was recognised directly in equity. This included losses of £42m (2014: £54m; 2013: nil) related to foreign exchange movements on debt hedges, which were reclassified immediately to the income statement and offset £42m (2014: £54m; 2013: nil) of foreign exchange gains on the related debt. The remaining loss of £6m (2014: gain of £2m; 2013: gain of £1m) recognised in equity may be reclassified to the income statement in future periods. Including the £42m (2014: £54m; 2013: nil) of foreign exchange losses, losses of £48m (2014: £56m; 2013: £3m) in total were transferred from the hedge reserve in the period.

112	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

9 Disposals and other items

Accounting policy

Assets of businesses that are available for immediate sale in their current condition and for which a sales process is considered highly probable to complete are classified as assets held for sale and are carried at the lower of carrying value and fair value less costs to sell. Fair value is based on anticipated disposal proceeds, typically derived from firm or indicative offers from potential acquirers. Non-current assets are not amortised or depreciated following their classification as held for sale. Liabilities of businesses held for sale are also separately classified on the statement of financial position. Fair value movements in the venture capital portfolio, which are classifed as held for trading, are reported within disposals and other items - see note 17.

	2015 £m	2014 £m	2013 £m
Revaluation of held for trading investments	8	8	5
(Loss)/gain on disposal of businesses and assets held for sale	(19)	(19)	11
Net (losses)/gains on disposals and other items	(11)	(11)	16

10 Taxation

Accounting policy

Tax expense comprises current and deferred tax. Current and deferred tax are charged or credited in the income statement except to the extent that the tax arises from a transaction or event which is recognised, in the same or a different period, outside the income statement (either in other comprehensive income, directly in equity, or through a business combination), in which case the tax appears in the same statement as the transaction that gave rise to it.

Current tax is the amount of corporate income taxes payable or recoverable based on the profit for the period as adjusted for items that are not taxable or not deductible, and is calculated using tax rates and laws that were enacted or substantively enacted at the date of the statement of financial position. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the statement of financial position. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period, and which are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.

Deferred tax liabilities are generally recognised for all taxable temporary differences but not recognised for taxable temporary differences arising on investments in subsidiaries, associates and joint ventures where the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognised on temporary differences that arise from goodwill which is not deductible for tax purposes.

Deferred tax assets are recognised to the extent it is probable that taxable profits will be available against which the deductible temporary differences can be utilised, and are reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are not recognised in respect of temporary differences that arise on initial recognition of assets and liabilities acquired other than in a business combination. Deferred tax is not discounted.

Critical judgement and key source of estimation uncertainty

The Group is subject to tax in numerous jurisdictions, giving rise to complex tax issues that require management to exercise judgement in making tax determinations. As a multinational enterprise, our tax returns in the countries in which we operate are subject to tax authority audits as a matter of routine. While the Group is confident that tax returns are appropriately prepared and filed, amounts are provided in respect of uncertain tax positions that reflect the risk with respect to tax matters under active discussion with tax authorities, or which are otherwise considered to involve uncertainty. Amounts are provided using the best estimate of tax expected to be paid based on an assessment of all relevant factors. However, it is possible that at some future date liabilities will be adjusted as a result of audits by taxing authorities.

Financial statements and other information Notes to the consolidated financial statements	113

10 Taxation continued

Accounting policy (continued)

In particular, although we report cross-border transactions undertaken between Group subsidiaries on an arm’s-length basis in tax returns in accordance with OECD guidelines, transfer pricing relies on the exercise of judgement and it is frequently possible for there to be a range of legitimate and reasonable views. This means that it is impossible to be certain that the returns basis will be sustained on examination. Discussions with tax authorities relating to cross-border transactions and other matters are ongoing in each of our major trading jurisdictions. Although the timing and amount of final resolution of these uncertain tax positions cannot be reliably predicted, no significant impact on the overall financial position of the Group is expected in the near term.

Estimation of income taxes also includes assessments of the recoverability of deferred tax assets. Deferred tax assets are only recognised to the extent that they are considered recoverable based on existing tax laws and forecasts of future taxable profits against which the underlying tax deductions can be utilised. The recoverability of these assets is reassessed at the end of each reporting period, and changes in recognition of deferred tax assets will affect the tax liability in the period of that reassessment.

	2015 £m	2014 £m	2013 £m
Current tax
United Kingdom	(65)	(36)	(50)
The Netherlands	(45)	(93)	(80)
Rest of world	(260)	(228)	(222)
Total current tax charge	(370)	(357)	(352)
Deferred tax	72	88	271
Tax expense	(298)	(269)	(81)

Cash tax paid in the year was £343m (2014: £348m; 2013: £362m), which is different to the tax expense for the year set out above.

There are a number of reasons why the cash tax payments in a particular year will be different from the tax expense in the accounts:

Deferred tax:

¡	Tax expense includes deferred tax, which is an accounting adjustment arising from temporary differences;

¡	Temporary differences occur when an item has to be included in the income statement in one year but is taxed in another year; and

¡	RELX Group also has significant deferred tax liabilities on intangible assets recognised as a result of acquisition accounting, which are credited to the income statement as the intangible asset is amortised for accounting purposes.

Timing differences:

¡	Tax payments relating to a particular year’s profits are typically due partly in the year and partly in the following year.

Prior period adjustments:

¡	Current tax expense is the best estimate at the end of the period of cash tax expected to be paid; and

¡	To the extent the final liability is higher or lower than that estimate, any cash tax impact will occur in a later period.

Items recorded in equity and other comprehensive income:

¡	Some of the benefits of tax deductions related to share based payments, pensions and hedging are credited to equity or other comprehensive income rather than to tax expense, and so the cash tax liability will be lower than the current tax expense in years when those deductions are available.

Set out below is a reconciliation of the difference between tax expense for the period and the theoretical expense calculated by multiplying accounting profit by the applicable tax rate.

As an enterprise with two listed parent companies in different jurisdictions, we believe the most meaningful applicable rate is that obtained by multiplying the accounting profits and losses of all consolidated entities by the applicable domestic rate in each of those entities’ jurisdictions.

114	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

10 Taxation continued

The net tax expense charged on profit before tax differs from the theoretical amount that would arise using the weighted average of tax rates applicable to accounting profits and losses of the consolidated entities, as follows:

	2015	2014	2013
	£m	£m	£m
Profit before tax	1,312	1,229	1,196
Tax at average applicable rates	(299)	(292)	(280)
Tax effect of share of results of joint ventures	11	21	8
Expenses not deductible for tax purposes	(16)	(14)	(25)
US state taxes	(9)	(12)	(11)
Non-deductible costs of share based remuneration	(3)	–	3
Non-deductible disposal-related gains and losses	4	(22)	(22)
Tax losses of the period not recognised	(2)	(4)	(4)
Recognition and utilisation of tax losses that arose in prior years	–	4	9
Deferred tax credit on the alignment of business assets	–	–	221
Other adjustments in respect of prior periods	16	50	24
Deferred tax effect of changes in tax rates	–	–	(4)
Tax expense	(298)	(269)	(81)

The weighted average applicable tax rate for the year was 22.8% (2014: 23.7%; 2013: 23.4%), reflecting the applicable rates in the countries where the Group earns profits. Based on current business plans, this mix of profits is not expected to change significantly in the future. The average rate will benefit by less than 0.5% from the announced reduction in the corporate tax rate in the UK from the current 20% to 18% from 2020.

Tax expense was 22.7% of profit before tax (2014: 21.9%; 2013: 6.8%). Subject to any one-off adjustments resulting from the settlement of uncertain tax positions, or any disposal profit or loss not taxed at average rates, it is expected that tax expense as a proportion of profit before tax will continue to be broadly in line with the weighted average applicable tax rate.

During 2013, the Group aligned certain business assets with their global management structure. As a result of this alignment, the tax deductible value of these assets was updated to market value. This resulted in a deferred tax credit of £221m which reduced the overall tax expense as a proportion of profit before tax in 2013. This credit was excluded from adjusted net profit along with other deferred tax relating to amortisation of intangible assets.

The following tax has been recognised in other comprehensive income or directly in equity during the year:

	2015	2014	2013
	£m	£m	£m
Tax on items that will not be reclassified to profit or loss
Tax on actuarial movements on defined benefit pension schemes	(34)	63	(24)

Tax on items that may be reclassified to profit or loss
Tax on fair value movements on cash flow hedges	18	13	(14)

Net tax (debit)/credit recognised in other comprehensive income	(16)	76	(38)
Tax credit on share based remuneration recognised directly in equity	17	20	20

A number of changes to the UK corporation tax system, including reductions of the main rate of corporation tax from 20% to 19% with effect from 1 April 2017, and from 19% to 18% with effect from 1 April 2020, were substantively enacted on 26 October 2015. The Group has measured its UK deferred tax assets and liabilities at the end of the reporting period at 18% (2014: 20%), which has resulted in recognition of a deferred tax charge of nil in tax expense, a charge of £5m in other comprehensive income, and a charge of £1m directly in equity for the period.

		2015	2014
		£m	£m
Deferred tax assets		349	464
Deferred tax liabilities		(1,000)	(1,056)
Total		(651)	(592)

Financial statements and other information Notes to the consolidated financial statements	115

10 Taxation continued

Movements in deferred tax liabilities and assets (before taking into consideration the offsetting of balances within the same jurisdiction) are summarised as follows:

	Deferred tax liabilities			Deferred tax assets
	Excess of tax allowances over amortisation £m	Acquired intangible assets £m	Other temporary differences £m	Excess of amortisation over tax allowances £m	Tax losses carried forward £m	Pensions liabilities £m	Other temporary differences £m	Total £m
Deferred tax (liability)/asset at 1 January 2014	(351)	(718)	(225)	349	14	104	193	(634)
Credit/(charge) to profit	11	71	(18)	(4)	5	(6)	29	88
(Charge)/credit to equity/other comprehensive income	–	–	(8)	–	–	63	15	70
Acquisitions	–	(53)	–	–	17	–	–	(36)
Exchange translation differences	(21)	(34)	10	(22)	–	–	(13)	(80)
Deferred tax (liability)/asset at 1 January 2015	(361)	(734)	(241)	323	36	161	224	(592)
Credit/(charge) to profit	41	85	(38)	(56)	(6)	(15)	61	72
(Charge)/credit to equity/other comprehensive income	–	–	1	–	–	(45)	–	(44)
Acquisitions	–	(22)	–	–	3	–	–	(19)
Exchange translation differences	(19)	(31)	(13)	(16)	(1)	2	10	(68)
Deferred tax (liability)/asset at 31 December 2015	(339)	(702)	(291)	251	32	103	295	(651)

Other deferred tax liabilities include temporary differences in respect of property, plant and equipment, capitalised development spend and financial instruments. Other deferred tax assets include temporary differences in respect of share based remuneration provisions and financial instruments.

As a result of parent company exemptions on dividends from subsidiaries and capital gains on disposal there are no significant taxable temporary differences associated with investments in subsidiaries, branches, associates and interests in joint arrangements.

Deferred tax assets in respect of tax losses and other deductible temporary differences have only been recognised to the extent that it is more likely than not that sufficient taxable profits will be available to allow the asset to be recovered. Accordingly, no deferred tax asset has been recognised in respect of unused trading losses of approximately £57m (2014: £80m) carried forward at year end. The deferred tax asset not recognised in respect of these losses is approximately £12m (2014: £19m). Of the unrecognised losses, £27m (2014: £49m) will expire if not utilised within 10 years, and £30m (2014: £31m) will expire after more than 10 years.

Deferred tax assets of approximately £8m (2014: £13m) have not been recognised in respect of tax losses and other temporary differences carried forward of £45m (2014: £65m), which can only be used to offset future capital gains.

11 Earnings per share

Accounting policy

The shares of RELX PLC and RELX NV are regarded as two separate classes of share which together form the issued consolidated share capital of the Group. In calculating earnings per share (EPS) of the Group, the earnings for each class of share are calculated on the basis that earnings are fully distributed. The Group’s usual practice is for only a portion of earnings to be distributed by way of dividends. Until the end of 2015, dividends paid to RELX PLC and RELX NV shareholders were, other than in special circumstances, equalised at the gross level inclusive of the prevailing UK tax credit available to certain RELX PLC shareholders. The allocation of earnings between the two classes of shares reflects this differential in dividend payments declared, with the balance of earnings assumed to be distributed as a capital distribution, in equal amounts per share. The UK government has announced that dividend tax credits will be abolished with effect from 6 April 2016, impacting dividends paid after this date. As a result of the abolition of this credit, from 2016 reported earnings per share will be equal for each RELX PLC and RELX NV share.

Adjusted earnings per share is calculated by dividing adjusted net profit attributable to shareholders by the total weighted average number of shares for the Group.

116	RELX Group Annual reports and financial statements 2015

11 Earnings per share continued

ALLOCATION OF EARNINGS FOR THE YEAR ENDED 31 DECEMBER	2015 £m	2014 £m	2013 £m
RELX PLC
Allocation of distributed earnings	294	284	277
Allocation of undistributed earnings	224	206	297
Total net profit allocated to RELX PLC shares	518	490	574

RELX NV
Allocation of distributed earnings	291	281	273
Allocation of undistributed earnings	199	184	263
Total net profit allocated to RELX NV shares	490	465	536

Total net profit attributable to parent companies’ shareholders	1,008	955	1,110

EARNINGS PER SHARE	2015		2014		2013
FOR THE, YEAR ENDED 31 DECEMBER	Weighted average number of shares (millions)	EPS (pence)	Weighted average number of shares (millions)	EPS (pence)	Weighted average number of shares (millions)	EPS (pence)
Basic earnings per share
RELX PLC	1,116.2	46.4p	1,140.2	43.0p	1,172.2	49.0p
RELX NV	992.4	49.4p	1,014.2	45.8p	1,038.5	51.6p

Diluted earnings per share
RELX PLC	1,125.9	46.0p	1,152.7	42.5p	1,187.2	48.3p
RELX NV	1,001.6	48.9p	1,026.0	45.3p	1,051.9	51.0p

The diluted figures are calculated after taking account of potential additional ordinary shares arising from share options and conditional shares. Comparative share numbers have been adjusted retrospectively to reflect the bonus issue effective 30 June 2015, see note 26 on page 134.

	2015			2014			2013
	Adjusted net profit attributable to parent companies’ shareholders	Weighted average number of shares (millions)	Adjusted EPS (pence)	Adjusted net profit attributable to parent companies’ shareholders	Weighted average number of shares (millions)	Adjusted EPS (pence)	Adjusted net profit attributable to parent companies’ shareholders	Weighted average number of shares (millions)	Adjusted EPS (pence)
Adjusted earnings per share for RELX PLC and RELX NV (pence)	1,275	2,108.6	60.5p	1,213	2,154.4	56.3p	1,197	2,210.7	54.1p

RECONCILIATION OF ADJUSTED NET PROFIT ATTRIBUTABLE TO PARENT COMPANIES’ SHAREHOLDERS	2015 £m	2014 £m	2013 £m
Net profit attributable to parent companies’ shareholders	1,008	955	1,110
Adjustments (post-tax):
Amortisation of acquired intangible assets	311	280	325
Acquisition-related costs	27	21	31
Net financing charge on defined benefit pension schemes	16	11	13
Disposals and other non-operating items	(2)	14	18
Other deferred tax credits from intangible assets*	(85)	(68)	(300)
Adjusted net profit attributable to parent companies’ shareholders	1,275	1,213	1,197

* Movements on deferred tax liabilities arising on acquired intangible assets that do not qualify for tax amortisation and in 2013 non-recurring deferred tax credits arising on the alignment of certain business assets with their global management structure.

Financial statements and other information Notes to the consolidated financial statements	117

12 Statement of cash flows

Accounting policy Cash and cash equivalents comprise cash balances, call deposits and other short-term highly liquid investments and are held in the statement of financial position at fair value.

RECONCILIATION OF PROFIT BEFORE TAX TO CASH GENERATED FROM OPERATIONS				2015 £m	2014 £m	2013 £m
Profit before tax				1,312	1,229	1,196
Disposals and other non-operating items				11	11	(16)
Net finance costs				174	162	196
Operating profit				1,497	1,402	1,376
Share of results of joint ventures				(64)	(36)	(29)
Amortisation of acquired intangible assets				292	282	317
Amortisation of internally developed intangible assets				157	158	160
Depreciation of property, plant and equipment				71	79	89
Share based remuneration				34	32	31
Total non-cash items				554	551	597
(Increase)/decrease in inventories and pre-publication costs				(17)	3	10
(Increase)/decrease in receivables				(150)	(66)	5
Increase/(decrease) in payables				62	(3)	(16)
Increase in working capital				(105)	(66)	(1)
Cash generated from operations				1,882	1,851	1,943

CASH FLOW ON ACQUISITIONS			Note	2015 £m	2014 £m	2013 £m
Purchase of businesses			13	(158)	(347)	(194)
Investment in joint ventures				(8)	(15)	(6)
Deferred payments relating to prior year acquisitions				(25)	(34)	(21)
Total				(191)	(396)	(221)

RECONCILIATION OF NET BORROWINGS	Cash and cash equivalents £m	Borrowings £m	Related derivative financial instruments £m	2015 £m	2014 £m	2013 £m
At start of year	276	(3,825)	(1)	(3,550)	(3,072)	(3,127)

(Decrease)/increase in cash and cash equivalents	(139)	–	–	(139)	142	(532)
Net movement in short-term bank loans, overdrafts and commercial paper	–	340	(1)	339	(232)	(169)
Issuance of term debt	–	(500)	–	(500)	(589)	(184)
Repayment of term debt	–	122	64	186	300	915
Repayment of finance leases	–	9	–	9	10	10
Change in net borrowings resulting from cash flows	(139)	(29)	63	(105)	(369)	40
Borrowings in acquired businesses	–	–	–	–	(20)	–
Inception of finance leases	–	(12)	–	(12)	(3)	(12)
Fair value and other adjustments to borrowings and related derivatives	–	63	(59)	4	(7)	(1)
Exchange translation differences	(15)	(99)	(5)	(119)	(79)	28
At end of year	122	(3,902)	(2)	(3,782)	(3,550)	(3,072)

Net borrowings comprise cash and cash equivalents, loan capital, finance leases, promissory notes, bank and other loans, derivative financial instruments that are used to hedge certain borrowings and adjustments in respect of cash collateral received/paid. The Group monitors net borrowings as part of capital and liquidity management.

118	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

13 Acquisitions

During the year a number of acquisitions were made for a total consideration of £178m (2014: £356m; 2013: £239m), after taking account of net cash acquired of £3m (2014: £9m; 2013: £14m). The net assets of the businesses acquired are incorporated at their fair value to the Group. Provisional fair values of the consideration given and of the assets and liabilities acquired are summarised below:

	Fair value	Fair value	Fair value
	2015 £m	2014 £m	2013 £m
Goodwill	100	240	157
Intangible assets	111	187	133
Property, plant and equipment	–	3	–
Current assets	9	21	9
Current liabilities	(23)	(39)	(21)
Borrowings	–	(20)	–
Deferred tax	(19)	(36)	(39)
Net assets acquired	178	356	239
Consideration (after taking account of £3m (2014: £9m; 2013: £14m) net cash acquired)	178	356	239
Less: consideration deferred to future years	(20)	(8)	(36)
Less: acquisition date fair value of equity interest	–	(1)	(9)
Net cash flow	158	347	194

Goodwill, being the excess of the consideration over the net tangible and intangible assets acquired, represents benefits which do not qualify for recognition as intangible assets, including; the ability of a business to generate higher returns than individual assets; skilled workforces; and acquisition synergies that are specific to the Group. In addition, goodwill arises on the recognition of deferred tax liabilities in respect of intangible assets for which amortisation does not qualify for tax deductions.

The fair values of the assets and liabilities acquired in the last 12 months are provisional pending the completion of the valuation exercises. Final fair values will be incorporated in the 2016 consolidated financial statements. There were no significant adjustments to the provisional fair values of prior year acquisitions established in 2014.

The businesses acquired in 2015 contributed £22m to revenue, increased adjusted operating profit by £2m, decreased net profit by £6m and contributed a net cash outflow of £1m from operating activities for the part year under the Group’s ownership and before taking account of acquisition financing costs. Had the businesses been acquired at the beginning of the year, on a pro forma basis the Group revenues, adjusted operating profit and net profit attributable to parent companies’ shareholders for the year would have been £6,005m, £1,825m and £1,010m respectively, before taking account of acquisition financing costs.

14 Equity dividends

ORDINARY DIVIDENDS PAID IN THE YEAR	2015	2014	2013
	£m	£m	£m
RELX PLC	295	285	278
RELX NV	288	281	273
Total	583	566	551

Ordinary dividends declared and paid in the year, in amounts per ordinary share, comprise: a 2014 final dividend of 19.00p (2014: 17.95p; 2013: 17.00p) and a 2015 interim dividend of 7.4p (2014: 7.00p; 2013: 6.65p), giving a total of 26.4p (2014: 24.95p; 2013: 23.65p) for RELX PLC; and a 2014 final dividend of €0.285 (2014: €0.243; 2013: €0.219) and a 2015 interim dividend of €0.115 (2014: €0.098; 2013: €0.086), giving a total of €0.400 (2014: €0.341; 2013: €0.305) for RELX NV.

The Directors of RELX PLC have proposed a final dividend of 22.3p (2014: 19.00p; 2013: 17.95p), giving a total for the financial year of 29.7p (2014: 26.00p; 2013: 24.60p). The Directors of RELX NV have proposed a final dividend of €0.288 (2014: €0.285; 2013: €0.243), giving a total for the financial year of €0.403 (2014: €0.383; 2013: €0.329). The total cost of funding the proposed final dividends is expected to be £453m, for which no liability has been recognised at the statement of financial position date.

RELX NV dividends per share have been adjusted retrospectively to reflect the bonus issue effective 30 June 2015.

Financial statements and other information Notes to the consolidated financial statements	119

14 Equity dividends continued

ORDINARY DIVIDENDS PAID AND PROPOSED RELATING TO THE FINANCIAL YEAR	2015	2014	2013
	£m	£m	£m
RELX PLC	329	293	283
RELX NV	289	286	278
Total	618	579	561

Until the end of 2015, dividends paid to RELX PLC and RELX NV shareholders were, other than in special circumstances, equalised at the gross level inclusive of the prevailing UK tax credit received by certain RELX PLC shareholders. The current equalisation adjustment equalises the benefit of the tax credit between the two sets of shareholders in accordance with the current equalisation agreement. The UK government has announced that dividend tax credits will be abolished with effect from 6 April 2016, impacting dividends paid after this date.

The Employee Benefit Trust (EBT) has waived the right to receive dividends on RELX PLC and RELX NV shares.

15 Goodwill

Accounting policy

On the acquisition of a subsidiary or business, the purchase consideration is allocated between the net tangible and intangible assets on a fair value basis, with any excess purchase consideration representing goodwill. Goodwill arising on acquisitions also includes amounts corresponding to deferred tax liabilities recognised in respect of acquired intangible assets.

Goodwill is recognised as an asset and reviewed for impairment when there is an indicator that the asset may be impaired and at least annually. Any impairment is recognised immediately in the income statement and not subsequently reversed.

On disposal of a subsidiary or business, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

At each statement of financial position date, the carrying amounts of tangible and intangible assets and goodwill are reviewed to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount, which is the higher of value in use and fair value less costs to sell, of the asset is estimated in order to determine the extent, if any, of the impairment loss. Where the asset does not generate cash flows that are independent from other assets, value in use estimates are made based on the cash flows of the cash generating unit to which the asset belongs. Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is any indication that the asset may be impaired.

If the recoverable amount of an asset or cash generating unit is estimated to be less than its net carrying amount, the net carrying amount of the asset or cash generating unit is reduced to its recoverable amount. Impairment losses are recognised immediately in the income statement in administration and other expenses.

Critical judgement and key source of estimation uncertainty

The carrying amounts of goodwill and indefinite lived intangible assets in each business are reviewed for impairment at least annually. The carrying amounts of all other intangible assets are reviewed where there are indications of possible impairment. An impairment review involves a comparison of the carrying value of the asset with estimated values in use based on the latest management cash flow projections, approved by the Boards. Key areas of judgement in estimating the values in use of businesses are the growth in cash flows over a forecast period of up to five years, the long-term growth rate assumed thereafter and the discount rate applied to the forecast cash flows. A description of the key assumptions and sensitivities is provided below.

	2015	2014
	£m	£m
At start of year	4,981	4,576
Acquisitions	100	240
Disposals/reclassified as held for sale	(34)	(34)
Exchange translation differences	184	199
At end of year	5,231	4,981

120	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

15 Goodwill continued

The carrying amount of goodwill is after cumulative amortisation of £1,105m (2014: £1,106m), which was charged prior to the adoption of IFRS, and £9m (2014: £9m) of subsequent impairment charges recorded in prior years.

Impairment review

Impairment testing of goodwill and indefinite lived intangible assets is performed at least annually in accordance with the methodology described above. There were no charges for impairment of goodwill in 2015 (2014: nil; 2013: nil).

Goodwill is compiled and assessed among groups of cash generating units, which represent the lowest level at which goodwill is monitored by management. Typically, acquisitions are integrated into existing business units, and the goodwill arising is allocated to the groups of cash generating units that are expected to benefit from the synergies of the acquisition. As the business areas have become increasingly integrated and globalised, management has reviewed the allocation of goodwill to groups of cash generating units. In order to reflect the global leverage of assets, skills, knowledge and technology platforms, and consequential changes to the monitoring of goodwill by management, the number of groups of cash generating units to which goodwill is allocated has been reduced from 5 in 2014 to 4 in 2015. Reducing the number of groups of cash generating units had no impact on the carrying values of goodwill, which are set out below:

GOODWILL			2015	2014
			£m	£m
Scientific, Technical & Medical			1,301	1,109
Risk & Business Analytics			2,270	2,259
Legal			1,230	1,199
Exhibitions			430	414
Total			5,231	4,981
The key assumptions used for each group of cash generating units are disclosed below:
KEY ASSUMPTIONS	2015		2014
	Pre-tax discount rate	Nominal long-term market growth rate	Pre-tax discount rate	Nominal long-term market growth rate
Scientific, Technical & Medical	10.3%	3.0%	10.4%	3.0%
Risk & Business Analytics	11.6%	3.0%	11.5%	3.0%
Legal	12.3%	2.0%	11.5%	2.0%
Exhibitions	12.5%	3.0%	11.7%	3.0%

The pre-tax discount rates used are based on the Group’s weighted average cost of capital, adjusted to reflect a risk premium specific to each business. Nominal long-term market growth rates, which are applied after the forecast period of up to five years, do not exceed the long-term average growth prospects for the sectors and territories in which the businesses operate.

A sensitivity analysis has been performed based on changes in key assumptions considered to be reasonably possible by management: an increase in the discount rate of 0.5%; a decrease in the compound annual growth rate for cash flow in the five-year forecast period of 2.0%; and a decrease in the nominal long-term market growth rates of 0.5%. The sensitivity analysis shows that no impairment charges would result from these scenarios.

Financial statements and other information Notes to the consolidated financial statements	121

16 Intangible assets

Accounting policy

Intangible assets acquired as part of a business combination are stated in the statement of financial position at their fair value as at the date of acquisition, less accumulated amortisation. Internally generated intangible assets are stated in the statement of financial position at the directly attributable cost of creation of the asset, less accumulated amortisation.

Intangible assets acquired as part of business combinations comprise: market-related assets (e.g. trademarks, imprints, brands); customer-related assets (e.g. subscription bases, customer lists, customer relationships); editorial content; software and systems (e.g. application infrastructure, product delivery platforms, in-process research and development); contract-based assets (e.g. publishing rights, exhibition rights, supply contracts); and other intangible assets. Internally generated intangible assets typically comprise software and systems development where an identifiable asset is created that is probable to generate future economic benefits.

Intangible assets, other than journal titles determined to have indefinite lives, are amortised on a straight-line basis over their estimated useful lives. The estimated useful lives of intangible assets with finite lives are as follows: market and customer-related assets – 3 to 40 years; content, software and other acquired intangible assets – 3 to 20 years; and internally developed intangible assets – 3 to 10 years. Journal titles determined to have indefinite lives are not amortised and are subject to impairment review at least annually, including a review of events and circumstances to ensure that they continue to support an indefinite useful life.

Critical judgements and key sources of estimation uncertainty

On acquisition of a subsidiary or business, the purchase consideration is allocated between the net tangible and intangible assets other than goodwill on a fair value basis, with any excess purchase consideration representing goodwill. The valuation of acquired intangible assets represents the estimated economic value in use, using standard valuation methodologies, including as appropriate, discounted cash flow, relief from royalty and comparable market transactions. Acquired intangible assets are capitalised and amortised systematically over their estimated useful lives, subject to impairment review. The assumptions used are subject to management judgement.

Appropriate amortisation periods are selected based on assessments of the longevity of the brands and imprints, the strength and stability of customer relationships, the market positions of the acquired assets and the technological and competitive risks that they face. Certain intangible assets in relation to acquired science and medical publishing businesses have been determined to have indefinite lives. The longevity of these assets is evidenced by their long-established and well-regarded journal titles, and their characteristically stable market positions. The assumptions used are subject to management judgement.

Development spend embraces investment in new products and other initiatives, ranging from the building of online delivery platforms, to launch costs of new services, to building new infrastructure and applications. Launch costs and other ongoing operating expenses of new products and services are expensed as incurred. The costs of building product applications, platforms and infrastructure are capitalised as intangible assets, where the investment they represent has demonstrable value and the technical and commercial feasibility is assured. Costs eligible for capitalisation must be incremental, clearly identified and directly attributable to a particular project. The resulting assets are amortised over their estimated useful lives. Impairment reviews are carried out at least annually. Judgement is required in the assessment of the potential value of a development project, the identification of costs eligible for capitalisation and the selection of appropriate asset lives.

122	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

16 Intangible assets continued

	Market and customer- related £m	Content, software and other £m	Total acquired intangible assets £m	Internally developed intangible assets £m	Total £m
Cost
At 1 January 2014	2,745	2,942	5,687	1,717	7,404
Acquisitions	69	117	186	1	187
Additions	–	–	–	207	207
Disposals/reclassified as held for sale	–	(62)	(62)	(73)	(135)
Exchange translation differences	151	44	195	32	227
At 1 January 2015	2,965	3,041	6,006	1,884	7,890
Acquisitions	68	43	111	–	111
Additions	–	–	–	242	242
Disposals/reclassified as held for sale	(4)	(3)	(7)	(110)	(117)
Exchange translation differences	129	52	181	37	218
At 31 December 2015	3,158	3,133	6,291	2,053	8,344

Accumulated amortisation
At 1 January 2014	967	2,316	3,283	997	4,280
Charge for the year	154	128	282	158	440
Disposals/reclassified as held for sale	–	(44)	(44)	(64)	(108)
Exchange translation differences	58	43	101	13	114
At 1 January 2015	1,179	2,443	3,622	1,104	4,726
Charge for the year	173	119	292	157	449
Disposals/reclassified as held for sale	(4)	(3)	(7)	(105)	(112)
Exchange translation differences	54	52	106	19	125
At 31 December 2015	1,402	2,611	4,013	1,175	5,188

Net book amount
At 31 December 2014	1,786	598	2,384	780	3,164
At 31 December 2015	1,756	522	2,278	878	3,156

Included in content, software and other acquired intangible assets are assets with a net book value of £212m (2014: £265m) that arose on acquisitions completed prior to the adoption of IFRS that have not been allocated to specific categories of intangible assets. Internally developed intangible assets typically comprise software and systems development where an identifiable asset is created that is expected to generate future economic benefits.

Included in market and customer-related intangible assets at 31 December 2015 are £280m of brands and imprints relating to Scientific, Technical & Medical that were previously determined to have indefinite lives based on an assessment of their historical longevity and stable market positions. Following a review by management during 2015, these assets have been assigned a useful life of 20 years, with amortisation commencing on 1 July 2015. As a result, an additional £7m of amortisation has been recognised for the year ended 31 December 2015. Included in market and customer-related intangible assets are £103m (2014: £369m) of journal titles relating to Scientific, Technical & Medical determined to have indefinite lives based on an assessment of their historical longevity and stable market positions. Indefinite lived intangibles are tested for impairment at least annually.

Financial statements and other information Notes to the consolidated financial statements	123

17 Investments

Accounting policy

Investments, other than investments in joint arrangements and associates, are stated in the statement of financial position at fair value. Investments held as part of the venture capital portfolio are classified as held for trading, with changes in fair value reported in disposals and other non-operating items in the income statement. All other investments are classified as available for sale with changes in fair value recognised directly in equity until the investment is disposed of or is determined to be impaired, at which time the cumulative gain or loss previously recognised in equity is brought into the net profit or loss for the period. All items recognised in the income statement relating to investments, other than investments in joint arrangements and associates, are reported as disposals and other non-operating items.

Available for sale investments and venture capital investments held for trading represent investments in listed and unlisted securities. The fair value of listed securities is determined based on quoted market prices, and of unlisted securities on management’s estimate of fair value based on standard valuation techniques, including market comparisons and discounts of future cash flows, having regard to maximising the use of observable inputs and adjusting for risk. Advice from valuation experts is used as appropriate.

All joint arrangements are classified as joint ventures because the Group shares joint control and has rights to the net assets of the arrangements. Investments in joint ventures and associates are accounted for under the equity method and stated in the statement of financial position at cost as adjusted for post-acquisition changes in the Group’s share of net assets, less any impairment in value.

	2015 £m	2014 £m
Investments in joint ventures	101	125
Available for sale investments	2	2
Venture capital investments held for trading	139	110
Total	242	237

The value of venture capital investments and available for sale investments has been determined by reference to other observable market inputs or, when these are not available, by reference to inputs we believe would reflect the assumptions market participants would use. Gains and losses included in the consolidated income statement are provided in note 9.

An analysis of changes in the carrying value of investments in joint ventures is set out below:

	2015 £m	2014 £m
At start of year	125	125
Share of results of joint ventures	64	36
Dividends received from joint ventures	(57)	(44)
Disposals and transfers	(34)	(1)
Additions	8	15
Exchange translation differences	(5)	(6)
At end of year	101	125

124	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

17 Investments continued

Summarised aggregate information in respect of the Group’s share of joint ventures is set out below:

	RELX Group share
	2015 £m	2014 £m
Revenue	152	153
Net profit for the year	64	36

Total assets	83	138
Total liabilities	(45)	(91)
Net assets	38	47
Goodwill	63	78
Total	101	125

The Group’s consolidated other comprehensive income includes no income or losses relating to joint ventures in either period.

18 Property, plant and equipment

Accounting policy

Property, plant and equipment are stated in the statement of financial position at cost less accumulated depreciation. No depreciation is provided on freehold land. Freehold buildings and long leases are depreciated over their estimated useful lives up to a maximum of 50 years. Short leases are written off over the duration of the lease. Depreciation is provided on other assets on a straight-line basis over their estimated useful lives as follows:

- land and buildings: land - not depreciated; leasehold improvements – shorter of life of lease and 10 years;

- fixtures and equipment: plant – 3 to 20 years; office furniture, fixtures and fittings – 5 to 10 years; computer systems, communication networks and equipment – 3 to 7 years.

	2015			2014
	Land and buildings £m	Fixtures and equipment £m	Total £m	Land and buildings £m	Fixtures and equipment £m	Total £m
Cost
At start of year	201	600	801	210	558	768
Acquisitions	–	–	–	–	3	3
Capital expenditure	8	68	76	9	61	70
Disposals/reclassified as held for sale	(11)	(89)	(100)	(25)	(40)	(65)
Exchange translation differences	7	16	23	7	18	25
At end of year	205	595	800	201	600	801

Accumulated depreciation
At start of year	114	460	574	117	414	531
Charge for the year	9	62	71	9	70	79
Disposals/reclassified as held for sale	(10)	(80)	(90)	(16)	(38)	(54)
Exchange translation differences	4	12	16	4	14	18
At end of year	117	454	571	114	460	574

Net book amount	88	141	229	87	140	227

No depreciation is provided on freehold land of £14m (2014: £14m). The net book amount of property, plant and equipment at 31 December 2015 includes £19m (2014: £13m) in respect of assets held under finance leases relating to fixtures and equipment.

Financial statements and other information Notes to the consolidated financial statements	125

19 Financial instruments

Accounting policy

Financial instruments comprise investments (other than investments in joint ventures or associates), trade receivables, cash and cash equivalents, payables and accruals, borrowings and derivative financial instruments.

Investments (other than investments in joint ventures and associates) are classified as either held for trading or available for sale, as described in note 17. (These investments are typically classified as either Level 1 or 2 in the IFRS13 fair value hierarchy.) The fair value of such investments is based on either quoted market prices or other observable market inputs.

Trade receivables are carried in the statement of financial position at invoiced value less allowance for estimated irrecoverable amounts. Irrecoverable amounts are estimated based on the ageing of trade receivables, experience and circumstance. Borrowings and payables are recorded initially at fair value and subsequently carried at amortised cost (other than fixed rate borrowings in designated hedging relationships for which the carrying amount of the hedged portion of the borrowings is subsequently adjusted for the gain or loss attributable to the hedged risk).

Derivative financial instruments are used to hedge interest rate and foreign exchange risks. Where an effective hedge is in place against changes in the fair value of fixed rate borrowings, the hedged borrowings are adjusted for changes in fair value attributable to the risk being hedged with a corresponding income or expense included in the income statement within finance costs. The offsetting gains or losses from remeasuring the fair value of the related derivatives are also recognised in the income statement within finance costs. When the related derivative expires, is sold or terminated, or no longer qualifies for hedge accounting, the cumulative change in fair value of the hedged borrowing is amortised in the income statement over the period to maturity of the borrowing using the effective interest method.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised (net of tax) directly in equity in the hedge reserve. If a hedged firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time that the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or a liability, amounts deferred in equity are recognised in the income statement in the same period in which the hedged item affects net profit or loss. Any ineffective portion of hedges is recognised immediately in the income statement.

Cash flow hedge accounting is discontinued when a hedging instrument expires or is sold, terminated or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is either retained in equity until the firm commitment or forecasted transaction occurs, or, where a hedged transaction is no longer expected to occur, is immediately credited or expensed in the income statement.

Derivative financial instruments that are not designated as hedging instruments are classified as held for trading and recorded in the statement of financial position at fair value, with changes in fair value recognised in the income statement.

The fair values of interest rate swaps, interest rate options, forward rate agreements and forward foreign exchange contracts represent the replacement costs calculated using observable market rates of interest and exchange. The fair value of long-term borrowings is calculated by discounting expected future cash flows at observable market rates. (These instruments are accordingly classified as Level 2 in the IFRS13 fair value hierarchy.)

The main financial risks faced by the Group are liquidity risk, market risk – comprising interest rate risk and foreign exchange risk – and credit risk. Financial instruments are used to finance the Group businesses and to hedge interest rate and foreign exchange risks. The Group’s businesses do not enter into speculative derivative transactions. Details of financial instruments subject to liquidity, market and credit risks are described below.

Liquidity risk

The Group maintains a range of borrowing facilities and debt programmes to fund its requirements at competitive rates.

The balance of long-term debt, short-term debt and committed bank facilities is managed to provide security of funding, taking into account the cash generation cycle of the business and the uncertain size and timing of acquisition spend. To accommodate the significant free cash flow generated by the Group and to capitalise on an inexpensive source of funding, a meaningful portion of the overall debt portfolio is typically kept short-term as long as there exists acceptable liquidity in the commercial paper markets and sufficient capacity under committed credit lines. The Group’s treasury policies ensure adequate liquidity by requiring (a) that no more than $1.5bn of term debt matures in any 12-month period, (b) that the sum of term debt maturing over the ensuing 12 months plus short-term borrowings is less than the sum of available cash plus committed facilities and (c) that minimum levels of borrowing with maturities over three and five years are maintained.

The treasury policies ensure debt efficiency by (a) targeting certain levels of short-term borrowings across a given year, (b) maintaining a weighted average maturity of the gross debt portfolio of approximately 5 years and (c) minimising surplus cash balances. From time to time, based on cash flow and market conditions, the Group may redeem term debt early or repurchase outstanding debt in the open market. Debt is issued to meet the funding requirements of various jurisdictions and in the currency that is needed. It is recognised that debt can act as a natural translation hedge of earnings and net assets in currencies other than the reporting currencies. For this reason, a significant proportion of the Group’s net debt has historically been denominated in US dollars, reflecting the size and importance of the US businesses.

126	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

19 Financial instruments continued

There were no changes to the Group’s long-term approach to capital and liquidity management during the year.

The remaining contractual maturities for borrowings and derivative financial instruments are shown in the table below. The table shows undiscounted principal and interest cash flows and includes contractual gross cash flows to be exchanged as part of cross-currency interest rate swaps and forward foreign exchange contracts where there is a legal right of set-off.

		Contractual cash flow
At 31 December 2015	Carrying amount £m	Within 1 year £m	1-2 years £m	2-3 years £m	3-4 years £m	4-5 years £m	More than 5 years £m	Total £m
Borrowings
Fixed rate borrowings	(3,288)	(548)	(445)	(285)	(655)	(469)	(1,679)	(4,081)
Floating rate borrowings	(614)	(221)	(261)	(137)	–	–	(3)	(622)

Derivative financial liabilities
Cross-currency interest rate swaps	(35)	(20)	(18)	(211)	(15)	(16)	(532)	(812)
Forward foreign exchange contracts	(74)	(1,233)	(445)	(201)	(43)	–	–	(1,922)

Derivative financial assets
Interest rate derivatives	36	14	13	5	4	4	–	40
Cross-currency interest rate swaps	2	8	8	196	5	6	470	693
Forward foreign exchange contracts	44	1,210	430	203	44	–	–	1,887
Total	(3,929)	(790)	(718)	(430)	(660)	(475)	(1,744)	(4,817)

		Contractual cash flow
At 31 December 2014	Carrying amount £m	Within 1 year £m	1-2 years £m	2-3 years £m	3-4 years £m	4-5 years £m	More than 5 years £m	Total £m
Borrowings
Fixed rate borrowings	(2,937)	(263)	(536)	(432)	(265)	(632)	(1,631)	(3,759)
Floating rate borrowings	(888)	(551)	(3)	(275)	(65)	–	(2)	(896)

Derivative financial liabilities
Cross-currency interest rate swaps	(47)	(11)	(10)	(318)	(188)	–	–	(527)
Forward foreign exchange contracts	(47)	(1,288)	(474)	(150)	(58)	–	–	(1,970)

Derivative financial assets
Interest rate derivatives	46	14	13	11	4	4	5	51
Cross-currency interest rate swaps	6	3	3	275	181	–	–	462
Forward foreign exchange contracts	57	1,293	475	150	62	–	–	1,980
Total	(3,810)	(803)	(532)	(739)	(329)	(628)	(1,628)	(4,659)

The carrying amount of derivative financial liabilities comprises £16m (2014: £3m) in relation to fair value hedges, £80m (2014: £78m) in relation to cash flow hedges and £13m (2014: £9m) not designated as hedging instruments. The carrying amount of derivative financial assets comprises £36m (2014: £46m) in relation to fair value hedges, £41m (2014: £60m) in relation to cash flow hedges and £10m (2014: £3m) not designated as hedging instruments, less £5m of cash collateral received from swap counterparties which has been offset against the related derivative financial assets (2014: £4m which has been added to the related derivative financial liabilities) (see ‘Credit risk’ below). The expected cash flows in respect of the cash collateral have been included in the tables above together with the cash flows for the related cross-currency interest rate swaps.

At 31 December 2015, the Group had access to a $2,000m committed bank facility maturing in July 2020, which was undrawn. This facility backs up short-term borrowings. All borrowings that mature within the next two years can be covered by the facility and by utilising available cash resources.

The committed bank facility, together with certain private placements, is subject to financial covenants typical to the Group’s size and financial strength. The Group had significant headroom within these covenants for the year ended 31 December 2015. There are no financial covenants in any outstanding public bonds.

Financial statements and other information Notes to the consolidated financial statements	127

19 Financial instruments continued

Market risk

The Group’s primary market risks are to interest rate fluctuations and exchange rate movements. Derivatives are used to hedge or reduce the risks of interest rate and exchange rate movements and are not entered into unless such risks exist. Derivatives used by the Group for hedging a particular risk are not specialised and are generally available from numerous sources. The impact of market risks on net post-employment benefit obligations and taxation is excluded from the following market risk sensitivity analysis.

Interest rate exposure management

The Group’s interest rate exposure management policy aims to reduce the exposure of the Group to changes in interest rates at efficient cost. To achieve this, the Group uses fixed rate term debt, interest rate swaps, forward rate agreements and interest rate options. Interest rate derivatives are used only to hedge an underlying risk and no net market positions are held.

At 31 December 2015, 50% of gross borrowings were either fixed rate or had been fixed through the use of interest rate swaps, forward rate agreements and options. A 100 basis point reduction in interest rates would result in an estimated decrease in net finance costs of £18m (2014: £16m), based on the composition of financial instruments including cash, cash equivalents, bank loans and commercial paper borrowings at 31 December 2015. A 100 basis point rise in interest rates would result in an estimated increase in net finance costs of £18m (2014: £16m).

The impact on net equity of a theoretical change in interest rates as at 31 December 2015 is restricted to the change in carrying value of floating rate to fixed rate interest rate derivatives in a designated cash flow hedge relationship and undesignated interest rate derivatives, of which there were none in the Group as at 31 December 2015. Therefore, there would be no change (2014: no change) in net equity from a theoretical change in interest rates. The impact of a change in interest rates on the carrying value of fixed rate borrowings in a designated fair value hedge relationship would be offset by the change in carrying value of the related interest rate derivative. Fixed rate borrowings not in a designated hedging relationship are carried at amortised cost.

Foreign currency exposure management

Translation exposures arise on the earnings and net assets of business operations in countries other than those of each parent company. Some of these exposures are offset by denominating borrowings in US dollars and other currencies. Currency exposures on transactions denominated in a foreign currency are generally hedged using forward contracts. In addition, recurring transactions and future investment exposures may be hedged, in advance of becoming contractual. The precise policy differs according to the specific circumstances of the individual businesses. Highly predictable future cash flows may be covered for transactions expected to occur during the next 24 months (50 months for the Scientific, Technical & Medical subscription businesses) within limits defined according to the period before the transaction is expected to become contractual. Cover takes the form of foreign exchange forward contracts.

As at 31 December 2015, the amount of outstanding foreign exchange cover against future transactions was £1.4bn (2014: £1.4bn).

A theoretical weakening of all currencies by 10% against sterling at 31 December 2015 would decrease the carrying value of net assets, excluding net borrowings, by £541m (2014: £524m). This would be offset to a degree by a decrease in net borrowings of £286m (2014: £255m). A strengthening of all currencies by 10% against sterling at 31 December 2015 would increase the carrying value of net assets, excluding net borrowings, by £541m (2014: £524m) and increase net borrowings by £286m (2014: £255m).

A retranslation of the Group’s net profit for the year, assuming a 10% weakening of all foreign currencies against sterling but excluding transactional exposures, would reduce net profit by £86m (2014: £80m). A 10% strengthening of all foreign currencies against sterling on this basis would increase net profit for the year by £86m (2014: £80m).

Credit risk

The Group seeks to limit interest rate and foreign exchange risks described above by the use of financial instruments and as a result has a credit risk from the potential non-performance by the counterparties to these financial instruments, which are unsecured. The amount of this credit risk is normally restricted to the amounts of any hedge gain and not the principal amount being hedged. The Group also has a credit exposure to counterparties for the full principal amount of cash and cash equivalents. Credit risks are controlled by monitoring the credit quality of these counterparties, principally licensed commercial banks and investment banks with strong long-term credit ratings, and the amounts outstanding with each of them.

In certain situations, the Group enters into credit support arrangements with derivative counterparties to mitigate the credit exposures arising from hedge gains on the related financial instruments. Under these arrangements, the Group receives (or pays) cash collateral equal to the mark to market valuation of the related derivative asset (or liability) on monthly settlement dates. At 31 December 2015, £5m (2014: £4m) of cash collateral had been received, and the resulting payable balance was offset against the related derivative assets of nil (2014: £4m added to the related derivative liabilities of £1m) in the statement of financial position.

The Group has treasury policies in place which do not allow concentrations of risk with individual counterparties and do not allow significant treasury exposures with counterparties which are rated lower than A-/A3 by Standard & Poor’s, Moody’s and Fitch. At 31 December 2015, cash and cash equivalents totalled £122m (2014: £276m), of which 91% (2014: 96%) was held with banks rated A-/A3 or better.

128	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

19 Financial instruments continued

The Group also has credit risk with respect to trade receivables due from its customers, which include national and state governments, academic institutions and large and small enterprises including law firms, book stores and wholesalers. The concentration of credit risk from trade receivables is limited due to the large and broad customer base. Trade receivable exposures are managed locally in the business units where they arise. Where appropriate, business units seek to minimise this exposure by taking payment in advance and through management of credit terms. Allowance is made for bad and doubtful debts based on management’s assessment of the risk taking into account the ageing profile, experience and circumstance. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, recorded in the statement of financial position.

Included within trade receivables are the following amounts which are past due but for which no allowance has been made: past due up to one month £146m (2014: £136m); past due two to three months £76m (2014: £66m); past due four to six months £40m (2014: £30m); and past due greater than six months £17m (2014: £7m). Examples of trade receivables which are past due but for which no allowance has been made include those receivables where there is no concern over the creditworthiness of the customer and where the history of dealings with the customer indicate the amount will be settled.

Hedge accounting

The hedging relationships that are designated under IAS39 – Financial Instruments are described below.

Fair value hedges

The Group has entered into interest rate swaps and cross-currency interest rate swaps to hedge the exposure to changes in the fair value of fixed rate borrowings due to interest rate and foreign currency movements which could affect the income statement. Interest rate derivatives (including cross-currency interest rate swaps) with a principal amount of £897m (2014: £908m) were in place at 31 December 2015 swapping fixed rate term debt issues denominated in US dollars (USD), sterling and euros to floating rate USD, sterling and euro debt respectively for the whole or part of their term.

The gains and losses on the borrowings and related derivatives designated as fair value hedges, which are included in the income statement, for the three years ended 31 December 2015 were as follows:

GAINS/(LOSSES) ON BORROWINGS AND RELATED DERIVATIVES	1 January 2013 £m	Fair value movement gain/(loss) £m	Exchange gain/(loss) £m	1 January 2014 £m	Fair value movement gain/(loss) £m	Exchange gain/(loss) £m	1 January 2015 £m	Fair value movement gain/(loss) £m	Exchange gain/ (loss) £m	31 December 2015 £m
USD debt	–	6	–	6	(3)	–	3	(2)	1	2
Related interest rate swaps	–	(6)	–	(6)	3	–	(3)	2	(1)	(2)
	–	–	–	–	–	–	–	–	–	–
GBP debt	(36)	17	–	(19)	(1)	–	(20)	6	–	(14)
Related interest rate swaps	36	(17)	–	19	1	–	20	(6)	–	14
	–	–	–	–	–	–	–	–	–	–
EUR debt	(8)	13	(1)	4	(31)	1	(26)	15	2	(9)
Related interest rate swaps	8	(13)	1	(4)	31	(1)	26	(16)	(2)	8
	–	–	–	–	–	–	–	(1)	–	(1)
Swiss franc (CHF) debt	(80)	14	1	(65)	65	–	–	–	–	–
Related CHF to USD cross-currency interest rate swaps	80	(14)	(1)	65	(65)	–	–	–	–	–
	–	–	–	–	–	–	–	–	–	–
Total relating to USD, GBP, EUR and CHF debt	(124)	50	–	(74)	30	1	(43)	19	3	(21)
Total related interest rate swaps	124	(50)	–	74	(30)	(1)	43	(20)	(3)	20
Net loss	–	–	–	–	–	–	–	(1)	–	(1)

All fair value hedges were highly effective throughout the three years ended 31 December 2015.

Gross borrowings as at 31 December 2015 included £28m (2014: £29m) in relation to fair value adjustments to borrowings previously designated in a fair value hedge relationship which were de-designated in 2008. The related derivatives were closed out on de-designation with a cash inflow of £62m. £3m (2014: £4m) of these fair value adjustments were amortised in the year as a reduction to finance costs.

Financial statements and other information Notes to the consolidated financial statements	129

19 Financial instruments continued

Cash flow hedges

The Group enters into two types of cash flow hedge:

1	Debt hedges comprising interest rate derivatives which fix the interest expense on a portion of forecast floating rate debt (including commercial paper, short-term bank loans and floating rate term debt), and cross-currency interest rate derivatives which hedge the cash flow exposure arising from foreign currency denominated debt.

2	Revenue hedges comprising forward foreign exchange contracts which fix the exchange rate on a portion of future foreign currency subscription revenues forecast by the businesses for up to 50 months.

Movements in the hedge reserve in 2014 and 2015, including gains and losses on cash flow hedging instruments, were as follows:

	Debt hedges £m	Revenue hedges £m	Total hedge reserve pre-tax £m
Hedge reserve at 1 January 2014: gains deferred	2	94	96
Losses arising in 2014	(52)	(29)	(81)
Amounts recognised in income statement	56	(37)	19
Exchange translation differences	–	1	1
Hedge reserve at 1 January 2015: gains deferred	6	29	35
Losses arising in 2015	(48)	(56)	(104)
Amounts recognised in income statement	48	(19)	29
Exchange translation differences	–	2	2
Hedge reserve at 31 December 2015: gains/(losses) deferred	6	(44)	(38)

All cash flow hedges were highly effective throughout the two years ended 31 December 2015.

A tax credit of £8m (2014: charge of £10m; 2013: charge of £23m) in respect of the above gains and losses at 31 December 2015 was also deferred in the hedge reserve.

Of the amounts recognised in the income statement in the year, gains of £19m (2014: £37m; 2013: £6m) were recognised in revenue, and losses of £48m (2014: £56m; 2013: £3m) were recognised in finance costs. A tax credit of £1m (2014: charge of £9m; 2013: charge of £1m) was recognised in relation to these items.

The deferred gains and losses on cash flow hedges at 31 December 2015 are currently expected to be recognised in the income statement in future years as follows:

	Debt hedges £m	Revenue hedges £m	Total hedge reserve pre-tax £m
2016	–	(15)	(15)
2017	–	(20)	(20)
2018	3	(7)	(4)
2019	(2)	(2)	(4)
2020 and beyond	5	–	5
Gains/(losses) deferred in hedge reserve at end of year	6	(44)	(38)

The cash flows for these hedges are expected to occur in line with the recognition of the gains and losses in the income statement, other than in respect of certain forward foreign exchange hedges on subscriptions, where cash flows may be expected to occur in advance of the subscription year.

130	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

20 Inventories and pre-publication costs

Accounting policy

Inventories and pre-publication costs are stated at the lower of cost, including appropriate attributable overhead, and estimated net realisable value. Such costs typically comprise direct internal labour costs and externally commissioned editorial and other fees. Pre-publication costs, representing costs incurred in the origination of content prior to publication, are expensed systematically reflecting the expected sales profile over the estimated economic lives of the related products, generally up to five years.

Annual reviews are carried out to assess the recoverability of carrying amounts.

	2015 £m	2014 £m
Raw materials	1	2
Pre-publication costs	101	92
Finished goods	56	48
Total	158	142
21 Trade and other receivables
	2015 £m	2014 £m
Trade receivables	1,461	1,361
Allowance for doubtful debts	(51)	(50)
	1,410	1,311
Prepayments and accrued income	191	176
Total	1,601	1,487
Trade receivables are predominantly non-interest bearing and their carrying amounts approximate to their fair value.
Trade receivables are stated net of a provision for allowances for doubtful debts. The movements in the provision during the year were as follows:
	2015 £m	2014 £m
At start of year	50	57
Charge for the year	11	8
Trade receivables written off	(9)	(14)
Exchange translation differences	(1)	(1)
At end of year	51	50
22 Trade and other payables
	2015 £m	2014 £m
Trade payables	244	333
Accruals	529	462
Social security and other taxes	94	88
Other payables	395	300
Deferred income	1,639	1,453
Total	2,901	2,636

Trade and other payables are predominately non-interest bearing and their carrying amounts approximate to their fair value.

Financial statements and other information Notes to the consolidated financial statements	131

23 Borrowings

Accounting policy

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that takes a substantial period of time to bring to use are capitalised. All other interest on borrowings is expensed as incurred. The cost of issuing borrowings is generally expensed over the period of borrowing so as to produce a constant periodic rate of charge.

	2015			2014
	Falling due within 1 year £m	Falling due in more than 1 year £m	Total £m	Falling due within 1 year £m	Falling due in more than 1 year £m	Total £m
Financial liabilities measured at amortised cost:
Short-term bank loans, overdrafts and commercial paper	218	–	218	548	–	548
Term debt	400	1,527	1,927	–	1,823	1,823
Finance leases	6	9	15	7	5	12
Term debt in fair value hedging relationships	–	1,355	1,355	–	951	951
Term debt previously in fair value hedging relationships	–	387	387	121	370	491
Total	624	3,278	3,902	676	3,149	3,825

The total fair value of financial liabilities measured at amortised cost is £2,366m (2014: £2,597m). The total fair value of term debt in fair value hedging relationships is £1,439m (2014: £1,045m). The total fair value of term debt previously in fair value hedging relationships is £488m (2014: £588m).

The parent companies of the Group, RELX PLC and RELX NV, have given joint and several guarantees of certain long-term and short-term borrowings issued by subsidiaries of RELX Group plc. Included within term debt above are debt securities issued by RELX Capital Inc., a 100% indirectly-owned finance subsidiary of the parent companies, which have been registered with the US Securities and Exchange Commission. The parent companies have fully and unconditionally guaranteed these securities, which are not guaranteed by any other subsidiary of the parent companies.

Analysis by year of repayment

	2015				2014
	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Finance leases £m	Total £m	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Finance leases £m	Total £m
Within 1 year	218	400	6	624	548	121	7	676
Within 1 to 2 years	–	594	4	598	–	400	4	404
Within 2 to 3 years	–	322	3	325	–	615	1	616
Within 3 to 4 years	–	566	1	567	–	242	–	242
Within 4 to 5 years	–	427	1	428	–	553	–	553
After 5 years	–	1,360	–	1,360	–	1,334	–	1,334
After 1 year	–	3,269	9	3,278	–	3,144	5	3,149
Total	218	3,669	15	3,902	548	3,265	12	3,825

Short-term bank loans, overdrafts and commercial paper were backed up at 31 December 2015 by a $2,000m (£1,357m) committed bank facility maturing in July 2020, which was undrawn.

132	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

23 Borrowings continued

Analysis by currency

	2015				2014
	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Finance leases £m	Total £m	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Finance leases £m	Total £m
US dollars	136	1,971	15	2,122	254	1,788	12	2,054
£ sterling	–	1,010	–	1,010	69	1,020	–	1,089
Euro	49	688	–	737	224	457	–	681
Other currencies	33	–	–	33	1	–	–	1
Total	218	3,669	15	3,902	548	3,265	12	3,825

Included in the US dollar amounts for term debt above is £629m (2014: £449m) of debt denominated in euros (€600m; 2014: €350m) and Swiss francs (CHF 275m; 2014: CHF 275m) that was swapped into US dollars on issuance and against which there are related derivative financial instruments, which, as at 31 December 2015, had a fair value of £17m (2014: £40m).

24 Lease arrangements

Accounting policy

Assets held under leases which confer rights and obligations similar to those attaching to owned assets are classified as assets held under finance leases and capitalised within property, plant and equipment or software and the corresponding liability to pay rentals is shown net of interest in the statement of financial position as obligations under finance leases. The capitalised value of the assets is depreciated on a straight-line basis over the shorter of the periods of the leases or the useful lives of the assets concerned. The interest element of the lease payments is allocated so as to produce a constant periodic rate of charge.

Operating lease rentals are charged to the income statement on a straight-line basis over the period of the leases. Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease.

The Group has exposures to sub-lease shortfalls in respect of certain property leases for periods up to 2024. Provisions are recognised for net liabilities expected to arise on these exposures. Estimation of the provisions requires judgement in respect of future head lease costs, sub-lease income and the length of vacancy periods. The charge for property provisions was £13m (2014: nil; 2013: nil).

Finance leases

At 31 December 2015, future finance lease obligations fall due as follows:

	2015 £m	2014 £m
Within one year	6	7
In the second to fifth years inclusive	9	5
	15	12

Less: future finance charges	–	–
Total	15	12
Present value of future finance lease obligations payable:
Within one year	6	7
In the second to fifth years inclusive	9	5
Total	15	12

The fair value of the lease obligations approximates to their carrying amount.

Financial statements and other information Notes to the consolidated financial statements	133

24 Lease arrangements continued

Operating leases

The Group leases various properties, principally offices and warehouses, which have varying terms and renewal rights that are typical to the territory in which they are located.

At 31 December 2015, outstanding commitments under non-cancellable operating leases fall due as follows:

	2015 £m	2014 £m
Within one year	98	96
In the second to fifth years inclusive	292	279
After five years	143	148
Total	533	523
Of the above outstanding commitments, £524m (2014: £509m) relate to land and buildings.
The Group has a number of properties that are sub-leased. The future lease receivables contracted with sub-tenants fall due as follows:
	2015 £m	2014 £m
Within one year	15	15
In the second to fifth years inclusive	48	46
After five years	11	21
Total	74	82

25 Provisions

Accounting policy

Provisions are recognised when a present obligation exists as a result of a past event, the obligation is reasonably estimable, and it is probable that settlement will be required. Provisions are measured at the best estimate of the expenditure required to settle the obligation at the statement of financial position date.

	2015 £m	2014 £m
At start of year	123	133
Charged	13	–
Utilised	(20)	(16)
Exchange translation differences	5	6
Total	121	123
Provisions principally relate to leasehold properties, including sub-lease shortfalls and guarantees given in respect of certain property leases for various periods up to 2024.
At 31 December 2015, provisions are included within current and non-current liabilities as follows:
	2015 £m	2014 £m
Current liabilities	21	19
Non-current liabilities	100	104
Total	121	123

134	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

26 Share capital, share premium and shares held in treasury

Accounting policy

Shares of RELX PLC and RELX NV that are repurchased by the respective parent companies and not cancelled are classified as shares held in treasury. The consideration paid, including directly attributable costs, is recognised as a deduction from equity. Shares of the parent companies that are purchased by the Employee Benefit Trust are also classified as shares held in treasury, with the cost recognised as a deduction from equity. The consolidated share capital of the Group is the aggregate of the RELX PLC and RELX NV individual share capitals.

RELX PLC
CALLED UP SHARE CAPITAL – ISSUED AND FULLY PAID	No. of shares	2015 £m	No. of shares	2014 £m
At start of year	1,205,397,320	174	1,267,036,696	182
Issue of ordinary shares	2,017,517	–	3,360,624	1
Cancellation of shares	(31,500,000)	(4)	(65,000,000)	(9)
At end of year	1,175,914,837	170	1,205,397,320	174

RELX NV
CALLED UP SHARE CAPITAL – ISSUED AND FULLY PAID	No. of shares	2015 €m	No. of shares	2014 €m
At start of year	697,153,245	49	734,149,956	52
Issue of ordinary shares	1,926,109	–	3,003,289	–
Bonus issue of ordinary shares	349,083,336	24	–	–
Cancellation of shares	–	–	(40,000,000)	(3)
At end of year	1,048,162,690	73	697,153,245	49

		£m		£m
At end of year*		54		38

* The RELX NV sterling information has been translated using the exchange rates as disclosed in note 29 to the consolidated financial statements.

NUMBER OF ORDINARY SHARES	Year ended 31 December
	Shares in issue (millions)	Treasury shares (millions)	2015 Shares in issue net of treasury shares (millions)	2014 Shares in issue net of treasury shares (millions)
RELX PLC
At start of period	1,205.4	(77.7)	1,127.7	1,157.4
Issue of ordinary shares	2.0	–	2.0	3.4
Repurchase of ordinary shares*	–	(25.7)	(25.7)	(35.2)
Net release of shares by the Employee Benefit Trust	–	2.6	2.6	2.1
Cancellation of shares	(31.5)	31.5	–	–
At end of year	1,175.9	(69.3)	1,106.6	1,127.7
RELX NV
At start of period	697.2	(46.7)	650.5	668.2
Issue of ordinary shares	1.9	–	1.9	3.0
Repurchase of ordinary shares*	–	(15.8)	(15.8)	(20.4)
Bonus issue	349.1	(1.9)	347.2	–
Net release/(purchase) of shares by the Employee Benefit Trust	–	1.5	1.5	(0.3)
At end of year	1,048.2	(62.9)	985.3	650.5

*Adjusted to reflect the bonus issue of RELX NV shares on 30 June 2015, a total of 45.8m RELX PLC and RELX NV shares were repurchased in 2015.

Financial statements and other information Notes to the consolidated financial statements	135

26 Share capital, share premium and shares held in treasury continued

During the year, RELX PLC repurchased 25.7m (2014: 35.2m; 2013: 41.9m) RELX PLC ordinary shares and RELX NV repurchased 15.8m (2014: 20.4m; 2013: 24.3m) RELX NV ordinary shares for total consideration of £500m (2014: £600m; 2013: £600m). These shares are held in treasury. During the year 31.5m (2014: 65.0m; 2013: nil) RELX PLC and nil (2014: 40.0m; 2013: nil) RELX NV shares held in treasury were cancelled.

The Employee Benefit Trust purchases RELX PLC and RELX NV shares which, at the trustees’ discretion, can be used in respect of the exercise of share options and to meet commitments under conditional share awards. During the year, the Employee Benefit Trust purchased 0.9m RELX PLC shares and 0.8m RELX NV shares for a total cost of £23m (2014: £39m; 2013: nil). At 31 December 2015, shares held by the Employee Benefit Trust were £90m (2014: £116m) at cost.

On 30 June 2015, bonus shares were issued to existing RELX NV shareholders on the basis of 0.538 bonus shares for each RELX NV ordinary share held. A total of 349.1m RELX NV ordinary shares were issued, of which 1.9m are held by the Employee Benefit Trust. Comparative dividends per share and earnings per share for RELX NV have been adjusted retrospectively to reflect the bonus share issue, see note 11 and note 14 on pages 115 and 118 respectively.

The issue of ordinary shares in the year relates to the exercise of share options. Details of share option and conditional share schemes are set out in note 7 on page 108.

All of the RELX PLC and RELX NV ordinary shares rank equally with respect to voting rights and rights to receive dividends, except for shares held in treasury by the respective parent company, which do not attract voting or dividend rights. There are no restrictions on the rights to transfer shares.

At 31 December 2015, RELX PLC shares held in treasury related to 5,454,942 (2014: 8,032,643) RELX PLC ordinary shares held by the Employee Benefit Trust; and 63,879,780 (2014: 69,698,335) RELX PLC ordinary shares held by the parent company. At 31 December 2015, RELX PLC shares held by the Employee Benefit Trust were £41m (2014: £54m) at cost. During December 2015, 31.5m (2014: 65.0m) RELX PLC ordinary shares held in treasury were cancelled.

At 31 December 2015, RELX NV shares held in treasury related to 5,740,212 (2014: 5,337,782) RELX NV ordinary shares held by the Employee Benefit Trust; and 57,113,394 (2014: 41,298,544) RELX NV ordinary shares held by the parent company. At 31 December 2015, RELX NV shares held by the Employee Benefit Trust were £49m (2014: £62m) at cost. No RELX NV ordinary shares held in treasury were cancelled during 2015 (2014: 40.0m).

On 3 December 2015, RELX PLC and RELX NV announced a non-discretionary programme to repurchase further ordinary shares up to the value of £100m. At 31 December 2015, an accrual of £100m was recognised in respect of this non-discretionary commitment. A further 4.6m RELX PLC ordinary shares and 4.1m RELX NV ordinary shares have been repurchased in January and February 2016 under this programme.

27 Other reserves

	Hedge reserve 2015 £m	Other reserves 2015 £m	Total 2015 £m	Total 2014 £m
At start of year	25	82	107	880
Profit attributable to parent companies’ shareholders	–	1,008	1,008	955
Dividends paid	–	(583)	(583)	(565)
Actuarial gains/(losses) on defined benefit pension schemes	–	157	157	(266)
Fair value movements on cash flow hedges	(104)	–	(104)	(81)
Transfer to net profit from cash flow hedge reserve	29	–	29	19
Tax recognised in other comprehensive income	18	(34)	(16)	76
Increase in share based remuneration reserve (net of tax)	–	47	47	48
Cancellation of shares	–	(265)	(265)	(919)
Settlement of share awards	–	(49)	(49)	(27)
Acquisition of non-controlling interests	–	–	–	(13)
Exchange translation differences	2	8	10	–
At end of year	(30)	371	341	107

Other reserves principally comprise retained earnings and the share based remuneration reserve.

136	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

28 Related party transactions

Transactions between RELX PLC, RELX NV, RELX Group plc and subsidiaries of the Group have been eliminated within the consolidated financial statements. Transactions with joint ventures were made on normal market terms of trading and comprise sales of goods and services of nil (2014: nil; 2013: £1m) and the rendering and receiving of services totalling £14.0m (2014: nil; 2013: nil). As at 31 December 2015, amounts owed by joint ventures were £1m (2014: £1m; 2013: £7m) and amounts due to joint ventures were £1m (2014: £6m; 2013: £6m). See note 6 for details of the Group’s participation in defined benefit pension schemes.

Key management personnel are also related parties as defined by IAS24 – Related Party Disclosures and comprise the Executive and Non-Executive Directors of RELX PLC and RELX NV. Key management personnel remuneration is set out below. For reporting purposes, salary, benefits and annual incentive payments are considered short-term employee benefits.

KEY MANAGEMENT PERSONNEL REMUNERATION					2015 £m	2014 £m	2013 £m
Salaries, other short-term employee benefits and non-executive fees					5	5	4
Post-employment benefits					1	1	1
Share based remuneration*					5	5	4
Total					11	11	9

EXECUTIVE DIRECTORS		Salary £’000	Benefits £’000	Annual incentive £’000	Cost of share based remuneration* £’000	Cost of pension provision* £’000	Total £’000
Total executive directors	2015	1,797	92	1,889	5,181	966	9,925
	2014	1,763	236	1,855	5,284	711	9,849
	2013	1,677	260	1,743	3,898	642	8,220

* The share based remuneration charge comprises the multi-year incentive scheme charges in accordance with IFRS2 – Share Based Payment. These IFRS2 charges do not reflect the actual value received on vesting. The cost of pension provision comprises the transfer value of the increase in accrued pension during the year (net of inflation, directors’ contributions and participation fee) for defined benefit schemes and payments made to defined contribution schemes or in lieu of pension.

NON-EXECUTIVE DIRECTORS	2015 £’000	2014 £’000	2013 £’000
Fees and benefits	1,145	1,143	1,088

The remuneration of non-executive directors comprises fees for services, and benefits primarily relating to tax filing support in respect of filings resulting from their directorships. No termination benefits were paid to directors during 2015 (2014: £238,023; 2013: nil). No loans, advances or guarantees have been provided on behalf of any Director. The aggregate gains made by executive directors on the exercise of options during 2015 were £1,474,715 (2014: £1,101,114; 2013: £2,526,305).

29 Exchange rates

The following exchange rates have been applied in preparing the consolidated financial statements:

	Income statement			Statement of financial position
	2015	2014	2013	2015	2014
Euro to sterling	1.38	1.24	1.18	1.36	1.29
US dollars to sterling	1.53	1.65	1.56	1.47	1.56

30 Approval of financial statements

The consolidated financial statements were approved and authorised for issue by the Boards of Directors of RELX PLC and RELX NV on 24 February 2016.

Financial statements and other information Notes to the consolidated financial statements	137

31 Related undertakings

A full list of related undertakings (comprising subsidiaries, joint ventures, associates and other significiant holdings) is set out below.

All are 100% owned directly or indirectly by the Group except where percentage ownership denoted in (x). Interests are all in the form of ordinary shares unless otherwise noted.

All entities primarily operate in their country of incorporation.

Australia

Adaptris Pty Ltd

Axxia Systems Pty Ltd

Burwood Publications Pty Ltd

Elsevier (Australia) Pty Ltd

Elsevier (New Zealand) Pty Ltd

Fair Events Pty Ltd (49%)

FircoSoft Australia Pty Ltd

First 4 Farming Australia Pty Ltd

Info-One International Pty Ltd [21]

LexisNexis Risk Solutions Assets Australia Pty Ltd [3] [21]

LexisNexis Risk Solutions Australia Pty Ltd

LexisNexis Risk Solutions Unit Trust [41]

Mosby Publishers Australia Pty Ltd

Reed Oz Comic Con Pty Ltd (65%)

Reed Books Pty Ltd

Reed Elsevier Australia Acquisition Company Pty Ltd

Reed Elsevier Construction Information Services Pty Ltd

Reed Elsevier Holding Company Pty Ltd

Reed Elsevier Superannuation (Australia) Pty Ltd

Reed Exhibitions Australia Pty Ltd

Reed International Books Australia Pty Ltd

RELX Australia Pty Ltd

Visualfiles Pty Ltd

Austria

Expoxx Messebau GmbH [26]

LexisNexis Verlag ARD Orac GmbH & Co KG ORAC GmbH [26]

Reed Elsevier Austria GmbH [26]

Reed CEE GmbH [26]

Reed Messe Salzburg GmbH [26]

Reed Messe Wien GmbH [26]

System Standbau GmbH [26]

Belgium

First 4 Farming Europe NV

LexisNexis BVBA

MLex SPRL (91%)

Brazil

Elsevier Participacoes Ltda [36]

Elsevier Editora Ltda [36]

FircoSoft Brasil Ltda [36]

LexisNexis Informações e Sistemas Empresariais Ltda

LexisNexis Serviços de Analise de Risco Ltda

MLex Brasil Mídia Mercadológica Ltda(91%)

Reed Exhibitions Alcantara Machado Ltda

Canada

LexisNexis Canada Inc [5]

Reed Exhibitions Inc

RE (HCL) Ltd

RELX Canada Ltd [4] [5] [7] [8] [9] [15] [24] [40]

Chile

Encyclopedie Medico Chirurgicale Chile Ltda

China

Beijing Bakery China Exhibitions Co., Ltd (25%)

Beijing Medtime Elsevier Education Technology Co Ltd (49%)

CBI (Shanghai) Co Ltd

C-One EnergyLtd [26]

Genilex Information Technology Co Ltd (40%) [26]

ICIS Consulting (Beijing) Co Ltd [26]

KeAi Communications Company Ltd (49%) [26]

LexisNexis Risk Solutions (Shanghai)

Information Technologies Co Ltd [26]

MLex Consulting (Beijing) Co Ltd (91%)

Reed Elsevier Information Technology (Beijing) Co Ltd [26]

Reed Exhibitions (China) Ltd

Reed Exhibitions (Shanghai) Co Ltd

Reed Guanghe Co Ltd (80%)

Reed Hongda Exhibitions (Henan) Co Ltd (51%)

Reed Huabai Exhibitions (Beijing) Co Ltd (51%)

Reed Huabo Exhibitions (Shenzhen) Co Ltd (65%)

Reed Huaqun Exhibition Co Ltd (52%)

Reed Kuozhan Exhibitions (Shanghai) Co Ltd (60%)

Reed Sinopharm Exhibitions Co Ltd (50%)

RELX (China) Investment Co., Ltd

Shanghai CBI Business Development Co Ltd (20%) [26]

Shanghai Datong Medical Information Technology Co Ltd [26]

Colombia

LexisNexis Risk Solutions SAS

Denmark

Reed Elsevier Denmark ApS

Atira A/S

Dubai, UAE

Reed Exhibitions Free Zone LLC

Egypt

Elsevier Egypt for Consultancy LLC

France

Editions Francaises de Radiologie SARL (50%)

Elsevier Holding France SAS

Elsevier Masson SAS

Evoluprint SAS

FircoSoft SAS [29]

FircoSoft Group SAS

GIE Juris Data

GIE EDI Data

GIE PRK

Goodweb SAS

InferMed France SARL

LexisNexis SA

LexisNexis Business Information Solutions Holding SA

LexisNexis Business Information Solutions SA

LexisNexis International Development & Services SA

Reed Exhibitions ISG SARL

Reed Expositions France SAS

Reed Midem SAS

Reed Organisation SAS

RELX France SA

SAFI SA (50%)

Societe D’Edition de L’Assoc. D’Enseignment

Medical de Hopitaux de Paris (87%)

Germany

Bar Convent GmbH [26]

Coating Xchange GmbH (33%)

Collexis GmbH [26]

Elsevier GmbH [26]

Elsevier Information Systems GmbH [26]

F4F Deutschland UG

Health Risk Institute GmbH (50%) [26]

LexisNexis GmbH [26]

MedCongress GmbH [26]

REC Publications GmbH [26]

Reed Elsevier Deutschland GmbH [26]

Reed Exhibitions (Germany) GmbH [26]

Reed Exhibitions Holdings GmbH [26]

Reed Exhibitions Deutschland GmbH [26]

Reed Travel Group (Germany) GmbH

Tschach Solutions GmbH

Hong Kong

Ascend China Holding Ltd

CBI China Co Ltd

CBI Group Co Ltd (20%)

Elsevier (Hong Kong) Ltd

JC Exhibition and Promotion Ltd (65%)

JYLN Sager Ltd (40%)

MLex Asia Ltd (91%)

Reed Elsevier (Greater China) Ltd

Reed Exhibitions Ltd

India

B.I.Churchill Livingstone Private Ltd [37]

Comic Con India Pvt Ltd (36%)

FircoSoft India Private Ltd [37]

Harcourt (India) Pvt Ltd [37]

Reed Elsevier India (Pvt) Ltd

Reed Elsevier Publishing (India) Pvt Ltd

Reed Manch Exhibitions Pvt Ltd (60%)

Reed SI Exhibitions l Pvt Ltd (51%)

Reed Triune Exhibitions Pvt Ltd (51%)

Indonesia

PT Reed Panorama Exhibitions (50%)

Irish Republic

Armanatta Holding Ltd

Butterworth (Ireland) Ltd [4]

Elsevier Ireland Ltd

Elsevier Services Ireland Ltd

I.W.P.M. (Holdings) Ltd [12] [20]

Mapflow Ltd

Mapflow International Ltd

Israel

LexisNexis Israel Ltd

Italy

Elsevier srl

ICIS Italia srl

Reed Exhibitions ISG Italia Srl

Reed Exhibitions Italia Srl

Japan

Ascend Japan KK

Elsevier Japan KK

Elsevier Publishing KK

138	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

31 Related undertakings continued

LexisNexis Japan KK

Reed Exhibitions Japan KK

Reed ISG Japan KK

Korea (South)

Elsevier Korea LLC

LexisNexis Legal & Professional Services Korea Ltd

Reed Exhibitions Korea Ltd

Reed K. Fairs Ltd (70%)

Luxembourg

FircoSoft Luxembourg Sarl

Malaysia

Heinemann (Malaysia) Sdn Bhd

LexisNexis Malaysia Sdn Bhd

Reed Exhibitions Sdn Bhd

TJ Ventures Sdn Bhd

Mexico

Masson-Doyma Mexico SA [5]

Reed Exhibitions Mexico SA de CV

Morocco

Reed Exhibitions Morocco SARL

The Netherlands

AGRM Solutions CV [2]

Boom BV

Casus.com BV

Elsevier BV

Elsevier Employment Services BV

Elsevier Reed Finance BV

Elsevier Zibb BV

Koninklijke PBNA BV

LexisNexis Business Information Solutions BV

LexisNexis Univentio BV

Reed Business BV

Reed Business Financiele Educatie Groep BV

Reed Elsevier Dochtermaatschappij Amsterdam BV

Reed Elsevier Holdings BV

Reed Elsevier Overseas BV [9] [11]

Reed Holding BV

RELX Finance BV

RELX Nederland BV [9] [11]

RELX US Holdings (Amsterdam) BV

New Zealand

LexisNexis NZ Ltd

Philippines

Reed Elsevier Shared Services (Philippines) Inc

Poland

Elsevier Sp. z.o.o

Russia

Ecwatech Company (49%)

LexisNexis OOO [26]

Reed Elsevier OOO [26]

Reed Events LLC [26]

Saudi Arabia

Reed Sunaidi Exhibitions LLC (50%)

Singapore

Elsevier (Singapore) Pte Ltd

FircoSoft Singapore Pvt Ltd

F4F Agriculture (Asia Pacific) Pte Ltd

ICIS Investment Singapore Pte Ltd

ICIS Services Pte Ltd

LexisNexis Philippines Pte Ltd (75%) [13]

Reed Business Information Pte Ltd

Reed Elsevier (Singapore) 2008 Pte Ltd

RE (HAPL) Pte Ltd

SAFI Asia Pte Ltd (50%)

South Africa

FircoSoft South Africa Pty Ltd

Globalrange SA Pty Ltd

Korbitec Pty Ltd (90%)

LexisNexis (Pty) Ltd (90%)

LexisNexis Risk Management (Pty) Ltd (90%)

LegalPerfecT Software Solutions (Pty) Ltd (90%)

Pexsa (Pty) Ltd (90%)

RELX (Pty) Ltd

Thebe Reed Events Pty Ltd (60%)

Thebe Reed Exhibitions Pty Ltd (60%) [4]

Thebe Reed Exhibitions Group Pty Ltd (60%)

Thebe Reed Events Management Pty Ltd (60%)

Thebe Reed Venue Management Pty Ltd (60%) [4]

Winsearch (Pty) Ltd (90%)

Spain

Elsevier Espana SL

Reed Elsevier Spain SLU

Reed Exhibitions Iberia SA

Switzerland

Elsevier Finance SA

Elsevier Risks SA

FircoSoft Schweiz GmbH

RELX Intellectual Properties SA

RELX Swiss Holdings SA

Taiwan

Elsevier Taiwan LLC [26]

Thailand

Reed Tradex Company Ltd (49%) [13]

Turkey

Elsevier STM Bilgi Hizmetleri Limited Sirketi

Reed Tüyap Fuarcilik A.S. (50%) [4] [5]

United Kingdom

ABC Travel Guides Ltd

Accuity Solutions Ltd

Accuity Solutions UK Ltd

Adaptris Group Ltd

Adaptris Ltd

AG Gateway Europe [25]

Agricultural Press Farms Ltd [13]

Ascend Worldwide Group Holdings Ltd [4] [7] [8]

Ascend Holdings Ltd

Ascend Worldwide Ltd

Associated Trade Exhibitions Consultants Ltd

Avenue Exhibitions Ltd [29]

Avenue Publications Ltd [4] [6]

Axxia Systems Ltd [4]

B.E.D. Exhibitions Ltd

Berrows Pension Trustees Ltd

Bluegrill Ltd

Bookset Systems Ltd

Bookwise Extra Ltd [4] [5]

BR Exhibitions Ltd [4] [5]

Bradfield Brett Holdings Ltd [31]

Bradfield, Brett & Company Ltd

Butterworths Ltd

Butterworth & Co. (Overseas) Ltd

Butterworth & Co. (Publishers) Ltd [4] [5] [32]

Butterworth (Eurolex) Ltd

Butterworth (Services) Ltd

Butterworth (Telepublishing) Ltd

Butterworth Law Publishers Ltd

Butterworth Tax Publishers Ltd

Butterworth-Heinemann Ltd

Butterworths (India) Ltd

Caegwian Ltd

Cahners Exposition Group (Maritime) Ltd

Cargofax International Ltd [4] [5]

Carlton Magazines Ltd

Carlton Publishing Consultants Ltd

Carlton Publishing Services Ltd

Chapter Three Publications Ltd

Cliveden Holdings Ltd

Coke Press Ltd (The) [14] [27]

Compliance Ltd [4] [6]

Computaprint Ltd [4] [5]

Cordery Compliance Ltd (72%)

Cordery Ltd (72%)

Cornwall Press Ltd

Crediva Ltd

DBT Ltd

Dew Events Ltd

Disc Echo Ltd [4] [5]

Drayton Legal Recoveries Ltd

Drury Press Ltd

E&P Events LLP (50%) [39]

Eclipse Group Ltd [12]

EIBTM Holdings Ltd

Electronic Media Ltd [4] [5] [7]

Elsevier Ltd

Elsevier UK Holdings Ltd

Emperor’s Warriors Exhibitions Ltd (The)

Endrick Leisure Ltd

Energy Show Exhibition Ltd (The)

Estates Gazette Ltd (The)

Evan Steadman Communications Group Ltd

Everyform Ltd [4] [5] [7] [8]

Farmade Management Systems Ltd

Felix Learning Systems Ltd

Fern Hollow Productions Ltd

FircoSoft Ltd

First 4 Farming Ltd

Fisher Bookbinding Company (1912) Ltd

Formpart (No. 5) Ltd [12]

Formpart (No. 11) Ltd

Formpart (No. 14) Ltd

Formpart (No. 15) Ltd

Formpart (No.17) Ltd

Formpart (No. 20) Ltd

Formpart (No.23) Ltd

Formpart (ACP) Ltd

Formpart (APL) Ltd

Formpart (ASV) Ltd

Formpart (BMNL) Ltd

Formpart (BTL) Ltd

Formpart (CAL) Ltd

Formpart (CBL) Ltd

Formpart (CCL) Ltd

Formpart (CDL) Ltd

Financial statements and other information Notes to the consolidated financial statements	139

31 Related undertakings continued

Formpart (CLR) Ltd

Formpart (CWC) Ltd [4] [5]

Formpart (DCS) Ltd [4] [5]

Formpart (EPL) Ltd

Formpart (EPS) Ltd

Formpart (G&SL) Ltd

Formpart (HPIL) Ltd

Formpart (HPL) Ltd

Formpart (HR&WL) Ltd

Formpart (IMG) Ltd

Formpart (IMS) Ltd

Formpart (KPL) Ltd

Formpart (LPR) Ltd

Formpart (MDL) Ltd

Formpart (NOP) Ltd

Formpart (NPC) Ltd

Formpart (PDL) Ltd

Formpart (PDX) Ltd

Formpart (PLK) Ltd [4] [5]

Formpart (QVL) Ltd [4] [5]

Formpart (RIS) Ltd

Formpart (RPL) Ltd

Formpart (RSA) Ltd [4] [5]

Formpart (SFL) Ltd

Formpart (T&ADPL) Ltd

Formpart (TJL) Ltd

Formpart (TPC) Ltd

Formpart (VMP) Ltd

Formpart (WBSCL) Ltd

Formpart (WMPL) Ltd

Friday Press Ltd

Gate House Conferences and Courses Ltd

George Philip Holdings Ltd [4] [18] [22]

George Philip Ltd

Guild Corporate Communications Ltd

Hallplaza Ltd

Hennerwood Publications Ltd

Hickling & Co. (Newsagents) Ltd

Hooper Systems and Technology (Holdings) Ltd[13]

Hooper Systems and Technology Ltd

Hotel Space Ltd

ILTM Media Ltd

Industrial & Trade Fairs Ltd

Industrial Relations Services (Training) Ltd

InferMed Ltd

Information Handling Ltd (85%)

Intinco Ltd

J. W. & R. Willey, Ltd

John Wright & Sons (Printing) Ltd

Kervit Ceramics Ltd

Kings Reach Investments Ltd

The Lancet Ltd

Legend Exhibitions Ltd [4] [5]

Lexis-Nexis Europe Ltd

LexisNexis Risk Solutions UK Ltd

Management Tomorrow Ltd

Marktile Ltd

Materials Data Ltd

Matthews Drew and Shelbourne Ltd [12] [23]

Medical Education (International) Ltd

The Medicine Publishing Company Ltd

The Medicine Publishing Group Ltd

Mendeley Ltd

Messenger Newspapers Group Ltd

Microtax Ltd [4] [5]

Microwave Exhibitions & Publishers Ltd

Midem Ltd

MLex Ltd (91%) [4]

Morecourt Ltd

Moreover Technologies Ltd

Mosby International Ltd

Munro Barr Publications Ltd

Neptune Collections Ltd [12]

New International Photo-Cine Fair Ltd

New Science Publications Ltd

Newsflo Ltd

Octopus Books Pension Trustee Ltd [25]

Offshore Europe (Management) Ltd

Offshore Europe Partnership (50%)* [39]

OPG 1 Ltd

OPG Pension Trustees Ltd

Orbit House Services Ltd

Peopletracer Ltd

Prean Holdings Ltd [12]

Professional Books Ltd [13]

Purcastle Ltd [33]

RBI (Chichester) Ltd

RBI Electrical-Electronic Year Books Ltd [34]

RBI Investments Ltd

RBI Publishing Services Ltd

RBI Printers Ltd [28]

Records For Pleasure Ltd

RE Directors (No. 1) Ltd

RE Directors (No. 2) Ltd

Reed Aerospace Exhibitions Ltd

Reed All-Energy Ltd

Reed Business Information Ltd

Reed Business Magazines Ltd

Reed Consumer Books Ltd

Reed Decorative & Building Products Ltd

Reed Educational & Professional Publishing Ltd

Reed Educational Publishing Ltd

Reed Elsevier Pension Investment Management Ltd

Reed Elsevier Technology Services Ltd

Reed Elsevier (UIG) Ltd

Reed Elsevier Ventures Ltd

Reed Events Ltd

Reed Executive Pension Trustee Ltd

Reed Exhibitions Ltd [12]

Reed Exhibitions Personal Care Ltd [4] [5]

Reed Healthcare Communications Ltd [4]

Reed International (Properties) Ltd [12] [35]

Reed (International Services) Ltd

Reed Midem Ltd

Reed Nominees Ltd

Reed Overseas Corporation Ltd

Reed Pension Trusts Ltd (59%)

Reed Pension Trusts (No.2) Ltd (49%)

Reed Pensions Nominee Ltd (67%)

Reed Publishing Corporation Ltd

Reed Publishing Holdings Ltd

Reed Shows Ltd

Reed Travel Group (France) Ltd

Reed Travel Group (Italy) Ltd

RELX Group plc[1] [9] [10]

RELX (Holdings) Ltd

RELX (Investments) plc

RELX Overseas Holdings Ltd [3] [13]

RELX (UK) Ltd

RELX (UK) Holdings Ltd

Research & Development Ltd

RE (APM) Ltd

RE (AZWHG) Ltd [30]

RE (BFP) Ltd

RE (CBC) Ltd

RE (DH1929) Ltd [4] [5]

RE (GPB) Ltd [4]

RE (IDM) Ltd[4] [17]

RE Secretaries Ltd

RE (SEG) Ltd [4] [5] [13]

RE (SE) Ltd

RE (SOE) Ltd

RIB Directors 1 Ltd

RIB Directors 2 Ltd

RIB Secretaries Ltd

Ridgemount Books Ltd

Rinmed

Rowan Marketing Ltd (50%)

RX Business Continuity Ltd [4]

Scaletime Ltd

Scripta Technica Ltd [4] [5] [18]

Seisint Ltd

Sharpwise Ltd

S. I. Enterprises Ltd

Sinclair Stevenson Holdings Ltd [19]

Skillslot Ltd

Southwark Offset Ltd

St James Press Distribution Ltd

St James Press Ltd

St James Press Studios Ltd

Standard Printing Co., Ltd [16]

Stanford Maritime Ltd

Storage Expo Limited [4] [5]

Suttley & Silverlock Ltd

Texales (Jeffrey) Ltd

Texales (Plant) Ltd

Textile Press Ltd

TGP 48 Ltd

Today On Prestel Ltd

Tolley Publishing Company Ltd [4]

Tracesmart Group Ltd

Tracesmart Ltd

Trade and Technical Exhibitions (Scotland) Ltd

TrafalgarCo 1 Ltd

TrafalgarCo 2 Ltd

Viewstead Ltd

Viscom Group Ltd (The)

Viscom Production Ltd

Visualfiles Ltd

Visualfiles (Scotland) Ltd

W. S. R. Ltd [4] [5] [7]

Warrington Guardian Series Ltd

Websters Software Ltd

Weightcheckers International Ltd

What To Buy Ltd

Woodhead Publishing Ltd

World Group Newspapers (North West) Ltd

Wunelli Ltd

United States

Accuity Inc.

Accuity Asset Verification Services Inc

Accuity Europe Inc.

Accuity Holdings Inc.

AI Insight, Inc.

Bair Analytics Inc.

Byggfakta / Cordell Holdings, Inc.

Charles Jones LLC [38]

C.L.U.E. Inc

De Pluimen LLC [38]

Derman, Inc.

Dunlap-Hanna Publishers (50%)

EDIWatch, Inc.

140	RELX Group Annual reports and financial statements 2015

Notes to the consolidated financial statements

for the year ended 31 December 2015

31 Related undertakings continued

The Elsevier Foundation

Elsevier Inc.

Elsevier Medical Information LLC [38]

Elsevier STM Inc.

Enclarity, Inc.

ExitCare LLC [38]

FircoSoft Inc.

Gaming Business Asia LLC (50%) [38]

GCLRA LLC [38]

Globalrange Corporation

Gold Standard, Inc.

GWN, LLC [38]

Health Market Science, Inc.

HRW and WBS Canada Corporation, Inc.

IDG-RBI China Publishers LLC [38]

Informed Decisions, LLC [38]

Innovata, LLC [38]

J.Allan Sheehan Scholarship Fund Inc

Knovel Corporation

KNOW X LLC [38]

Lexis, Inc.

LexisNexis Claims Solutions Inc.

LexisNexis Insurance Exchange LLC [38]

LexisNexis of Puerto Rico, Inc.

LexisNexis Risk Assets Inc.

LexisNexis Risk Data Management Inc.

LexisNexis Risk Data Retrieval Services LLC [38]

LexisNexis Risk Holdings Inc.

LexisNexis Risk Solutions Inc.

LexisNexis Risk Solutions Bureau LLC [38]

LexisNexis Risk Solutions FL Inc.

LexisNexis Risk Solutions GA Inc.

LexisNexis Special Services Inc.

LexisNexis VitalChek Network Inc.

Lex Machina Inc

Market Science, Inc. [13]

Martindale LLC (70%) [38]

Matthew Bender & Company, Inc.

MEDai, Inc.

The Michie Company

MLex US, Inc. (91%)

Moreover Acquisition Corporation

Moreover Technologies Inc

Mosby Holdings Corp.

MWW Clinical Sales Force, Inc. (50%)

Nexis, Inc

PoliceReports.US, LLC [38]

Portfolio Media, Inc

Printers Periscope GP [39]

QuickLaw America Inc.

RE (CMDGC) Inc.

Reed Business eLogic LLC [38]

Reed Business Information Inc.

Reed Elsevier Information Holdings Inc.

Reed Elsevier Intellectual Property Management Services Inc.

Reed Elsevier Properties Inc.

Reed Elsevier Realty Corporation

Reed Elsevier Technology Services Inc.

The Reed Elsevier Ventures 2005 Partnership LP**[39]

The Reed Elsevier Ventures 2006 Partnership LP**[39]

The Reed Elsevier Ventures 2008 Partnership LP**[39]

The Reed Elsevier Ventures 2009 Partnership LP**[39]

The Reed Elsevier Ventures 2010 Partnership LP**[39]

The Reed Elsevier Ventures 2011 Partnership LP**[39]

The Reed Elsevier Ventures 2012 Partnership LP**[39]

The Reed Elsevier Ventures 2013 Partnership LP**[39]

Reed Exhibitions Latin America LLC [38]

Reed Technology and Information Services Inc.

Reed Westminster Cares Inc.

Reed Westminster Inc.

REF Americas LLC[38]

RE (HPII) Inc.

RELX Capital Inc.

RELX Inc.

RELX US Holdings Inc.

Reman, Inc.

The Remick Publishers (50%)

Risk Metrics Corporation

Ronald G.Segel Memorial Scholarship Fund Inc.

Schnell Publishing LLC [38]

SAFI Americas LLC (50%) [38]

Signature Information Solutions LLC (70%) [38]

World Compliance, Inc.

Venezuela

Enclyclopedie Medico Chirurgicale Venezuela CA

Notes

[1] 52.9% directly owned by RELX PLC, 47.1%

directly owned by RELX NV

[2] 100% of Class A Preferred Interest and

Class B Preferred Interest and 100% of

common shares owned

[3] 100% of ordinary and preference shares

owned

[4] A shares

[5] B shares

[6] B non voting shares

[7] C shares

[8] D shares

[9] E shares

[10] R shares

[11] RE shares

[12] Deferred shares

[13] Preference shares

[14] 5% preference shares

[15] F shares

[16] 10% preference shares

[17] Cumulative redeemable preference

shares

[18] Cumulative preference shares

[19] Non cumulative redeemable preference

shares

[20] 6% cumulative shares

[21] Redeemable preference shares

[22] Redeemable cumulative preference

shares

[23] 10% redeemable cumulative preference

shares owned

[24] G shares

[25] Limited by guarantee

[26] Registered capital

[27] Founder shares

[28] Ordinary stock units

[29] Non voting shares

[30] 16 2⁄3% cumulative redeemable

preference shares

[31] 7 1⁄2% preferred income shares

[32] 4.5% cumulative preference shares

[33] 3% non cumulative preference shares

[34] 5% non cumulative preference shares

[35] 6% cumulative preference shares

[36] Quota shares

[37] Equity shares

[38] Membership interest

[39] Partnership interest

[40] H shares

[41] Trust Units

*Principal place of business: Gateway

House, 28 The Quadrant, Richmond,

Surrey, TW9 1DN, United Kingdom

**Principal place of business: 1-3

Strand, London, WC2N 5JR, United Kingdom

Financial statements and other information Independent auditors’ report	141

Independent auditors’ report

to the members of RELX PLC and shareholders of RELX NV

Opinion on our audit of the consolidated financial statements of RELX Group

We have audited the consolidated financial statements of the Group which comprise the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of cash flows, the consolidated statement of financial position, the consolidated statement of changes in equity and the related notes 1 to 31, including the accounting policies. The financial reporting framework that has been applied in the preparation is applicable law and IFRSs as adopted by the European Union.

In our opinion the consolidated financial statements:

¡	give a true and fair view of the state of affairs of RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates and joint ventures (together “the Group “) as at 31 December 2015 and of their profit and their cash flows for the year then ended; and

¡	have been properly prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union.

We are independent of the Group within the meaning of the FRC’s Ethical Standards for Auditors and relevant Dutch ethical requirements as included in “Verordening op de gedrags- en beroepsregels accountants” (VGBA) and the “Verordening inzake de onafhankelijkheid van accountants bij assurance opdrachten”(ViO) and have fulfilled our other responsibilities under those ethical requirements.

Key audit matters

Key audit matters are those that, in our professional judgement, were of most significance in our audit of the consolidated financial statements. They included the risks of material misstatement which had the greatest effect on our audit strategy, the allocation of resources in the audit and directing the efforts of the engagement team. Our assessment of key audit matters is unchanged from prior year. We have communicated these key audit matters to the Audit Committees; the Audit Committees’ consideration of these risks is set out on page 91. The key audit matters are not a comprehensive reflection of all matters discussed.

Our audit procedures relating to these matters were addressed in the context of our audit of the consolidated financial statements as a whole and in forming our opinion thereon, and we do not provide a separate opinion on these individual matters.

The accounting policies and critical judgements made in respect of these matters are included on page 99 to 100.

KEY AUDIT MATTER                                                                                                      HOW WE RESPONDED

The assessment of the carrying value of goodwill and acquired intangible assets

The Group had £5,231m of goodwill and £2,278m of acquired intangible assets as at 31 December 2015. The goodwill balance arose during business acquisitions as the excess of purchase consideration over the fair value of net assets acquired. The balance results from multiple acquisitions in each segment, with the allocation set out in note 15. The quantum of these balances together with the judgements required to be made when performing impairment reviews have resulted in us considering this a significant risk. These judgements include the discount rate selected, the long-term growth assumption and the level at which impairment reviews are performed.

We have tested the operating effectiveness of management’s internal controls in their review of the carrying value of goodwill and acquired intangible assets, including controls over the valuation model and assumptions applied.

We challenged management on the level at which the impairment testing is performed, checking consistency with how goodwill is allocated to business units on acquisition and how goodwill is monitored following acquisition.

We challenged management’s assumptions used in the impairment model; those key assumptions are outlined in Note 15 to the consolidated financial statements. Specifically we challenged the cash flow projections, discount rate (with the assistance of valuation specialists), perpetuity growth rates and sensitivities used, by looking at market data and assessing the historical accuracy of management’s forecasting.

The carrying value of internally developed intangible assets in accordance with IAS 38 “Intangible Assets”;

The closing net book value of all capitalised development projects was £878m. The costs of building product applications, platforms and infrastructure are capitalised as intangible assets, where the investment they represent has demonstrable value and the technical and commercial feasibility is assured. Management has to exercise judgement in determining which costs meet the IAS 38 criteria for capitalisation and when performing an impairment review if indicators of impairment are identified. The materiality of judgements involved has caused us to identify these key audit risks. Disclosure in respect of capitalised development costs are included in note 16.

We tested the operating effectiveness of relevant internal controls related to the capitalisation of internally developed intangible assets and, when indicators of impairment were identified, their valuation, including the assessment of useful economic lives.

We have tested the amounts capitalised in the period to assess whether this was performed in accordance with the requirements of IFRS. We also challenged management’s assessment as to whether development projects in-progress were still expected to deliver sufficient positive economic benefits upon their completion. For completed development projects, we considered whether the useful economic lives selected remained appropriate and for those assets where indicators of impairment were identified, whether valuations were supported by testing management’s impairment reviews.

142	RELX Group Annual reports and financial statements 2015

KEY AUDIT MATTER	HOW WE RESPONDED

Revenue recognition, including the timing of revenue recognition and the accounting for multiple element arrangements

The Group’s businesses continue to evolve and new business models can give rise to new revenue arrangements. This can result in circumstances which require careful consideration to determine how revenue should be recognised. Each of our component teams pinpoint at least one key audit risk based on their assessment of the nature and quantum of revenue streams, the systems involved in recording revenues and those revenues requiring the exercise of significant management judgement. These key risks include the cut-off of subscription and transactional revenues and the allocation of fair value for multiple element arrangements. Further details of revenue by segment are included in note 2.

We have tested revenue in each of the full scope audit locations by testing the operating effectiveness of associated internal controls and performing substantive audit procedures.

We performed analytical reviews and reviewed management accounts to identify any material new revenue streams. Our testing procedures included reviewing customer contracts, checking delivery records and price lists, profiling and other computer assisted techniques and checking that the recognition criteria of IFRS were met.

The valuation of amounts recorded for uncertain tax positions

The Group operates in a significant number of jurisdictions around the world, all with differing tax regimes with complex cross-border arrangements, and is therefore open to challenge from multiple tax authorities. The quantum of the amounts recorded in respect of uncertain tax positions and the judgemental nature in determining the best estimates economic outflow have caused us to identify valuation as a key audit matter. Disclosures in respect of taxation are included in note 10.

Our audit team was supported by tax specialists in testing the relevant uncertain tax positions, including the assumptions and estimates used, reviewing correspondence with the authorities and testing the operating effectiveness of management’s relevant internal controls.

We considered the appropriateness of management’s assumptions and estimates in relation to uncertain tax positions, challenging those assumptions and considering advice received by management from external parties to support their analysis and accounting for the uncertain tax position in accordance with IFRS.

The valuation of defined benefit pension liabilities

The Group has operated defined benefit pension schemes for existing and former employees in three main jurisdictions. The liabilities for these schemes involve certain actuarial assumptions, in particular discount rate and inflation. The sensitivity of the balance to changes in key assumptions have caused us to identify this as a key audit matter. The gross pension liabilities total £4,044m as set out in Note 6.

We engaged our actuarial specialists to assist in the auditing of management’s assumptions used to value the pension liabilities. For each of the three main jurisdictions we considered the appropriateness of the assumptions, by reviewing correspondence received from third parties and comparison to market and entity specific data, both individually and when combined with the other assumptions. We focused on the discount rate and inflation assumptions as in our view they have the most impact on the scheme valuation and require significant level of management judgement. We also tested management’s controls over the valuation of pension liabilities and in particular the determining of these key assumptions.

Our application of materiality	An overview of the scope of our group audit

A misstatement arising from fraud or error will be considered material if, individually or in the aggregate, it could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. The materiality affects the nature, timing and extent of our audit procedures and the evaluation of the effect of identified misstatements on our opinion.

We have considered a number of benchmarks in order to guide our determination of our materiality. Based on our professional judgement, we determined materiality for the Group to be £85m (2014: £85m), which is around 6.5% of pre-tax profit (2014: around 7%) and below 5% of equity (2014; below 5%). We have also taken into account misstatements and/or possible misstatements that in our opinion are material for the users of the financial statements for qualitative reasons.

Our audit work at the operating locations was executed at levels of materiality lower than the materiality for the Group and did not exceed £35m (2014: £30m) or $55m (2014: $50m).

We agreed with the Audit Committees that we would report to them all audit misstatements in excess of £1.7m, as well as smaller misstatements that, in our view, must be reported on qualitative grounds.

Our audit of the consolidated financial statements was scoped by obtaining an understanding of the Group and its environment, including the entity-wide controls, and assessing the risks of material misstatement at the Group level. The audit was jointly planned by the UK and Dutch engagement teams, during a two day planning and risk analysis meeting involving all key component partners. Based on that risk assessment, we designed and performed audit procedures responsive to those risks, and obtained audit evidence that is sufficient and appropriate to provide a basis for our opinion. In making those risk assessments, we considered internal control relevant to the Group’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. As part of an audit in accordance with the applicable standards, we exercised professional judgement and maintain professional scepticism throughout the planning and performance of the audit.

Based on that assessment, our audit scope for the Group focused primarily on the audits of seventeen operating locations, which represent the principal business units within the Group’s four reportable segments. These locations, together with audit work performed at the Group’s head office functions, account for 73% of the Group’s assets, 91% of the Group’s liabilities, 74% of the Group’s revenue, 79% of the Group’s adjusted operating profit and

Financial statements and other information Independent auditors’ report	143

88% of the Group’s profit before tax. They were also selected to provide an appropriate basis for undertaking audit work to address the risks of material misstatement identified above. The Group audit team continued to follow a programme of planned visits that has been designed so that the Audit Partners of RELX PLC and RELX NV visit the key locations. The Audit Partners also attend audit close meetings with management of each of the group’s four operating segments, alongside the local auditors of the business units.

We also tested the consolidation process and carried out analytical procedures to confirm our conclusion that there were no risks of material misstatement of the aggregated financial information of the remaining components not subject to audit.

We obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain responsible for our audit opinion.

Going concern and the directors’ assessment of the principal risks that would threaten the solvency or liquidity of the group

The consolidated financial statements have been prepared using the going concern basis of accounting. In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern. Based on the relevant financial reporting frameworks, management should prepare the Group’s financial statements using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so. Management should disclose events and circumstances that may cast significant doubt on the Group’s ability to continue as a going concern.

As required by the UK Listing Rules we have reviewed the directors’ statement regarding the appropriateness of the going concern basis of accounting and the directors’ statement on the longer-term viability of the Group contained within the Corporate Governance Report on page 75.

We have nothing material to add or draw attention to in relation to:

¡	the directors’ confirmation on page 75 that they have carried out a robust assessment of the principal risks facing the Group, including those that would threaten its business model, future performance, solvency or liquidity;

¡	the disclosures on pages 60-62 that describe those risks and explain how they are being managed or mitigated;

¡	the directors’ statement on page 75 to the financial statements about whether they considered it appropriate to adopt the going concern basis of accounting in preparing them and their identification of any material uncertainties to the group’s ability to continue to do so over a period of at least twelve months from the date of approval of the financial statements;

¡	the director’s explanation on page 75 as to how they have assessed the prospects of the Group, over what period they have done so and why they consider that period to be appropriate, and their statement as to whether they have a reasonable expectation that the Group will be able to continue in operation and meet its liabilities as they fall due over the period of their assessment, including any related disclosures drawing attention to any necessary qualifications or assumptions.

We agreed with the directors’ adoption of the going concern basis of accounting and we did not identify any such material uncertainties. However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the group’s ability to continue as a going concern.

Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

Other matters

The separate audit reports on the parent company financial statements of RELX PLC and RELX NV, which have been audited under locally adopted auditing standards and which include the other opinions required by local laws and regulations, appear on pages 155 and 165.

Responsibilities of directors

As explained more fully in the Directors’ responsibilities statement, the Boards are responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union and for being satisfied that they give a true and fair view and for such internal control as they determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

The Audit Committees assist the respective Boards in overseeing the Group’s financial reporting process.

Our Responsibility for the audit of the financial statements

Our responsibility is to audit and express an opinion on the consolidated financial statements in accordance with International Standards on Auditing (UK and Ireland) as issued by the United Kingdom Auditing Practices Board and Dutch Law, including the Dutch Standards on Auditing. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

We are required to communicate with the Audit Committees regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We are also required to provide the Audit Committees with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable related safeguards.

144	RELX Group Annual reports and financial statements 2015

Scope of the audit of the consolidated financial statements

An audit involves obtaining evidence about the amounts and disclosures in the consolidated financial statements sufficient to give reasonable assurance that the consolidated financial statements are free from material misstatement, whether caused by fraud or error. Reasonable assurance does not provide an absolute level of assurance which means we may not have detected all errors and fraud. An audit includes an assessment of: whether the accounting policies are appropriate to the Group’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the consolidated financial statements. In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited consolidated financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

We have exercised professional judgement and have maintained professional scepticism throughout the audit, in accordance with ISAs (UK and Ireland), Dutch Standards on Auditing, ethical standards and relevant independence requirements. Our audit included:

¡	identifying and assessing the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, designing and performing audit procedures responsive to those risks, and obtaining audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control;

¡	obtaining an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control;
¡	concluding on the appropriateness of management’s use of the going concern basis of accounting, and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern;

¡	evaluating the overall presentation, structure and content of the financial statements, including the disclosures; and

¡	evaluating whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

Engagement

We were engaged by the Audit Committees as auditor of RELX PLC and as auditor of RELX NV for the audit of the financial year ended 31 December 2015 and have operated as statutory auditor since 1994.

Graham Richardson	M.J. van der Vegte
(Senior statutory auditor)	RA

For and on behalf of
Deloitte LLP	Deloitte Accountants B.V.
Chartered Accountants	Amsterdam
and Statutory Auditor	The Netherlands
London, United Kingdom
24 February 2016	24 February 2016

Financial statements and other information RELX Group	145

5 year summary

			Restated(3),(4)
	Note	2015 £m	2014 £m	2013 £m	2012 £m	2011 £m
RELX Group consolidated financial information
Revenue		5,971	5,773	6,035	6,116	6,002
Reported operating profit		1,497	1,402	1,376	1,333	1,171
Adjusted operating profit	1	1,822	1,739	1,749	1,688	1,592
Reported net profit attributable to shareholders		1,008	955	1,110	1,044	731
Adjusted net profit attributable to shareholders	1	1,275	1,213	1,197	1,121	1,031
RELX PLC financial information
Reported earnings per ordinary share (pence)		46.4p	43.0p	49.0p	45.0p	31.2p
Adjusted earnings per ordinary share (pence)		60.5p	56.3p	54.1p	49.4p	45.5p
Dividend per ordinary share (pence)	2	29.7p	26.0p	24.6p	23.0p	21.55p
RELX NV financial information(3)
Reported earnings per ordinary share (pence)		49.4p	45.8p	51.6p	47.4p	33.5p
Reported earnings per ordinary share (euro)		€0.682	€0.568	€0.609	€0.583	€0.385
Adjusted earnings per ordinary share (euro)		€0.835	€0.698	€0.638	€0.608	€0.523
Dividend per ordinary share (euro)	2	€0.403	€0.383	€0.329	€0.304	€0.283

(1)	Adjusted figures are presented as additional performance measures used by management and are stated before amortisation and impairment of acquired intangible assets and goodwill, the net financing cost on defined benefit pension schemes and acquisition- related costs, exceptional prior year tax credits (in 2012 only), and in respect of attributable net profit, reflect a tax rate that excludes the effect of movements in deferred taxation assets and liabilities that are not expected to crystallise in the near term and includes the benefit of tax amortisation where available on acquired goodwill and intangible assets. Acquisition-related financing costs and profit and loss from disposal gains and losses and other non-operating items are also excluded from the adjusted figures.

(2)	Dividend per ordinary share is based on the interim dividend and proposed final dividend for the relevant year.

(3)	RELX NV amounts and dividend per share reflect the bonus share issue declared on 30 June 2015.

(4)	Comparative figures for 2012 and 2011 have been restated following the adoption of IAS19 Employee Benefits (revised) by the Group in 2013.

Financial statements and other information	147

RELX PLC Annual Report and Financial Statements
In this section
148	Directors’ Report
152	Parent company statement of financial position
153	Parent company statement of changes in equity
153	Parent company accounting policies
154	Notes to the parent company financial statements
165	Independent auditor’s report
Company number: 77536

148	RELX Group Annual reports and financial statements 2015

Directors’ Report

The Directors present their report, together with the financial statements of the Group and RELX PLC (the Company), for the year ended 31 December 2015.

During the year, the simplification and modernisation of the Group’s corporate structure, announced in February 2015, was approved by shareholders at the Annual General Meeting (AGM). In July, as part of the modernisation, the Company changed its name to RELX PLC.

RELX PLC and RELX NV are separate, publicly-held entities. RELX PLC’s ordinary shares are listed in London and New York, and RELX NV’s ordinary shares are listed in Amsterdam and New York. RELX PLC and RELX NV jointly own RELX Group plc, which, with effect from February 2015, when RELX PLC and RELX NV transferred their respective ownership interests in Elsevier Reed Finance BV to RELX Group plc, held all of RELX Group’s operating businesses and financing activities. RELX PLC, RELX NV, RELX Group plc and its subsidiaries, joint ventures and associates are together known as “RELX Group” or “the Group”.

Financial statement presentation

The Governing Agreement determines the equalisation ratio between RELX PLC and RELX NV. Following a bonus issue of shares in RELX NV, one RELX PLC ordinary share confers an equivalent economic interest to one RELX NV ordinary share and this change in the equalisation ratio took effect from 1 July 2015. As a result of these arrangements, all shareholders can be regarded as having interests in a single economic entity. Consequently, the Directors have concluded that the Group forms a single reporting entity for the presentation of consolidated financial statements. Accordingly, the Group consolidated financial statements represent the interests of both sets of shareholders and are presented by both RELX PLC and RELX NV as their respective consolidated financial statements. This Directors’ Report and the financial statements of the Group and Company should be read in conjunction with the other reports set out on pages 2 to 92. A review of the Group’s performance during the year is set out on pages 8 to 51, a summary of the principal risks facing the Group is set out on pages 60 to 62, and the Group statement on corporate responsibility is set out on pages 42 to 51.

The shares of RELX PLC and RELX NV are regarded as two separate classes of share which together form the consolidated issued share capital of the Group. In calculating earnings per share of the Group, the earnings for each company are calculated on a fully distributed basis. The Group’s usual practice is for only a portion of earnings to be distributed by way of dividends. Dividends paid to RELX PLC and RELX NV shareholders are, other than in special circumstances, equalised at the gross level including the benefit of the prevailing UK attributable tax credit of 10% available to certain RELX PLC shareholders. The UK Government has announced that the dividend tax credits will be abolished with effect from 6 April 2016, impacting dividends paid after this date. For 2015, the allocation of earnings between the two classes of shares reflects this differential in dividend payments declared, with the balance of earnings assumed to be distributed as a capital distribution, in equal amounts per share.

As a result of the abolition of the UK tax credit, reported earnings per share will have the same value for each RELX PLC and RELX NV share from 2016.

In addition to the reported figures, adjusted profit figures are presented as additional performance measures used by management. These exclude the Group’s share of amortisation of acquired intangible assets, acquisition-related costs, tax in joint ventures disposal gains and losses and other non-operating items, related tax effects, and movements in deferred taxation assets and liabilities related to acquired intangible assets and include the benefit of tax amortisation where available on acquired goodwill and intangible assets.

Parent company financial statements

The individual parent company financial statements of RELX PLC are presented on page 152, and were prepared under Financial Reporting Standard 101 (FRS 101).

Distributable reserves as at 31 December 2015 were £1,487m (2014: £1,459m), comprising reserves less shares held in treasury. Parent company shareholders’ funds as at 31 December 2015 were £3,114m (2014: £3,074m).

Strategic Report

The Companies Act 2006 (the Act) requires the Company to present a fair review of the Group during the financial year. The Strategic Report is set out on pages 2 to 62.

Dividends

The Board is recommending a final dividend of 22.30p per ordinary share (2014: 19.00p). This gives total ordinary dividends for the year of 29.70p (2014: 26.00p). The final dividend will be paid on 20 May 2016 to shareholders on the Register on 29 April 2016.

Details of dividend cover and dividend policy are set out on page 58.

Corporate Governance

The Company has complied throughout the year with the provisions of the UK Corporate Governance Code 2014 (the UK Code), which is publicly available on the Financial Reporting Council’s website (www.frc.org.uk). Details of how the principles of the UK Code have been applied and the Directors’ statement on internal control are set out in the Corporate Governance report on pages 69 to 75.

Greenhouse Gas Emissions

The Company is required to state the annual quantity of emissions in tonnes of carbon dioxide equivalent from Group operational activities. Details of our emissions during the year ended 31 December 2015 and the actions being taken to reduce them are set out in the Corporate Responsibility section of the Strategic Report on pages 50 and 51. Further details can be found in our online Corporate Responsibility Report at www.relx.com/go/CRReport.

Directors

The names of the Directors who served on the Board during the year and changes to the Board are set out on pages 64, 65 and 70.

Share capital

The Company’s issued share capital comprises a single class of ordinary shares, all of which are listed on the London Stock Exchange. All issued shares are fully paid up and carry no additional obligations or special rights. Each share carries the right to one vote at general meetings of the Company.

Financial statements and other information Directors’ Report	149

In a general meeting, subject to any rights and restrictions attached to any shares, on a show of hands every member who is present in person shall have one vote and every proxy present who has been duly appointed by one or more members entitled to vote on the resolution has one vote (although a proxy has one vote for and one vote against the resolution if: (i) the proxy has been duly appointed by more than one member entitled to vote on the resolution; and (ii) the proxy has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it). Subject to any rights or restrictions attached to any shares, on a vote on a resolution on a poll every member present in person or by proxy shall have one vote for every share of which he is the holder.

Proxy appointments and voting instructions must be received by the registrars not less than 48 hours before a general meeting. There are no specific restrictions on the size of a holding nor on the transfer of shares, which are both governed by the general provisions of the Articles and prevailing legislation. The Company is not aware of any agreements between shareholders that may result in restrictions on the transfer of shares or on voting rights attached to the shares.

At the 2015 AGM, shareholders passed a resolution authorising the Directors to allot shares for cash on a non-pre-emptive basis up to a nominal value of £8.7m, representing less than 5% of the Company’s issued share capital. Since the 2015 AGM, no shares have been issued under this authority. The shareholder authority also permitted the Directors to allot shares in order to satisfy entitlements under employee share plans, and details of such allotments are noted below. The authority to allot shares will expire at the 2016 AGM, and a resolution to further extend the authority and to seek additional authority to allow the issue of up to 5% of the issued share capital for cash on a non-pre-emptive basis in connection with an acquisition or specified investment subject to certain conditions in accordance with the Pre-Emption Group’s 2015 Statement of Principles will be submitted to the shareholders at the 2016 AGM.

During the year, 2,017,517 ordinary shares in the Company were issued in order to satisfy entitlements under employee share plans as follows: 586,219 under a UK Sharesave option scheme at prices between 401.60p and 949.60p per share; 1,401,350 under executive share option schemes at prices between 420.00p and 924.50p per share; and 29,948 under the Long Term Incentive Plan at 511.50p per share.

The issued share capital as at 31 December 2015 is shown in note 26 to the consolidated financial statements.

Authority to purchase shares

At the 2015 AGM, shareholders passed a resolution authorising the purchase of up to 120.5m ordinary shares in the Company (representing less than 10% of the issued ordinary shares) by market purchase. During the year, 25,681,445 ordinary shares were purchased under this and the previous authority, to be held in treasury. On 2 December 2015, the Company cancelled 31.5m ordinary shares held in treasury. Therefore, as at 31 December 2015 there were 63,879,780 ordinary shares held in treasury, representing 5.4% of the issued ordinary shares. A further 4,592,100 ordinary shares were purchased between 4 January 2016 and the date of this report. The authority to make market purchases will expire at the 2016 AGM, at which a resolution to further extend the authority will be submitted to shareholders.

Substantial share interests

As at 24 February 2016, the Company had been notified by the following shareholders that they held an interest of 3% or more in voting rights of its issued share capital:

¡ BlackRock Inc	9.62%

¡ Invesco Limited	5.03%

¡ Legal & General Group plc	3.40%

The percentage interests stated above are as disclosed at the date on which the interests were notified to the Company.

Employee Benefit Trust

The Trustee of the Employee Benefit Trust held an interest in 5,454,942 ordinary shares in the Company (representing 0.5% of the issued ordinary shares) as at 31 December 2015. The Trustee may vote or abstain from voting any shares it holds in any way it sees fit.

Significant agreements – change of control

The Governing Agreement between RELX PLC and RELX NV states that upon a change of control of RELX PLC (for these purposes, the acquisition by a third party of 50% or more of the issued share capital having voting rights), should there not be a comparable offer from the offeror for RELX NV, RELX NV may serve notice upon the Company varying certain provisions of the Governing Agreement, including the governance and the standstill provisions.

There are a number of borrowing agreements including credit facilities that in the event of a change of control of both the Company and RELX NV and, in some cases, a consequential credit rating downgrade to sub-investment grade may, at the option of the lenders, require repayment and/or cancellation as appropriate.

Powers of directors

Subject to the provisions of the Companies Act 2006, the Company’s Articles and any directions given by special resolutions, the business of the Company shall be managed by the Board which may exercise all the powers of RELX PLC.

Directors’ indemnity

In accordance with its Articles, the Company has granted Directors an indemnity, to the extent permitted by law, in respect of liabilities incurred as a result of their office. The Company also purchased and maintained throughout the year Directors’ and Officers’ liability insurance in respect of itself and its Directors.

Related party transactions

Internal controls are in place to ensure that any related party transactions involving Directors or their connected persons are carried out on an arm’s length basis and are properly recorded and disclosed where appropriate.

150	RELX Group Annual reports and financial statements 2015

Conflicts of interest

Under the Companies Act 2006, the Directors have a duty to avoid situations in which they have, or could have, a direct or indirect interest that conflicts with the interests of the Company. The Board has established formal procedures for identifying, assessing and reviewing any situations where a Director has an interest that conflicts, or may possibly conflict, with the interests of RELX PLC.

The Nominations Committee considers any such conflict or potential conflict and makes a recommendation to the Board on whether to authorise it, as permitted under the Company’s Articles. In reaching its decision, the Board is required to act in a way it considers would be most likely to promote the success of the Company and may impose limits or conditions when giving its authorisation, if it thinks this is appropriate. Actual or potential conflicts of interest are reviewed annually by the Nominations Committee.

Political donations

The Group does not make donations to European Union (EU) political organisations or incur EU political expenditure. In the US, Group companies donated £53,791 (2014: £55,793) to political organisations. In line with US law, these donations were not made at federal level, but only to candidates and political parties at the state and local levels.

Employee relations

The Group is committed to employee involvement and participation. Where appropriate, major announcements are communicated to employees through internal briefings. Information on performance, development, organisational changes and other matters of interest is communicated through briefings and electronic bulletins. The Company is an equal opportunity employer and does not discriminate on the grounds of race, gender or other characteristics in its recruitment or employment policies. The Group seeks opinions from employees through a triennial survey. Information on the 2015 opinion survey is set out on page 46.

Disabled persons

RELX Group has a positive approach to diversity and inclusion. Details of the Group’s Diversity and Inclusion Statement are set out on page 46. The Group is committed to the full and fair treatment of people with disabilities in relation to job applications, training, promotion and career development. Where existing employees become disabled, our policy is to provide continuing employment, support and training wherever practicable.

Disclosures required under UK Listing Rule 9.8.4

The information required by Listing Rule 9.8.4 is set out on the pages below:

Information required	Page
(1) Interest capitalised by the Group	n/a
(2) Publication of unaudited financial information	n/a
(4) Long-term incentive schemes	86
(5) Waiver of emoluments by a Director	n/a
(6) Waiver of future emoluments by a Director	n/a
(7) Non pro-rata allotments for cash (issuer)	n/a
(8) Non pro-rata allotments for cash (major subsidiaries)	n/a
(9) Parent participation in a placing by a listed subsidiary	n/a
(10) Contracts of significance	n/a
(11) Provision of services by a controlling shareholder	n/a
(12) Shareholder waiver of dividends	119
(13) Shareholder waiver of future dividends	119
(14) Agreements with controlling shareholders	n/a

Financial statements and accounting records

The Directors are responsible for preparing the Directors’ Report and the financial statements in accordance with applicable law and regulations.

Company law requires the Directors to prepare financial statements for each financial year. Under that law the Directors are required to prepare the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU and Article 4 of the IAS Regulation. The Directors have elected to prepare the parent company financial statements in accordance with Financial Reporting Standard 101 Reduced Disclosure Framework. Under company law the Directors must not approve the accounts unless they are satisfied that they give a true and fair view of the state of affairs of the Company and of the profit or loss of the Company for that period.

In preparing the parent company financial statements, the Directors are required to: select suitable accounting policies and then apply them consistently; make judgements and accounting estimates that are reasonable and prudent; state whether Financial Reporting Standard 101 Reduced Disclosure Framework has been followed, subject to any material departures being disclosed and explained in the financial statements; and prepare the financial statements on a going concern basis unless it is inappropriate to presume that the Company will continue in business.

Financial statements and other information Directors’ Report	151

In preparing the Group financial statements, IAS1 requires that directors: properly select and apply accounting policies; present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information; provide additional disclosures when compliance with the specific requirements of IFRS are insufficient to enable users to understand the impact of particular transactions, other events and conditions on the entity’s financial position and financial performance; and make an assessment of the company’s ability to continue as a going concern.

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain RELX PLC’s transactions and disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Directors’ responsibility statement

The Board confirms that, to the best of its knowledge:

¡	the consolidated financial statements, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union, give a true and fair view of the financial position and profit or loss of the Group; and

¡	the Directors’ Report includes a fair review of the development and performance of the business and the position of the Group. A description of the principal risks facing the Group is set out on pages 60 to 62.

Having taken into account all the matters considered by the Board and brought to the attention of the Board during the year, the Directors are satisfied that the Annual Report and Accounts taken as a whole, is fair, balanced and understandable and provides the information necessary for shareholders to assess RELX PLC’s performance, business model and strategy.

Neither RELX PLC nor the Directors accept any liability to any person in relation to the Annual Report except to the extent that such liability could arise under English law. Accordingly, any liability to a person who has demonstrated reliance on any untrue or misleading statement or omission shall be determined in accordance with Section 90A of the Financial Services and Markets Act 2000.

Disclosure of information to auditors

As part of the process of approving the Company’s 2015 financial statements, the Directors have taken steps pursuant to section 418(2) of the Companies Act 2006 to ensure that they are aware of any relevant audit information and to establish that the Company’s auditors are aware of that information. In that context, so far as the Directors are aware, there is no relevant audit information of which the Company’s auditors are unaware.

Going concern

The Directors’ statement regarding the appropriateness of adopting the going concern basis of accounting is set out on page 75.

Long-term viability statement

The Directors’ statement regarding the long-term viability of the Group is set out on page 75.

Auditors

Deloitte LLP will be retiring as the Company’s auditors at the 2016 AGM. Following an audit tender process carried out during 2015, the Board accepted a recommendation from the Audit Committee that Ernst & Young LLP (EY) be proposed to shareholders as auditors of the Company in respect of the 2016 financial year. Further details on the audit tender process and transitional arrangements for the 2015 audit can be found on page 92 of the Report of the Audit Committees.

Resolutions for the appointment of EY as auditors of RELX PLC and to authorise the Audit Committee, on behalf of the Board, to determine their remuneration will be submitted to shareholders at the 2016 AGM.

By order of the Board

Henry Udow

Company Secretary

24 February 2016

Registered Office

1-3 Strand

London

WC2N 5JR

152	RELX Group Annual reports and financial statements 2015

Parent company statement of financial position

AS AT 31 DECEMBER	Note	2015 £m	2014 £m
Non-current assets
Investments in subsidiary undertakings	1	77	309
Investments in joint ventures	1	3,023	2,314
		3,100	2,623
Current assets
Receivables: amounts due from joint ventures	2	69	529
		69	529
Total Assets		3,169	3,152

Current liabilities
Taxation		1	1
Other payables		54	–
Amounts owed to subsidiary undertakings	2	–	77
		55	78
Net assets		3,114	3,074

Capital and reserves
Share capital		170	174
Share premium		1,284	1,274
Shares held in treasury		(604)	(531)
Capital redemption reserve		17	13
Other reserves		156	154
Net profit		665	628
Reserves		1,426	1,362
Shareholders’ equity		3,114	3,074

The parent company financial statements were approved by the Board of Directors and authorised for issue on 24 February 2016. They were signed on its behalf by:

A J Habgood	N L Luff
Chairman	Chief Financial Officer

Financial statements and other information RELX PLC	153

Parent company statement of changes in equity

	Share capital £m	Share premium £m	Shares held in treasury £m	Capital redemption reserve (1) £m	Other reserves (2) £m	Net profit £m	Reserves (3) £m	Total £m
Balance at 1 January 2014	182	1,257	(693)	4	152	106	2,036	3,044
Total comprehensive income for the year	–	–	–	–	–	628	–	628
Dividends paid (4)	–	–	–	–	–	–	(285)	(285)
Repurchase of ordinary shares	–	–	(333)	–	–	–	–	(333)
Cancellation of shares	(9)	–	495	9	–	–	(495)	–
Issue of ordinary shares, net of expenses	1	17	–	–	–	–	–	18
Equity instruments granted to employees of the Group	–	–	–	–	2	–	–	2
Transfer of net profit to reserves	–	–	–	–	–	(106)	106	–
Balance at 1 January 2015	174	1,274	(531)	13	154	628	1,362	3,074
Total comprehensive income for the year	–	–	–	–	–	665	–	665
Dividends paid (4)	–	–	–	–	–	–	(295)	(295)
Repurchase of ordinary shares	–	–	(342)	–	–	–	–	(342)
Cancellation of shares	(4)	–	269	4	–	–	(269)	–
Issue of ordinary shares, net of expenses	–	10	–	–	–	–	–	10
Equity instruments granted to employees of the Group	–	–	–	–	2	–	–	2
Transfer of net profit to reserves	–	–	–	–	–	(628)	628	–
Balance at 31 December 2015	170	1,284	(604)	17	156	665	1,426	3,114

(1)	The capital redemption reserve does not form part of the distributable reserves balance.
(2)	Other reserves relate to equity instruments granted to employees of the Group under share based remuneration arrangements, and do not form part of the distributable reserves balance.
(3)	Distributable reserves at 31 December 2015 were £1,487m (2014: £1,459m) comprising net profit and reserves, net of shares held in treasury.
(4)	Refer to note 14 of the RELX Group consolidated financial statements on page 118 for further dividend disclosure.

Parent company accounting policies

Basis of preparation

The parent company meets the definition of a qualifying entity under FRS 100 (Financial Reporting Standard 100) issued by the Financial Reporting Council (FRC). Accordingly, in the year ended 31 December 2015 the company has changed its accounting framework from UK GAAP to FRS 101 as issued by the Financial Reporting Council and has, in doing so, applied the requirements of IFRS 1.6-33 and related appendices. These financial statements were prepared in accordance with FRS 101 (Financial Reporting Standard 101) ‘Reduced Disclosure Framework’ as issued by the Financial Reporting Council, incorporating the Amendments to FRS 101 issued by the FRC in July 2015 and the amendments to Company law made by The Companies, Partnerships and Groups (Accounts and Reports) Regulations 2015 prior to their mandatory effective date of accounting periods beginning on or after 1 January 2016. No material adjustments were required on adoption of FRS 101 in the current year.

As permitted by FRS 101, the company has taken advantage of the disclosure exemptions available under that standard in relation to share-based payments, financial instruments, capital management, presentation of comparative information in respect of certain assets, presentation of a cash flow statement, standards not yet effective, impairment of assets and related party transactions.

The parent company financial statements have been prepared on the historical cost basis.

Unless otherwise indicated, all amounts in the financial statements are in millions of pounds.

The parent company financial statements should be read in conjunction with the Group consolidated financial statements and notes presented on pages 99 to 140, which are also presented as the RELX PLC consolidated financial statements. See the Basis of Preparation of the consolidated financial statements on page 99.

The parent company financial statements are prepared on a going concern basis, as explained on page 151.

As permitted by section 408 of the Companies Act 2006, and in compliance with The Companies, Partnerships and Groups (Accounts and Reports) Regulations 2015, the company has not presented its own profit and loss account but has presented the net profit for the year on the statement of financial position.

The RELX PLC accounting policies under FRS 101 are set out below.

Investments

Fixed asset investments are stated at cost, less provision, if appropriate, for any impairment in value. The fair value of the award of share options and conditional shares over RELX PLC ordinary shares to employees of the Group are treated as a capital contribution.

Other assets and liabilities are stated at historic cost, less provision, if appropriate, for any impairment in value.

Shares held in treasury

The consideration paid, including directly attributable costs, for shares repurchased is recognised as shares held in treasury and presented as a deduction from total equity. Details of share capital and shares held in treasury are set out in note 26 of the Group consolidated financial statements.

Foreign exchange translation

Transactions entered into in foreign currencies are recorded at the exchange rates applicable at the time of the transaction.

Taxation

Refer to note 10 on page 112 of the consolidated financial statements for the taxation accounting policies.

154	RELX Group Annual reports and financial statements 2015

Notes to the parent company financial statements

1 Investments

	Subsidiary undertaking £m	Joint venture £m	Total £m
At 1 January 2014	309	2,312	2,621
Equity instruments granted to employees of the Group	–	2	2
At 1 January 2015	309	2,314	2,623
Acquisitions	–	707	707
Disposal	(232)	–	(232)
Equity instruments granted to employees of the Group	–	2	2
At 31 December 2015	77	3,023	3,100

The joint venture is set out in note 3.

2 Related party transactions

All transactions with joint ventures, subsidiaries and the Group’s employees, which are related parties of RELX PLC, are reflected in these financial statements. Transactions with key management personnel including share based remuneration costs are set out in note 28 of the Group consolidated financial statements and details of the directors’ remuneration are included in the Directors’ Remuneration Report on pages 77 to 90.

3 Joint venture as at 31 December 2015

		% holding as at 31 December
RELX Group plc
Incorporated and operating in Great Britain
1-3 Strand	63,226 ordinary voting shares	50%
London WC2N 5JR	15,487 non-voting E shares	–
During 2015 RELX Group plc was a holding company for group financing activities and operating businesses involved in scientific and medical, risk and business analytics, legal markets and organisation of trade exhibitions	21,287 non-voting R shares	100%
	Equivalent to a 52.9% equity interest and a
	50% interest in the voting shares

4 Contingent liabilities

There are contingent liabilities in respect of borrowings of joint ventures guaranteed by RELX PLC as follows:

	2015 £m	2014 £m
Guaranteed jointly and severally with RELX NV	3,697	3,607

Financial instruments disclosures in respect of the borrowings covered by the above guarantees are given in note 19 of the Group’s consolidated financial statements.

Financial statements and other information Independent auditor’s report	155

Independent auditor’s report

to the members of RELX PLC

Opinion on our audit of the parent company financial statements of RELX PLC (“the Company”)

In our opinion:

¡	the parent company financial statements give a true and fair view of the state of the Company’s affairs as at 31 December 2015 and of its profit for the year then ended;

¡	the parent company financial statements have been properly prepared in accordance with Financial Reporting Standard 101 Reduced Disclosure Framework and in accordance with the requirements of the Companies Act 2006.

We have audited the financial statements which comprise the parent company statement of financial position, the parent company statement of changes in equity, a summary of the parent company accounting policies and the related notes 1-4. The financial reporting framework that has been applied in their preparation of the parent company financial statements is applicable law and Financial Reporting Standard 101 Reduced Disclosure Framework.

Our assessment of risks of material misstatement, application of materiality and overview of the scope of our audit

Given the nature of the RELX PLC and RELX NV legal structure, our assessment of risks of material misstatement, materiality and audit scoping for the Group equally applies to the audit of the parent company financial statements of RELX PLC. See pages 142-143 for further details.

Scope of the audit of the financial statements

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the Company’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements.

In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Respective responsibilities of directors and auditor

As explained more fully in the Directors’ Responsibilities Statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). We also comply with International Standard on Quality Control 1 (UK and Ireland). Our audit methodology and tools aim to ensure that our quality control procedures are effective, understood and applied. Our quality controls and systems include our dedicated professional standards review team and independent partner reviews.

We are required to communicate with the Audit Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We are also required to provide the Audit Committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable related safeguards.

This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Independence

We are required to comply with the Financial Reporting Council’s Ethical Standards for Auditors and we confirm that we are independent of the group and we have fulfilled our other ethical responsibilities in accordance with those standards. We also confirm we have not provided any of the prohibited non-audit services referred to in those standards.

Going concern and the directors’ assessment of the principal risks that would threaten the solvency or liquidity of the group

As required by the Listing Rules we have reviewed the directors’ statement contained on page 75 regarding the appropriateness of the going concern basis of accounting and the directors’ statement on the longer-term viability of the Group contained within the Directors’ Report on page 75. We confirm that given the nature of the RELX PLC and RELX NV legal structure, our assessment of the Group’s ability to continue as a going concern equally applies to the parent company financial statements of RELX PLC.

We agreed with the Directors’ adoption of the going concern basis of accounting and we did not identify any such material uncertainties. However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the Company’s or Group’s ability to continue as a going concern.

156	RELX Group Annual reports and financial statements 2015

Opinion on other matters prescribed by the Companies Act 2006

In our opinion:

¡	the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006; and

¡	the information given in the Strategic Report and the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements.

Matters on which we are required to report by exception Adequacy of explanations received and accounting records

Under the Companies Act 2006 we are required to report to you if, in our opinion:

¡	we have not received all the information and explanations we require for our audit; or

¡	adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or

¡	the parent company financial statements are not in agreement with the accounting records and returns.

We have nothing to report in respect of these matters.

Directors’ remuneration

Under the Companies Act 2006 we are also required to report if in our opinion certain disclosures of directors’ remuneration have not been made or the part of the Directors’ Remuneration Report to be audited is not in agreement with the accounting records and returns. We have nothing to report arising from these matters.

Corporate Governance Statement

Under the Listing Rules we are also required to review part of the Corporate Governance Statement relating to the Company’s compliance with certain provisions of the UK Corporate Governance Code. We have nothing to report arising from our review.

Our duty to read other information in the Annual Report

Under International Standards on Auditing (UK and Ireland), we are required to report to you if, in our opinion, information in the Annual Report is:

¡	materially inconsistent with the information in the audited financial statements; or

¡	apparently materially incorrect based on, or materially inconsistent with, our knowledge of the Company acquired in the course of performing our audit; or

¡	otherwise misleading.

In particular, we are required to consider whether we have identified any inconsistencies between our knowledge acquired during the audit and the directors’ statement that they consider the Annual Report is fair, balanced and understandable and whether the Annual Report appropriately discloses those matters that we communicated to the Audit Committee which we consider should have been disclosed.

We confirm that we have not identified any such inconsistencies or misleading statements.

Graham Richardson (Senior statutory auditor)

For and on behalf of

Deloitte LLP

Chartered Accountants and Statutory Auditor

London

United Kingdom

24 February 2016

Financial statements and other information	157

RELX NV Annual Report and Financial Statements
In this section
158	Report of the Board
161	Parent company financial statements
162	Parent company accounting policies
163	Notes to the parent company financial statements
164	Additional information (unaudited)
165	Independent auditor’s report on financial statements

158	RELX Group Annual reports and financial statements 2015

Report of the Board

The Non-Executive and Executive Directors present their joint report, together with the financial statements of the Group and of RELX NV (the Company), for the year ended 31 December 2015.

During the year, the simplification and modernisation of the Group’s corporate structure, announced in February 2015, was approved by shareholders at the Annual General Meeting. Effective in July, as part of the modernisation, the Company changed its name to RELX NV.

RELX PLC and RELX NV are separate, publicly-held entities. RELX PLC’s ordinary shares are listed in London and New York, and RELX NV’s ordinary shares are listed in Amsterdam and New York. RELX PLC and RELX NV jointly own RELX Group plc, which, with effect from February 2015, when RELX NV and RELX PLC transferred their respective ownership interests in Elsevier Reed Finance BV to RELX Group plc, held all of RELX Group’s operating businesses and financing activities. RELX PLC, RELX NV, RELX Group plc and its subsidiaries joint ventures and associates are together known as “RELX Group” or “the Group”.

This report of the Board and the parent company financial statements should be read in conjunction with the consolidated financial statements and other reports set out on pages 2 to 145, which are incorporated by reference herein. Summary consolidated financial information in euros is set out on pages 168 to 169. The consolidated financial statements on pages 94 to 145 are to be considered as part of the notes to the statutory financial statements. The Annual Report of RELX NV within the meaning of article 2:391 of the Dutch Civil Code consists of pages 157 to 160 and, incorporated by reference, pages 2 to 145. The Corporate Governance Statement of RELX NV dated 24 February 2016 is published on the RELX Group website (www.relx.com) and is incorporated by reference herein in accordance with the Vaststellingsbesluit nadere voorschriften inhoud jaarverslag January 2010 article 2a under 1 sub b.

Principal activities

RELX NV is a holding company. Its principal investment is its direct 47.1% shareholding in RELX Group plc. RELX Group plc is a global provider of information and analytics for professional and business customers across industries. The remaining shareholding in RELX Group plc is held by RELX PLC. A full description is set out on page 68.

Financial statement presentation

The Governing Agreement determines the equalisation ratio between RELX PLC and RELX NV. Following a bonus issue of shares in RELX NV, one RELX PLC ordinary share confers an equivalent economic interest to one RELX NV ordinary share and this change in the equalisation ratio took effect from 1 July 2015. As a result of these arrangements, all shareholders can be regarded as having interests in a single economic entity. Consequently, the Directors have concluded that the Group forms a single reporting entity for the presentation of consolidated financial statements. Accordingly, the Group consolidated financial statements represent the interests of both sets of shareholders and are presented by both RELX PLC and RELX NV as their respective consolidated financial statements. A review of the Group’s performance during the year is set out on pages 8 to 39, a summary of the principal risks facing the Group is set out on pages 60 to 62, and the Group statement on corporate responsibility is set out on pages 42 to 51.

The shares of RELX PLC and RELX NV are regarded as two separate classes of share which together form the consolidated issued share capital of the Group. In calculating earnings per share of the Group, the earnings for each company are calculated on a fully distributed basis. The Group’s usual practice is for only a portion of earnings to be distributed by way of dividends. Dividends paid to RELX PLC and RELX NV shareholders are, other than in special circumstances, equalised at the gross level including the benefit of the prevailing UK attributable tax credit of 10% available to certain RELX PLC shareholders. The UK Government has announced that dividend tax credits will be abolished with effect from 6 April 2016, impacting dividends paid after this date. For 2015, the allocation of earnings between the two classes of shares reflects this differential in dividend payments declared, with the balance of earnings assumed to be distributed as a capital distribution, in equal amounts per share.

As a result of the abolition of the UK tax credit, reported earnings per share will have the same value for each RELX NV and RELX PLC share from 2016.

In addition to the reported figures, adjusted profit figures are presented as additional performance measures used by management. These exclude the Group’s share of amortisation of acquired intangible assets, acquisition-related costs, tax in joint ventures, disposal gains and losses and other non-operating items, related tax effects, and movements in deferred taxation assets and liabilities related to acquired intangible assets and include the benefit of tax amortisation where available on acquired goodwill and intangible assets.

Parent company financial statements

In accordance with article 2:362(1) of the Dutch Civil Code, the individual parent company financial statements of RELX NV (presented on pages 157 to 166) were prepared under Financial Reporting Standard 101 (FRS 101).

The profit attributable to the shareholders of RELX NV was €787m (2014: €537m) and net assets as at 31 December 2015, principally representing the investment in RELX Group plc under the historical cost method and loans to their subsidiaries were €4,218m (2014: €4,441m). Free reserves as at 31 December 2015 were €3,946m (2014: €4,192m), comprising reserves and paid-in surplus less shares held in treasury.

Dividends

The Board is recommending a final dividend of €0.288 per ordinary share, up 17% compared with the prior year. This gives total ordinary dividends for the year of €0.403 (2014: €0.589), up 5% on 2014. The final dividend will be paid on 20 May 2016.

Details of dividend cover and dividend policy are set out on page 58

Financial statements and other information Report of the Board	159

Share capital

During 2015, 351,009,464 ordinary shares in RELX NV were issued as follows:

¡	The majority was issued under the bonus issue to implement the change of the equalisation ratio of RELX PLC to RELX NV shares to 1 to 1 (0.538 new RELX NV shares for each existing RELX NV share held as at 30 June 2015, i.e. 349,083,336 new shares)

¡	under convertible debentures at prices between €12.57 and €16.50

¡	under executive share option schemes at prices between €12.55 and €16.49

Note:

The prices at which shares were issued under convertible debentures and the executive share option schemes have been adjusted to take account of the bonus issue.

Information regarding shares outstanding at 31 December 2015 is shown in note 26 to the consolidated financial statements. At 31 December 2015 the total shares held in treasury were 57,113,394. Another 5,740,212 shares were held by the Employee Benefit Trust.

All issued R Shares in RELX NV, through which RELX PLC held a 5.8% indirect interest in RELX NV, were cancelled effective 1 July 2015 with the consent of the sole holder of the R shares, Reed Holding B.V. The aggregate nominal value of the cancelled R shares was repaid by means of transferring 2,898 newly created non-voting shares in RELX Group plc to Reed Holding B.V.

At the 2015 Annual General Meeting, the shareholders approved the reduction of the capital of RELX NV by the cancellation of up to 30 m of its shares held in treasury. No shares have been cancelled on the basis of this authorisation.

Substantial holdings

As at 24 February 2016, based on the public database of and on notification received from the Netherlands Authority for the Financial Markets, the Company is aware of interests in the capital and voting rights of the issued share capital of the Company of at least 3% by the following persons or organisations:

¡	BlackRock, Inc.

¡	RELX NV

¡	The Bank of New York Mellon Corporation

¡	Causeway Capital Management LLC

¡	FIL Limited

¡	Henderson Group Plc

¡	Jupiter Asset Management Limited

Authority to purchase shares

At the 2015 Annual General Meeting, shareholders passed a resolution delegating authority to the Board to acquire shares in RELX NV for a period of 18 months from the date of the Annual General Meeting up to and including 21 October 2016, for the maximum amount of 10% of the issued capital. During the year, 15,814,850 shares were purchased under this and the previous delegation of authority. As at 31 December 2015 there were

57,113,394 shares held in treasury, representing 5.45% of the issued shares. A further 4,088,700 shares were purchased between 4 January 2016 and the date of this report.

A resolution to renew the delegation of the authority is to be put to the 2016 Annual General Meeting, together with a proposal for approval of the reduction of RELX NV’s capital by cancellation of accumulated shares held in treasury.

Corporate Governance

RELX NV is subject to the Dutch Corporate Governance Code issued in December 2008 (the Dutch Code). For further information on the application of the Dutch Code, see the Corporate Governance Statement of RELX NV published on the RELX Group website, www.relx.com.

Significant agreements – change of control

The Governing Agreement between RELX NV and RELX PLC states that upon a change of control of RELX NV (for these purposes, the acquisition by a third party of 50% or more of the issued share capital having voting rights), should there not be a comparable offer from the offeror for RELX PLC, RELX PLC may serve notice upon RELX NV varying certain provisions of the Governing Agreement, including the governance and the standstill provisions.

There are a number of borrowing agreements including credit facilities that in the event of a change of control of both RELX NV and RELX PLC and, in some cases, a consequential credit rating downgrade to sub-investment grade may, at the option of the lenders, require repayment and/or cancellation as appropriate.

Financial statements and accounting records

The financial statements provide a true and fair view of the state of affairs of RELX NV and the Group as of 31 December 2015 and of the profit or loss in 2015. In preparing the financial statements, the Board ensures that suitable accounting policies, consistently applied and supported by reasonable judgements and estimates, have been used and applicable accounting standards have been followed. The Board is responsible for keeping proper accounting records, which disclose with reasonable accuracy at any time the financial position of the company and enable them to ensure that the financial statements comply with the law. The Board has general responsibility for taking reasonable steps to safeguard the assets of the company and to prevent and detect fraud and other irregularities.

Internal control

As required under sections II.1.4. and II.1.5. of the Dutch Code, the Audit Committee and the Board have reviewed the effectiveness of the systems of internal control and risk management during the last financial year. The objective of these systems is to manage, rather than eliminate, the risk of failure to achieve business objectives. Accordingly, they can only provide reasonable, but not absolute, assurance against material misstatement or loss. The outcome of this review has been discussed with the external auditors. The Board confirmed that as regards financial reporting, the risk management and control systems provide reasonable assurance against material inaccuracies or loss and have functioned properly during the financial year.

160	RELX Group Annual reports and financial statements 2015

Directors’ responsibility statement

The Board confirms, to the best of its knowledge, that

¡	the consolidated financial statements, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union, give a true and fair view of the financial position and profit or loss of the group; and

¡	the Report of the Board includes a fair review of the development and performance of the business during the financial year and the position of the group as at 31 December 2015 together with a description of the principal risks and uncertainties that it faces.

Neither RELX NV nor the directors accept any liability to any person in relation to the Annual Report except to the extent that such liability arises under Dutch law.

Disclosure of information to auditors

As part of the process of approving the RELX NV 2015 financial statements, the Board has taken steps to ensure that all relevant information was provided to the RELX NV auditors and, so far as the Board is aware, there is no relevant audit information of which the RELX NV auditors are unaware.

Going concern

For details of the businesses’ cash flows, financial position and liquidity for the year ended 31 December 2015 and the going concern assumption, see the Chief Financial Officer’s Report on pages 54 to 59 and page 75 in the section on corporate governance.

Long-term viability statement

The Directors’ statement regarding the long-term viability of the Group as required by the UK Corporate Governance Code is set out on page 75.

Auditors

Deloitte Accountants B.V. will be retiring as the Company’s auditors at the 2016 Annual General Meeting. Following an audit tender process carried out during 2015, the Board accepted a recommendation from the Audit Committee that Ernst & Young Accountants LLP (EY) be proposed to shareholders as auditors of the Company in respect of the 2016 audit. Further details on the audit tender process and transitional arrangements for the 2015 audit can be found on page 92 of the Report of the Audit Committees.

Resolutions for the appointment of EY as auditors of the Company and to authorise the Board to determine their remuneration will be submitted to the forthcoming Annual General Meeting on 20 April 2016.

Signed by:

Non-executive directors	Executive directors
A Habgood (Chairman)	E Engstrom (Chief Executive Officer)
W Hauser	N Luff (Chief Financial Officer)
A Hennah
L Hook
M van Lier Lels
R Polet
L Sanford
B van der Veer

Registered office
Radarweg 29
1043 NX Amsterdam
The Netherlands

Chamber of Commerce Amsterdam
Register file No: 33155037
24 February 2016

Financial statements and other information RELX NV	161

Parent company statement of comprehensive income

FOR THE YEAR ENDED 31 DECEMBER	Note	2015 €m	2014 €m
Administrative expenses		(3)	(3)
Operating profit		(3)	(3)
Dividends received from joint ventures		750	520
Finance income from joint ventures		30	25
Profit before tax		777	542
Tax expense		10	(5)
Net profit for the year	2	787	537

Other comprehensive income		–	–
Total comprehensive income for the year		787	537
Parent company statement of financial position before appropriation of profit
AS AT 31 DECEMBER	Note	2015 €m	2014 €m
Non-current assets
Investments in joint ventures	4	4,176	3,608

Current assets
Amounts due from joint ventures – funding	4	146	886
Amounts due from joint ventures – other	4	3	3
Cash		–	6
		149	895
Total assets		4,325	4,503

Current liabilities
Taxation		39	56
Other payables	1	68	6
		107	62
Net assets	2	4,218	4,441

Capital and reserves
Share capital		73	52
Paid-in surplus		2,304	2,309
Shares held in treasury		(948)	(635)
Other reserves		199	197
Reserves		1,803	1,981
Net profit		787	537
Shareholders’ equity		4,218	4,441

162	RELX Group Annual reports and financial statements 2015

Parent company statement of changes in equity

			Shares held
	Share	Paid-in	in	Other
	capital	surplus (1)	treasury	reserves(2)	Net profit (3)	Reserves (3)	Total
	€m	€m	€m	€m	€m	€m	€m
Balance at 1 January 2014	55	2,276	(814)	195	199	2,668	4,579
Total comprehensive income for the year	–	–	–	–	537	–	537
Dividends paid (4)	–	–	–	–	–	(349)	(349)
Repurchase of shares	–	–	(361)	–	–	–	(361)
Cancellation of shares	(3)	–	540	–	–	(537)	–
Issue of shares, net of expenses	–	33	–	–	–	–	33
Equity instruments granted to employees of the Group	–	–	–	2	–	–	2
Transfer of net profit to reserves	–	–	–	–	(199)	199	–
Balance at 1 January 2015	52	2,309	(635)	197	537	1,981	4,441
Total comprehensive income for the year	–	–	–	–	787	–	787
Dividends paid (4)	–	–	–	–	–	(397)	(397)
Repurchase of shares	–	–	(364)	–	–	–	(364)
Cancellation of shares	(3)	–	51	–	–	(318)	(270)
Bonus issue of shares	24	(24)	–	–	–	–	–
Issue of shares, net of expenses	–	19	–	–	–	–	19
Equity instruments granted to employees of the Group	–	–	–	2	–	–	2
Transfer of net profit to reserves	–	–	–	–	(537)	537	–
Balance at 31 December 2015	73	2,304	(948)	199	787	1,803	4,218

(1)	Within paid–in surplus, an amount of €2,151m (2014: €2,132m) is free of tax.
(2)	Other reserves relate to equity instruments granted to employees of the Group under share based remuneration arrangements. Other reserves do not form part of free reserves.
(3)	Free reserves of the company at 31 December 2015 were €3,946m (2014: €4,192m), comprising net profit reserves and paid–in surplus less shares held in treasury.
(4)	Refer to note 14 of the RELX Group consolidated financial statements on page 118 for further dividend disclosure.

Parent company accounting policies

Basis of preparation

The parent company financial statements have been prepared on the historical cost basis. As permitted by 2:362 subsection 1 of the Dutch Civil Code for companies with international operations, the parent company financial statements have been prepared in accordance with FRS 101.

The parent company meets the definition of a qualifying entity under FRS 100 (Financial Reporting Standard 100) issued by the Financial Reporting Council, the standard setting body in the UK. Accordingly, in the year ended 31 December 2015 the company has changed its accounting framework from UK GAAP to FRS 101 as issued by the Financial Reporting Council and has, in doing so, applied the requirements of IFRS 1.6-33 and related appendices. These financial statements were prepared in accordance with FRS 101 (Financial Reporting Standard 101) ‘Reduced Disclosure Framework’ as issued by the Financial Reporting Council, incorporating the Amendments to FRS 101 issued by the FRC in July 2015 and the amendments to Company law made by The Companies, Partnerships and Groups (Accounts and Reports) Regulations 2015 prior to their mandatory effective date of accounting periods beginning on or after 1 January 2016. No material adjustments were made on adoption of FRS 101 in the current year.

As permitted by FRS 101, the company has taken advantage of the disclosure exemptions available under that standard in relations to share-based payments, financial instruments, captial management, presentation of comparatice information in respect of certain assets, presentation of a cash flow statement, standards not yet effective, impairment of assets and related party transations.

The parent company financial statements have been prepared on the historical cost basis.

Unless otherwise stated, the financial statements are in millions of euros.

The parent company financial statements and notes should be read in conjunction with the Group consolidated financial statements and notes presented on pages 99 to 140, which are also presented as the RELX NV consolidated financial statements. See the Basis of Preparation of the RELX Group consolidated financial statements on page 99.

The parent company financial statements are prepared on a going concern basis, as explained on page 160.

The RELX NV accounting policies under FRS 101 are set out below.

Financial statements and other information RELX NV	163

Investments

Fixed asset investments are stated at cost, less provision, if appropriate, for any impairment in value. The fair value of the award of share options and conditional shares over RELX NV ordinary shares to employees of the Group are treated as a capital contribution.

Other assets and liabilities are stated at historical cost, less provision, if appropriate, for any impairment in value.

Shares held in treasury

The amount of consideration paid, including directly attributable costs, for shares repurchased is recognised as shares held in treasury and presented as a deduction from total equity. Details of share capital and shares held in treasury are set out in note 26 of the Group consolidated financial statements.

Foreign exchange translation

Transactions entered into in foreign currencies are recorded at the exchange rates applicable at the time of the transaction.

Taxation

Refer to note 10 on page 112 of the RELX Group consolidated financial statements for the taxation accounting policies.

Notes to the parent company financial statements

1 Other payables

Other payables include €5m (2014: €4m) of the Group’s employee convertible debenture loans with a weighted average interest rate of 1.25% (2014: 1.65%). Depending on the conversion terms, the surrender of €200 par value debenture loans qualifies for 50 RELX NV ordinary shares.

2 Parent company and consolidated financial statements

YEAR ENDED 31 DECEMBER	2015 €m	2014 €m
RELX NV parent company profit attributable to shareholders	787	537
RELX PLC parent company profit attributable to shareholders	918	779

Consolidated net profit attributable to parent companies shareholders	1,391	1,184

The difference between the parent company and consolidated profit and loss arises as the parent company profit and loss accounts include dividends from RELX Group plc and other intra-group transactions (which are eliminated on a consolidated basis) whereas the RELX Group consolidated net profit includes the consolidated net profit of the Group’s subsidiaries and the Group’s share of the results of its joint ventures and associates.

AS AT 31 DECEMBER	2015 €m	2014 €m
RELX NV parent company shareholders’ funds	4,218	4,441
RELX PLC parent company shareholders’ funds	4,235	3,965

Consolidated shareholders’ equity	2,916	2,717

The difference between the parent company and consolidated shareholders’ funds arise as the parent company shareholders’ funds includes the investment in RELX Group plc held at cost less any provision for impairment, and other intra-group transactions, such as intra-group funding, which eliminate on consolidation, whereas the consolidated equity includes the investment in subsidiaries and the assets and liabilities (including external borrowings) of the Group as a whole.

3 Related party transactions

All transactions with joint ventures and the Group’s employees which are related parties of RELX NV, are reflected in these financial statements. Joint ventures are set out in note 4.

Transactions with key management personnel including share based remuneration costs are set out in note 28 to the Group consolidated financial statements and details of the directors’ remuneration are included in the Directors’ Remuneration Report on pages 77 to 90.

164	RELX Group Annual reports and financial statements 2015

Notes to the parent company financial statements

4 Joint venture as at 31 December 2015

		% holding as at 31 December
RELX Group plc
Incorporated and operating in Great Britain
1-3 Strand	63,226 ordinary voting shares	50%
London WC2N 5JR	15,487 non-voting E shares	100%
During 2015 RELX Group plc was a holding company for group financing activities	21,287 non-voting R shares	–
and operating businesses involved in scientific and medical, risk and business analytics, legal markets and organisation of trade exhibitions	Equivalent to a 47.1% equity interest and a
	50% interest in the voting shares

Investments in joint ventures include equity instruments granted to the Group’s employees of €2m (2014: €2m)

5 Contingent liabilities

There are contingent liabilities in respect of borrowings of joint ventures guaranteed by RELX NV as follows:

	2015 €m	2014 €m
Guaranteed jointly and severally with RELX PLC	5,027	4,653

Financial instruments disclosures in respect of the borrowings covered by the above guarantees are given in note 19 of the Group’s consolidated financial statements.

6 Auditor’s remuneration

Information on the audit and non-audit fees paid by RELX Group to Deloitte Accountants BV and its associates is set out in note 4 to the Group’s consolidated financial statements.

7 Events after the balance sheet date

There were no subsequent events.

8 Approval of financial statements

The parent company financial statements were signed and authorised for issue by the Board of Directors on 24 February 2016.

A J Habgood	N L Luff
Chairman of the Board	Chief Financial Officer

Additional information (unaudited)

Profit allocation

The Articles of Association provide that distributions of dividend may only be made insofar as the company’s equity exceeds the amount of the paid in capital, increased by the reserves which must be kept by virtue of the law and may be made in cash or in shares, at the proposal of the Board. Distribution of dividends on ordinary shares shall be made in proportion to the nominal value of each share. The Board may resolve what amount of dividend shall be paid on each ordinary share. Distribution of dividends on ordinary shares are subject to approval at the General Meeting of Shareholders. Details of dividends proposed in relation to the financial year are in note 14 to the consolidated financial statements.

OVERVIEW OF PROFIT FOR THE YEAR AND DIVIDENDS PAID	2015 €m	2014 €m	2013 €m
Final dividend on ordinary shares for prior financial year	283	249	230
Interim dividend on ordinary shares for financial year	114	100	91
Surplus/(deficit) for the year	390	188	(122)
Total	787	537	199

Financial statements and other information Independent auditor’s report	165

Independent auditors’ report on financial statements

to the shareholders of RELX NV

Opinion on our audit of the parent company financial statements of RELX NV (“the Company”)

We have audited the accompanying 2015 parent company financial statements of RELX NV, based in Amsterdam.

The parent company financial statements comprise:

1.	the parent company statement of comprehensive income for the year 2015;

2.	the parent company statement of financial position as at 31 December 2015;

3.	the parent company statement of changes in equity; and

4.	notes comprising a summary of the parent company accounting policies and other explanatory information and the related notes 1 to 8.

In our opinion:

¡	the parent company financial statements give a true and fair view of the financial position of RELX NV as at 31 December 2015 and of its result for the year 2015 in accordance with Financial Reporting Standard 101 Reduced Disclosure Framework and in accordance with Part 9 of Book 2 of the Dutch Civil Code.

Basis for Our Opinion

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. Our responsibilities under those standards are further described in the “Our responsibilities for the audit of the financial statements” section of our report.

We are independent of the Company in accordance with the Verordening inzake de onafhankelijkheid van accountants bij assurance-opdrachten (ViO) and other relevant independence regulations in the Netherlands. Furthermore we have complied with the Verordening gedrags- en beroepsregels accountants (VGBA).

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those that, in our professional judgement, were of most significance in our audit of the parent company financial statements. We have communicated these key audit matters to the Audit Committee; the Audit Committee’s consideration of these risks is set out on page 91. The key audit matters are not a comprehensive reflection of all matters discussed. Our audit procedures relating to these matters were addressed in the context of our audit of the parent company financial statements as a whole and in forming our opinion thereon, and we do not provide a separate opinion on these individual matters. Given the nature of the RELX PLC and RELX NV legal structure, the key audit matters, our assessed risks of material misstatement, application of materiality, overview of the scope of our group audit, and considerations regarding going concern for the Group equally applies to the audit of the parent company financial statements of RELX NV. See pages 142-143 for further details.

Responsibilities of Executive Directors and the Non-Executive Directors for the Financial Statements

Executive directors are responsible for the preparation and fair presentation of the financial statements and for the preparation of the report of the board in accordance with Part 9 of Book 2 of the Dutch Civil Code. Furthermore, executive directors are responsible for such internal control as executive directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

As part of the presentation of the financial statements, executive directors are responsible for assessing the Company’s ability to continue as a going concern. Based on the financial reporting frameworks mentioned, executive directors should prepare the financial statements using the going concern basis of accounting unless executive directors either intend to liquidate the company or to cease operations, or have no realistic alternative but to do so. Executive directors should disclose events and circumstances that may cast significant doubt on the Company’s ability to continue as a going concern.

The non executive directors are responsible for overseeing the Company’s financial reporting process.

Our responsibility for the audit of the financial statements

Our objective is to plan and perform the audit assignment in a manner that allows us to obtain sufficient and appropriate audit evidence for our opinion.

Our audit has been performed with a high, but not absolute, level of assurance, which means we may not have detected all errors and fraud.

We have exercised professional judgement and have maintained professional scepticism throughout the audit, in accordance with Dutch Standards on Auditing, ethical requirements and independence requirements.

166	RELX Group Annual reports and financial statements 2015

Our audit included:

¡	identifying and assessing the risks of material misstatement of the financial statements, whether due to fraud or error, designing and performing audit procedures responsive to those risks, and obtaining audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

¡	obtaining an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

¡	evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

¡	concluding on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

¡	evaluating the overall presentation, structure and content of the financial statements, including the disclosures; and

¡	evaluating whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with the non executive directors regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant findings in internal control that we identify during our audit.

We provide the non executive directors with a statement that we have complied with relevant ethical requirements regarding independence and communicated with them all relationships and other matters that may reasonably be thought to bear on our independence, including where applicable, related safeguards.

From the matters communicated with the non executive directors we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, not communicating the matter is in the public interest.

Report on Other Legal and Regulatory Requirements

Report of the Board and the Other Information

Pursuant to legal requirements of Part 9 of Book 2 of the Dutch Civil Code (concerning our obligation to report about the report of the board and other data), we declare that:

¡	we have no deficiencies to report as a result of our examination whether the report of the board, to the extent we can assess, has been prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code, and whether the information as required of Part 9 of Book 2 of the Dutch Civil Code has been annexed.

¡	further we report that the report of the board report, to the extent we can assess, is consistent with the financial statements.

Engagement

We were engaged by the Audit Committee as auditor of RELX NV on 22 July 2015, for the audit of the financial year ended 31 December 2015 and have operated as statutory auditor since 1994.

Deloitte Accountants BV

M.J. van der Vegte RA

Amsterdam

The Netherlands

24 February 2016

Financial statements and other information	167

Other financial information
In this section
168	Summary financial information in euros
169	Summary financial information in US dollars

168	RELX Group Annual reports and financial statements 2015

Summary financial information in euros

Basis of preparation

The Group’s consolidated financial information is presented in sterling. The summary financial information is a simple translation of the Group’s consolidated financial statements into euros at the stated rates of exchange. The financial information provided below is prepared under IFRS as used in the preparation of the consolidated financial statements.

EXCHANGE RATES FOR TRANSLATION				Statement of financial
	Income statement			position
	2015	2014	2013	2015	2014
Euro to sterling	1.38	1.24	1.18	1.36	1.29

Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	2015 €m	2014 €m	2013 €m
Revenue	8,240	7,159	7,121
Operating profit	2,066	1,738	1,624
Profit before tax	1,811	1,523	1,412
Net profit attributable to parent companies’ shareholders	1,391	1,184	1,310
Adjusted operating profit	2,514	2,156	2,064
Adjusted profit before tax	2,303	1,974	1,855
Adjusted net profit attributable to parent companies’ shareholders	1,760	1,504	1,413
Adjusted earnings per ordinary share	€0.835	€0.698	€0.639
Basic earnings per ordinary share
RELX PLC	€0.640	€0.533	€0.578
RELX NV	€0.682	€0.568	€0.609
Net dividend per ordinary share paid in the year
RELX PLC	€0.364	€0.309	€0.279
RELX NV	€0.400	€0.341	€0.305
Net dividend per ordinary share paid and proposed in relation to the financial year
RELX PLC	€0.410	€0.322	€0.290
RELX NV	€0.403	€0.383	€0.329
Consolidated statement of cash flows
FOR THE YEAR ENDED 31 DECEMBER	2015 €m	2014 €m	2013 €m
Net cash from operating activities	1,942	1,707	1,636
Net cash used in investing activities	(582)	(700)	(373)
Net cash used in financing activities	(1,552)	(831)	(1,891)
(Decrease)/increase in cash and cash equivalents	(192)	176	(628)

Movement in cash and cash equivalents
At start of year	356	158	788
(Decrease)/increase in cash and cash equivalents	(192)	176	(628)
Exchange translation differences	2	22	(2)
At end of year	166	356	158
Adjusted cash flow	2,363	2,061	2,010
Consolidated statement of financial position
AS AT 31 DECEMBER		2015 €m	2014 €m
Non-current assets		12,591	11,805
Current assets		2,600	2,497
Assets held for sale		21	–
Total assets		15,212	14,302
Current liabilities		5,680	5,077
Non-current liabilities		6,558	6,465
Liabilities associated with assets held for sale		12	3
Total liabilities		12,250	11,545
Net assets		2,962	2,757

Financial statements and other information Combined financial statements	169

Summary financial information in US dollars

Basis of preparation

The Group’s consolidated financial information is presented in sterling. The summary financial information is a simple translation of the Group’s consolidated financial statements into US dollars at the stated rates of exchange. The financial information provided below is prepared under IFRS as used in the preparation of the consolidated financial statements. It does not represent a restatement under US GAAP which would be different in some significant respects.

EXCHANGE RATES FOR TRANSLATION				Statement of financial
	Income statement			position
	2015	2014	2013	2015	2014
US dollars to sterling	1.53	1.65	1.56	1.47	1.56

Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	2015 US$m	2014 US$m	2013 US$m
Revenue	9,136	9,525	9,415
Operating profit	2,290	2,313	2,147
Profit before tax	2,007	2,028	1,866
Net profit attributable to parent companies’ shareholders	1,542	1,576	1,732
Adjusted operating profit	2,788	2,869	2,728
Adjusted profit before tax	2,554	2,627	2,452
Adjusted net profit attributable to parent companies’ shareholders	1,951	2,001	1,867
Adjusted earnings per American Depositary Share (ADS)	$0.926	$0.929	$0.844
Basic earnings per ADS
RELX PLC (Each ADS comprises one ordinary share)	$0.710	$0.710	$0.764
RELX NV (Each ADS comprises one ordinary share)	$0.756	$0.756	$0.805
Net dividend per ADS paid in the year
RELX PLC	$0.404	$0.412	$0.369
RELX NV	$0.444	$0.454	$0.403
Net dividend per ADS paid and proposed in relation to the financial year
RELX PLC	$0.437	$0.429	$0.384
RELX NV	$0.439	$0.510	$0.435
Consolidated statement of cash flows
FOR THE YEAR ENDED 31 DECEMBER	2015 US$m	2014 US$m	2013 US$m
Net cash from operating activities	2,153	2,272	2,162
Net cash used in investing activities	(646)	(932)	(493)
Net cash used in financing activities	(1,720)	(1,106)	(2,499)
(Decrease)/increase in cash and cash equivalents	(213)	234	(830)

Movement in cash and cash equivalents
At start of year	431	219	1,038
(Decrease)/increase in cash and cash equivalents	(213)	234	(830)
Exchange translation differences	(39)	(22)	11
At end of year	179	431	219
Adjusted cash flow	2,619	2,742	2,657
Consolidated statement of financial position
AS AT 31 DECEMBER		2015 US$m	2014 US$m
Non-current assets		13,609	14,276
Current assets		2,811	3,020
Assets held for sale		22	–
Total assets		16,442	17,296
Current liabilities		6,139	6,140
Non-current liabilities		7,088	7,819
Liabilities associated with assets held for sale		13	3
Total liabilities		13,240	13,962
Net assets		3,202	3,334

Financial statements and other information Shareholder information	171

Shareholder information
In this section
172	Shareholder information
174	Shareholder information and contacts
175	2016 financial calendar
176	Principal operating locations

172	RELX Group Annual reports and financial statements 2015

Shareholder information

RELX Group corporate structure simplification and parent company name changes

In July 2015, RELX Group implemented its corporate structure simplification and name changes, as announced in February 2015 and approved at the Annual General Meetings of the parent companies in April 2015. As of 1 July 2015, Reed Elsevier PLC and Reed Elsevier NV formally changed their names to RELX PLC and RELX NV respectively.

Annual Reports and Financial Statements 2015

The RELX Group Annual Reports and consolidated Financial Statements for RELX PLC and RELX NV for the year ended 31 December 2015, and the Corporate Governance Statement of RELX NV are available on the Group’s website, and from the registered offices of the respective parent companies shown on page 174. Additional financial information, including the interim and full-year results announcements, trading updates and presentations is also available on the Group’s website, www.relx.com.

The consolidated financial statements set out in the Annual Reports and Financial Statements are expressed in sterling, with summary financial information expressed in euros and US dollars. The financial statements of RELX PLC and RELX NV are expressed in sterling and euros respectively.

Interim results

RELX PLC and RELX NV no longer publish interim results in hard copy. The interim results are available on the Group’s website, www.relx.com.

Share price information

RELX PLC’s ordinary shares are quoted on the London Stock Exchange.

RELX NV’s ordinary shares are quoted on the Euronext Amsterdam Stock Exchange.

The RELX PLC and RELX NV ordinary shares are quoted on the New York Stock Exchange in the form of American Depositary Shares (ADSs), evidenced by American Depositary Receipts (ADRs).

Following the implementation of the Group’s corporate structure simplification on 1 July 2015, the RELX PLC and RELX NV ADRs each represent one RELX PLC or one RELX NV ordinary share respectively. The table below sets out the current and former ADR and ordinary share ratios.

ADR Ratios to ordinary shares
	PLC ADRs	NV ADRs
To 30 June 2015	1:4	1:2
From 1 July 2015	1:1	1:1

The RELX PLC and RELX NV ordinary share prices and the ADR prices may be obtained from the Group’s website, other online sources and the financial pages of some newspapers.

FOR FURTHER INFORMATION VISIT THE ‘INVESTOR CENTRE’ SECTION OF THE GROUP’S WEBSITE WWW.RELX.COM/INVESTORCENTRE

Information for RELX PLC ordinary shareholders

Shareholder services

The RELX PLC ordinary share register is administered by Equiniti Limited. Equiniti provides a free online portal for shareholders at www.shareview.co.uk. Shareview allows shareholders to monitor the value of their shareholdings, view their dividend payments and submit dividend mandate instructions. Shareholders can also submit their proxy voting instructions ahead of company meetings, as well as update their personal contact details. Shareview Dealing provides a share purchase and sale facility. Equiniti’s contact details are shown on page 174.

Electronic communications

While hard copy shareholder communications continue to be available to those shareholders requesting them, in accordance with the Companies Act 2006 and the Company’s articles of association, RELX PLC uses the Group’s website as the main method of communicating with shareholders. By registering their details online at Shareview, shareholders can be notified by email when shareholder communications are published on the Group’s website. Shareholders can also use the Shareview website to appoint a proxy to vote on their behalf at shareholder meetings.

Shareholders who hold their RELX PLC shares through CREST may appoint proxies for shareholder meetings through the CREST electronic proxy appointment service by using the procedures described in the CREST manual.

Dividend mandates

Shareholders are encouraged to have their dividends paid directly into a UK bank or building society account. This method of payment reduces the risk of delay or loss of dividend cheques in the post and ensures the account is credited on the dividend payment date. A dividend mandate form can be obtained online at www.shareview.co.uk, or by contacting Equiniti at the address shown on page 174.

Equiniti has established a service for overseas shareholders in over 90 countries, which enables shareholders to have their dividends automatically converted from sterling and paid directly into their nominated bank account. Further details of this service, and the fees applicable, are available at www.shareview.co.uk or by contacting Equiniti at the address shown on page 174.

Dividend Reinvestment Plan

Shareholders can choose to reinvest their RELX PLC dividends by purchasing further shares through the Dividend Reinvestment Plan (DRIP) provided by Equiniti. Further information concerning the DRIP facility, together with the terms and conditions and an application form can be obtained online at www.shareview.co.uk/ dividends or by contacting Equiniti at the address shown on page 174.

Financial statements and other information Shareholder information	173

Share dealing service

A telephone and internet dealing service is available through Equiniti, which provides a simple way for UK resident shareholders to buy or sell RELX PLC shares. For telephone dealing call 0345 603 7037 between 8.30am and 5.30pm (UK time), Monday to Friday, and for internet dealing log on to www.shareview.co.uk/dealing. You will need your shareholder account number shown on your dividend tax voucher.

Individual savings account

A single company ISA for RELX PLC shares is available through Equiniti. Details may be obtained from www.shareview.co.uk/ISA, by writing to Equiniti at the address shown on page 174, or by calling their ISA helpline on 0371 384 2244 between 8.30am and 5.30pm (UK time), Monday to Friday.

ShareGift

The Orr Mackintosh Foundation operates a charity share donation scheme for shareholders with small parcels of shares whose value makes it uneconomic to sell them. Details of the scheme can be obtained from the ShareGift website at www.sharegift.org, or by telephoning ShareGift on 020 7930 3737.

Sub-division of ordinary shares and share consolidation

On 28 July 1986, each RELX PLC ordinary share of £1 nominal value was sub-divided into four ordinary shares of 25p each. On 2 May 1997, each 25p ordinary share was sub-divided into two ordinary shares of 12.5p each. On 7 January 2008, the ordinary shares of 12.5p each were consolidated on the basis of 58 new ordinary shares of 14 51/116p nominal value for every 67 ordinary shares of 12.5p each held.

Capital gains tax

The mid-market price of RELX PLC’s £1 ordinary shares on 31 March 1982 was 282p. Adjusting for the sub-divisions and share consolidation referred to above results in an equivalent mid-market price of 40.72p for each existing ordinary share of 14 51/116p nominal value.

Warning to shareholders – unsolicited investment advice

¡	From time to time shareholders may receive unsolicited calls from fraudsters.

¡	Fraudsters use persuasive and high-pressure tactics to lure investors into scams, sometimes known as boiler room scams.

¡	They may offer to sell shares that turn out to be worthless or non-existent, or to buy shares at an inflated price in return for an upfront payment.

¡	While high profits are promised, if you buy or sell shares in this way you will probably lose your money.

¡	5,000 people contact the Financial Conduct Authority about share fraud each year, with victims losing an average of £20,000.

How to avoid share fraud and boiler room scams

The Financial Conduct Authority (FCA) has issued some guidance on how to recognise and avoid investment fraud:

¡	Legitimate firms authorised by the FCA are unlikely to contact you unexpectedly with an offer to buy or sell shares.

¡	If you receive an unsolicited phone call, do not get into a conversation, note the name of the person and firm contacting you and then end the call.

¡	Check the Financial Services Register available at www.fca.org.uk to see if the person and firm contacting you is authorised by the FCA. If you wish to call the person or firm back, only use the contact details listed on the Register.

¡	Call the FCA on 0800 111 6768 if the firm does not have any contact details on the Register, or if you are told that they are out of date.

¡	Search the list of unauthorised firms to avoid at www.fca.org.uk/scams.

¡	If you do buy or sell shares through an unauthorised firm, you will not have access to the Financial Ombudsman Service or the Financial Services Compensation Scheme.

¡	Consider obtaining independent financial and professional advice before you hand over any money. If it sounds too good to be true it probably is.

How to report a scam

If you are approached by fraudsters, please tell the FCA using the share fraud reporting form at www.fca.org.uk/scams, where you can find out more about investment scams. You can also call the FCA Consumer Helpline on 0800 111 6768.

If you have already paid money to share fraudsters, you should contact Action Fraud on 0300 123 2040.

174	RELX Group Annual reports and financial statements 2015

Shareholder information and contacts

Information for RELX NV ordinary shareholders

Shareholder services

Enquiries from holders of RELX NV registered ordinary shares in relation to share transfers, dividends, change of address and bank accounts should be directed to the Company Secretary of RELX NV, at the registered office address shown below.

Dividends

Dividends on RELX NV ordinary shares are declared and paid in euros. Registered shareholders in RELX NV will receive dividends from the company by transmission to the bank account which they have notified to the Company. Dividends on shares in bearer form are paid through the intermediary of a bank or broker.

Dividend Reinvestment Plan

By instructing their bank or intermediary, shareholders can choose to reinvest their RELX NV dividends by purchasing further shares through the Dividend Reinvestment Plan (DRIP) provided by ABN AMRO Bank NV. Further information concerning the DRIP facility can be obtained online at www.securitiesinfo.com.

Consolidation of ordinary shares

On 7 January 2008, the RELX NV ordinary shares of €0.06 each were consolidated on the basis of 58 new ordinary shares of €0.07 each for every 67 ordinary shares of €0.06 each held.

RELX PLC

Head Office and Registered Office

1-3 Strand

London WC2N 5JR

United Kingdom

Tel: +44 (0)20 7166 5500

Fax: +44 (0)20 7166 5799

Auditors

Deloitte LLP

2 New Street Square

London EC4A 3BZ

United Kingdom

Registrar

Equiniti Limited

Aspect House

Spencer Road

Lancing BN99 6DA

West Sussex

United Kingdom

 WWW.SHAREVIEW.CO.UK

Tel: 0371 384 2960 (UK callers)

Tel: +44 121 415 7047 (callers outside the UK)

Information for RELX PLC and RELX NV ADR holders

The RELX PLC and RELX NV ADR Depositary is Citibank NA.

	PLC ADRs	NV ADRs
Ratio to ordinary shares	1:1	1:1
Trading symbol	RELX	RENX
CUSIP code	759530108	75955B102

ADR shareholder services

Enquiries concerning RELX PLC and RELX NV ADRs should be addressed to the ADR Depositary at the address shown below.

Dividends

Dividend payments on RELX PLC and RELX NV ADRs are converted into US dollars by the ADR Depositary.

Annual Report on Form 20-F

The RELX Group Annual Report on Form 20-F is filed electronically with the United States Securities and Exchange Commission. A copy of the Form 20-F is available on the Group’s website, or from the ADR Depositary at the address shown below.

RELX NV

Head Office and Registered Office

Radarweg 29

1043 NX Amsterdam

The Netherlands

Tel: +31 (0)20 485 2222

Fax: +31 (0)20 485 2032

Auditors

Deloitte Accountants BV

Gustav Mahlerlaan 2970

1081 LA Amsterdam

The Netherlands

Listing/paying agent

ABN AMRO Bank NV

Gustav Mahlerlaan 10

1082 PP Amsterdam

The Netherlands

 WWW.SECURITIESINFO.COM

RELX PLC and RELX NV ADR Depositary

Citibank Depositary Receipt Services

PO Box 43077

Providence, RI 02940-3077

USA

 WWW.CITI.COM/DR

Email: citibank@shareholders-online.com

Tel: +1 877 248 4327

+1 781 575 4555 (callers outside the US)

Financial statements and other information Shareholder information	175

2016 financial calendar

25 February	Results announcement for the year ended 31 December 2015
20 April	Trading update issued in relation to the 2016 financial year
20 April	RELX NV Annual General Meeting – Sheraton Amsterdam Airport Hotel & Conference Center, Schiphol Boulevard 101, 1118 BG Amsterdam
21 April	RELX PLC Annual General Meeting – Millennium Hotel, Grosvenor Square, London W1K 2HP
27 April	Ex-dividend date – 2015 final dividend, RELX PLC and RELX NV ADRs
28 April	Ex-dividend date – 2015 final dividend, RELX PLC and RELX NV ordinary shares
29 April	Record date – 2015 final dividend, RELX PLC and RELX NV ordinary shares and ADRs
20 May	Payment date – 2015 final dividend, RELX PLC and RELX NV ordinary shares
25 May	Payment date – 2015 final dividend, RELX PLC and RELX NV ADRs
28 July	Interim results announcement for the six months to 30 June 2016
3 August	Ex-dividend date – 2016 interim dividend, RELX PLC and RELX NV ADRs
4 August	Ex-dividend date – 2016 interim dividend, RELX PLC and RELX NV ordinary shares
5 August	Record date – 2016 interim dividend, RELX PLC and RELX NV ordinary shares and ADRs
26 August	Payment date – 2016 interim dividend, RELX PLC and RELX NV ordinary shares
31 August	Payment date – 2016 interim dividend, RELX PLC and RELX NV ADRs

Dividend History

The following tables set out dividends paid (or proposed) in relation to the three financial years 2013–2015.

ORDINARY SHARES	pence per PLC ordinary share	€ per NV ordinary share	Payment date
Final dividend for 2015*	22.30	0.288	20 May 2016
Interim dividend for 2015	7.40	0.115	28 August 2015
Final dividend for 2014	19.00	0.285	22 May 2015
Interim dividend for 2014	7.00	0.098	28 August 2014
Final dividend for 2013	17.95	0.243	23 May 2014
Interim dividend for 2013	6.65	0.086	29 August 2013
* Proposed dividend, to be submitted for approval at the respective Annual General Meetings of RELX PLC and RELX NV in April 2016.
ADRs	$ per PLC ADR	$ per NV ADR	Payment date
Final dividend for 2015	**	**	25 May 2016
Interim dividend for 2015	0.11356	0.12836	2 September 2015
Final dividend for 2014	0.29382	0.31338	28 May 2015
Interim dividend for 2014	0.11600	0.12923	4 September 2014
Final dividend for 2013	0.30230	0.33125	30 May 2014
Interim dividend for 2013	0.10300	0.11362	5 September 2013
** Payment will be determined using the appropriate £/US$ and €/US$ exchange rate on 20 May 2016.

Notes:

The dividend rates shown for RELX NV ordinary shares and ADRs are gross dividend rates before the deduction of Dutch withholding tax. RELX NV undertook a bonus share issue of 0.538 RELX NV shares for every existing RELX NV ordinary share held and changed its ADR ratio to 1:1 (previously 1:2) effective from 1 July 2015. The dividend rates for ordinary shares have been adjusted to take account of the bonus issue and the dividend rates for ADRs have been adjusted to take account of the bonus issue and the ADR ratio change.

The dividend rates for PLC ADRs have been adjusted to take account of the ADR ratio change to 1:1 (previously 1:4).

176	RELX Group Annual reports and financial statements 2015

Principal operating locations

RELX Group

1-3 Strand

London WC2N 5JR

United Kingdom

Tel: +44 (0)20 7166 5500

Fax: +44 (0)20 7166 5799

Radarweg 29

1043 NX Amsterdam

The Netherlands

Tel: +31 (0)20 485 2222

Fax: +31 (0)20 485 2032

230 Park Avenue

New York, NY 10169

USA

Tel: +1 212 309 8100

Fax: +1 212 309 8187

FOR FURTHER INFORMATION OR CONTACT DETAILS, PLEASE CONSULT OUR WEBSITE: WWW.RELX.COM

Elsevier

Radarweg 29

1043 NX Amsterdam

The Netherlands

WWW.ELSEVIER.COM

The Boulevard

Langford Lane

Kidlington

Oxford OX5 1GB

United Kingdom

125 London Wall

London EC2Y 5AJ

United Kingdom

1600 John F. Kennedy Blvd

Suite 1800

Philadelphia, PA 19103

USA

3251 Riverport Lane

Maryland Heights, MO 63043

USA

LexisNexis Risk Solutions

1000 Alderman Drive

Alpharetta, GA 30005

USA

WWW.LEXISNEXIS.COM/RISK

LexisNexis Legal & Professional

230 Park Avenue

New York, NY 10169

USA

WWW.LEXISNEXIS.COM

9443 Springboro Pike

Miamisburg, OH 45342

USA

Lexis House

30 Farringdon Street

London EC4A 4HH

United Kingdom

WWW.LEXISNEXIS.CO.UK

2F Building H UP-Ayalaland TechnoHub

Commonwealth Avenue

Diliman, Q. C.

Philippines

Reed Exhibitions

Gateway House

28 The Quadrant

Richmond

Surrey TW9 1DN

United Kingdom

WWW.REEDEXPO.COM

Credits

Designed and produced by

mslgroup.com

Board photography by

Douglas Fry, Piranha Photography

Printed by

Pureprint Group, ISO14001, FSC® certified and CarbonNeutral®

The 2015 Annual Reports and Financial Statements is printed using paper containing a minimum of 75% recycled content, of which 100% is de-inked post-consumer waste. All of the pulp is bleached using an elemental chlorine free process (ECF). Printed in the UK by Pureprint using their environmental printing technology; vegetable inks were used throughout. Pureprint is a CarbonNeutral® company. Both manufacturing mill and printer are ISO14001 registered and are Forest Stewardship Council® (FSC) chain-of-custody certified.

www.relx.com RELX Group and the RE symbol are trade marks of RELX Intellectual Properties SA, used under license.